Confidentially submitted to the Securities and Exchange Commission on August 23, 2012. This draft registration statement has not been publicly filed with the Securities and Exchange Commission and all information herein remains strictly confidential.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AMIRA NATURE FOODS LTD

(Exact name of Registrant as specified in its charter)

British Virgin Islands	2000	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

29E, A.U. Tower

Jumeirah Lake Towers

Dubai, United Arab Emirates

Telephone: 9714-235-1755

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Amira Foods Inc.

1315 East Saint Andrew Place, Suite D
Santa Ana, California 92705
Telephone: 714-966-2153
Attention: Audrey Nguyen

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph F. Daniels, Esq. Norwood P. Beveridge, Esq. Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 (212) 407-4044 - Telephone (646) 417-7418 - Facsimile	David Goldschmidt, Esq. Michael Zeidel, Esq. Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036 (212) 735-3574 - Telephone (917) 777-3574 - Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Ordinary shares, $0.001 par value per share	$50,000,000.00	$5,730.00

(1)          Estimated pursuant to Rule 457(o) solely for the purpose of computing the amount of the registration fee. Includes offering price of shares that may be purchased by the underwriters pursuant to their over-allotment option.

(2)          This Registration Statement is being submitted in accordance with the procedures described in the announcement of the Division of Corporation Finance of the Securities and Exchange Commission regarding submission of draft registration statements by emerging growth companies pursuant to the Jumpstart Our Business Startups Act of 2012. Accordingly, a registration fee is not required for this confidential draft registration statement submission.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information contained herein is subject to completion or amendment.  A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement becomes effective. This prospectus is not an offer to sell and is not a solicitation of an offer to buy in any state in which an offer, solicitation, or sale is not permitted.

Subject to completion, dated August 23, 2012

AMIRA NATURE FOODS LTD

Ordinary Shares

This is the initial public offering of our ordinary shares.  We are selling               ordinary shares. We currently expect the initial public offering price to be between $         and $             per ordinary share. We have applied to list our ordinary shares on the New York Stock Exchange under the symbol “ANFI.”

We are an “emerging growth company” under applicable U.S. federal securities laws and may elect to comply with reduced public company reporting requirements.

Investing in our ordinary shares involves a high degree of risk.  You should read carefully the “Risk Factors” beginning on page 11 of this prospectus before investing in our ordinary shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters have an option exercisable within 30 days from the date of this prospectus to purchase up to                  of additional ordinary shares from us at the public offering price, less the underwriting discount, solely to cover over-allotments.

UBS Investment Bank	Deutsche Bank Securities

The underwriters expect to deliver the ordinary shares against payment in U.S. dollars in New York, New York on or about                , 2012.

The date of this prospectus is              , 2012

You should rely only on the information contained in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities, or soliciting any offers to buy these securities, in any jurisdiction where the offer or solicitation is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares.

Neither we nor any of the underwriters has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required other than the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our ordinary shares and the possession and distribution of this prospectus outside of the United States.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. While we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data.

i

Our trademarks include “Amira,” “Goodlength,” and “Daily Fresh.” Other trademarks or service marks appearing in this prospectus are the property of their respective holders.

ii

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

In this prospectus, unless otherwise stated or unless the context otherwise requires, references to “we,” “us,” “our,” “the company,” or “our company” are to Amira Nature Foods Ltd, including its subsidiaries and their predecessors, and Amira Pure Foods Private Limited, or Amira India, and its subsidiaries, Amira Foods Inc., Amira Foods (Malaysia) Sdn. Bhd., Amira Food Pte. Ltd., Amira C Foods International DMCC, Amira G Foods Limited and Amira Ten Nigeria Limited. References herein to “ANFI” are solely to Amira Nature Foods Ltd, a British Virgin Islands business company, and references to “Amira Mauritius” are solely to Amira Nature Foods Ltd, a Mauritius company and ANFI’s direct wholly owned subsidiary.

In this prospectus, references to “India” are to the Republic of India, references to the “BVI” are to the British Virgin Islands, and references to “Mauritius” are to the Republic of Mauritius. References to “$,” “USD”, “dollars” or “U.S. dollars” are to the legal currency of the United States and references to “Rs.,” “Rupees” or “Indian Rupees” are to the legal currency of India.

Solely for the convenience of the reader, this prospectus contains translations of certain Rupee amounts into U.S. dollars at specified rates. All U.S. dollar amounts cited to CRISIL Research (as defined herein) that involve translations from Rupees are based on the exchange rate of Rs. 45.5 per $1.00. Except as otherwise stated in this prospectus, all other translations from Rupees to U.S. dollars are based on the noon buying rate of Rs. 55.55 per $1.00 in the City of New York for cable transfers of Rupees, as certified for customs purposes by the Federal Reserve Bank of New York on July 31, 2012. No representation is made that the Rupee amounts referred to in this prospectus could have been or could be converted into U.S. dollars at such rates or any other rates. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding.

The audited consolidated financial statements and notes thereto as of and for fiscal 2010, 2011 and 2012 included elsewhere in this prospectus have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or the IASB. References to a particular “fiscal year” are to our fiscal year ended March 31 of that year. Our fiscal quarters end on June 30, September 30 and December 31. References to a year other than a “fiscal” year are to the calendar year ended December 31.

The year following the designation “CY” or “crop year” refer to the crop year beginning in the calendar year specified. Crop year differs from country to country, and is October to September or November to October in most rice producing countries in the northern hemisphere. Crop year in India is from October to September.

We also refer in various places within this prospectus to “profit for the year plus finance costs, income tax expense and depreciation and amortization,” or EBITDA, which is a non-IFRS measure and is more fully explained in the section titled “Non-IFRS Financial Measure” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for our consolidated financial results prepared in accordance with IFRS as issued by the IASB.

iii

PROSPECTUS SUMMARY

The following summary does not contain all of the information you should consider before investing in our ordinary shares. You should read the following summary together with the entire prospectus carefully, including the “Risk Factors” section beginning on page 11 and the audited consolidated financial statements and notes thereto beginning on page F-1 before making an investment decision. Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters’ over-allotment option.

Business Overview

Our Company

We are a leading global provider of packaged Indian specialty rice, with sales in over 40 countries today. We generate the majority of our revenue through the sale of Basmati rice, a premium long-grain rice grown only in certain regions of the Indian sub-continent, under our flagship Amira brand as well as under other third party brands. Our fourth generation leadership has leveraged nearly a century of experience to take the Amira brand global in recent years. We recently launched new lines of Amira branded products, such as ready-to-eat snacks, to complement our packaged rice offerings and we also sell bulk commodities to large international and regional trading firms.

We sell our products, primarily in emerging markets, through a broad distribution network.  We launched our flagship Amira brand in 2008 and now sell our branded products in more than 25 countries. In emerging markets, our customer channels include traditional retail, which we define as small, privately-owned independent stores, typically at a single location, and modern trade retailers, which we define as large supermarkets typically in a mall or on a commercial street and usually part of a chain of stores. We sell our Amira branded products to Indian retailers such as Bharti Wal-Mart, Big Bazaar, Metro Cash & Carry, Spar, Spencer’s Retail, Star Bazaar (Tesco in India) and Total. We also sell in both emerging and developed markets to global retailers such as Carrefour, Costco, Jetro Restaurant Depot, Lulu’s and Smart & Final, and through the foodservice channel. Since 2010, Amira India, our principal operating subsidiary, has been recognized each year by the World Economic Forum as a Global Growth Company, an invitation-only community consisting of approximately 300 of the world’s fastest-growing corporations, including companies such as illycaffe SpA and Intralinks. In 2010 and 2011, Inc. India, a leading Indian business magazine, identified Amira India as one of India’s fastest growing mid-sized companies.

The global rice market represented approximately $240 billion in value in 2010, according to statistics from the Food and Agricultural Organization of the United Nations, or FAO, based on benchmark rice export prices for the international rice trade. The Indian rice industry was valued at approximately $40 billion in wholesale prices in fiscal 2011, within which the Indian Basmati rice segment is large and growing and was valued at approximately $4 billion in the same year, according to CRISIL Research’s, or CRISIL Research, 2012 Report on the Indian Rice Industry. The Basmati rice segment has benefited from increased consumption trends both within India and internationally. Volume sales of Basmati rice in India have increased at a 25.0% compound annual growth rate, or CAGR, between fiscal 2006 and 2011, while Indian Basmati rice exports increased at a 20.2% CAGR between fiscal 2007 and 2011. International sales of Indian Basmati rice have also benefited from favorable pricing trends and have grown at a 39.5% CAGR in value sales between fiscal 2007 and 2011. We expect to continue to benefit from this significant growth in global demand for Basmati and other specialty rice, which we believe will outpace the growth of the overall rice industry.

We participate across the entire rice supply chain from the procurement of paddy to its storage, aging, processing into rice, packaging, distribution and marketing. We have long-standing relationships with local Indian paddy farmers and a large network of procurement agents which allow us to consistently source high-quality paddy at a fair price. We operate a state-of-the-art, fully-automated and integrated processing and milling facility that is strategically located in the vicinity of the key Basmati rice paddy producing regions of northern India. The facility spans a covered area of 310,221 square feet, with a processing capacity of 24 metric tons of paddy per hour.

In fiscal 2010, 2011 and 2012, our revenue was $201.7 million, $255.0 million and $329.0 million, respectively, representing a CAGR of 27.7%. In fiscal 2010, 2011 and 2012, our profit for the year was $5.2  million, $6.4 million and $11.9 million, respectively, representing a CAGR of 51.2%. In fiscal 2010, 2011 and 2012, our EBITDA, or profit for the year plus finance costs, income tax expense and depreciation and amortization, was $21.5 million, $31.0 million and $40.0 million, respectively, representing a CAGR of 36.3%.

In fiscal 2012, 34% of our revenue was derived from sales in India, and 50.3% was derived from sales in the Europe, Middle East and Africa region, or EMEA, 14.3% was derived from sales in the Asia Pacific region, and 1.4% was derived from sales in North America.

Our Market Opportunity

According to the International Rice Research Institute, or the IRRI, rice is the main dietary staple for half the world’s population. FAO estimates that rice provides more than one fifth of the calories consumed by humans worldwide. Propelled by growing consumption demand, world production of rice has more than tripled over the last few decades from 151 million metric tons of milled rice in fiscal 1961, to an estimated 480.1 million metric tons of milled rice in fiscal 2011, according to CRISIL Research and FAO, respectively. The global rice market represented approximately $240 billion in value in 2010, according to statistics from the FAO, based on benchmark rice export prices for the international rice trade.

According to Euromonitor, retail sales of global packaged rice are expected to grow at a 6.9% CAGR from 2011 to 2016. Over the same five year period, the Indian packaged rice market is expected to grow at a CAGR of 15.6%, and the Middle East and Africa and Asia Pacific packaged rice markets are expected to increase at a CAGR of 11.1% and 6.6%, respectively. In emerging markets, growth rates are expected to be higher as consumers are increasingly turning to dried packaged foods due to the rapid expansion of modern retail outlets, convenience shopping and the growing popularity of nationally available brands. The growth in these markets also benefits from consumers increasingly seeking health and wellness products, which command premium pricing. As a result, we and other companies are increasingly offering new rice varieties with fortified multi-grain and organic features, and varieties with other specific functionalities.

The growth of the Amira brand is the foundation of our strategy for expansion within our markets and the brand has gained significant traction with customers in markets where we sell our products as a trusted standard of premium quality. At the end of 2011, Planman Marcom, an Indian marketing and communications company, identified the Amira brand as a PowerBrand, one of only six food-sector PowerBrands in the Indian market based on a survey of Indian consumers, along with such other brands as United Breweries, Britannia, Dabur, Godrej and Tata.

Rice Industry in India

The Indian rice industry was valued at approximately $40 billion in wholesale prices in fiscal 2011. Indian consumption was estimated at 91 million metric tons of milled rice in fiscal 2011 and exports at 2.3 million metric tons, based on CRISIL Research estimates. From fiscal 2006 to 2011, the Indian rice industry grew in value at a CAGR of 10.5%, according to CRISIL Research. Industry sources expect growth to continue in India, with marginal increases in production and continuous growth in demand due to population growth, increasing purchasing power of the Indian population and inflation.

Traditionally, rice in India has been sold by non-branded providers, but in its recently modernizing economy, packaged and branded rice players are increasingly gaining market share. Strong sales growth from leading brands, partly due to their increased penetration through modern retail outlets, have led to a rise in overall unit prices, as well as increasing brand awareness as companies develop national brands. Going forward, we expect premium rice variants such as Basmati rice to gain market share as quality and availability play a major role in expanding their consumer base. Sales of packaged rice are also expected to see a strong improvement in growth rates as non-branded sales will be replaced by packaged rice offerings, which are increasingly available through independent small grocers in India. Sales of packaged rice in India have grown at a 12.9% CAGR from 2006 to 2011, according to Euromonitor.

Basmati Rice

The Indian Basmati rice industry was valued at approximately $4 billion in wholesale prices in fiscal 2011, according to CRISIL Research. Basmati rice has been grown for centuries exclusively in the foothills of the Himalayas in certain parts of the Indian sub-continent and is recognized worldwide as a premium variety due to its longer length, pure white color, nut-like flavor and appealing aroma. Although in fiscal 2011, the Basmati rice industry only contributed 4.7% of the overall Indian rice production by volume, it constituted approximately 10% of the total Indian rice industry by value, according to CRISIL Research. While the overall Indian rice industry grew in value at the rate of 10.5% annually during the period from fiscal 2006 to 2011, consumption of Basmati rice in India grew in volume at a rate of 25.0% during the same period, according to CRISIL Research.

Globally, Basmati rice contributes 1.5% of total rice production, of which 65% to 70% is produced in India and 30% to 35% is produced in Pakistan, according to CRISIL Research. Consumption of Basmati rice in India is estimated to have grown at a CAGR of 25.0% to 1.5 million metric tons in fiscal 2011 from less than 0.5 million metric tons in fiscal 2006, according to CRISIL Research. Indian consumption of Basmati rice is expected to continue to grow 12% to 15% annually from fiscal 2012 to 2016, according to CRISIL Research. Indian Basmati rice exports grew at a CAGR of 20.2% by volume and a CAGR of 39.5% by value between fiscal 2007 and 2011, according to CRISIL Research. The strong growth in India’s exports has been primarily due to increasing demand from traditional and new export markets and the advent of new types of Basmati rice selectively produced with premium characteristics.

Our Strengths

Our competitive strengths have contributed to our strong track record and we believe will enable us to capitalize on future growth opportunities:

•                  A Global Leader in the Attractive Packaged Specialty Rice Industry, and Primarily Basmati Rice.  We are a leading global provider of packaged specialty rice, and primarily Basmati rice, which represents a distinct competitive advantage, since Basmati is a premium rice variety that generally commands higher prices and is more profitable compared with other types of rice. The Basmati segment continues to experience significant growth in India and internationally compared to the overall rice industry.

•                  Strong and Growing Presence in over 40 Countries around the World, Primarily in Emerging Markets.  Our products are sold in over 40 countries worldwide, which are primarily comprised of high-growth emerging markets. Amira India is recognized by the World Economic Forum as a Global Growth Company, an invitation-only community consisting of approximately 300 of the world’s fastest-growing corporations, including companies such as illycaffe SpA and Intralinks.

•                  Successful Track Record of Brand-Building and Product Innovation. We launched our flagship Amira brand in 2008 and have since rapidly expanded the presence of our Amira branded products to more than 25 countries. The Amira brand is recognized by Planman Marcom as one of only six food-sector PowerBrands in our Indian market, based on a survey of Indian consumers, along with such other brands as United Breweries, Britannia, Dabur, Godrej and Tata. In 2010 and 2011, Inc. India, a leading Indian business magazine, identified Amira India as one of India’s fastest growing mid-sized companies.

•                  Well-Established Relationships Resulting in Deep Understanding of Consumer Preferences.  We believe we have built strong relationships with retailers that have provided us a deep understanding of consumer preferences in numerous markets worldwide, and we have subsequently launched our new Amira branded products in many of these markets. We have established relationships with a number of retailers such as Bharti Wal-Mart, Big Bazaar, Metro Cash & Carry, Spar, Spencer’s Retail, Star Bazaar (Tesco in India) and Total in India, Carrefour, Costco, Jetro Restaurant Depot, Lulu’s and Smart & Final globally, as well as institutions and distributors.

•                  Superior Supply Chain Capabilities from Procurement to Distribution. Our long-standing relationships with local Indian paddy farmers and a network of procurement agents allow us to source paddy of consistently high quality.  Our modern processing plant in Gurgaon, India is strategically located in the vicinity of the key Basmati rice paddy producing regions of northern India and includes state-of-the-art grading and packaging units, along with a modern in-house laboratory for quality assurance, and meets the highest international quality standards. Through our company-owned distribution centers and network of distributors, we have a strong and growing presence in India and internationally.

•                  Strong Management Team with a Track Record of Success. Under the leadership of our Chairman and Chief Executive Officer, Mr. Karan A. Chanana, we have transitioned from a family owned and managed business to an international, professionally-managed business. Our management team has significant experience in the rice industry, with an average of six years with us and 12 years in the industry. In fiscal 2010, 2011 and 2012, our revenue was $201.7 million, $255.0 million and $329.0 million, respectively, representing a CAGR of 27.7%. In fiscal 2010, 2011 and 2012, our profit for the year was $5.2 million, $6.4 million and $11.9 million, respectively, representing a CAGR of 51.2%. In fiscal 2010, 2011 and 2012, our EBITDA was $21.5 million, $31.0 million and $40.0 million, respectively, representing a CAGR of 36.3%.

Our Strategy

Our goal is to be the leading rice brand globally. Key elements of our growth strategy to achieve this goal include:

•                  Accelerate Focus on Global Brand Building and Increasing Value-Added Offering. We believe that consumers recognize our brand and associate it with high quality, premium and authentic specialty rice.  We successfully expanded the Amira brand across more than 25 countries within only three years of its launch, and we are investing resources to further establish our brand with the consumer as the standard for high-quality Basmati rice.

•                  Strengthen our Distribution Footprint in India to Capitalize on Attractive Demographic and Economic Trends. Through at least 2025, the Indian market is expected to experience rapid overall population growth and an expanding middle class, leading to strong GDP growth and meaningful expansion in per capita income, according to McKinsey Global Institute. We believe that an increase in purchasing power will create additional demand for our Basmati rice and value-added product offerings across all distribution channels. We plan to increase our concentration of Indian distributors to significantly increase our access to all channels. In addition, we plan to set up additional company-owned distribution centers to target modern trade retailers in 15 major cities in India, which we expect will result in greater market penetration and higher margins.

•                  Further Develop Relationships with Key Retailers to Capture Significant Growth in Indian Modern Trade.  According to Planet Retail, there is significant growth potential for modern retail in India, which in 2010 accounted for only 9.0% of Indian retail trade, and is expected to grow at a 17.0% CAGR through 2020. A key focus for us is to continue building relationships with modern trade retailers. We employ a dedicated sales team focused on promoting our products with retailers on a region-by-region basis, which allows us to grow alongside modern trade as it broadly penetrates the Indian retail landscape.

•                  Leverage Our Experience in International Markets to Enhance Amira Branded Penetration.  We plan to leverage the success of our third party branded products in international markets to further penetrate these and other markets with our Amira branded product offerings.  From our existing international operations, we gain a deep understanding of end markets and consumer preferences, which helps us to shape our strategy for branded products.

•                  Expand into New High-Growth Markets.  We expect to continue to increase our international sales, which were 66.0% of our revenue in fiscal 2012, by expanding into new high-growth markets. We plan to expand our sales into more than 25 additional countries in the next five years.

•                  Increase Processing Capacity and Operating Efficiencies to Capture Long term Growth Opportunities and Drive Margin Expansion.  We intend to complete construction of a state-of-the-art processing facility in Haryana, India by fiscal 2015 using some of the proceeds of this offering, which we believe will more than double our processing capacity. This will enable us to meet processing capacity demands in our business over the coming years and is also expected to drive margin expansion.

Corporate Structure

ANFI is a newly incorporated BVI business company and currently has no business operations of its own. After the completion of this offering, all our operations will be conducted through Amira India and its subsidiaries, which we will not wholly own but expect to control through our wholly owned subsidiary, Amira Mauritius, upon the closing of the share subscription by Amira Mauritius described below, which will occur contemporaneously with the completion of this offering.

As of the date of this prospectus, 88.4% of the equity shares of Amira India are legally and beneficially owned by Mr. Karan A. Chanana, our Chairman and Chief Executive Officer, and his affiliates, including various companies controlled directly by him and indirectly controlled by him through members of his family. As described below, following the completion of this offering, Mr. Chanana and his affiliates will continue to have a direct ownership stake in Amira India.

ANFI’s wholly-owned subsidiary Amira Mauritius will enter into a share subscription agreement with Amira India immediately prior to the filing and distribution of the preliminary prospectus containing a price range for this offering, pursuant to which Amira India will agree to issue and sell to Amira Mauritius, contemporaneous with the completion of the offering, a number of its equity shares representing        % of the total number of outstanding equity shares of Amira India, assuming we sell the        ordinary shares offered hereby at an initial public offering price of $        per share, representing the mid-point of the estimated range set forth on the cover page of this prospectus.  Other than equity shares, Amira India has no other class of equity outstanding, with or without voting rights. As a result, following the completion of the share subscription, Amira Mauritius will not wholly own but will control Amira India. The share subscription by Amira Mauritius will be funded with substantially all of the net proceeds of this offering (other than approximately $        million to be retained by ANFI to fund its future operating expenses) and will occur contemporaneously with the completion of this offering. The actual number of equity shares of Amira India that Amira Mauritius will subscribe for will equal such net proceeds divided by the per share value of such shares, as determined using the discounted free cash flow method in accordance with Reserve Bank of India’s current pricing guidelines for issuance of shares to persons resident outside India, or the RBI Price. This per share determination will be made at the signing of the subscription agreement. Amira India will use approximately $        million of the funds it receives from the share subscription to fund the development of a new processing facility, approximately $        million of the funds to repay outstanding indebtedness, and the remainder for working capital and other general corporate purposes.

By structuring the transfer of substantially all of the economic interests and control of Amira India as a subscription for its shares, no existing holders of Amira India equity shares will receive any portion of the net proceeds of this offering, and therefore, based on our intended use of proceeds, we will be able to use all of these proceeds for our business.

Following the completion of this share subscription by Amira Mauritius, Mr. Chanana and his affiliates will legally and beneficially own      % of the equity shares of Amira India and      % of ANFI directly, giving them an effective economic interest in Amira India of      % (assuming completion of the purchase by Mr. Chanana of 11.6% of the outstanding equity shares of Amira India prior to or upon the completion of this offering, as discussed more fully in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Corporate Reorganization—Ownership of Amira India”). As a result, an investor’s ownership of us following consummation of this offering will represent a smaller corresponding indirect ownership in Amira India. An increase (decrease) in the assumed initial public offering price of $    will increase (decrease) Amira Mauritius’ ownership of Amira India by     %, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same.  A one million share increase (decrease) in the number of shares offered by us in this offering would increase (decrease) Amira Mauritius’ ownership of Amira India by     %.

The diagram below illustrates our corporate structure upon the completion of this offering assuming an initial public offering price of $     per share, which represents the mid-point of the estimated range set forth on the cover page of this prospectus, and Amira Mauritius’ subscription for equity shares representing      % of the total number of outstanding equity shares of Amira India. For more information about the corporate reorganization that will occur contemporaneously with the completion of this offering, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Corporate Reorganization”.

(1) The directors of ANFI are Karan A. Chanana, Bimal Kishore Raizada, Sanjay Chanana, Neal Cravens. and Daniel Malina. The officers of ANFI are Mr. Chanana, Chief Executive Officer, Ritesh Suneja, Chief Financial Officer and Protik Guha, Chief Operating Officer.

(2) The directors of Amira India are Karan A. Chanana, Anita Daing, Anil Gupta, Rahul Sood and Shyam Poddar. The officers of Amira India are Mr. Chanana, Chairman, Protik Guha, Chief Executive Officer, and Ritesh Suneja, Chief Financial Officer. Under the Indian Companies Act, 1956, as amended, and the articles of association of Amira India, the board of directors of Amira India will be elected by the vote of shareholders of Amira India holding a majority of its equity shares at its general meeting. Upon the completion of this offering and the concurrent share subscription, a majority of the equity shares of Amira India will be owned by Amira Mauritius, so ANFI, as the sole shareholder of Amira Mauritius, will have the ability to elect all of the directors of Amira India.

(3) Assumes the completion of the purchase by Karan A. Chanana 11.6% of the outstanding equity shares of Amira India prior to or upon the completion of this offering, as discussed more fully in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Corporate Reorganization—Ownership of Amira India.”

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company need not comply with any new or revised financial accounting standard until such date that a non-reporting company is required to comply with such new or revised accounting standard. However, we have irrevocably elected not to avail ourselves of this exemption. Furthermore, we are not required to present selected financial information or any management’s discussion herein for any period prior to the earliest audited period presented in connection with this prospectus.

We will remain an emerging growth company until the earliest of (a) the last day of our fiscal year during which we have total annual gross revenues of at least $1.0 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (c) the date on which we have, during the previous 3-year period, issued more than $1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, or the Exchange Act. When we are no longer deemed to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. If we choose to take advantage of any of these reduced reporting burdens, the information that we provide shareholders may be different than you might get from other public companies.

Summary Risks

Our business is subject to numerous risks and uncertainties that you should understand before making an investment decision. These risks are discussed more fully in the section titled “Risk Factors” beginning on page 11 of this prospectus. These include the following:

•                  we face significant competition from both Indian and international producers of Basmati and other rice and other food products;

•                  we face risks associated with our international business;

•                  we generally do not enter into long term or exclusive supply contracts with our customers or with our distributors;

•                  we rely on our one processing and packaging facility and a limited number of third party processing facilities;

•                  we rely on a few customers for a substantial part of our revenue;

•                  our operations and growth may be affected by weather, disease, pests and overfarming of land;

•                  our operations are highly regulated in the areas of food safety and protection of human health, and we may be subject to compliance costs and potential claims and regulatory actions;

•                  our historical and future sales abroad to certain non-U.S. customers expose us to special risks associated with operating in particular countries;

•                  our business is susceptible to fluctuations in foreign currency exchange rates;

•                  we may require additional financing in the form of debt or equity to meet our working capital requirements;

•                  we have incurred a substantial amount of debt, and if we fail to comply with the covenants in our financing agreements, some of our financing agreements may be terminated;

•                  we are in part dependent on dividends and other distributions from our subsidiaries, neither we nor our subsidiaries, including Amira India, anticipate paying any cash dividends in the foreseeable future, and Amira India’s ability to pay dividends to provide ANFI with funds for its expenses is limited under Indian law and covenants in its loan facilities; and

•                  the Government of India has previously banned the export of certain of our products, and future changes in its regulation of our sales to international markets may harm our business and financial performance.

Our principal executive office is located at 29E, A.U. Tower Jumeirah Lake Towers Dubai, United Arab Emirates, or the UAE, and our telephone number at that address is 9714-235-1755.  Our website is www.amirafoods.com.  Information contained on our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus.  Our registered office is located at 171 Main Street, Road Town, Tortola VG1110, British Virgin Islands.

The Offering

Ordinary shares offered by us	ordinary shares (or ordinary shares if the underwriters exercise their over-allotment option in full)

Ordinary shares to be outstanding after the offering	ordinary shares (or ordinary shares if the underwriters exercise their over-allotment option in full).

Over-allotment	We have granted a 30-day option (commencing from the date of this prospectus) to the underwriters to purchase an additional ordinary shares to cover over-allotments of ordinary shares, if any.

Use of Proceeds

We estimate that the net proceeds to us from this offering will be approximately $           million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us (including the consulting fee being paid to our consultant as described in “Underwriting”).  We intend to use approximately $          million of the net proceeds to fund the purchase of equity shares of Amira India pursuant to the subscription agreement contemporaneously with the completion of this offering, of which Amira India will use approximately $           million to partially fund the development of a new processing facility, $          million to repay a portion of the indebtedness under our secured revolving credit facilities, and $            million for working capital and other general corporate purposes. Any remaining net proceeds will be used to fund future operating expenses of ANFI. For more information, see “Use of Proceeds.”

Risk factors

Investment in our ordinary shares involves a high degree of risk. See “Risk Factors” in this prospectus beginning on page 11 for a discussion of risks and uncertainties that you should consider in evaluating an investment in our securities.

Proposed New York Stock Exchange symbol	We have applied to list our ordinary shares on the New York Stock Exchange under the symbol “ANFI.”

Except as otherwise indicated or the context otherwise requires, throughout this prospectus the number of ordinary shares shown to be outstanding after this offering and other share-related information is based on                                ordinary shares outstanding as of                      , 2012, and:

•                  our sale of        ordinary shares in this offering; and

•                  the effectiveness of a     -for-     stock split, in the form of a share dividend, of our ordinary shares.

Unless otherwise indicated, the information in this prospectus assumes no exercise of the underwriters’ over-allotment option to purchase additional ordinary shares.

Summary Consolidated Financial Information

The following summary financial information has been derived from our audited consolidated financial statements included elsewhere in this prospectus, which reflect the financial data of Amira India, our predecessor.  Following the consummation of this offering and the use of proceeds therefrom, we will own               % of Amira India and will consolidate its financial results into ours. As a result, following the consummation of this offering, the remaining approximately        %  of Amira India that will not be indirectly owned by ANFI will be reflected in our consolidated financial statements as a non-controlling interest and, accordingly, the profit for the year attributable to equity shareholders of ANFI will be reduced by a corresponding percentage.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and notes thereto included elsewhere in this prospectus. Our audited consolidated financial statements are prepared and presented in accordance with IFRS as issued by the IASB. Our historical results do not necessarily indicate results expected for any future period.

	Year Ended March 31,
	2010	2011	2012
Income Statements Data
Revenue	$201,663,883	$255,011,121	$328,979,799
Other income	1,834,506	2,147,141	637,383
Cost of material	(210,580,278)	(234,707,437)	(270,259,623)
Change in inventory of finished goods	37,612,653	28,688,934	6,667,730
Personnel expenses	(1,925,734)	(2,413,584)	(2,844,454)
Depreciation and amortization	(844,626)	(1,915,934)	(2,089,738)
Freight, forwarding and handling expenses	(5,282,320)	(10,775,383)	(13,990,863)
Other expenses	(7,282,069)	(9,771,151)	(10,568,202)
Finance costs	(12,670,922)	(19,676,559)	(21,786,007)
Finance income	72,770	164,853	303,036
Other financial items	5,392,277	2,607,924	1,032,599
Profit before tax	$7,990,140	$9,359,925	$16,081,660
Income tax expense	(2,767,534)	(2,948,276)	(4,137,422)
Profit for the year(1)	5,222,606	6,411,649	11,944,238

Pro forma earnings per share(2)	$	$	$

Other Financial Data
EBITDA(3)	$21,505,687	$30,952,419	$39,957,405

		Year Ended March 31, 2012
	Actual	Pro Forma(2)	Pro Forma As Adjusted(4)
Statements of Financial Position Data
Cash and cash equivalents	$8,368,256	$	$
Total current assets	205,591,141
Total assets	232,052,837
Total equity	45,684,469
Total debt	141,755,853
Total liabilities	186,368,368
Total equity and liabilities	232,052,837

(1) Following the consummation of this offering and the use of proceeds therefrom, we will own    % of Amira India and will consolidate its financial results into ours. As a result, following the consummation of this offering, the remaining approximately    % of Amira India that will not be indirectly owned by ANFI will be reflected in our consolidated financial statements as a non-controlling interest and, accordingly, the profit for the year attributable to equity shareholders of ANFI will be reduced by a corresponding percentage.

(2) Pro forma figures reflect the share subscription by Amira Mauritius with substantially all of the net proceeds of this offering (other than approximately $        million to be retained by ANFI to fund its future operating expenses), to bring Amira India under the control of ANFI, resulting in a reorganization of entities under common control, and the effectiveness of a     -for-     stock split of our ordinary shares, each of which will occur substantially contemporaneously with the completion of this offering. A reorganization involving entities under common control is outside the scope of IFRS 3, and there is no other authoritative guidance under IFRS for accounting of similar transactions. Accordingly, management is required to use its judgment to develop an accounting policy that is relevant and reliable, in accordance with paragraph 12 of IAS 8.  Management intends to apply the pooling of interest method to account for this reorganization on the completion of this offering. This method is also prescribed under U.S. GAAP for the reorganization of entities under common control.

(3)  The presentation of this non-IFRS financial measure is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with IFRS. We define EBITDA as profit for the year plus finance costs, income tax expense and depreciation and amortization. For more information, see “Non-IFRS Financial Measure” under “Management’s Discussion and Analysis of Financial Condition.”

(4)  Pro forma as adjusted figures reflect our sale of ordinary shares in this offering and the application of the net proceeds as described under “Use of Proceeds.”

RISK FACTORS

Investment in our ordinary shares involves a high degree of risk.  You should carefully consider the following information about these risks, together with other information contained in this prospectus, before investing in our ordinary shares. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer.  If this happens, the trading price of our ordinary shares could decline and you may lose all or part of your investment.

Risks Related to Our Business

We face significant competition from both Indian and international producers of Basmati and other rice and other food products.

We compete for customers principally on the basis of product selection, product quality, reliability of supply, processing capacity, brand recognition and loyalty, advertising and distribution capability, convenience and pricing.  With respect to our Basmati rice, we compete with numerous types of competitors in the fragmented and unorganized Basmati rice market, from other large Indian processors to smaller businesses in India and around the world.  Basmati rice has historically only been grown successfully in the Indian states of Haryana, Uttar Pradesh, Uttaranchal, Punjab, Jammu and Kashmir, and Rajasthan and in a part of the Punjab region located in Pakistan that enjoys the climatic conditions required to successfully grow Basmati rice. However, a type of rice similar to Basmati rice is also grown and sold as Basmati rice from California and Texas, among other places, and we face competition from producers of these types of rice.

Many of our competitors in the markets for our rice and other food products have a broader product selection, greater processing capacity, brand recognition advantages in certain Indian and international markets, and significantly greater financial and operational resources.  Also, since there are no substantial barriers to entry to the markets for our rice and other food products, increased consolidation and particularly a more organized Basmati market could significantly increase competition with us, which could increase our costs to purchase raw materials, lower selling prices for our products, and reduce our market share and earnings.

We face risks associated with our international business.

In fiscal 2010, 2011 and 2012, we generated 53.4%, 61.9% and 66.0%, respectively, of our revenue outside of India, and we expect to increase our international presence over time. We currently have international operations in Malaysia, Singapore, UAE, the United Kingdom and the United States, and we sell our products throughout Asia Pacific, EMEA and North America. Our existing and planned international business operations are subject to a variety of risks, including:

•                  difficulties in staffing and managing foreign and geographically dispersed operations;

•                  having to comply with various foreign laws, including local labor laws and regulations;

•                  the risk of government expropriation of assets;

•                  changes in or uncertainties relating to foreign rules and regulations that may harm our ability to sell our products;

•                  tariffs, export or import restrictions, restrictions on remittances abroad, imposition of duties or taxes that limit our ability to move our products out of these countries or interfere with the import of essential materials into these countries;

•                  imposition of limitations on or increase in withholding and other taxes on remittances and other payments by foreign subsidiaries or strategic partners;

•                  varying and possibly overlapping tax regimes, including the risk that the countries in which we operate will impose taxes on inter-company relationships;

•                  economic, political or social instability in foreign countries;

•                  risks related to the enforceability of legal agreements and judgments in foreign countries;

•                  an inability, or reduced ability, to protect our intellectual property; and

•                  the availability of government subsidies or other incentives that benefit competitors in their local markets that are not available to us, and competition from local players.

For example, a shipment of our rice was recently seized by and deemed to be forfeited to a foreign government in the course of transshipment, and although we have appealed and intend to continue to seek the reversal of this action, we may not succeed.  For more information, see “Business—Legal Proceedings.”

We expect that we will begin expanding into our existing and additional target international markets, but our expansion plans may not be realized, and if they are, they may not be successful. We expect each market to have particular regulatory hurdles to overcome and future developments in these markets, including the uncertainty relating to governmental policies and regulations, could harm our business. If we expend significant time and resources on expansion plans that fail or are delayed, our business, reputation and financial condition may be significantly harmed.

We generally do not enter into long term or exclusive supply contracts with most of our Basmati rice and other customers or with our distributors. If we do not receive timely repeat orders from customers, or our distributors are not able or choose not to sell the amounts we usually sell through them, our business may be harmed.

We generally do not enter into long term supply contracts with most of our customers.  Our customers instead submit purchase orders from time to time, which are short term commitments for specific quantities of Basmati rice and other products at an agreed price. In addition, we typically complete the paddy procurement process two to six months before we receive purchase orders from customers, forcing us to rely primarily on historical trends, other market indicators and management estimates to predict demand, which is particularly difficult as we expand into new markets.  We usually expand our procurement operations based on a trend of historical growth and delivery, but we may not receive purchase orders commensurate with our expanded operations on substantially the same terms, or at all, and we may not get expected repeat orders from our customers.  As a result, we may acquire and process significantly more paddy than we can sell as processed rice, which leaves us vulnerable to volatility in market demand, including downturns, and could harm our business and results of operations.

In addition, we typically do not enter into long term or exclusive arrangements with our distributors. If we are not able to supply our distributors the quantities of our products that we have historically supplied them, they may place orders with and even move some or all of their business permanently to our competitors.  In addition, our distributors could change their business practices or seek to modify the terms under which we usually do business with them, including the amount and timing of their payments to us.  Further, we rely upon our distributors to assess the demand for our products in their market based on their interactions with retailers and consumers.  In the event our distributors are unable to accurately predict the demand for our products, are delayed in placing orders with us for any reason, do not effectively market our products, or choose to market the products of our competitors instead, it could harm our business growth and prospects, financial condition and results of operations.  Further, our inability to maintain our existing distributors or to expand our distribution network in line with our growth strategy could harm our business, results of operations and financial condition.

We rely on our one processing and packaging facility and a limited number of third party processing facilities.  An interruption in operations at our facility or in such third party processing facilities could prevent or limit our ability to fill orders for our products.

We operate a single processing and packaging facility located in Gurgaon, near New Delhi, India. Any significant disruption at our processing and packaging facility for any reason, including regulatory requirements, the loss of certifications or approvals, technical difficulties, labor disputes, power interruptions or other infrastructure failures, fires, earthquakes, hurricanes, war or other force of nature, could disrupt our supply of our products and significantly harm our results of operations and financial performance. We also heavily depend upon a limited number of third party processing facilities to produce products responsible for substantial portions of our revenue, some of which facilities are owned by our competitors.  These third party processing facilities are run by independent entities that are subject to their own unique operational and financial risks, which are out of our control.  We have not entered into any agreements with these third party processing facilities, and can provide no assurance that we will be able to use their processing capacity to produce our products.  If any of these processors choose not to provide us processing services, we may be required to find and enter into arrangements with one or more replacement processors.  Finding alternate processing facilities could involve significant delays and other costs and these sources may not be available to us on reasonable terms or at all. Any disruption of processing or packaging could delay delivery of our products, which could harm our business and financial results and result in lost or deferred revenue.

We may require additional financing in the form of debt or equity to meet our working capital requirements.

Our business has substantial working capital requirements, primarily due to the fact that Basmati rice must be aged for 10 to 14 months before it reaches premium quality.  As such, we need to maintain a sufficient stock of Basmati paddy and rice at all times in order to meet processing requirements, which leads to higher inventory holding costs and increased working capital requirements.  In addition, we may need additional capital to develop our new processing facility and additional company-owned distribution centers in India and across the world.

Our working capital requirements are largely met by debt incurred under our revolving credit facilities, which we are typically required to renew in a year or less. Sources of financing have historically included commercial banks under such credit facilities and equity investments.  If we decide to incur more debt, our interest payment obligations will increase, and we may be subject to additional conditions from lenders, which could place restrictions on how we operate our business and result in reduced cash flows.  If we decide to issue equity, the ownership interest of our existing shareholders will be diluted.

We may not be able to raise adequate financing on acceptable terms, in time, or at all.  Since the second half of fiscal 2008, this uncertainty has increased due to the disruption in the global financial markets, and obtaining additional financing in India has become particularly difficult.  For example, due to inflation in India, the Reserve Bank of India has raised interest rates since 2011, which have substantially increased our borrowing costs there. Moreover, restrictions on foreign investment in India may restrict our ability to obtain financing for Amira India. See “—Restrictions on foreign investment in India may prevent us and other persons from making future acquisitions or investments in India, which may harm our results of operations, financial condition and financial performance.” Our failure to obtain sufficient financing or maintain our existing credit facilities could harm our cash flow and financial condition and result in the delay or abandonment of our development plans.

We have incurred a substantial amount of debt. If we fail to comply with the covenants in our financing agreements, some of our financing agreements may be terminated, which could harm our business and financial condition.

We have incurred a substantial amount of debt totaling $140.0 million, $161.0 million and $141.8 million as of the end of fiscal 2010, 2011 and 2012, respectively.  The aggregate amount outstanding under our various financing arrangements as of March 31, 2012 was $141.8 million, of which $7.3 million consisted of our long term debt and $134.4 million consisted of our short term debt, comprised primarily of our secured revolving credit facilities.

We have entered into agreements with certain banks and financial institutions for short term and long term debt, which contain restrictive covenants, including, but not limited to, requirements that we obtain consent from the lenders prior to altering our capital structure or Amira India’s organizational documents, effecting any merger or consolidation with another company, restructuring or changing the management, declaring or paying dividends, undertaking major projects or expansions, incurring further debt, undertaking guarantee obligations which permit certain lenders to claim funds invested in us by our management or principal shareholders, entering into long term or otherwise material contractual obligations, investing in affiliates, creating any charge or lien on our assets or sale of any hypothecated assets or undertaking any trading activities other than the sale of products arising out of our manufacturing operations. We have received lender consent for this offering and the corporate actions to be undertaken in connection therewith. However, we will need to obtain lender consent in order to undertake any such corporate actions in the future. Also, we are required to maintain a current asset coverage ratio (the ratio of the value of our total assets less current liabilities to our total debt outstanding) of at least 1.33 during the term of our secured revolving credit facilities. Certain of our other credit facilities also include various financial covenants, but such facilities are not material. We may not be able to comply with such financial or other terms or be able to obtain the consents from our lenders necessary to take the actions that we believe are required to operate and grow our business. Further, as of March 31, 2012, our outstanding short term debt amounting to $134.4 million, comprising substantially all of our debt, was incurring interest at floating rates. Any upward movements in these interest rates would directly impact the interest costs of such loans and could harm our financial condition. Furthermore, our ability to make payments on and refinance our indebtedness will depend on our ability to generate cash from our future operations. We may not be able to generate enough cash flow from operations to service our debt. In addition, lenders under our secured credit facilities could foreclose on and sell our assets if we default under these credit facilities.

Any failure to comply with the conditions and covenants in our financing agreements that is not waived by our lenders or guarantors or otherwise cured could lead to a termination of our credit facilities, acceleration of all amounts due under such facilities, or trigger cross-default provisions under certain of our other financing agreements, any of which could harm our financial condition and our ability to conduct and implement our business plans.

Our inability to effectively manage our growth could harm our business, results of operations and financial condition.

Our business and operations have grown significantly in recent years and we expect to continue experiencing significant growth in the number of our employees and the scope of our operations. To effectively manage our anticipated future growth, we must continue to implement and improve our managerial, operational, financial and reporting systems and expand our facilities.  We expect that all of these measures will require significant expenditures and will demand the attention of management.  Our failure to manage our growth effectively may result in our over or under-investing in our operations, weaknesses in our infrastructure, systems and controls, and operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees.  Our expected growth could require significant capital expenditure and may divert financial resources from other projects, such as the development of new products. In addition, our new processing facility is not expected to be operational until fiscal 2015 at the earliest. If our management is unable to effectively manage our expected growth, our expenses may increase more than expected, our revenue could decline or grow more slowly than expected and we may be unable to implement our business strategy, any of which could harm our business, results of operations and financial condition.

Any decline in the market price of Basmati rice during the time it is held for aging may harm our results of operations.

The Basmati rice industry is cyclical and is dependent on the results of the Basmati paddy harvest, which occurs for only seven months in the year (September to March).  We purchase Basmati paddy from farmers through government regulated agricultural produce markets or through licensed procurement agents and then process it throughout the year.  A unique feature of Basmati rice is that its quality is perceived to improve with age.  Our Basmati rice is sold at least 10 to 14 months after it has been harvested and generally commands a price premium. As a result, we typically allow our paddy to age from six to eight months and our processed Basmati rice to age for an additional four to six months before we sell it.  If there is any fall in the price of Basmati rice during the time we hold it for aging, we may not be able to recover or generate the same margins from our investment in Basmati paddy or processed rice, which may harm our results of operations and financial condition.

The price we charge for our Basmati rice depends largely on the prevailing wholesale market price.  Lower market prices may harm our financial results.

The wholesale price of Basmati rice has a significant impact on our profits. The wholesale price of Basmati rice is affected by factors including weather, government policies such as changes in minimum support prices and minimum export prices, prices of other staples, seasonal cycles, pest and disease problems, and balance of demand and supply.  Further, the Basmati rice industry in India is highly fragmented and the pricing power of individual companies is limited. In early 2008, due to uncertainty concerning the amount of export duty to be imposed by the

Government of India, Basmati rice prices increased from approximately $1,000 per metric ton to almost $2,000 per metric ton in a span of a few months, as buyers increased purchases ahead of the implementation of this tax. For instance, our revenue increased substantially in fiscal 2009 as compared to fiscal 2008, in large part due to this increase. In May 2008, the Government of India announced a 20% export duty, which removed the uncertainty around the amount of this tax, and by mid-June 2008, Basmati rice prices started to decrease and have since settled at approximately $1,200 to $1,500 per metric ton. Any prolonged decrease in Basmati rice prices could harm our business and results of operations.  Currently, we are not able to hedge against such price risks since Basmati rice futures are not actively traded on any commodities exchange.

The Government of India has previously banned the export of certain of our products, and future changes in its regulation of our sales to international markets may harm our business and financial performance.

While we currently produce all our products in India, we generated 66.0% of our revenue in fiscal 2012 from products we sold outside of India, which are subject to the Government of India’s export controls.  Our business and financial performance could be harmed by unfavorable changes in or interpretations of existing Indian laws, rules and regulations, or the adoption of new Indian laws, rules and regulations applicable to us and our business.  Such unfavorable changes could decrease our ability to supply our products, increase our costs or subject us to additional liabilities.  For example, from October 2007 to September 2011, the Government of India prohibited the export of non-Basmati rice from India.  In addition, the Government of India has in the past and may in the future impose export duties or other export restrictions on our products that could harm our business and financial condition.  The Government of India also determines the Minimum Export Price, or the MEP, which is the minimum price below which rice is not permitted for export from India, and so could at any time increase the prices at which we may sell our products outside India.  While the MEP for Basmati rice was terminated in July 2012, the Government of India may in the future reinstitute an MEP for Basmati rice.  Any such increase in, or in the case of Basmati rice, reinstitution of, the MEP above our current prices could decrease our international sales and harm our business and results of operations and any other duties or tariffs, adverse changes in export policy, or other export restrictions enacted by the Government of India and related to our international business could harm our business and financial condition.

We derived 46.6% of our total revenue from our top five customers and distributors in fiscal 2012 and the loss of the revenue from such customers would harm our business, results of operations and financial conditions.

Our top five customers and distributors accounted for 57.7%, 50.5% and 46.6% of our total revenue for fiscal 2010, 2011 and 2012, respectively. We anticipate that this concentration of sales among customers may continue in the future. Although we believe we have strong relationships with certain of our key customers, we do not have any long term supply contracts with these customers and our business and results of operations would be harmed if we are unable to maintain or further develop our relationships with our key customers and distributors.  The loss of a key customer or a number of key customers or distributors may harm our financial conditions and results of operations. Moreover, changes in the strategies of our largest customers, including a reduction in the number of brands they carry or a shift to competitors’ products, may harm our sales.

Our historical and future international sales to certain non-U.S. customers, including independent resellers, expose us to special risks associated with operating in particular countries.  If we are not in compliance with applicable legal requirements, we may be subject to civil or criminal penalties and other remedial measures.

The U.S. Department of the Treasury’s Office of Foreign Assets Control, or OFAC, administers certain laws and regulations, or U.S. Economic Sanctions Laws, that restrict U.S. persons and, in some instances, non-U.S. persons like us, in conducting activities, transacting business with or making investments in certain countries, governments, entities and individuals subject to U.S. economic sanctions, or Sanctions Targets.  We will not use any proceeds, directly or indirectly, from this offering to fund any activities or business with any Sanctions Target.  In compliance with Indian laws, Amira India and our other non-U.S. subsidiaries have sold rice to independent non-U.S. customers in international markets that resell products to their own customers, which customers have included private customers in Iran, Syria and other countries in the region.  Iran and Syria are Sanctions Targets.  In the three year period ended March 31, 2012, our indirect sales to private companies in Iran and Syria represented less than 1.7 percent of our total revenue.  Amira India has also made a limited number of immaterial direct sales of rice to private customers in Iran and Syria.  Currently, direct and indirect sales of rice into Iran are allowed under an OFAC general license that was issued in October 2011.  Sales of rice into Syria are not restricted by OFAC or by the U.S.

Department of Commerce, Bureau of Industry and Security, which primarily administers U.S. restrictions on exports or re-exports to Syria.  Therefore, we believe we are in compliance with U.S. Economic Sanctions Laws.  We believe our historical activities were conducted in compliance with applicable U.S. Economic Sanctions Laws in all material respects, however, it is possible that U.S. authorities could view certain of our past transactions to have violated U.S. Economic Sanctions Laws.  If our activities are found to violate applicable sanctions or other trade controls, we may be subject to potential fines or other sanctions.  For example, a violation of OFAC’s Iran regulations could currently result in a civil monetary penalty of up to the greater of $250,000 or twice the value of the transaction involved.  We currently do not intend to conduct future activities or transact business with any Sanctions Target, even if permitted under, or not subject to, current laws and regulations.  We will continue to monitor developments in countries that are the subject or target of any of these laws or regulations and our policy on sales to Sanction Targets may change.  If our policy changes, our sales to Sanction Targets will be conducted in compliance with all applicable law.

Following this offering we will also be subject to the U.S. Foreign Corrupt Practices Act, or the FCPA, which prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or keeping business or otherwise obtaining favorable treatment, and other laws concerning our international operations. Similar legislation in other jurisdictions contain similar prohibitions, although varying in both scope and jurisdiction. Although our U.S. subsidiary only transacts business in the U.S., we operate in many parts of the world that have experienced governmental corruption to some degree, and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices, which may negatively impact our results of operations.

We are currently in the process of developing and implementing formal controls and procedures to ensure that we are in compliance with OFAC and the FCPA and similar laws, regulations and sanctions.  The implementation of such procedures may be time consuming and expensive, and could result in the discovery of issues or violations with respect to the foregoing by us or our employees, independent contractors, subcontractors or agents of which we were previously unaware.  Any violations of these laws, regulations and procedures by our employees, independent contractors, subcontractors and agents could expose us to administrative, civil or criminal penalties, fines or restrictions on export activities (including other U.S. and Indian laws and regulations as well as foreign laws).  A violation of these laws and regulations, or even an alleged violation, could harm our reputation and cause some of our U.S. investors to sell their interests in our company to be consistent with their internal investment policies or to avoid reputational damage, and some U.S. institutional investors might forego the purchase of our ordinary shares, all of which may negatively impact the trading prices of our ordinary shares.

Our growth significantly depends on our ability to penetrate and increase the acceptance of our Basmati rice and other products in new Indian and international markets.

Our growth will significantly depend on our ability to penetrate and increase the acceptance of our Basmati and other products in India and across the world.  This will not only require some customization of our products to different geographical markets having distinct tastes and preferences, but may also cause us to implement new sales strategies and practices.  The strategies we adopt may not be appropriate or adequate, or we may not be able to efficiently implement such strategies, which may require us to alter our growth plans, resulting in substantial loss of investment in terms of time and capital and harm to our financial condition and results of operations.  In addition, we may not be able to successfully implement our new initiatives, such as our ready-to-eat snacks or efforts to further penetrate Indian modern retail, or realize the anticipated benefits from such initiatives, and any unforeseen costs or losses could harm our business and reputation, profitability and financial condition.

We rely on agents to procure sufficient Basmati paddy of the proper quality for our processing requirements.

We are largely dependent on agents known as “pucca artiyas” who are authorized to make purchases of paddy in the organized and government regulated agricultural produce markets in India known as “mandis.”  These agents may not be able to procure the quantities required for our business while maintaining our quality standards.  We have adopted standard operating procedures with respect to purchases, which include training and monitoring the performance of these agents, but we have no direct control over their purchasing activities.  Any failure by these agents to deliver the right quantities or quality of paddy at the right price could harm our results of operations and financial condition. In addition, we typically enter into oral, non-binding agreements with these agents for the services they provide, and we may not be able to maintain these arrangements on substantially the same terms, if at all, which could harm our business, results of operations and financial condition.

In addition, despite the trend of consolidation in the market for Basmati rice in India in recent years, the paddy market remains relatively fragmented and includes organized and unorganized suppliers such as small family owned businesses. Accordingly, we expect this fragmentation to continue for the foreseeable future.  These smaller companies may not be able to maintain a required flow of paddy should our volume requirements rapidly increase.  If we are unable to buy sufficient paddy which meets our quality requirements for our business from these agents, we may not be able to process and sell as much finished rice as we planned or promised to our customers, which could harm our reputation with these customers, our business and our results of operations.

Our operations and growth plans may be affected by the general availability of paddy, which can be reduced by adverse weather, disease and pests and overfarming of farmland.

Although Basmati rice is not entirely dependent upon a successful monsoon, Basmati and other paddy production can be harmed by the consistent failure of monsoons in India, extreme flooding or by other natural calamities or adverse weather. There is also the possibility that farmers currently growing paddy may shift their efforts toward the production of other crops, resulting in a drop in paddy production. Such adverse weather and supply conditions may occur at any time and create volatility for our business and results of operations. Production is also vulnerable to crop diseases and pest infestations, which may vary in severity, depending on the stage of production at the time of infection or infestation, the type of treatment applied and climatic conditions. For example, leaf blight, sheath blight, smut, blast, rice tango virus and stern borer are the major pests that affect our suppliers’ production.  The costs to control these diseases and other infestations vary depending on the severity of the damage and the extent of the plantings affected. The available technologies to control such diseases and infestations may not continue to be effective. In addition, the continued use of intensive irrigated rice-based cropping systems in producing Basmati paddy may cause deterioration of soil health and productivity. Any of these risks can impact the availability and current and future cost of paddy. The future growth of our business is dependent upon our ability to procure quality paddy on a timely basis. We may not be able to procure all of our paddy requirements, and our failure to do so would harm our business, results of operations and financial condition.

Natural calamities could have a negative impact on the Indian economy and cause our business to suffer.

India has experienced natural calamities such as earthquakes, tsunamis, floods and drought in the past few years. In December 2004, Southeast Asia, including both the eastern and western coasts of India, experienced a massive tsunami, and in October 2005, the State of Jammu and Kashmir experienced an earthquake, both of which events caused significant loss of life and property damage. The extent and severity of these natural disasters determines their impact on the Indian economy.  Substantially all of our operations and employees are located in India and we may be affected by natural disasters in the future.

Our proposed development of a new processing facility is subject to various risks and it may not be completed as planned or on schedule.

As part of our growth strategy, we intend to use approximately $        million from the net proceeds of this offering and $        million in total over the next three years to develop a new processing facility in India. Our plans remain subject to certain potential problems and uncertainties, including increased costs of equipment or manpower, completion delays due to a lack of required equipment, permits or approvals or other factors, defects in design or construction, changes in laws and regulations or other governmental action, cost overruns, accidents, natural calamities and other factors, many of which may be beyond our control.  Any delays in completing this facility could result in our loss or delayed receipt of revenue, and increases in financing and construction costs.  Our proposed expansion will also require significant time and resources from our management team.  Any failure by us to meet revenue or income targets may require us to reschedule or reconsider our development plans.  If these plans do not proceed as planned, or on schedule, our business, results of operations and financial condition may be harmed.  Even if completed, our new processing facility may not yield the expected or desired benefits in terms of process and cost efficiencies, or an expansion in our business.  We will also incur additional fixed costs from the new facility, and may not be able to timely reduce these or other fixed costs in response to a decline in revenue, which would harm our results of operations and profitability.

Loss of key personnel or our inability to attract and retain additional key personnel could impair our ability to execute our growth strategies, harm our product development efforts, and delay our launch of new products.

Our business involves operations spanning a variety of disciplines and demanding a management team and employee workforce that is knowledgeable in many areas necessary for our operations.  While we have been successful in attracting experienced, skilled professionals, the loss of any key member of our management team, or operational or product development employees, or the failure to attract and retain additional such employees, could slow our execution of our business strategies, including expansion into new target markets, and our development and commercialization of new products.  If we are not able to attract and retain the necessary personnel to accomplish our business objectives, the resulting staffing constraints will harm our ability to expand, satisfy customer demands for our products, and develop new products.  Competition for such personnel from numerous companies may limit our ability to attract and retain them on acceptable terms, or at all, and we have no “key person” insurance to protect us from such losses.  Any of our employees may terminate their employment on two months’ notice or payment of their salary for such period.

Our inability to meet the consistent quality requirements of our customers or our inability to accurately predict and successfully adapt to changes in market demand could reduce demand for our products and harm our sales.

Our results of operations and projected growth, are largely dependent upon the demand for Basmati rice and our other food products in the Indian and international markets. Demand for our products depends primarily on consumer-related factors such as demographics, local preferences and food consumption trends, macroeconomic factors such as the condition of the economy and the level of consumer confidence.  We are also subject to various policies of the countries or regions where our customers are located, such as in the EU, relating to the quantity, quality, characteristics and variety of the Basmati rice and other food products sold to such countries, which may be upgraded or changed from time to time. Consumer preferences often change over time, and if we are not able to anticipate, identify or develop and market products that respond to changes in consumer preferences, demand for our products may decline. Our international customers often require that all the food we sell matches their quality standards and conduct sample checks on our products.  The results from their sample checks may not reflect the quality of the rice we deliver to them, and the rice we sell to them may not comply with their quality specifications or requirements.  If our customers’ sample checks identify any deficiencies in our rice, they will generally have the right to return the entire batch we sold to them. We must, on a regular basis, keep pace with the preferences and quality requirements of our Indian and international customers, invest continuously in new technology and processes to provide the desired quality product, and continually monitor and adapt to the changing market demand.  Any such change in preferences or our inability to meet the consistent quality requirements of our customers could harm our business, results of operation and financial condition.

A significant portion of our income is derived from our international sales of Basmati rice, which may be dependent upon the economies and the governments of the key countries to which we sell and the policies passed by the Indian government, and any unfavorable change in such economies, governments or policies may harm our business.

We sell Basmati rice to customers in over 40 countries worldwide and significant portions of our international sales are to Asia Pacific, EMEA and North America. We plan to expand our international operations into additional countries in the near future. For fiscal 2010, 2011 and 2012, our international revenue accounted for 53.4%, 61.9% and 66.0% of our total revenue, respectively. If there is an economic slowdown or other factors that affect the economic health of the countries to which we sell, our international customers may reduce or postpone their orders significantly, which may in turn lower the demand for our products and harm our revenue and profitability. Our rice may not comply with the applicable policies of the countries where we sell it and be returned to us. For instance, a change in EU standards on the level of isoprothiolane content in Basmati rice in September 2008 have led to a significant overall decrease in sales of Basmati rice to the EU, which standards are expected to revert back to the formerly lower standard in November 2012.

In addition, any change in government policies and regulations, including any ban imposed on a particular variety of rice by the respective governments, or any duties, pre-conditions or ban imposed by countries to which our products are sold, might harm our international sales. The loss of any significant international rice market because of such events or conditions could harm our business, results of operations and financial condition. Our international sales are also exposed to certain political and economic and other related risks inherent to exporting products, including exposure to potentially unfavorable changes in tax or other laws, or a reduction in import subsidies, partial or total expropriation, and the risks of war, terrorism and other civil disturbances in our international markets for which we presently do not carry any adequate insurance coverage.

We may also be subject to certain sanctions imposed on, or reductions in import subsidies by the countries or regions where our international customers are located. Further, we provide credit to our customers in connection with most of our international sales of Basmati rice, so if any sanctions are imposed on the countries to which we sell, our collection of international receivables may be significantly delayed. Import subsidies may be removed by, and international sanctions may be imposed on, any Basmati importing countries in the future, and we may have reduced sales or not be able to collect from all sales made there on a credit basis, which could harm our business, results of operations and financial condition.

Water or power shortage or other utility supply issues in India could disrupt our processing and significantly harm our business, financial position and results of operations.

Our processing requires a continual supply of utilities such as water and electricity.  Our processing facility, and most of our storage and distribution facilities are located in India, and the Indian authorities may ration the supply of utilities.  Interruptions of water or electricity supply could result in temporary shutdowns of our storage, processing, packaging and distribution facilities. Any major suspension or termination of water or electricity or other unexpected service interruptions could significantly harm our business, financial condition and results of operations.

Our operations are highly regulated in the areas of food safety and protection of human health and we may be subject to the risk of incurring compliance costs and the risk of potential claims and regulatory actions.

Our operations are subject to a broad range of foreign, national, provincial and local health and safety laws and regulations, including laws and regulations governing the use and disposal of pesticides and other chemicals. These regulations directly affect our day-to-day operations, and violations of these laws and regulations can result in substantial fines or penalties, which may significantly harm our business, results of operations and financial condition.  To stay compliant with all of the laws and regulations that apply to our operations and products, we may be required in the future to modify our operations or make capital improvements.  Our products may be subject to extensive examinations by governmental authorities before they are allowed to enter certain regulated markets, which may delay the processing or sale of our products or require us to take other actions, including product recalls, if we or the regulators believe any such product presents a potential risk.  If we are granted access to any such regulated market, maintaining regulatory compliance there may be expensive and time consuming, and if approvals are later withdrawn for any reason, we may be required to abruptly stop marketing certain of our products there, which could harm our business, results of operations and financial condition.  In addition, we may in the future become subject to lawsuits alleging that our operations and products cause damages to human health.

Our suppliers’ business is susceptible to potential climate change globally and in India.

Agriculture is extremely vulnerable to climate change, including large-scale changes such as global warming. Global warming is projected to have significant impacts on conditions affecting agriculture, including temperature, carbon dioxide concentration, precipitation and the interaction of these elements.  Higher temperatures may eventually reduce yields of desirable crops while encouraging weed and pest proliferation.  Increased atmospheric carbon dioxide concentration may lead to a decrease in global crop production.  Changes in precipitation patterns increase the likelihood of short-run crop failures and long-run production declines.  While crop production in the temperate zones may reap some benefit from climate change, crop production in the tropical and subtropical zones appear more vulnerable to the potential impacts of global warming.  Even a high level of farm-level adaptation by our suppliers may not entirely mitigate such negative effects.  All of our paddy and raw materials for our other products are grown in tropical and subtropical areas.  As a result, all of our suppliers’ production is particularly susceptible to climate change in these areas.  Rapid and severe climate changes may decrease our suppliers’ crop production, which may significantly harm our business, results of operations and financial condition.

Our insurance policies may not protect us against all potential losses, which could harm our business and results of operations.

Operating our business involves many risks, which, if not adequately insured, could harm our business and results of operations.

We believe that the extent of our insurance coverage is consistent with industry practice.  Our insurance policies include coverage for risks relating to personal accident, burglary, medical payments and marine cargo, including transit cover covering certain employees, office premises and consignments of rice. In addition, the inventory stored at our processing facility and warehouses is insured against fire and other perils such as earthquake, burglary and floods, and we have fire and allied perils insurance coverage for business interruptions at our milling facility. However, any claim under the insurance policies maintained by us may be subject to certain exceptions, may not be honored fully, in part, in a timely manner, or at all, and we may not have purchased sufficient insurance to cover all losses that we may incur. For instance, a majority of our inventory consists of paddy and rice. In the event our inventory is not appropriately stored or is affected by fires or natural disasters such as floods, storms or earthquakes, our inventory may be damaged or destroyed, which would harm our results of operations. In addition, if we were to incur substantial liabilities or if our business operations were interrupted for a substantial period of time, we could incur costs and suffer losses. Such inventory and business interruption losses may not be covered by our insurance policies. Additionally, in the future, insurance coverage may not be available to us at commercially acceptable premiums, or at all.

We are exposed to foreign currency exchange rate fluctuations and exchange control risks, which may harm our results of operations.

Our operating expenses are denominated primarily in Indian Rupees, however, 53.4%, 61.9% and 66.0% of our total revenue for fiscal 2010, 2011 and 2012 was denominated in other currencies, typically in U.S. dollars and occasionally in Euros and UAE Dirham, due to our international sales.  In addition, some of our capital expenditures, and particularly those for equipment imported from international suppliers, are denominated in foreign currencies and we expect our future capital expenditure in connection with our proposed expansion plans to include significant expenditure in foreign currencies for imported equipment and machinery. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting our Results of Operations—Foreign Exchange Fluctuations”. A significant fluctuation in the Indian Rupee and U.S. dollar and other foreign currency exchange rates could therefore have a significant impact on our other results of operations.  The exchange rate between the Indian Rupee and these currencies, primarily the U.S. dollar, has fluctuated in the past and any appreciation or depreciation of the Indian Rupee against these currencies can impact our profitability and results of operations. Any amounts we spend in order to hedge the risks to our business due to fluctuations in currencies may not adequately hedge against any losses we incur due to such fluctuations.

We may incur significant costs complying with environmental laws and regulations, and failure to comply with these laws and regulations could expose us to significant liabilities.

We are subject to a variety of federal, state, and local environmental laws and regulations in India and in the other locations in which we operate.  Although we have implemented safety procedures to comply with these laws and regulations, we cannot be sure that our safety measures are compliant or capable of eliminating the risk of accidental injury or contamination from the use, generation, manufacture, or disposal of our products.  In the event of contamination or injury, we could be held liable for any resulting damages, and any liability could exceed our insurance coverage. Violations of environmental, health and safety laws may occur as a result of human error, accident, equipment failure or other causes. Environmental proceedings have been initiated against Amira India before the District Court, Gurgaon, India alleging Amira India’s failure to make proper arrangements for the disposal of ash and straw byproducts of our rice processing operations and causing air and noise pollution. While we have taken corrective measures and have since obtained renewal of approvals under the Indian Air (Prevention and Control of Pollution) Act, 1981 and the Indian Water Act (Prevention and Control of Pollution) Act, 1974, similar allegations or legal proceedings may be initiated against us in the future in relation to non-compliance with applicable environmental laws. The current approvals are valid until March 31, 2013, and typically need to be renewed on an annual basis.

Compliance with applicable environmental laws and regulations may be expensive, and the failure to comply with past, present or future laws could result in the imposition of fines, regulatory oversight costs, third party property damage, product liability and personal injury claims, investigation and remediation costs, the suspension of production, or a cessation of operations, and our liability may exceed our total assets.  We expect to encounter similar laws and regulations in most if not all of the countries in which we may seek to establish production capabilities, and the scope and nature of these regulations will likely be different from country to country.  Environmental laws could become more stringent over time, requiring us to change our operations, or imposing greater compliance costs and increasing risks and penalties associated with violations, which could impair our research, development or production efforts and harm our business.  The costs of complying with environmental, health and safety laws and regulations and any claims concerning noncompliance, or liability with respect to contamination in the future could significantly harm our financial condition or operating results.

In the ordinary course of business, we may become subject to lawsuits or indemnity claims, including those related to product contamination and product liability, which could significantly harm our business and results of operations.

From time to time, we may, in the ordinary course of business, be named as a defendant in lawsuits, claims and other legal proceedings.  For example, we are currently involved in legal proceedings before the High Court of Delhi regarding a prohibition placed on us by the Department of Commerce, Ministry of Commerce and Industry of the Government of India.  See “Business—Legal Proceedings.”  These actions may seek, among other things, compensation for alleged personal injury, worker’s compensation, employment discrimination, breach of contract, infringement of the intellectual property rights of others, or civil penalties and other losses of injunctive or declaratory relief.  In the event that such actions or indemnities are ultimately resolved unfavorably for amounts exceeding our accrued liability, or are otherwise significant, the outcome could harm our reputation, business and results of operations.  In addition, payments of significant amounts, even if reserved, could harm our liquidity.

In addition, the distribution and sale of our products involve an inherent risk of product liability claims and product recalls if our products become adulterated or misbranded, as well as any associated adverse publicity. Our products may contain undetected impurities or toxins that are not discovered until after the products have been consumed by customers. For instance, our products are subject to tampering and to contamination risks, such as mold, bacteria, insects and other pests. This could result in claims from our customers or others, or in a significant product recall, which could damage our business and reputation and involve significant costs to correct. In addition, contracts with our customers can be cancelled or products refunded as a result of these events.  We may also be sued for defects resulting from errors of our commercial partners or unrelated third parties, and any product liability claim brought against us, regardless of its merit, or product recall could result in material expense, divert management’s attention, and harm our business, reputation and consumer confidence in our products.

Adverse conditions in the global economy and disruption of financial markets may prevent the successful development and commercialization of our products, as well as significantly harm our results of operations and ability to generate revenue and become profitable.

As a global company, we are subject to the risks arising from adverse changes in global economic and market conditions.  The worldwide economy has been experiencing significant economic turbulence, and global credit and capital markets have experienced substantial volatility and disruption.  These adverse conditions and general concerns about the fundamental soundness of Indian and international economies could limit our existing and potential partners’ and suppliers’ ability or willingness to invest in new technologies or capital.  Moreover, these economic and market conditions could negatively impact our current and prospective customers’ ability or desire to purchase and pay for our products, or negatively impact our operating costs or the prices for our products.  Changes in governmental banking, monetary and fiscal policies to address liquidity and increase credit availability may not be effective.  Significant government investment and allocation of resources to assist the economic recovery of various sectors which do not include the food industry may reduce the resources available for government grants and related funding that could assist our expansion plans or otherwise benefit us.  Any one of these events, and continuation or further deterioration of these financial and macroeconomic conditions, could prevent the successful and timely development and commercialization of our products, as well as significantly harm our results of operations and ability to generate revenue and become profitable.

We rely on certifications by industry standards-setting bodies.

Certifications are not compulsory in the rice industry.  However, some of our customers require us to have one or more internationally-recognized certifications.  We have received an ISO 9001:2008 quality system certification and an ISO 22000:2005 food safety management certification for our rice processing facility, and a HACCP (Hazard Analysis & Critical Control Points) accreditation. In addition, we have received certifications from BRC Global Standards, the U.S. Food and Drug Administration, SGS Group and are Kosher certified and have received a certificate of approval for the export of Basmati rice by the Export Inspection Council of India. We incur significant costs and expenses, including any necessary upgrades to our manufacturing facilities, associated with maintaining these certifications. If we fail to maintain any of our certifications, our business may be harmed because our customers that require them may stop purchasing some or all of our products.

A substantial portion of our business and operations are located in India and we are subject to regulatory, economic, social and political uncertainties in India.

A substantial portion of our business and employees are located in India, and we intend to continue to develop and expand our business in India. Consequently, our financial performance and the market price of our ordinary shares will be affected by changes in exchange rates and controls, interest rates, changes in government policies, including taxation policies, social and civil unrest and other political, social and economic developments in or affecting India.

The Government of India has exercised and continues to exercise significant influence over many aspects of the Indian economy. Since 1991, successive Indian governments have generally pursued policies of economic liberalization and financial sector reforms, including by significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant and we cannot assure you that such liberalization policies will continue. The present government, formed in May 2009, has announced policies and taken initiatives that support the continued economic liberalization policies that have been pursued by previous governments. However, the present government is a multiparty coalition and therefore it may not be able to generate sufficient cross-party support to implement such policies or initiatives. The rate of economic liberalization could change, and specific laws and policies affecting food companies, foreign investments, currency exchange rates and other matters affecting investments in India could change as well. Further, protests against privatizations and government corruption scandals, which have occurred in the past, could slow the pace of liberalization and deregulation. A significant change in India’s policy of economic liberalization and deregulation or any social or political uncertainties could significantly harm business and economic conditions in India generally and our business and prospects.

As the Indian market constitutes a significant source of our revenue, a slowdown in economic growth in India could cause our business to suffer.

In fiscal 2012, 34.0% of our revenue was derived from sales in India. In addition, the CIA World Factbook estimates that consumer inflation in India was 12.0% in 2010 and 6.8% in 2011. The performance and growth of our business are necessarily dependent on economic conditions prevalent in India, which may be significantly harmed by political instability or regional conflicts, economic slowdown elsewhere in the world or otherwise. The Indian economy also remains largely driven by the performance of the agriculture sector which depends on the quality of the monsoon, which is difficult to predict. Although the Indian economy has grown significantly over the past few years, any future slowdown in the Indian economy could harm the demand for the products we sell and, as a result, harm our financial condition and results of operations.

India’s trade relationships with other countries and its trade deficit may significantly harm Indian economic conditions.  If trade deficits increase or are no longer manageable because of the rise in global crude oil prices or otherwise, the Indian economy, and therefore our business, our financial performance and the price of our ordinary shares could be significantly harmed.

India also faces major challenges in sustaining its growth, which include the need for substantial infrastructure development and improving access to healthcare and education.  If India’s economic growth cannot be sustained or otherwise slows down significantly, our business and prospects could be significantly harmed.

Employee shortages and rising employee costs may harm our business and increase our operation costs.

As of March 31, 2012, we employed 226 persons to perform a variety of functions in our daily operations. The low cost workforce in India provides us with a cost advantage. However, we have observed an overall tightening of the employee market and an emerging trend of shortage of labor supply. Failure to obtain stable and dedicated employee support may cause disruption to our business that harms our operations. Furthermore, employee costs have increased in India in recent years and may continue to increase in the near future. To remain competitive, we may need to increase the salaries of our employees to attract and retain them.  Our employee costs amounted to $1.9 million, $2.4 million and $2.8 million in fiscal 2010, 2011 and 2012, respectively.  Any increase in employee costs may harm our operating results and financial condition.

We rely upon independent third party transportation providers for substantially all shipments through our supply chain and are subject to increased shipping costs as well as the potential inability of our third party transportation providers to deliver on a timely basis.

We currently rely upon a network of independent third party transportation providers for substantially all of our shipments of paddy and rice to storage, processing, packaging and distribution facilities, and from distribution facilities to market, and these shipments are primarily made by trucks.  Our use of these delivery services for our shipments is subject to many risks, including increases in fuel prices, which would increase our shipping costs, and employee strikes and inclement weather, which may impact our shippers’ ability to provide delivery services that adequately meet our shipping needs. If we change the shipping companies we use, we could face logistical difficulties that could delay deliveries, and we would incur costs and expend resources in connection with such change.  Moreover, we may not be able to obtain terms as favorable as those received from our current independent third party transportation providers which in turn would increase our costs.

Improper storage, processing and handling of our paddy or rice may cause damage to our inventories and, as a result, harm our business and results of operations.

We typically store paddy in covered warehouses, or in bags placed on raised platforms, or plinths, out in the open, and processed rice in covered warehouses.  In the event our paddy is not appropriately stored, handled and processed, spoilage may reduce the quality of the paddy and the resulting processed rice.  Even if paddy is appropriately stored in plinths out in the open, above-average rains may still harm the quality and value of paddy stored in this manner.  In addition, the occurrence of any mistakes or leakage in the rice storage process may harm the yield, quality and value of our rice, leading to lower revenue.

Stringent labor laws may harm our ability to have flexible human resource policies and labor union problems could negatively affect our processing capacity and overall profitability.

India has stringent labor legislation that protects the interests of workers, including legislation that sets forth detailed procedures for dispute resolution and employee removal and imposes financial obligations on employers upon employee layoffs.  These laws may restrict our ability to have human resource policies that would allow us to react swiftly to the needs of our business, discharge employees or downsize.  We may also experience labor unrest in the future, which may delay or disrupt our operations. If such delays or disruptions occur or continue for a prolonged period of time, our processing capacity and overall profitability could be negatively affected. For instance, in May 2005, certain workers at our processing facility declared a strike to demand higher wages and enhanced labor policies, and to protest certain workforce reductions. The strike was called off in 2006, but certain of such workers’ claims are currently pending adjudication before the Gurgaon Labour Court and the outcome of such adjudication may not be favorable to us.  We also depend on third party contract labor. It is possible under Indian law that we may be held responsible for wage payments to these laborers if their contractors default on payment. We may be held liable for any non-payment by contractors and any such order or direction from a court or any other regulatory authority may harm our business and results of our operations.

Restrictions on foreign investment in India may prevent us and other persons from making future acquisitions or investments in India, which may harm our results of operations, financial condition and financial performance.

India regulates ownership of Indian companies by foreigners, and although some restrictions on foreign investment and borrowing from foreign persons have been relaxed in recent years, these regulations and restrictions may still apply to acquisitions by us or our affiliates, including Amira Mauritius and other affiliates which are not resident in India, of shares in Indian companies, or the provision of funding by us or any other entity which is not resident in India to Amira India.

Under current Indian regulations, transfers of shares between non-residents and residents are permitted (subject to certain exceptions) if they comply with, among other things, the pricing guidelines and reporting requirements specified by the Reserve Bank of India. If the transfer of shares is not in compliance with such pricing guidelines or reporting requirements, or falls under any of the exceptions referred to above, then the prior approval of the Reserve Bank of India will be required. We may not be able to obtain any required approval from the Reserve Bank of India or any other Indian regulatory authority on any particular terms or at all.

Further, under its consolidated foreign direct investment policy, the Government of India has set out additional requirements for foreign investments in India, including requirements with respect to downstream investments by Indian companies owned and controlled by non-resident entities. Upon the completion of this offering, a majority of Amira India’s equity shares will be directly held by Amira Mauritius, which would considered a non-resident entity under applicable Indian laws. Accordingly, any downstream investment by Amira India into another Indian company will have to be in compliance with conditions applicable to such Indian entity, in accordance with the consolidated foreign direct investment policy.

While we believe that these regulations will not materially impact our operations in India, these requirements, which currently include minimum valuations for Indian company shares and restrictions on sources of funding for such investments, may restrict our ability to make further equity investments in India, including through Amira Mauritius and Amira India.

Terrorist acts and other acts of violence involving India or other neighboring countries could significantly harm our operations directly, or may result in a more general loss of customer confidence and reduced investment in these countries that reduces the demand for our products.

Terrorist attacks and other acts of violence or war involving India or other neighboring countries may significantly harm the Indian markets and the worldwide financial markets.  The occurrence of any of these events may result in a loss of business confidence, which could potentially lead to economic recession and generally cause significant harm to our business, results of operations and financial condition. In addition, any deterioration in international relations may result in investor concern regarding regional stability, which could decrease the price of our ordinary shares.

South Asia has also experienced instances of civil unrest and hostilities among neighboring countries from time to time. There have also been incidents in and near India such as terrorist attacks in Mumbai, Delhi and on the Indian Parliament, troop mobilizations along the India and Pakistan border and an aggravated geopolitical situation in the region. Such military activity or terrorist attacks in the future could significantly harm the Indian economy by disrupting communications and making travel more difficult. Resulting political tensions could create a greater perception that investments in Indian companies involve a high degree of risk. Furthermore, if India were to become engaged in armed hostilities, particularly hostilities that were protracted or involved the threat or use of nuclear weapons, we might not be able to continue our operations. Our insurance policies for a substantial part of our business do not cover terrorist attacks or business interruptions from terrorist attacks or for other reasons.

We are a holding company and are dependent on dividends and other distributions from our subsidiaries, particularly Amira India, which we will not wholly own after this offering therefore which will not pay us 100% of any dividend it declares, and whose ability to declare and pay dividends is restricted by loan covenants and Indian law.

We are a holding company with no direct operations.  As a result, we are dependent on dividends and other distributions from our subsidiaries (in particular, Amira India) for our cash requirements, including funds to pay dividends and other cash distributions to our shareholders.  We currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business and neither ANFI or Amira India anticipates paying any cash dividends for the foreseeable future.  Investors’ ownership of us following completion of this offering will represent a smaller corresponding indirect ownership interest of Amira India. Should we decide to pay dividends to our shareholders in the future, our ability and decision to pay dividends will depend on, among other things, the availability of dividends from Amira India.  However, under the terms of Amira India’s current loans, it will be required to obtain the consent of certain lenders prior to declaring and paying dividends and its current loan facilities preclude it from paying cash dividends in the event it is in default of its repayment obligations.  Amira India has not paid or declared any cash dividends on its equity.  The declaration and payment of any dividends by Amira India in the future will be recommended by its board of directors and approved by its shareholders at their discretion.  Under Indian law, a company declares dividends upon a recommendation by its board of directors and approval by a majority of the shareholders at the annual general meeting of shareholders.  However, while final dividends can be paid out by a company only after such dividends have been recommended by the board of directors and approved by shareholders, interim dividends can be paid out with only a recommendation by the board of directors.  The shareholders have the right to decrease but not to increase any dividend amount recommended by the board of directors.

Amira India does not intend to pay dividends to its shareholders, including Amira Mauritius, in the foreseeable future, and even if we decided it should, given the restrictions on paying dividends under Indian law, Amira India may not have sufficient profits in any year or accumulated profits to permit payment of dividends to its shareholders.  Upon completion of this offering, we will not own 100% of Amira India and therefore any dividend payment made by Amira India to us will also involve a payment to the other shareholders of Amira India, including Mr. Karan A. Chanana, our Chairman and Chief Executive Officer, and his affiliates.  Although we believe that ANFI will have sufficient funds upon completion of this offering to fund its expenses for the foreseeable future, it may not be practicable for us to use dividends from Amira India to provide ANFI with funds for its expenses, and we can provide no assurance that ANFI will not require more funds than we originally expect for expenses.  For more information, see “Dividend Policy.”

For as long as we are an “emerging growth company,” we will not be required to comply with certain reporting requirements that apply to other public companies.

We are an “emerging growth company,” as defined in the JOBS Act, enacted on April 5, 2012.  For as long as we continue to be an emerging growth company, we may choose to take advantage of certain exemptions from reporting requirements applicable to other public companies that are not emerging growth companies. These include: (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, (2) not being required to comply with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer, (3) not being required to comply with any new audit rules adopted by the PCAOB after April 5, 2012 unless the SEC determines otherwise, and (4) not being required to provide certain disclosure regarding executive compensation required of larger public companies. We could be an emerging growth company for up to five years from the end of our current fiscal year, although, if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of any January 31 before the end of that five-year period, we would cease to be an emerging growth company as of the following July 31. We cannot predict if investors will find our ordinary shares less attractive if we choose to rely on these exemptions. If some investors find our ordinary shares less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our ordinary shares and our share price may be more volatile.  Further, as a result of these scaled regulatory requirements, our disclosure may be more limited than that of other public companies and you may not have the same protections afforded to shareholders of such companies.

We will be a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to the Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. issuer.

Upon the completion of this offering, we will report under the Exchange Act as a foreign private issuer. Because we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time, and (iii) the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission, or the SEC, of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events. We intend to furnish quarterly reports to the SEC on Form 6-K for so long as we are subject to the reporting requirements of Section 13(g) or 15(d) of the Exchange Act, although the information we furnish may not be the same as the information that is required in quarterly reports on Form 10-Q for U.S. domestic issuers. In addition, while U.S. domestic issuers that are not large accelerated filers or accelerated filers are required to file their annual reports on Form 10-K within 90 days after the end of each fiscal year, in the fiscal years ending on or after December 15, 2011, foreign private issuers will not be required to file their annual report on Form 20-F until 120 days after the end of each fiscal year. Foreign private issuers are also exempt from the Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. Although we intend to make interim reports available to our shareholders in a timely manner, you may not have the same protections afforded to stockholders of companies that are not foreign private issuers.

As a foreign private issuer and a controlled company, we are permitted to take advantage of certain exemptions to the corporate governance requirements of the New York Stock Exchange.  This may afford less protection to holders of our ordinary shares.

We have applied to list our ordinary shares on the New York Stock Exchange. As a foreign private issuer, we may elect to follow certain home country corporate governance practices in lieu of certain New York Stock Exchange requirements, including the requirements that (1) a majority of the board of directors consist of independent directors, (2) a nominating and corporate governance committee be established that is composed entirely of independent directors and has a written charter addressing the committee’s purpose and responsibilities, (3) a compensation committee be established that is composed entirely of independent directors and has a written charter addressing the committee’s purpose and responsibilities, and (4) an annual performance evaluation of the nominating and corporate governance and compensation committees be undertaken. A foreign private issuer must disclose in its annual reports filed with the SEC each significant New York Stock Exchange requirement with which it does not comply followed by a description of its applicable home country practice.

In addition, we are, and will continue to be after the completion of this offering, a controlled company, or a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. As a controlled company, we are exempt from complying with certain corporate governance requirements of the New York Stock Exchange. A foreign private issuer is required to disclose in its annual report that it is a controlled company and the basis for that determination.

As a company incorporated in the BVI and listed on the New York Stock Exchange, we intend to meet the New York Stock Exchange’s requirements without making use of the above-mentioned exemptions. However, in the future we may rely on certain exemptions. Such practices may afford less protection to holders of our ordinary shares.

There is a risk that we will be classified as a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ordinary shares.

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (including our portion of the gross income of our 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (including our portion of the assets of our 25% or more-owned corporate subsidiaries) produce, or are held for the production of, passive income. Passive income generally includes dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section titled “Taxation—United States Federal Income Taxation—General”) of our ordinary shares, the U.S. Holder may be subject to increased U.S. federal income tax liability upon a sale or other disposition of our ordinary shares or the receipt of certain excess distributions from us and may be subject to additional reporting requirements. Based on the expected composition (and estimated values) of the assets and the nature of the income of us and our subsidiaries after the completion of this offering, we do not anticipate that we will be treated as a PFIC for our current taxable year or in the foreseeable future. Our actual PFIC status for our current taxable year or any subsequent taxable year, however, is uncertain and will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. U.S. Holders of our ordinary shares are urged to consult their own tax advisors regarding the possible application of the PFIC rules. For more information, see “Taxation—U.S. Federal Income Taxation—U.S. Holders—Passive Foreign Investment Company Rules.”

Insiders have substantial control over us, and their combined voting power of our ordinary shares and our Chairman and Chief Executive Officer’s direct and indirect equity interests in Amira India may give rise to conflicts of interest with our public shareholders.

After giving effect to the ordinary shares being offered in this offering, Karan A. Chanana, our Chairman and Chief Executive Officer, and his affiliates, including various companies controlled by him and direct members of his family, and certain of our other directors, will directly or indirectly hold approximately            % of the

outstanding ordinary shares of ANFI.  Accordingly, these shareholders will be able to control all matters requiring approval by holders of a majority of our outstanding ordinary shares, including the election of all the members of our board of directors (which will allow them day-to-day control of our management and affairs), amendments to our memorandum and articles of association, our winding up and dissolution, and other significant corporate transactions.  Specifically, they will be able to approve any sale of more than fifty percent in value of our assets, and certain mergers or consolidations involving us, a continuation of the company into a jurisdiction outside the BVI, or our voluntary liquidation.  As a result, they can cause, delay or prevent a change of control of, and generally preclude any unsolicited acquisition of us, even if such events would provide our public shareholders an opportunity to receive a premium for their ordinary shares, or are otherwise in the best interests of our public shareholders.

In addition, immediately upon the completion of this offering and the application of its net proceeds, Mr. Chanana and certain of his affiliates, including various companies controlled by him and direct members of his family, will also hold a significant minority equity interest in Amira India, through which we conduct almost all our operations.  These shareholders may have conflicting interests with our public shareholders.  For example, if Amira India indirectly makes distributions to us, Mr. Chanana and these affiliates will also be entitled to receive distributions pro rata in accordance with their percentage ownership in Amira India, and their preferences as to the timing and amount of any such distributions may differ from those of our public shareholders.  In addition, the structuring of future transactions may take into consideration tax or other ramifications to Mr. Chanana and these affiliates even where no similar ramifications would accrue to us or our public shareholders.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price of our ordinary shares.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls.  We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of our internal controls over financial reporting starting with our annual report on Form 20-F for the year ending March 31, 2014. In addition, an independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting beginning with our annual report on Form 20-F following the date on which we cease to qualify as an emerging growth company or if we become an accelerated filer or large accelerated filer. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting.  We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth.  If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price of our ordinary shares.

Lack of experience as officers of publicly-traded companies of our management team may hinder our ability to comply with the Sarbanes-Oxley Act.

It may be time-consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act.  We may need to hire additional financial reporting, internal controls and other finance staff or consultants in order to develop and implement appropriate internal controls and reporting procedures.  If we are unable to comply with the Sarbanes-Oxley Act’s internal controls requirements, we may not be able to obtain the independent auditor certifications that the Sarbanes-Oxley Act will require us to obtain in connection with the first annual report we publicly file after the earlier of the fifth anniversary of this offering or our determination that we no longer qualify as an “emerging growth company” under the JOBS Act.

We may be unable to adequately protect or continue to use our intellectual property. Failure to protect such intellectual property may harm our business.

The success of our business, in part, depends on our continued ability to use the “Amira” name and other intellectual property in order to increase awareness of the “Amira” name. We attempt to protect these intellectual property rights through available copyright and trademark laws. Despite these precautions, existing copyright and trademark laws afford only limited practical protection in certain countries, and the actions taken by us may be inadequate to prevent imitation by others of the “Amira” name and other intellectual property. In addition, if the applicable laws in these countries are drafted or interpreted in ways that limit the extent or duration of our rights, or if existing laws are changed, our ability to generate revenue from our intellectual property may decrease, or the cost of obtaining and maintaining rights may increase. We also distribute our Amira branded products in some countries in which there is no trademark protection. As a result, it may be possible for unauthorized third parties to copy and distribute our Amira branded products or certain portions or applications of our Amira branded products, which could have a material adverse effect on our business, prospects, results of operations and financial condition. If we fail to register the appropriate trademarks or our other efforts to protect relevant intellectual property prove to be inadequate, the value of the Amira name could decrease, which could harm our business and results of operations.

For example, in August 2011, the Department of Economic Development, Dubai, or the DED, imposed a fine and prohibition on a distributor/retailer of our “Amira” branded products in the UAE, on the basis of a complaint made by Arab & India Spices LLC, which alleged that our “Amira” branded products infringed an existing trademark “Ameera” registered in the name of Arab & India Spices LLC in the UAE. In order to amicably resolve this issue, Amira India and Arab & India Spices LLC commenced negotiations for settlement in August 2011, and Arab & India Spices LLC issued a letter to the DED, informing them of the settlement negotiations and requesting that legal proceedings instituted by the DED in this regard be withdrawn. While the negotiations are still ongoing, we may not be able to reach a final settlement with Arab & India Spices LLC, which could impair our ability to sell our “Amira” branded products in the UAE.

We have also initiated legal proceedings against certain parties for infringement of our intellectual property rights. For instance, Amira India has filed multiple legal proceedings before various courts and forums in India against a number of third parties for infringement of the trademarks “Amira” and “Guru.” Through these legal proceedings, Amira India has sought injunctive relief, and in some cases rectification of the register of trademarks, to restrain the third parties from using any mark or label that is identical or deceptively similar to Amira India’s registered trademarks.

In the future, additional litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Regardless of the validity or the success of the assertion of any claims, we could incur significant costs and diversion of resources in enforcing our intellectual property rights or in defending against such claims, which could harm our business and results of operations.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, particularly after we no longer qualify as an “emerging growth company.” In addition, the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC, have required changes in corporate governance practices of public companies. We expect these new rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. In addition, we will incur additional costs associated with our public company reporting requirements. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related to this Offering

Investors may have difficulty enforcing judgments against us, our directors and management.

ANFI is incorporated under the laws of the BVI. Further, we conduct substantially all of our operations in India through our key operating subsidiary in India. The majority of our directors and officers, and some of the experts named in this prospectus, reside outside the United States, and a majority of our assets and some or all of the assets of such persons are located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon us or those persons, or to recover against us or them on judgments of United States courts, including judgments predicated upon the civil liability provisions of the United States federal securities laws. An award of punitive damages under a United States court judgment based upon United States federal securities laws is likely to be construed by BVI and Indian courts to be penal in nature and therefore unenforceable in both the BVI and India. Further, no claim may be brought in the BVI or India against us or our directors and officers in the first instance for violation of United States federal securities laws because these laws have no extraterritorial application under BVI or Indian law and do not have force of law in the BVI or India. However, a BVI or Indian court may impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under BVI or Indian law. Moreover, it is unlikely that a court in the BVI or India would award damages on the same basis as a foreign court if an action were brought in the BVI or India or that a BVI or Indian court would enforce foreign judgments if it viewed the judgment as inconsistent with BVI or Indian practice or public policy.

The courts of the BVI or India would not automatically enforce judgments of United States courts obtained in actions against us or our directors and officers, or some of the experts named herein, predicated upon the civil liability provisions of the United States federal securities laws, or entertain actions brought in the BVI or India against us or such persons predicated solely upon United States federal securities laws. Further, there is no treaty in effect between the United States and the BVI providing for the enforcement of judgments of United States courts in civil and commercial matters and the United States has not been declared by the Government of India to be a reciprocating territory for the purposes of enforcement of foreign judgments, and there are grounds upon which BVI or Indian courts may decline to enforce the judgments of United States courts. Some remedies available under the laws of United States jurisdictions, including remedies available under the United States federal securities laws, may not be allowed in the BVI or Indian courts if contrary to public policy in the BVI or India (as the case may be). Because judgments of United States courts are not automatically enforceable in the BVI or India, it may be difficult for you to recover against us or our directors and officers or some experts named in this prospectus based upon such judgments. In India, prior approval of the Reserve Bank of India is required in order to repatriate any amount recovered pursuant to such judgments. For more information, see “Enforceability of Civil Liabilities.”

The price of our ordinary shares will fluctuate and you may not be able to sell your ordinary shares at or above the initial public offering price.

Before this initial public offering, there was no public market for our ordinary shares.  An active public market for our ordinary shares may not develop, and the market price of our ordinary shares may decline below the initial public offering price.  The initial public offering price of our ordinary shares will be determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the trading market following this offering.  You may not be able to resell your ordinary shares at a price that is attractive to you. In addition, the market price of our ordinary shares could fluctuate significantly after this offering. In recent years, the stock market has experienced significant volatility. These and other factors may cause the market price and demand for our ordinary shares to fluctuate substantially, which may limit or prevent investors from readily selling their ordinary shares and may otherwise negatively affect the liquidity of our ordinary shares. In addition, in the past, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our shareholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from other business concerns.

You will experience immediate and substantial dilution in the net tangible book value of ordinary shares purchased.

The initial public offering price per ordinary share is substantially higher than the net tangible book value per ordinary share prior to this offering.  Accordingly, if you purchase our ordinary shares in this offering, you will

incur immediate dilution of approximately $         in the net tangible book value per ordinary share from the price you pay for our ordinary shares, representing the difference between (1) the assumed initial public offering price of $        per ordinary share (the mid-point of the estimated offering price range set forth in the front cover of this prospectus) and (2) the pro forma net tangible book value per ordinary share of $         at March 31, 2012 after giving effect to this offering.  For more information, see “Dilution.”

We may not pay any cash dividends on our ordinary shares.

We have not paid dividends on any of our ordinary shares to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. As a result, capital appreciation, if any, of our ordinary shares are likely to be your sole source of gain for the foreseeable future. Consequently, in the foreseeable future, you will likely only experience a gain from your investment in our ordinary shares if the price of our ordinary shares increases.

In addition, our ability and decisions whether to pay dividends in the future will depend on our earnings, financial condition and capital requirements. Dividends distributed by us will attract dividend distribution tax at rates applicable from time to time. We may not generate sufficient income to cover our operating expenses and pay dividends to our shareholders, or at all. Since we will conduct substantially all our operations through Amira India, our ability to pay dividends may depend on the availability of dividends from Amira India, and its credit facilities preclude it from paying cash dividends without the consent of certain lenders. A portion of any dividend paid by Amira India will not go to us but rather to Mr. Karan A. Chanana and his affiliates. Our ability to pay dividends also could be restricted under financing arrangements that we may enter into in the future and we may be required to obtain the approval of lenders in the event we are in default of our repayment obligations. We may be unable to pay dividends in the near or medium term, and our future dividend policy will depend on our capital requirements, financing arrangements, results of operations and financial condition.

Future issuances of our ordinary or preferred shares may cause a dilution in your shareholding and restrictions agreed to as part of debt financing arrangements may place restrictions on our operations.

We may be required to raise additional funding to meet our working capital, capital expenditure requirements for our planned long term capital needs, or to fund future acquisitions.  If such funding is raised through issuance of new equity or equity-linked securities, it may cause a dilution in the percentage ownership of our then existing shareholders. Our memorandum and articles of association authorizes the issuance of an unlimited number of ordinary shares and preferred shares without the need for shareholder approval. We may issue a substantial number of additional ordinary shares, which may significantly dilute the equity interests of investors in this offering who will not have pre-emptive rights with respect to such an issuance, subordinate the rights of holders of ordinary shares if preferred shares are issued with rights senior to those afforded to our ordinary shares, or harm prevailing market prices for our ordinary shares.

Alternatively, if such funding requirements are met by way of additional debt financing, we may have restrictions placed on us through such debt financing arrangements which may:

•                  limit our ability to pay dividends or require us to seek consents for the payment of dividends;

•                  increase our vulnerability to general adverse economic and industry conditions;

•                  limit our ability to pursue our business strategies;

•                  require us to dedicate a substantial portion of our cash flow from operations to service our debt, thereby reducing the availability of our cash flow to fund capital expenditure, working capital requirements and other general corporate purposes; and

•                  limit our flexibility in planning for, or reacting to, changes in our business and our industry.

Future sales of shares by existing shareholders could cause our stock price to decline.

If our existing shareholders sell, or indicate an intent to sell, substantial amounts of our ordinary shares in the public market after the 180-day contractual lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our ordinary shares could decline significantly and could decline below the initial public offering price. We cannot predict the effect, if any, that future public sales of these ordinary shares or the availability of these ordinary shares for sale will have on the market price of our ordinary shares. Based on              ordinary shares outstanding as of                     , 2012, upon the completion of this offering, we will have outstanding             ordinary shares. Of these shares, ordinary shares, plus any shares sold pursuant to the underwriters’ option to purchase additional shares, will be immediately freely tradable, without restriction, in the public market. Our officers, directors and principal shareholders have executed lock-up agreements preventing them from selling any ordinary shares held by them prior to this offering that they hold for a period of 180 days from the date of this prospectus, subject to certain limited exceptions and extensions described under the section titled “Underwriting.” UBS Securities LLC and Deutsche Bank Securities Inc. may, in their sole discretion, permit our officers, directors and current shareholders to sell shares prior to the expiration of these lock-up agreements.

After the lock-up agreements pertaining to this offering expire, an additional              shares will be eligible for sale in the public market in accordance with and subject to the limitation on sales by affiliates as provided in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act. In addition,              shares reserved for future issuance under our 2012 Omnibus Incentive Plan will become eligible for sale in the public market in the future, subject to certain legal and contractual limitations. If our existing shareholders sell substantial amounts of our ordinary shares in the public market, or if the public perceives that such sales could occur, this could significantly harm the market price of our ordinary shares, even if there is no relationship between such sales and the performance of our business.

Certain types of class or derivative actions generally available under U.S. law may not be available as a result of the fact that ANFI is incorporated in the BVI. As a result, the rights of shareholders may be limited.

BVI companies may not have standing to initiate a shareholder derivative action in a federal court of the United States. The circumstances in which any such action may be brought, and the procedures and defenses that may be available in respect to any such action, may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company organized in the United States. Accordingly, shareholders may have fewer alternatives available to them if they believe that corporate wrongdoing has occurred. The BVI courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the BVI, based on certain liability provisions of U.S. securities laws that are penal in nature.

Our right to issue preferred shares could make a third party acquisition of us difficult.

Our memorandum and articles of association permits our board of directors to issue preferred shares in one or more series and designate rights, preferences, designations and limitations attaching to the preferred shares as they determine in their discretion and without shareholder approval. If issued, the rights, preferences, designations and limitations of the preferred shares could operate to the disadvantage of the outstanding ordinary shares and the holders of the ordinary would not have any pre-emption rights with respect to such issuance. Such terms could include, among others, preferences as to dividends and distributions on liquidation, or could be used to prevent possible corporate takeovers.

If securities or industry research analysts do not publish or cease publishing research or reports about our business or if they issue unfavorable commentary or downgrade our ordinary shares, our stock price and trading volume could decline.

The trading market for our ordinary shares will rely in part on the research and reports that securities and industry research analysts publish about us, our industry and our business. We do not have any control over these analysts. Our stock price and trading volumes could decline if one or more securities or industry analysts downgrade our ordinary shares, issue unfavorable commentary about us, our industry or our business, cease to cover our company or fail to regularly publish reports about us, our industry or our business.

You may be subject to Indian taxes on income arising through the sale of our ordinary shares.

Pursuant to recent amendments to the Indian Income Tax Act, 1961, as amended, income arising directly or indirectly through the sale of a capital asset, including any share or interest in a company or entity registered or incorporated outside India, will be liable to tax in India, if such share or interest derives, directly or indirectly, its value substantially from assets located in India and whether or not the seller of such share or interest has a residence, place of business, business connection, or any other presence in India. The amendments do not currently define the term “substantially,” and they also do not deal with the interplay between a tax treaty and the amendments to the Indian Income Tax Act, 1961, as amended, and the existing Double Taxation Avoidance Agreements, or DTAAs, that India has entered into with countries such as the United States, United Kingdom and Canada, in case of an indirect transfer. Accordingly, the implications of the recent amendments are presently unclear. For additional information, see “Taxation—Indian Taxation.”

You may have more difficulty protecting your interests than you would as a shareholder of a U.S. corporation.

Our corporate affairs are governed by the provisions of our memorandum and articles of association, as amended and restated from time to time, and by the provisions of applicable BVI law. The rights of our shareholders and the responsibilities of our directors and officers under BVI law are different from those applicable to a corporation incorporated in the United States. There may be less publicly available information about us than is regularly published by or about U.S. issuers. Also, the BVI regulations governing the securities of BVI companies may not be as extensive as those in effect in the United States, and the BVI law and regulations regarding corporate governance matters may not be as protective of minority shareholders as state corporation laws in the United States. Therefore, you may have more difficulty protecting your interests in connection with actions taken by our directors and officers or our principal shareholders than you would as a shareholder of a corporation incorporated in the United States.

There are no pre-emptive rights in favor of holders of ordinary shares so you may not be able to participate in future equity offerings.

There are no pre-emptive rights applicable under our memorandum and articles of association or BVI law in favor of existing shareholders in respect of further issues of shares. Consequently you may not be entitled to participate in any such future offerings of shares.

We are not subject to the supervision of the Financial Services Commission of the BVI. As a result, our shareholders are not protected by any regulatory inspections in the BVI.

We are not an entity subject to any regulatory supervision in the BVI by the Financial Services Commission. As a result, shareholders are not protected by any regulatory supervision or inspections by any regulatory agency in the BVI and we are generally not required to observe any restrictions in respect of our conduct under BVI law, except as otherwise disclosed in this prospectus, under the BVI Business Companies Act, 2004, or the BVI Act, or our memorandum and articles of association. There are no approval, filing or registration requirements currently in force in the BVI with respect to this offering.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains many statements that are “forward-looking” and uses forward-looking terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “ought to,” “plan,” “possible,” “potentially,” “predicts,” “project,” “should,” “will,” “would,” negatives of such terms or other similar statements. You should not place undue reliance on any forward-looking statement due to its inherent risk and uncertainties, both general and specific. Although we believe the assumptions on which the forward-looking statements are based are reasonable and within the bounds of our knowledge of our business and operations as of the date of this prospectus, any or all of those assumptions could prove to be inaccurate. As a result, the forward-looking statements based on those assumptions could also be incorrect. The forward-looking statements in this prospectus include, without limitation, statements relating to:

•                  our goals and strategies;

•                  our proposed expansion;

•                  our future business development, results of operations and financial condition;

•                  our ability to protect our intellectual property rights;

•                  projected revenue, profits, earnings and other estimated financial information;

•                  our ability to maintain strong relationships with our customers and suppliers;

•                  our planned use of proceeds; and

•                  governmental policies regarding our industry.

The forward-looking statements included in this prospectus are subject to known and unknown risks, uncertainties and assumptions about our businesses and business environments. These statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual results of our operations may differ materially from information contained in the forward-looking statements as a result of risk factors, some of which are described under “Risk Factors” and elsewhere in this prospectus, and include, among other things:

•                  we face significant competition from both Indian and international producers of Basmati and other rice and other food products;

•                  we face risks associated with our international business;

•                  we generally do not enter into long term or exclusive supply contracts with our Indian customers or with our distributors;

•                  we rely on our one processing and packaging facility and a limited number of third party processing facilities;

•                  we rely on a few customers for a substantial part of our revenue;

•                  our operations and growth may be affected by weather, disease, pests and overfarming of land;

•                  our operations are highly regulated in the areas of food safety and protection of human health, and we may be subject to compliance costs and potential claims and regulatory actions;

•                  our historical and future sales abroad to certain non-U.S. customers expose us to special risks associated with operating in particular countries;

•                  we may require additional financing in the form of debt or equity to meet our working capital requirements;

•                  we have incurred a substantial amount of debt, and if we fail to comply with the covenants in our financing agreements, some of our financing agreements may be terminated; and

•                  the Government of India has previously banned the export of certain of our products, and future changes in its regulation of our international sales may harm our business and financial performance.

These risks and uncertainties are not exhaustive. Other sections of this prospectus include additional factors which could significantly harm our business and financial performance. The forward-looking statements contained in this prospectus speak only as of the date of this prospectus or, if obtained from third party studies or reports, the date of the corresponding study or report, and are expressly qualified in their entirety by the cautionary statements in this prospectus. Since we operate in an emerging and evolving environment and new risk factors and uncertainties emerge from time to time, you should not rely upon forward-looking statements as predictions of future events. Except as otherwise required by the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We estimate that our proceeds from this offering, net of underwriting discounts and commissions and the estimated offering expenses payable by us (including the consulting fee being paid to our consultant as described in “Underwriting”) will be approximately $     million (or approximately $            million if the underwriters exercise their over-allotment option in full), based on an initial offering price of $      per share, which represents the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus. A $1.00 increase (decrease) in the assumed initial public offering price of $     per share would increase (decrease) the net proceeds to us from this offering by approximately $       million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. A one million share increase (decrease) in the number of shares offered by us in this offering would increase (decrease) the net proceeds to us by approximately $       million.

We intend to use $     million of net proceeds to fund the purchase by Amira Mauritius of equity shares of Amira India pursuant to the share subscription agreement, which will occur contemporaneously with the completion of this offering, and to retain $        million to fund future operating expenses of ANFI through 2017.

Net proceeds of $     million to be received by Amira India pursuant to the share subscription agreement are intended to be used as follows:

•	$ million to partially fund the development of a new processing facility

•	$ million to repay a portion of the indebtedness under our secured revolving credit facilities

•

$        million for working capital and other general corporate purposes, which may include further expansion of our processing capabilities worldwide as well as the acquisition of businesses and technologies (although we have no present understandings, commitments or agreements to further expand our facilities or to acquire any businesses or technologies)

Upon repayment of our secured revolving credit facilities, we do not plan to immediately draw down on our credit facilities.

The weighted average interest rates under our outstanding secured revolving credit facilities for each of the years ended March 31, 2010, 2011 and 2012 were as follows:

Interest	March 31, 2010	March 31, 2011	March 31, 2012
Floating Rates of Interest	10.4%	10.6%	12.5%

Our outstanding secured revolving credit facilities mature within one year. In the past year, we have used our revolving credit under such facilities to purchase paddy and other raw materials. As of March 31, 2012, an aggregate of $104.5 million of debt under such facilities was outstanding.

Other than the amounts to be used to partially fund the development of a new processing facility and repay our outstanding secured revolving credit facilities, we have not yet determined the exact amount of the net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant flexibility in applying the remaining net proceeds from this offering. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Pending their use, we intend to invest our net proceeds from this offering primarily in short term, investment grade, interest-bearing instruments.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our ordinary shares. We currently intend to retain all available funds and any future earnings to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future decision to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors deems relevant.

Under BVI law, our directors may authorize payment of a dividend to shareholders at such time and of such an amount as they determine if they are satisfied on reasonable grounds that immediately following the dividend the value of the company’s assets will exceed its liabilities and the company will be able to pay its debts as they become due. There is no further BVI statutory restriction on the amount of funds which may be distributed by us by dividend.

We are a holding company and will have to rely on dividends and other distributions paid to us by our subsidiaries (in particular, Amira India) for our cash requirements, including funds to pay dividends and other cash distributions to our shareholders. Our ability and decision to pay dividends to our shareholders will depend on, among other things, the availability of dividends from Amira India. However, under the terms of Amira India’s current credit facilities, it will be required to obtain the consent of certain lenders prior to declaring and paying any dividends and, in the event it is in default of its repayment obligations, it will also be required to obtain the consent of all its lenders prior to declaring and paying dividends. Amira India has never paid or declared any cash dividends on its equity. The declaration and payment of any dividends by Amira India in the future will be recommended by its board of directors and approved by its shareholders at their discretion.

Amira India does not intend to pay dividends to its shareholders, including Amira Mauritius, in the foreseeable future, and even if we decided it should, since we will not own all of Amira India following the consummation of this offering and the use of the proceeds therefrom, we will not receive all of the dividends paid by Amira India.  Rather, we will receive a dividend in proportion to our ownership interest in Amira India, which will be approximately    % following consummation of this offering.  Mr. Karan A. Chanana and his affiliates will receive the balance of any dividend paid by Amira India.

Under Indian law, a company declares dividends upon a recommendation by its board of directors and approval by a majority of the shareholders at the annual general meeting of shareholders. However, while final dividends can be paid out by a company only after such dividends have been recommended by the board of directors and approved by shareholders, interim dividends can be paid out with only a recommendation by the board of directors. The shareholders have the right to decrease but not to increase any dividend amount recommended by the board of directors. Under Indian law, shares of a company belonging to the same class must receive equal dividend treatment.

Further, under Indian law, a company is permitted to declare or pay dividends in any year from profits for that year only if it transfers a specified percentage of profits for that year or previous years to the reserves of the company as prescribed by the Indian Companies Act, 1956, as amended, or the Companies Act, and applicable rules thereunder.

If profits for a particular year are insufficient to declare dividends (including interim dividends), the dividends for that year may be declared and paid out from accumulated profits if the following conditions are fulfilled:

•                  the rate of dividend to be declared shall not exceed the average of the rates at which dividends were declared in the five years immediately preceding that year or 10.0% of the company’s paid-up share capital, whichever is less;

•                  the total amount to be drawn from the accumulated profits earned in previous years and transferred to the reserves shall not exceed an amount equal to one-tenth of the sum of the company’s paid-up share capital and free reserves, and the amount so drawn shall first be utilized to set off the losses incurred in the financial year before any dividend in respect of preferred or equity shares is declared; and

•                  the balance of the reserves after such withdrawal shall not fall below 15.0% of the company’s paid-up share capital.

Given the above-mentioned restrictions of Indian law, Amira India may not have sufficient profits in any year or accumulated profits to permit payment of dividends to its shareholders, including Amira Mauritius.  As such, it may not be practicable for us to use dividends from Amira India to provide ANFI with funds for its expenses.

CAPITALIZATION

The following table sets forth our cash position as well as our capitalization as of March 31, 2012 on:

•                  an actual basis (reflecting the capitalization of Amira India, our predecessor);

•                  on a pro forma basis to reflect the following transactions that will occur substantially contemporaneously with the completion of this offering:

•                  the share subscription by Amira Mauritius with substantially all of the net proceeds of this offering (other than approximately $        million to be retained by ANFI to fund its future operating expenses);

•                  the effectiveness of a     -for-     stock split of our ordinary shares; and

•                  the amendment of our memorandum and articles of association.

•                  on a pro forma as adjusted basis to further reflect:

•                  our sale of        ordinary shares in this offering at an assumed initial public offering price of $      per share, which represents the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus; and

•                  the application of the net proceeds therefrom by Amira India following the share subscription described above;

in the case of such pro forma as adjusted basis, as if such transactions had occurred on March 31, 2012.

You should read this table in conjunction with our audited consolidated financial statements and notes thereto included in this prospectus, and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

		As of March 31, 2012
	Actual	Pro Forma	Pro Forma As Adjusted
Cash and cash equivalents	$8,368,256
Total liabilities(1)	186,368,368

Share capital (12,979,975 ordinary shares issued and outstanding, actual; ordinary shares issued and outstanding, pro forma; ordinary shares issued and outstanding, as adjusted)	2,546,542
Securities premium	8,757,683
Reserve for available for sale financial assets	(31,712)
Currency translation reserve	(2,419,710)
Actuarial gain/(loss) reserve	12,380
Capital redemption reserve	385,983
Retained earnings	36,433,303
Total equity attributable to shareholders	45,684,469
Total capitalization	232,052,837

(1) Total liabilities includes both non-current liabilities of $12,344,938 and current liabilities of $174,023,430.

A $1.00 increase (decrease) in the assumed initial public offering price of $     per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) share capital and total capitalization by $           million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses. A one million share increase (decrease) in the number of shares sold by us in this offering would increase (decrease) share capital and total capitalization by approximately $       million, assuming an initial public offering price of $        per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses.

DILUTION

Our pro forma net tangible book value as of March 31, 2012 was approximately $            million, or approximately $          per ordinary share.  “Pro forma net tangible book value per share” represents the amount of our total tangible assets less the amount of our total liabilities, divided by the number of ordinary shares outstanding, after giving retroactive effect to our planned corporate reorganization which will take place upon the closing of this offering.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of ordinary shares in this offering and the pro forma net tangible book value per ordinary share immediately after completion of this offering.  Our pro forma net tangible book value as of March 31, 2012 would have been approximately $       million, or approximately $       per ordinary share, after giving effect to the sale of the          ordinary shares being offered and deducting underwriting discounts and commissions and the estimated offering expenses.

This represents an immediate increase in pro forma net tangible book value of $    per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $       per share to new investors.  The following table illustrates this per share dilution:

Assumed initial public offering price per ordinary share	$
Pro forma net tangible book value per ordinary share as of March 31, 2012	$
Increase in pro forma net tangible book value per ordinary share attributable to price paid by new investors	$
Pro forma net tangible book value per ordinary share after this offering	$
Dilution in pro forma net tangible book value per ordinary share to new investors in this offering	$

The following table summarizes on a pro forma basis the differences as of March 31, 2012 between the shareholders as of March 31, 2012, at our most recent fiscal year end, and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(in thousands, except for percentages	Ordinary shares purchased			Total consideration	Average price per ordinary share
and per share data)	Number	%	$	%	$
Existing shareholders
New investors
Total

If the underwriters’ over-allotment option is exercised in full, the number of ordinary shares held by existing shareholders will be reduced to              % of the total number of ordinary shares to be outstanding after this offering and the number of ordinary shares held by the new investors will be increased to                   ordinary shares or        % of the total number of ordinary shares outstanding after this offering.

A 10% increase in the number of ordinary shares sold would decrease the number of shares held by existing shareholders as a percentage of the total number of ordinary shares outstanding after this offering by         %; the number of ordinary shares held by new investors would increase by               ordinary shares or       % of the total number of ordinary shares outstanding after this offering.

ENFORCEABILITY OF CIVIL LIABILITIES

ANFI is incorporated in the BVI and our primary operating subsidiary, Amira India, is incorporated in India. The majority of our directors and executive officers are not residents of the United States and substantially all of our assets and the assets of such persons are located outside the United States. As a result, it may not be possible for you to effect service of process within the United States upon such persons or us. In addition, you may be unable to enforce judgments obtained in courts of the United States against such persons outside the jurisdiction of their residence, including judgments predicated solely upon U.S. securities laws.

There is uncertainty as to whether the courts in the BVI would enforce judgments obtained in the United States against us or our directors or executive officers, as well as the experts named herein, based on the civil liability provisions of the securities laws of the United States or allow actions in the BVI against us or our directors or executive officers based only upon the securities laws of the United States. Further, foreign judgments may not be given effect to by a BVI court where it would be contrary to public policy in the BVI or to the extent that they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages. In addition, no claim may be brought in the BVI or India against us or our directors and officers, as well as the experts named herein, in the first instance for a violation of U.S. federal securities laws because these laws have no extraterritorial application under BVI or Indian law and do not have force of law in the BVI or India.

In addition to and irrespective of jurisdictional issues, neither the BVI nor Indian courts will enforce a provision of the U.S. federal securities laws that is either penal in nature or contrary to public policy. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by BVI or Indian courts. An award of punitive damages under a U.S. court judgment based upon U.S. federal securities law is likely to be construed by BVI and Indian courts to be penal in nature and therefore unenforceable in both the BVI and India. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, would not be available under BVI or Indian law or enforceable in a BVI or Indian court, if they are considered to be contrary to BVI or Indian public policy (as the case may be).

Section 44A of the Indian Code of Civil Procedure, 1908, as amended, or the Civil Procedure Code, provides that where a foreign judgment has been rendered by a superior court in any country or territory outside of India which the Government of India has by notification declared to be a reciprocating territory, such foreign judgment may be enforced in India by proceedings in execution as if the judgment had been rendered by an appropriate court in India. However, the enforceability of such judgments is subject to the exceptions set forth in Section 13 of the Civil Procedure Code. This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

•                  where the judgment has not been pronounced by a court of competent jurisdiction;

•                  where the judgment has not been given on the merits of the case;

•                  where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;

•                  where the proceedings in which the judgment was obtained were opposed to natural justice;

•                  where the judgment has been obtained by fraud; or

•                  where the judgment sustains a claim founded on a breach of any law in force in India.

India is not a signatory to the “Convention on the recognition and enforcement of foreign judgments in civil and commercial matters” or any other international treaty in relation to the recognition or enforcement of foreign judgments. Section 44A of the Civil Code provides that where a foreign judgment has been rendered by a superior court in any country or territory outside India which the Government of India has declared to be a reciprocating territory, it may be enforced in India as if the judgment had been rendered in India. The United States has not been declared by the Government of India to be a reciprocating territory for the purposes of Section 44A of the Civil

Procedure Code. If a judgment of a foreign court is not enforceable under Section 44A of the Civil Procedure Code as described above, it may be enforced in India only by a suit filed upon the judgment, subject to Section 13 of the Civil Procedure Code, and not by proceedings in execution. Accordingly, a judgment of a court in the United States may be enforced only by filing a fresh suit on the basis of the judgment and not by proceedings in execution.

The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is difficult to predict whether a suit brought in an Indian court will be disposed of in a timely manner or be subject to untimely delay. Furthermore, it is unlikely that an Indian court would enforce a foreign judgment if it viewed the amount of damages awarded as excessive or inconsistent with public policy or practice in India.

A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the Reserve Bank of India under the Foreign Exchange Management Act, 1999, as amended, or FEMA, to repatriate any amount recovered pursuant to such enforcement. Any judgment in a foreign currency would be converted into Indian Rupees on the date of judgment and not on the date of payment.

There is no statutory enforcement in the BVI of judgments obtained in the United States; however, the courts of the BVI will in certain circumstances recognize such a foreign judgment and treat it as a cause of action in itself which may be sued upon as a debt at common law so that no retrial of the issues would be necessary provided that:

•                  the U.S. court issuing the judgment had jurisdiction in the matter and the company either submitted to such jurisdiction or was resident or carrying on business within such jurisdiction and was duly served with process;

•                  is final and for a liquidated sum;

•                  the judgment given by the U.S. court was not in respect of penalties, taxes, fines or revenue obligations of the company;

•                  in obtaining judgment there was no fraud on the part of the person in whose favor judgment was given or on the part of the court;

•                  recognition and enforcement of the judgment in the BVI would not be contrary to public policy; and

•                  the proceedings pursuant to which judgment was obtained were not contrary to natural justice.

In appropriate circumstances, the BVI court may give effect in the BVI to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

You should read the following summary consolidated financial information in conjunction with our audited consolidated financial statements and notes thereto beginning on page F-1 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 45 in this prospectus.

The following selected consolidated income statements data, other financial data, and statements of financial position data for fiscal 2010, 2011 and 2012 are derived from our audited consolidated income statements and statements of financial position included in this prospectus beginning on page F-1, which reflect the financial data of Amira India, our predecessor. Following the consummation of this offering and the use of proceeds therefrom, we will own               % of Amira India and will consolidate its financial results into ours.  As a result, following the consummation of this offering, the remaining approximately     % of Amira India that will not be indirectly owned by ANFI will be reflected in our consolidated financial statements as a non-controlling interest and, accordingly, the profit for the year attributable to equity shareholders of ANFI will be reduced by a corresponding percentage.

We have prepared our audited consolidated financial statements in accordance with IFRS as issued by IASB.  Our historical results for any period are not necessarily indicative of results to be expected in any future period.

	Year Ended March 31,
	2010	2011	2012
Income Statements Data
Revenue	$201,663,883	$255,011,121	$328,979,799
Other income	1,834,506	2,147,141	637,383
Cost of material	(210,580,278)	(234,707,437)	(270,259,623)
Change in inventory of finished goods	37,612,653	28,688,934	6,667,730
Personnel expenses	(1,925,734)	(2,413,584)	(2,844,454)
Depreciation and amortization	(844,626)	(1,915,934)	(2,089,738)
Freight, forwarding and handling expenses	(5,282,320)	(10,775,383)	(13,990,863)
Other expenses	(7,282,069)	(9,771,151)	(10,568,202)
Finance costs	(12,670,922)	(19,676,559)	(21,786,007)
Finance income	72,770	164,853	303,036
Other financial items	5,392,277	2,607,924	1,032,599
Profit before tax	$7,990,140	$9,359,925	$16,081,660
Income tax expense	(2,767,534)	(2,948,276)	(4,137,422)
Profit for the year(1)	5,222,606	6,411,649	11,944,238

Basic and diluted earnings per share(2)	0.47	0.49	0.92
Pro forma earnings per share(3)	$	$	$

Other Financial Data
EBITDA(4)	$21,505,687	$30,952,419	$39,957,405

		Year Ended March 31, 2012
	Actual	Pro Forma(3)	Pro Forma As Adjusted(5)
Statements of Financial Position Data
Cash and cash equivalents	$8,368,256	$	$
Total current assets	205,591,141
Total assets	232,052,837
Total equity	45,684,469
Total debt	141,755,853
Total liabilities	186,368,368
Total equity and liabilities	232,052,837

(1)  Following the consummation of this offering and the use of proceeds therefrom, we will own    % of Amira India and will consolidate its financial results into ours. As a result, following the consummation of this offering, the remaining approximately    % of Amira India that will not be indirectly owned by ANFI will be reflected in our consolidated financial statements as a non-controlling interest and, accordingly, the profit for the year attributable to equity shareholders of ANFI will be reduced by a corresponding percentage.

(2)  Basic and diluted earnings per share are calculated using profit for the year attributable to shareholders of Amira India. Following the consummation of this offering, we will consolidate the financial results of Amira India with ANFI, and earnings per share will reflect the profit attributable to shareholders of ANFI, as reflected in the line item “Pro forma earnings per share”.

(3)  Pro forma figures reflect the share subscription by Amira Mauritius with substantially all of the net proceeds of this offering (other than approximately $        million to be retained by ANFI to fund its future operating expenses) to bring Amira India under the control of ANFI, resulting in a reorganization of entities under common control, and the effectiveness of a     -for-     stock split of our ordinary shares, each of which will occur substantially contemporaneously with the completion of this offering. A reorganization involving entities under common control is outside the scope of IFRS 3, and there is no other authoritative guidance under IFRS for accounting of similar transactions. Accordingly, management is required to use its judgment to develop an accounting policy that is relevant and reliable, in accordance with paragraph 12 of IAS 8. Management intends to apply the pooling of interest method to account for this reorganization on the completion of this offering. This method is also prescribed under U.S. GAAP for the reorganization of entities under common control.

(4)  The presentation of this non-IFRS financial measure is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with IFRS. We define EBITDA as profit for the year plus finance costs, income tax expense and depreciation and amortization. For more information, see “Non-IFRS Financial Measure” under “Management’s Discussion and Analysis of Financial Condition.”

(5)  Pro forma as adjusted figures reflect our sale of ordinary shares in this offering and the application of the net proceeds as described under “Use of Proceeds.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited consolidated financial statements and notes thereto included in this prospectus beginning on page F-1. The following discussion and analysis contain forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a leading global provider of packaged Indian specialty rice, with sales in over 40 countries today. We generate the majority of our revenue through the sale of Basmati rice, a premium long-grain rice grown only in certain regions of the Indian sub-continent, under our flagship Amira brand as well as under other third party brands. Our fourth generation leadership has leveraged nearly a century of experience to take the Amira brand global in recent years. We recently launched new lines of Amira branded products such as ready-to-eat snacks to complement our packaged rice offerings and we also sell bulk commodities to large international and regional trading firms.

We sell our products, primarily in emerging markets, through a broad distribution network. We launched our flagship Amira brand in 2008 and now sell our branded products in more than 25 countries. In emerging markets, our customer channels include traditional retail, which we define as small, privately-owned independent stores, typically at a single location, and modern trade retailers, which we define as large supermarkets typically in a mall or on a commercial street and usually part of a chain of stores. Since 2010, Amira India has been recognized each year by the World Economic Forum as a Global Growth Company, an invitation-only community consisting of approximately 300 of the world’s fastest-growing corporations, including companies such as illycaffe SpA and Intralinks. In 2010 and 2011, Inc. India, a leading Indian business magazine, identified Amira India as one of India’s fastest growing mid-sized companies.

In fiscal 2010, 2011 and 2012, our revenue was $201.7 million, $255.0 million and $329.0 million, respectively, representing a CAGR of 27.7%. In fiscal 2010, 2011 and 2012, our profit for the year was $5.2  million, $6.4 million and $11.9 million, respectively, representing a CAGR of 51.2%. In fiscal 2010, 2011 and 2012, our EBITDA, or profit for the year plus finance costs, income tax expense and depreciation and amortization, was $21.5 million, $31.0 million and $40.0 million, respectively, representing a CAGR of 36.3%. Revenue from sales of our Amira branded and third party branded products contributed 91.9% to our total revenue in fiscal 2012. Revenue from sales to our institutional clients contributed 8.1% to our total revenue in fiscal 2012.

Our Indian business contributed 34.0% of our fiscal 2012 revenue, and revenue from our international operations contributed 66.0% of our total revenue in fiscal 2012. Our Indian business consists primarily of sales under the Amira brand name. We believe that we have a pan-Indian presence and reach our customers through 62 distributors that sell our products to both traditional and modern retailers, as well as foodservice customers. Our international business primarily consists of the sale of Amira branded, third party branded and institutional products in more than 40 countries worldwide. We access these international markets through a combination of regional offices, in-country distribution and global retailer relationships. Our international markets consist primarily of high-growth emerging markets.

As of March 31, 2012, we had 56 employees working exclusively in sales, marketing and distribution. We divide these personnel across different geographic regions in India and the rest of the world. 36 of them are focused on sales and marketing to the Indian market, and 20 of them are focused on sales and marketing internationally. We plan to open additional company-owned distribution centers in 15 major cities in India to target modern trade retailers, which we expect will result in greater market penetration and higher margins. We support our sales force using a marketing strategy including extensive media advertising in both Indian and international markets. We use television, radio and print advertisements to reach our end users in order to promote the Amira brand name.

We believe we have strong relationships with a network of large distributors. As of March 31, 2012, we had 62 distributors across India and 23 international distributors. In order to further increase our Indian and international revenue, particularly for our branded products in India, we have recently entered into arrangements with leading retail chains for the distribution of our Amira branded products, including Bharti Wal-Mart, Big Bazaar, Metro Cash & Carry, Spar, Spencer’s Retail, Star Bazaar (Tesco in India) and Total in India, and Carrefour, Costco, Jetro Restaurant Depot, Lulu’s and Smart & Final globally. We sell our third party branded products to many large international and regional customers, such as Indonesia’s Business State Logistics Agency (Bulog), Platinum Corp. FZE and SGS International Rice Co. Inc. (Goya), who market them under their own brand through their own distribution networks.

Corporate Reorganization

General

ANFI is a newly incorporated BVI business company and currently has no business operations of its own. After the completion of this offering, all our operations will be conducted through Amira India and its subsidiaries, which we will not wholly own but expect to control through our wholly owned subsidiary, Amira Mauritius, upon the closing of the share subscription by Amira Mauritius described below, which will occur contemporaneously with the completion of this offering.

Ownership of Amira India

As of the date of this prospectus, 88.4% of the equity shares of Amira India are legally and beneficially owned by Mr. Karan A. Chanana, our Chairman and Chief Executive Officer, and his affiliates, including various companies controlled directly by him and indirectly controlled by him through members of his family. On May 1, 2012, Mr. Chanana, in his individual capacity, entered into an agreement with the holder of the remaining 11.6% of the equity shares of Amira India to purchase such shares. This agreement provides that this purchase will be effected when Indian regulatory approval for the purchase is obtained, which may be before or after the completion of the offering. Following such purchase, Mr. Chanana and his affiliates will be the only shareholders of Amira India other than Amira Mauritius. The price per Amira India share that Mr. Chanana will pay was negotiated on arm’s length terms and will be substantially similar to the subscription price paid by Amira Mauritius for the Amira India shares as provided in the subscription agreement described below.  Following the completion of this offering, Mr. Chanana and his affiliates will continue to have a direct minority ownership stake in Amira India.

Subscription Agreement for Purchase of Amira India Shares upon the Completion of the Offering

ANFI’s wholly-owned subsidiary Amira Mauritius will enter into a share subscription agreement with Amira India immediately prior to the filing and distribution of the preliminary prospectus containing a price range for this offering, pursuant to which Amira India will agree to issue and sell to Amira Mauritius, contemporaneous with the completion of the offering, a number of its equity shares representing        % of the total number of outstanding equity shares of Amira India, assuming we sell the        ordinary shares offered hereby at an initial public offering price of $        per share, representing the mid-point of the estimated range set forth on the cover page of this prospectus.  Other than equity shares, Amira India has no other class of equity outstanding, with or without voting rights. As a result, following the completion of the share subscription, Amira Mauritius will not wholly own but will control Amira India. The share subscription by Amira Mauritius will be funded with substantially all of the net proceeds of this offering (other than approximately $        million to be retained by ANFI to fund its future operating expenses) and will occur contemporaneously with the completion of this offering. The actual number of equity shares of Amira India that Amira Mauritius will subscribe for will equal such net proceeds divided by the per share value of such shares, as determined using the discounted free cash flow method in accordance with Reserve Bank of India’s current pricing guidelines for issuance of shares to persons resident outside India, or the RBI Price. This per share determination will be made at the signing of the subscription agreement. Amira India will use approximately $        million of the funds it receives from the share subscription to fund the development of a new processing facility, approximately $        million of the funds to repay outstanding indebtedness, and the remainder for working capital and other general corporate purposes.

By structuring the transfer of substantially all of the economic interests and control of Amira India as a subscription for its shares, no existing holders of Amira India equity shares will receive any portion of the net proceeds of this offering, and therefore, based on our intended use of proceeds, we will be able to use all of these proceeds for our business.

Chanana’s Ownership of ANFI and Amira India

Prior to the offering, Mr. Chanana is the sole shareholder of ANFI.  Assuming Indian regulatory approval is obtained and Mr. Chanana completes his purchase of 11.6% of the equity shares of Amira India prior to the completion of this offering, and following a        for        forward split of our ordinary shares effected by a share dividend immediately prior to the completion of this offering and the completion of the share subscription by Amira Mauritius, , Mr. Chanana will own        % of ANFI and Mr. Chanana and his affiliates will own        % of the equity shares of Amira India directly, giving them an effective economic interest in Amira India of        % following this offering. In the event that Indian regulatory approval for Mr. Chanana’s purchase of 11.6% of the equity shares of Amira India is not obtained prior to the completion of this offering, Mr. Chanana will own        % of ANFI and Mr. Chanana and his affiliates will own        % of the equity shares of Amira India directly, giving them an effective economic interest in Amira India of        % pending receipt of such approval.  The value of Mr. Chanana’s ordinary shares of ANFI will equal the valuation of ANFI prior to the completionof this offering, but assuming the completion of the share subscription by Amira Mauritius.  Such valuation will be determined by negotiation between us and the underwriters as described in “Underwriting — Determination of Offering Price.” As a result, an investor’s ownership in us following the completion of this offering will represent a smaller corresponding indirect ownership interest of Amira India.

Closing and Over-Allotment Option

After we have filed and distributed the preliminary prospectus containing a price range, we will commence public solicitation of investors for this offering.  Then, after the registration statement of which this prospectus forms a part is declared effective by the SEC, we and the underwriters will determine the proposed initial public offering price of our ordinary shares and sign the underwriting agreement, and our ordinary shares will commence trading on the New York Stock Exchange.  In the event we raise less than the amount required to fund a subscription by Amira Mauritius which conveys control over Amira India pursuant to this offering, we will not complete the offering. Assuming we raise at least this amount, we expect to complete this offering three business days after the commencement of trading and in any event no later than four business days after the effective date of the registration statement of which this prospectus forms a part.  In the event the underwriters exercise the over-allotment option to purchase up to an additional        shares in this offering, we will use such funds to subscribe for additional Amira India shares in accordance with permissible Indian laws and regulations.

Governance of Amira Mauritius and Amira India

Under the Companies Act 2001 of the Republic of Mauritius and Amira Mauritius’ organizational documents, the board of directors of Amira Mauritius shall be elected by shareholders of Amira Mauritius holding a majority of its equity shares at its general meeting. ANFI is the sole shareholder of Amira Mauritius, and the board of directors of Amira Mauritius consists of Karan A. Chanana and         . Under the Indian Companies Act, 1956, as amended, and the articles of association of Amira India, the board of directors of Amira India shall be elected by the vote of shareholders of Amira India holding a majority of its equity shares at its general meeting. Upon the completion of this offering and the concurrent share subscription, a majority of the equity shares of Amira India will be owned by Amira Mauritius and the board of directors of Amira India will consist of Karan A. Chanana, Anita Daing, Anil Gupta, Shyam Poddar and Rahul Sood.

Exchange Agreement and Right of First Refusal

We will also enter into an exchange agreement contemporaneous with the execution of the share subscription agreement, under which the shareholders of Amira India prior to the Amira Mauritius subscription, or the India Shareholders, will have the right, subject to the terms of the exchange agreement, to exchange all or a portion of their Amira India equity shares for ANFI ordinary shares at an initial ratio of        for        , or, at our option, cash, on the last day of each fiscal quarter.  The exchange ratio is subject to adjustment by the Board of Directors of ANFI, upon an India Shareholder’s exercise of such right to exchange, in order that the exchange ratio accurately represents the ratio of the net assets of Amira India and all of its subsidiaries, on one hand, as compared to the net assets of ANFI and its subsidiaries, taken as a whole, on the other. The purpose of the exchange agreement is to provide the terms upon which these equity shares may eventually be converted into ordinary shares of ANFI at the option of the India Shareholders and to give us the flexibility to convert these Amira India equity shares into ANFI ordinary shares prior to a change of control in order to increase the returns of our shareholders in the change of control.

Pursuant to the exchange agreement, ANFI, Amira Mauritius and Amira India have agreed that upon 30 days’ notice from ANFI that the Board of Directors of ANFI has either authorized a corporate action to effect a material change in the ratio of the net assets of Amira India and all of its subsidiaries, on one hand, as compared to the net assets of ANFI and its subsidiaries, taken as a whole, on the other, or determined that such a material change has occurred, either (1) the India Shareholders must exchange their shares at the existing exchange ratio within 30 days of receiving notice of such material change, or (2) the exchange ratio will be adjusted by the Board of Directors of ANFI in the same manner as if an India Shareholder had exercised its right to exchange as described above.  If we choose to satisfy the exchange in cash, the price per Amira India ordinary share will be equal to the volume weighted average price per share on the exchange upon which ANFI ordinary stock is listed for the 15 trading days preceding the delivery of the put notice, or the exchange price.

In addition, upon a change of control, we will have the right to exchange all Amira India equity shares held by the India Shareholders for: (1) ordinary shares of ANFI on a       for        basis, or, at our option, (2) cash in an amount equal to the per share consideration offered to the target parties in the change of control transaction. As defined in the exchange agreement, a “change of control” refers to any:

•                  merger, consolidation or other business combination of ANFI, Amira Mauritius Amira India or any of ANFI’s subsidiaries that, individually or as a group, represent all or substantially all of the consolidated business of ANFI or Amira India at that time, or any of their successors or other entities that own or hold substantially all the assets of ANFI, Amira Mauritius or Amira India and their respective subsidiaries, or the “Amira Business,” that results in the shareholders or other equity holders of ANFI, Amira Mauritius, Amira India or the Amira Business, as the case may be, holding, directly or indirectly, less than fifty percent (50%) of the voting power of ANFI, Amira Mauritius, Amira India or the Amira Business, as applicable,

•                  any transfer, in one or a series of related transactions, of (1) with respect to ANFI or any successor or other entity owning or holding substantially all the assets of the ANFI and its subsidiaries, ordinary shares (or other equity interests) representing of 50% or more of the voting power of ANFI, or such successor or other entity, to a person or group (other than ANFI or any of its controlled subsidiaries), (2) with respect to Amira Mauritius or any successor or other entity owning or holding substantially all the assets of Amira Mauritius, equity interests representing 50% or more of the voting power of Amira Mauritius or such successor or other entity, to a person or group (other than ANFI or any of its controlled subsidiaries), (3) with respect to Amira India or any successor or other entity owning or holding substantially all of the assets of Amira India, equity shares representing 50% or more of the voting power of Amira India or such successor or other entity, to a person or group (other than ANFI or any of its controlled subsidiaries), other than the issuance of equity shares of Amira India to Amira Mauritius in accordance with the terms of the subscription agreement, or (4) with respect to the Amira Business, equity shares representing 50% or more of the voting power of the entities constituting the Amira Business, to a person or group (other than ANFI or any of its controlled subsidiaries), or

•                  the sale or other disposition, in one or a series of related transactions, of all or substantially all of the assets of ANFI, Amira Mauritius, Amira India or the Amira Business.

Any exchange of shares under the exchange agreement will be subject to receipt of prior approval of Indian regulatory authorities. Further, any acquisition of Amira India’s equity shares by ANFI or Amira Mauritius from the India Shareholders, by exchange or in cash, must comply with applicable pricing guidelines issued by the Reserve Bank of India from time to time, and under current regulations, cannot be at a price lower than the RBI Price.

The exchange agreement will also provide ANFI and Amira Mauritius a right of first refusal to purchase equity shares of Amira India that Mr. Chanana and his affiliates that own equity shares of Amira India propose to transfer to any person, at the same price and on the same terms and conditions as those offered to the proposed transferee, subject to customary exceptions for estate planning purposes.

Our Organizational Structure After Completion of this Offering

The diagram below illustrates our corporate structure upon the completion of this offering assuming Mr. Chanana has completed the purchase of 11.6% of the outstanding equity shares of Amira India prior to this offering,

an initial public offering price of $       per share, which represents the mid-point of the estimated range set forth on the cover page of this prospectus, and Amira Mauritius’ subscription for equity shares representing        % of the total number of outstanding equity shares of Amira India.

(1) The directors of ANFI are Karan A. Chanana, Bimal Kishore Raizada Sanjay Chanana, Neal Cravens and Daniel Malina. The officers of ANFI are Mr. Chanana, Chief Executive Officer, Ritesh Suneja, Chief Financial Officer and Protik Guha, Chief Operating Officer.

(2) The directors of Amira India are Karan A. Chanana, Anita Daing, Anil Gupta, Rahul Sood and Shyam Poddar. The officers of Amira India are Mr. Chanana, Chairman, Protik Guha, Chief Executive Officer, and Ritesh Suneja, Chief Financial Officer. Under the Indian Companies Act, 1956, as amended, and the articles of association of Amira India, the board of directors of Amira India will be elected by the vote of shareholders of Amira India holding a majority of its equity shares at its general meeting. Upon the completion of this offering and the concurrent share subscription, a majority of the equity shares of Amira India will be owned by Amira Mauritius, so ANFI, as the sole shareholder of Amira Mauritius, will have the ability to elect all of the directors of Amira India.

(3) Assumes the completion of the purchase by Karan A. Chanana of 11.6% of the outstanding equity shares of Amira India prior to or upon the completion of this offering, as discussed more fully in “—Ownership of Amira India” above.

An increase (decrease) in the assumed initial public offering price of $    will increase (decrease) Amira Mauritius’ ownership of Amira India by     %, assuming the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same.  A one million share increase (decrease) in the number of shares offered by us in this offering would increase (decrease) Amira Mauritius’ ownership of Amira India by     %.

Following the completion of this offering and the use of proceeds therefrom, we will own    % of Amira India and will consolidate its financial results into ours. As a result, following the completion of this offering, the remaining approximately    % of Amira India that will not be indirectly owned by ANFI will be reflected in our consolidated financial statements as a non-controlling interest and, accordingly, the profit for the year attributable to equity shareholders of ANFI will be reduced by a corresponding percentage.

Factors Affecting our Results of Operations

Our results of operations, cash flows and financial condition are affected by a number of factors, including the following:

Demand for Basmati rice

In fiscal 2010, 2011 and 2012, we derived 80.8%, 61.0% and 69.8% of our revenue from sales of Basmati rice. Its unique taste, aroma, shape and texture have historically elicited premium pricing. Consumption of Basmati rice in India is estimated to have grown at a CAGR of 25.0% to 1.5 million metric tons in fiscal 2011 from less than 0.5 million metric tons in fiscal 2006, according to CRISIL Research. Indian Basmati rice exports grew at a CAGR of 20.2% by volume between fiscal 2007 and 2011. However, any negative change in customer preferences for Basmati rice may result in reduced demand and could harm our business and results of operations.

Demand for our products in our international markets

In fiscal 2010, 2011 and 2012, our revenue from international sales was $107.6 million, $157.7 million and $217.0 million, respectively, and accounted for 53.4%, 61.9% and 66.0%, respectively, of our revenue in these periods. We sold our products to customers in over 40 countries and significant portions of our international sales were to Asia Pacific, EMEA and North America.

(Amount in $ million)

Region	FY 2010	FY 2011	FY 2012
EMEA	80.2	77.1	165.5
Asia Pacific	26.8	78.4	47.1
North America	0.6	2.2	4.4
Total	107.6	157.7	217.0

We plan to expand our international operations into additional countries in the near future. Our international sales are dependent on general economic conditions in our various international markets and regulatory policies and governmental initiatives of these jurisdictions relating to the import of Basmati rice and our other products from India. Over the last decade, our relationships with key customers have led to an increase in the number as well as the size of orders, which resulted in increased revenue from international sales of Basmati rice.

Increasing sales of Amira branded products in India and international markets

Our Amira branded products were formally launched in 2008 and currently consist of several rice varieties and ready-to-eat snacks. We sell our branded products to retailers in India such as Bharti Wal-Mart, Big Bazaar, Metro Cash & Carry, Spar, Spencer’s Retail, Star Bazaar (Tesco in India) and Total, and to global retailers in 25 international markets - including both emerging and developed markets- such as Carrefour, Costco, Jetro Restaurant Depot, Lulu’s and Smart & Final, and through the foodservice channel.

In India, we primarily sell Basmati rice and other packaged foods such as ready-to-eat snacks under the Amira brand name. Branded Basmati rice typically produces higher margins compared to non-branded Basmati rice. Sales of our branded products have increased as a percentage of revenue in recent years, and we believe that the expansion of our distribution network and arrangements with large retail chains in India will result in increased Indian revenue from Amira branded products.

Consistent with our historical branded growth strategy, we plan to leverage our success in existing international markets to further penetrate them and enter other international markets with our Amira branded product offerings. From our existing international operations, we have gained a deep understanding of end markets and consumer preferences which helps us to shape our strategy for branded products. We intend to either launch or increase our Amira branded presence in more than 25 additional countries in the next five years.

Cost of capital and working capital cycle

We procure most of our Basmati paddy between September and March. Our business requires a significant amount of working capital primarily due to the fact that a significant amount of time passes between when we purchase Basmati paddy and sell finished Basmati rice. Our average combined holding period of processed rice and paddy was 18 months and 11 months for the fiscal years 2011 and 2012, respectively. Hence, we maintain substantial levels of short term indebtedness , primarily in the form of secured revolving credit facilities that are secured primarily by this inventory. As of March 31, 2011 and 2012, we had $161.0 million and $141.8 million of total indebtedness, of which more than 90% had floating rates of interest. Any fluctuations in interest rates may directly affect the interest costs of such loans, and could harm our results of operations. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” We plan to reduce our interest expense by using approximately $             million of the net proceeds of this offering to repay our outstanding secured revolving credit facilities.

Capacity expansion

As part of our growth strategy, we intend to significantly expand our rice processing capacities. We plan to use part of the proceeds of this offering to expand our milling and sorting capacity from 24 metric tons per hour as of March 31, 2012 with the addition of a new milling plant located in Haryana, India, which we expect will provide additional milling and sorting capacity of 48 metric tons per hour. We also plan to close down the oldest two of the three milling plants at our existing facility, each of which has a milling and sorting capacity of six metric tons per hour, which will result in our total milling and sorting capacity reaching approximately 60 metric tons per hour by fiscal 2015. Our future expansion plans are expected to require additional capital expenditures. We expect that the increased processing capacity will improve our operational efficiencies and yield and will drive margin expansion.

Procurement and cost of Basmati paddy and aged rice

Our primary raw materials are Basmati paddy and semi-processed rice. Our business and results of operations are significantly dependent on the cost of raw materials used in our production process and our ability to procure sufficient good quality Basmati paddy and ungraded rice, which is semi-processed rice where the husk has been removed but the rice has not been fully processed. Cost of material, which includes the costs of finished goods sold that have been consumed during the period by adjusting for any increase or decrease in our finished goods inventory, constitutes the largest component of our expenditures and, presented as a percentage of revenue in fiscal 2010, 2011 and 2012, was 85.8%, 80.8% and 80.1%, respectively. Since Basmati paddy crop is grown once a year, we are required to complete most of our annual procurement during the period between September and March. Basmati paddy available during this period is generally of superior quality compared to paddy available during the off-season. We purchase small quantities of paddy in the off-season to supplement our annual procurement and to benefit from lower paddy prices.

Our ability to procure adequate quantities and good quality Basmati paddy also depends on crop conditions. For example, crop yields of Basmati paddy could decrease due to inadequate or delayed monsoons or heavy rains and high winds. The price of Basmati paddy procured by us depends on the variety of Basmati paddy we purchase, which is primarily determined by the demand for specific Basmati rice varieties. The price of Basmati paddy also depends on the quality of that season’s crop, which depends on weather conditions and the amount of monsoon or seasonal rainfall, and prevailing Indian and international demand, particularly during the paddy harvesting season. In determining the quantity and price of Basmati paddy that we purchase, we rely on the historic demand and supply of particular Basmati varieties; estimates and forecasts of demand based on market information through continuing interaction with significant customers, and expectation of the supply, quantity, quality and price of Basmati paddy based on information from farmers and our procurement agents.

Foreign exchange fluctuations

Our international sales account for a significant percentage of our revenue, and are typically denominated in U.S. dollars, and occasionally in Euros and UAE Dirham. In fiscal 2010, 2011 and 2012, our revenue from international sales was 53.4%, 61.9% and 66.0%, respectively, of our revenue. As of March 31, 2012, foreign currency receivables (net) were $10.2 million.

Since all of our operations are located in India, our operating and other expenditures are denominated principally in Rupees. Depreciation of the Rupee against the U.S. dollar and other foreign currencies could cause our products to be more competitive in international markets compared to our competitors from other countries. Appreciation of the Rupee could also cause our products to be less competitive by raising our prices in terms of such other currencies, or alternatively require us to reduce the Rupee price we charge for international sales, either of which could harm our profitability. Our foreign currency exchange risks arise from the mismatch between the currency of a substantial majority of our revenue and the currency of a substantial portion of our expenses, as well as timing differences between receipts and payments which could result in an increase of any such mismatch. We enter into forward foreign exchange contracts taken against sales contracts to hedge against our foreign exchange rate risks in connection with our international sales. Forward foreign currency exchange contracts outstanding as of March 31, 2011 and March 31, 2012 were $85.3 million and $166.2 million.

Financial Operations Overview

Revenue

We derive our revenue primarily from the sale of Amira branded and third party branded products and bulk commodities to our customers in both Indian and international markets. The revenue is presented net of product returns, if any, made by customers.

Revenue from both our Amira branded products and our third party branded products contributed an aggregate of 85.7%, 83.5% and 91.9% to our revenue in fiscal 2010, 2011 and 2012, respectively. Sales of bulk commodity products to our institutional customers contributed 14.3%, 16.5% and 8.1% of our revenue in fiscal 2010, 2011 and 2012, respectively. We expect to continue benefiting from the significant growth in demand for Basmati and other specialty rice, which we believe will outpace the growth of the overall global rice industry, and the resulting favorable effect on our product mix and resulting margins. Our revenue grew by 29.0% in fiscal 2012 as compared to fiscal 2011, and 26.5% in fiscal 2011 as compared to fiscal 2010. Our top five customers and distributors in fiscal 2010, 2011 and 2012 accounted for 57.7%, 50.5% and 46.6% of our revenue, respectively, in these periods.

International revenue. Our international sales accounted for $107.7 million, $157.7 million and $217.0 million of our total revenue for fiscal 2010, 2011 and 2012, respectively. Almost all of our international revenue is from sales to large distributors and global retailers. Our international revenue in fiscal 2012 was primarily derived from sales to customers in Asia Pacific ($47.1 million), EMEA ($165.5 million) and North America ($4.4 million). We had 23 international distributors as of March 31, 2012.

India revenue. Our Indian sales accounted for $94.0 million, $97.3 million and $112.0 million of revenue for fiscal 2010, 2011 and 2012, respectively. We currently sell Basmati rice in India through a network of distributors who distribute our branded products to traditional retail outlets. In order to increase our Indian revenue, we have recently entered into additional arrangements with leading retail chains for the distribution of our branded products. We had 62 Indian distributors as of March 31, 2012.

Finance income

Finance income primarily consists of interest received on our fixed deposits, dividends on short term investments, and dividends received from short term interest-bearing marketable securities.

Other financial items

Other financial items, which primarily consist of our gain or loss due to foreign exchange fluctuations, or fluctuations in the value of the Rupee, in which we maintain our accounts, and the U.S. dollar, in which a portion of our revenue is denominated or other currencies in which our indebtedness is incurred. Other financial items also include gain or loss on forward contracts settled during the year and mark-to-market gain or loss on open forward contracts as of the reporting date. We expect that income from these items will continue to contribute an insignificant percentage of our revenue in the near future.

Other income

Other income primarily consists of income from export benefit  (duty entitlement) in accordance with the Indian customs rules for being an exporter and insurance claims received by us under the various policies taken against the loss of stock of Basmati paddy and rice.

Expenditures

Our expenditures consist of:

•                  cost of material including change in inventory of finished goods,

•                  personnel expenses,

•                  freight, forwarding and handling expenses,

•                  other expenses,

•                  depreciation and amortization expenses, and

•                  finance costs.

Cost of material including change in inventory of finished goods

Cost of material consists of cost of raw materials, i.e. paddy, semi-processed rice and other products, other expenses used in processing our products, certain direct expenses to bring inventory to its present location, and related taxes net of tax credit available, if any. Cost of material also includes cost of finished goods consumed during the period by adjusting for any increase or decrease in our finished goods inventory. In fiscal 2010, 2011 and 2012, cost of material represented 85.8%, 80.8% and 80.1%, respectively, of our revenue in these periods.

The price of Basmati paddy procured by us depends on the variety of Basmati paddy we purchase, which is primarily determined by the demand for specific Basmati rice varieties. The price of Basmati paddy also depends on the quality of that season’s crop, which depends on weather conditions and the amount of monsoon or seasonal rainfall, and prevailing Indian and international demand, particularly during the paddy harvesting season. We also procure aged rice typically after the paddy procurement season is over based on our requirements from time to time, which we then further process, polish, sort and grade before selling it to our customers.

Personnel expenses

Personnel expenses primarily consist of:

•                  wages and salaries of our employees,

•                  defined benefit plans, accrued vacation, severance payments and bonuses,

•                  employee welfare expenses, and

•                  contributions to pension plans.

Freight, forwarding and handling expenses

Freight, forwarding and handling expenses primarily consists of ocean freight, inland freight, customs clearing and freight forwarding, material handling and demurrage.

Other expenses

Other expenses are comprised primarily of expenses of our sales and marketing operations and field location administrative costs which include:

•                  Export Credit Guarantee Corporation, or ECGC, premiums, which we pay in India to insure against payment defaults by buyers of our exported products,

•                  product insurance,

•                  traveling,

•                  rent,

•                  power and fuel expenses,

•                  corporate headquarters expenses related to our executive, general management, finance, accounting and administrative functions,

•                  legal fees, and

•                  other functions.

These costs are based on our volume of business and expenses incurred to support corporate activities and initiatives such as training. We plan to expand our sales and marketing efforts, improve our information processes and systems and implement the financial reporting, compliance and other infrastructure required for a public company.

Depreciation and amortization

Depreciation consists primarily of depreciation expense recorded on property, plant and machinery, generator and boilers, storage equipment, office furniture, fixtures, electrical panels and fittings, quality control and laboratory equipment and motor vehicles. Amortization expense consists primarily of amortization recorded on intangible assets, such as trademarks.

Depreciation on property, plant and equipment is charged to income on a systematic basis over the useful life of assets as estimated by management. Depreciation is computed using the straight line method of depreciation.

Finance costs

Finance costs consist primarily of interest expense (borrowing cost) accrued on short term and long term loans taken from our lenders to fund working capital, bank charges and other interest paid to artiyas for credit they extended when we purchase paddy.

Results of Operations

Our results of operations for the year for fiscal 2010, 2011 and 2012 were as follows:

	Year Ended March 31,
	2010	2011	2012
Income Statements Data
Revenue	$201,663,883	$255,011,121	$328,979,799
Other income	1,834,506	2,147,141	637,383
Cost of material	(210,580,278)	(234,707,437)	(270,259,623)
Change in inventory of finished goods	37,612,653	28,688,934	6,667,730
Personnel expenses	(1,925,734)	(2,413,584)	(2,844,454)
Depreciation and amortization	(844,626)	(1,915,934)	(2,089,738)
Freight, forwarding and handling expenses	(5,282,320)	(10,775,383)	(13,990,863)
Other expenses	(7,282,069)	(9,771,151)	(10,568,202)
Finance costs	(12,670,922)	(19,676,559)	(21,786,007)
Finance income	72,770	164,853	303,036
Other financial items	5,392,277	2,607,924	1,032,599
Profit before tax	$7,990,140	$9,359,925	$16,081,660
Income tax expense	(2,767,534)	(2,948,276)	(4,137,422)
Profit for the year (after tax)	5,222,606	6,411,649	11,944,238

Comparison of Fiscal Year Ended March 31, 2012 and 2011

Revenue

Revenue for fiscal 2012 was $329.0 million, consisting of revenue from sales of Amira branded and third party branded products contributing 91.9% of total revenue and revenue from sales of bulk commodity products to our institutional customers contributing 8.1% of revenue.

Revenue increased by $74.0 million, or 29.0%, to $329.0 million in fiscal 2012 from $255.0 million in fiscal 2011, primarily due to an increase in prices, and to a lesser extent an increase in volume.  These higher prices are attributable to the higher proportion of our revenue derived from sales of Basmati rice, which commands higher prices than non-Basmati rice.  This revenue growth was driven primarily by sales of third party branded products to our international customers, which increased by $62.9 million, or 53.3%, in fiscal 2012, and by revenue from sales of Amira branded products, which increased by $26.7 million, or 28.0%, in fiscal 2012 as compared to fiscal 2011.

Revenue from sales in India increased by $14.7 million, or 15.1%, to $112.0 million in fiscal 2012 from $97.3 million in fiscal 2011, primarily due to our replacement of smaller distributors with larger distributors that were more successful at selling our products, enabling us to increase revenue growth.

Revenue from international sales increased by $59.3 million, or 37.6%, to $217.0 million in fiscal 2012 from $157.7 million in fiscal 2011, primarily due to a $62.9 million or 53.3% increase in revenue from sales of third party branded products to our international customers.  This was primarily due to an increase in prices from a higher proportion of Basmati sales.

The improvement in our international revenue from sale of both Amira branded and third party branded products is a result of our current strategy of expanding our brand penetration in existing markets and accessing new international markets. A breakdown of our revenue by geographic region is as follows:

(Amount in $ million)

Region	FY 2011	FY 2012
India	97.3	112.0
EMEA	77.1	165.5
Asia Pacific	78.4	47.1
North America	2.2	4.4
Total	255.0	329.0

Other income

Other income was $0.6 million in fiscal 2012 compared to $2.1 million in fiscal 2011. This decrease was primarily on account of certain changes to Indian customs regulations, which led to a significant reduction in the income derived from export benefits.

Finance income

Finance income was $0.3 million in fiscal 2012 compared to $0.2 million in fiscal 2011. This increase was primarily due to higher interest earned on increased fixed deposits and dividends from short term investments.

Other financial items

Other financial items decreased by $1.6 million, or 60.4%, to $1.0 million in fiscal 2012 from $2.6 million in fiscal 2011, mainly due to lower foreign exchange gains in fiscal 2012 compared to fiscal 2011.

Cost of materials, including change in inventory of finished goods

Cost of materials increased by $57.6 million, or 27.9%, to $263.6 million in fiscal 2012 from $206.0 million in fiscal 2011, primarily reflecting the growth in our revenue and a slight increase in raw material prices. As a percentage of revenue, cost of materials remained relatively constant at 80.1% in fiscal 2012 as compared to 80.8% in fiscal 2011.

Personnel expenses

Personnel expenses increased by $0.4 million, or 17.9%, to $2.8 million in fiscal 2012 from $2.4 million in fiscal 2011. This increase was primarily due to annual incremental increases in salaries, wages and allowances, and our hiring of additional professionally qualified employees across functions to support sales growth. As a percentage of revenue, personnel costs were 0.9% in each of fiscal 2012 and 2011.

Depreciation and amortization

Depreciation and amortization increased by $0.2 million, or 9.1%, to $2.1 million in fiscal 2012 from $1.9 million in fiscal 2011.  This increase was primarily due to installation of our new milling plant at our processing facility, which occurred during fiscal 2011, as a result of which we recognized depreciation and amortization costs for only a part of fiscal 2011, while we recognized them throughout all of fiscal 2012.  As a percentage of revenue, depreciation and amortization costs were 0.6% and 0.8% in fiscal 2012 and 2011, respectively.

Freight, forwarding and handling expenses

Freight, forwarding and handling expenses increased by $3.2 million, or 29.8%, to $14.0 million in fiscal 2012 from $10.8 million in fiscal 2011, primarily reflecting growth in revenue. As a percentage of revenue, freight, forwarding and handling expenses were 4.3% and 4.2% in fiscal 2012 and 2011, respectively, the slight increase was primarily due to our higher international revenue, as compared to fiscal 2011, which generally involves higher freight, forwarding and handling expenses.

Other expenses

Other expenses increased by $0.8 million, or 8.2%, to $10.6 million in fiscal 2012 from $9.8 million in fiscal 2011. This increase is in line with business growth. As a percentage of revenue, other expenses decreased to 3.2% in fiscal 2012 from 3.8% in fiscal 2011. These costs are based on our volume of our business and expenses incurred to support corporate activities and business development initiatives.

Finance costs

Finance costs increased by $2.1 million, or 10.7%, to $21.8 million in fiscal 2012 from $19.7 million in fiscal 2011, primarily due to an increase in interest expense on secured revolving credit facilities taken from our lenders for working capital requirements, which increased by $1.4 million to $13.5 million in fiscal 2012 from $12.1 million in fiscal 2011. The Reserve Bank of India increased repurchase rates five consecutive times during fiscal 2012, which resulted in a 150 basis point increase in the applicable interest rate in fiscal 2012 as compared to fiscal 2011. As a percentage of revenue, finance costs were 6.6% and 7.7% in fiscal 2012 and 2011, respectively.

Profit before tax

Profit before tax increased by $6.7 million, or 71.8%, to $16.1 million in fiscal 2012 from $9.4 million in fiscal 2011. This increase was primarily due to an increase in revenue from both India and international markets. Our key strategy of focusing on high growth markets enabled growth in profits. Profit before tax margins as a percentage of revenue increased to 4.9% in fiscal 2012 from 3.7% in fiscal 2011, primarily due to better price realization and higher volumes along with a decrease in finance costs as a percentage of revenue, which were 6.6% in fiscal 2012 as compared to 7.7% in fiscal 2011.

Income tax expense

Corporate taxes increased by $1.2 million, or 40.3%, to $4.1 million in fiscal 2012 from $2.9 million in fiscal 2011. This was mainly on account of the increase in profit before tax of $6.7 million, or 71.8%, to $16.1 million in fiscal 2012, as compared to $9.4 million in fiscal 2011. However, tax expense as a percentage of profit before tax decreased to 25.7% in fiscal 2012 from 31.5% in fiscal 2011, primarily due to our geographical mix of revenue in lower tax jurisdictions. We recognized our income tax liability of $1.9 million and deferred tax liability of $4.8 million in accordance with our accounting policy on deferred tax as of March 31, 2012. Deferred income taxes are calculated using the balance sheet liability method on temporary differences between the carrying amounts of assets and liabilities and their tax bases using the tax laws that have been enacted or substantively enacted as of the reporting date.

Profit after tax

Profit after tax increased by $5.5 million, or 86.3%, to $11.9 million in fiscal 2012 from $6.4 million in fiscal 2011. Due to the foregoing reasons, profit after tax as a percentage of revenue increased to 3.6% in fiscal year 2012 from 2.5% in fiscal year 2011.

Following the consummation of this offering and the use of proceeds therefrom, we will own    % of Amira India and will consolidate its financial results into ours. As a result, following the consummation of this offering, the remaining approximately    % of Amira India that will not be indirectly owned by ANFI will be reflected in our consolidated financial statements as a non-controlling interest and, accordingly, the profit for the year attributable to equity shareholders of ANFI will be reduced by a corresponding percentage.

Comparison of Fiscal Year Ended March 31, 2011 and 2010

Revenue

Revenue for fiscal 2011 was $255.0 million, consisting of sales of Amira branded and third party branded products, with comprised 83.5% of total revenue, and revenue from sales of bulk commodity products to our institutional customers, which comprised 16.5% of total revenue.

Revenue increased by $53.3 million, or 26.5%, to $255.0 million in fiscal 2011 from $201.7 million in fiscal 2010, primarily due to a significant increase in sales volume. This revenue growth was driven primarily by sales of third party branded products to our international customers, which increased by $39.5 million, or 50.5%, to $117.9 million in fiscal 2011 from $78.3 million in fiscal 2010.

Our Indian sales increased by $3.3 million, or 3.5%, to $97.3 million in fiscal 2011 from $94.0 million in fiscal 2010. Fiscal 2011 was a year of consolidation for the Indian portion of our business after three years of substantial growth. We stopped working with some of our small distributors and entered into new agreements with larger distributors in fiscal 2011 that would be more successful at selling our products to position us for higher growth in subsequent years.

Revenue from international sales increased by $50.1 million, or 46.5%, to $157.7 million in fiscal 2011 from $107.6 million in fiscal 2010, primarily due to an increase in revenue of $39.5 million, or 50.5%, from sales of third party branded products to our international customers in fiscal 2011 as compared to fiscal 2010. This increase was primarily due to a substantial increase in sales volume in the Asia-Pacific region in fiscal 2011 compared to fiscal 2010.

The improvement in our international revenue from sales of both Amira branded and third party branded products is a result of our current strategy of expanding our brand penetration in existing markets and accessing new international markets. A breakdown of our revenue by geographic region is as follows:

(Amount in $ million)

Region	FY 2010	FY 2011
India	94.0	97.3
EMEA	80.2	77.1
Asia Pacific	26.8	78.4
North America	0.6	2.2
Total	201.7	255.0

Other income

Other income was $2.1 million in fiscal 2011 compared to $1.8 million in fiscal 2010. The increase in other income in fiscal 2011 was primarily due to an increase in income from export benefits caused by an increase in revenue, which was partly set off by fewer insurance claims awarded in fiscal 2011 as compared to fiscal 2010.

Finance income

Finance income was $0.2 million in fiscal 2011 compared to $0.1 million in fiscal 2010. The increase was primarily due to higher interest earned on increased fixed deposits and dividends from short term investments.

Other financial items

Other financial items decreased $2.8 million, or 51.6%, to $2.6 million in fiscal 2011 from $5.4 million in fiscal 2010, mainly due to lower mark-to-market gains in fiscal 2011 when compared to fiscal 2010.

Cost of materials, including change in inventory of finished goods

Cost of materials increased by $33.1 million, or 19.1%, to $206.0 million in fiscal 2011 from $173.0 million in fiscal 2010, primarily reflecting the growth in our operations as well as a general increase in raw material prices. However, as a percentage of revenue, cost of materials decreased to 80.8% in fiscal 2011 from 85.8% in fiscal 2010, primarily due to processing facility upgrades we made in fiscal 2010 and 2011 and the introduction of a new milling plant at our processing facility in fiscal 2011 with a plant utilization capacity of 12 metric tons per hour, resulting in operating efficiencies and economies of scale.

Personnel expenses

Personnel expenses increased by $0.5 million, or 25.3%, to $2.4 million in fiscal 2011 from $1.9 million in fiscal 2010. This increase was primarily due to an increase in salaries, wages and allowances in relation to existing and new professionally qualified employees. As a percentage of revenue, personnel costs were 0.9% and 1.0% in fiscal 2011 and 2010, respectively.

Depreciation and amortization

Depreciation and amortization expenses increased by $1.1 million, or 126.8%, to $1.9 million in fiscal 2011 from $0.8 million in fiscal 2010. This increase was primarily due to capitalization of a new milling plant at our processing facility. As a percentage of revenue, depreciation costs were 0.8% and 0.4% in fiscal 2011 and 2010, respectively.

Freight, forwarding and handling expenses

Freight, forwarding and handling expenses increased by $5.5 million, or 104.0%, to $10.8 million in fiscal 2011 from $5.3 million in fiscal 2010. The increase is primarily due to higher freight rates which increased by $2.2 million, or 129.0%, to $3.9 million in fiscal 2011 from $1.7 million in fiscal 2010. The increase in international revenue resulted in transportation of products for longer distances which resulted in higher costs. As a percentage of revenue, freight, forwarding and handling expenses were 4.2% and 2.6% in fiscal 2011 and 2010, respectively.

Other expenses

Other expenses increased by $2.5 million, or 34.2%, to $9.8 million in fiscal 2011 from $7.3 million in fiscal 2010. This increase was primarily due to an increase in the ECGC guarantee premium coupled with an increase in product insurance costs, in line with increased international sales. Power and fuel expenses increased, and rent increased because of new warehouses leased in Dubai and the United States. As a percentage of revenue, other expenses were 3.8% and 3.6% in fiscal 2011 and 2010, respectively.

Finance costs

Finance costs increased by $7.0 million, or 55.3%, to $19.7 million in fiscal 2011 from $12.7 million in fiscal 2010, primarily due to (i) increased interest expense on secured revolving credit facilities taken from our lenders for working capital requirements, which increased by $3.6 million to $12.1 million in fiscal 2011 from $8.5 million in fiscal 2010, and (ii) interest expense on term loans obtained for the new milling plant at our processing facility. Increasing working capital was in line with higher inventory levels, which supported the acquisition of paddy during harvesting season and allowed us to maintain our usual product quality and pricing while minimizing business risk. More importantly, the Reserve Bank of India increased bank repurchase rates, which is the rate at which the Reserve Bank of India lends money to commercial banks, eight consecutive times during fiscal 2011, which resulted in a 200 basis point increase in the applicable interest rate in fiscal 2011 as compared to fiscal 2010.

As a percentage of revenue, finance costs were 7.7% and 6.3% in fiscal 2011 and 2010, respectively.

Profit before tax

Profit before tax increased by $1.4 million, or 17.1%, to $9.4 million in fiscal 2011 from $8.0 million in fiscal 2010. This increase was primarily due to an increase in revenue as a result of an increase in international revenue to $157.7 million in fiscal 2011 from $107.6 million in fiscal 2010. Our key strategy of focusing on high growth markets enabled growth in profits. However, profit before tax as a percentage of revenue decreased to 3.7% in fiscal year 2011 from 4.0% in fiscal year 2010, primarily due to an increase in finance costs as a percentage of revenue (7.7% in fiscal 2011 as compared to 6.3% in fiscal 2010).

Income tax expense

Corporate taxes increased by $0.2 million, or 6.5%, to $2.9 million in fiscal 2011 from $2.8 million in fiscal 2010.  This was mainly due to higher profit before tax in fiscal 2011 as compared to fiscal 2010, offset by a decrease in tax expense as a percentage of profit before tax to 31.5% in fiscal 2011 from 34.6% in fiscal 2010, primarily as a result of the geographical mix of revenue in lower tax jurisdictions. We recognized deferred tax liability of $4.1 million in accordance with our accounting policy on income tax and deferred tax as of March 31, 2011. Deferred income taxes are calculated using the balance sheet liability method on temporary differences between the carrying amounts of assets and liabilities and their tax bases using the tax laws that have been enacted or substantively enacted as of the reporting date.

Profit after tax

Due to the foregoing reasons, profit after tax increased by $1.2 million, or 22.8%, to $6.4 million in fiscal 2011 from $5.2 million in fiscal 2010.

Liquidity and Capital Resources

As of March 31, 2012, we had debt in the following amounts:

•                  secured revolving credit facilities, aggregating $104.5 million;

•                  other facilities, aggregating $26.5 million;

•                  related party debt, aggregating $1.2 million;

•                  term loan facilities, aggregating $9.0 million; and

•                  vehicle loans, aggregating $0.6 million.

An aggregate of approximately $16.3 million remains available for drawdown under our existing financing arrangements. Debt incurred under our secured revolving credit facilities bears interest at variable rates of interest, determined by reference to the relevant benchmark rate. Most of our debt is in Rupees.

The weighted average interest rates for each of the reporting periods were as follows:

	Interest	March 31, 2010	March 31, 2011	March 31, 2012
Secured revolving credit facilities	Floating Rates of Interest	10.4%	10.6%	12.5%
Other facilities	Floating Rates of Interest	11.4%	10.1%	10.9%
Related party debt	Fixed Rate of Interest	—	11.6%	11.6%
Term loans	Floating Rate of Interest	—	11.5%	12.4%
Vehicle loan	Fixed Rate of Interest	9.7%	9.7%	8.9%

Our secured revolving credit facilities have been provided to us by a consortium of 10 banks (Canara Bank, ICICI Bank, Oriental Bank of Commerce, Indian Overseas Bank, Yes Bank, Bank of India, State Bank of India, State Bank of Hyderabad, Bank of Baroda and Vijaya Bank), while the term loan facilities have been provided by ICICI Bank and Bank of Baroda.

Our outstanding secured revolving credit facilities and term loans have been secured by, among other things, certain current and fixed assets of Amira India, including property, plant and equipment, and supported by personal guarantees issued by Mr. Chanana (our Chairman and Chief Executive Officer) and Anita Daing (a director of Amira India). Mr. Chanana and Ms. Daing have issued personal guarantees in favor of Canara Bank, the lead bank of a consortium of 10 banks that granted Amira India its outstanding secured revolving credit facilities. Under these personal guarantees, Mr. Chanana and Ms. Daing have guaranteed the repayment of the secured revolving credit facilities, up to a sum of $138.0 million, along with any applicable interest and other charges due to the consortium. In the event that Amira India defaults in its payment obligations, Canara Bank has the right to demand such payment from the Mr. Chanana and/or Ms. Daing, who are obligated under the terms of the personal guarantees to make such payment.

Additionally, personal guarantees containing similar terms have been issued by Mr. Chanana and Ms. Daing in favor of Bank of Baroda and ICICI Bank for amounts not exceeding $26.4 million and $4.4 million, respectively, guaranteeing repayment of the term loan facilities availed by Amira India from these banks.

ANFI will indemnify its directors and officers, including Mr. Chanana, in accordance with its amended and restated memorandum and articles of association and indemnification agreements entered into with such directors and officers, as described in “Management—Limitation on Liability and Indemnification of Officers and Directors.” Such indemnification will include indemnification for Mr. Chanana’s personal guarantees described above.

The repayment schedule for our term loans, which were entered into in fiscal 2011, is summarized in the table below:

(Amount in $)
Amount due within	March 31, 2012
1 year	$2,057,475
1-2 years	2,020,389
2-5 years	4,381,166
More than 5 years	630,582
Total	$9,089,612
Less: Unamortized portion of upfront transaction costs	(100,874)
$8,988,738

Under the terms of certain of our loan facilities, Amira India is required to obtain the consent of lenders prior to declaring and paying dividends, and some of its current facilities preclude it from paying cash dividends in the event of default in its repayment obligations. Additionally, such financing arrangements contain limitations on Amira India’s ability to:

•                  incur additional indebtedness,

•                  effect a change in Amira India’s capital structure,

•                  formulate any merger or other similar reorganization such as a scheme of amalgamation,

•                  implement a scheme of expansion, diversification, modernization,

•                  make investments by way of shares/debentures or lend or advance funds to or place deposits with any other company, except in the normal course of business,

•                  create any charge, lien or encumbrance over its assets or any part thereof in favor of any financial institution, bank, company or persons, and

•                  make certain changes in management or ownership.

In fiscal 2010, 2011 and 2012, we spent $5.5 million, $1.8 million and $0.9 million, respectively, on capital expenditures.

Historically, our cash requirements have mainly been for working capital as well as capital expenditures. As of March 31, 2012, our primary sources of liquidity, aside from our secured revolving credit facilities, were $8.5 million of cash and cash equivalents and short term investments, which deposits are available on demand.

Our trade receivables primarily comprise receivables from our retail and institutional customers to whom we typically extend credit periods. Our trade receivables were $37.2 million as of March 31, 2012.

Our prepayments and current assets primarily consist of advances to our suppliers to secure better prices and availability of inventory in future periods, insurance claim receivables, derivative financial instruments, short term investments and input tax credit receivables. Our prepayments were $7.0 million as of March 31, 2012.

We believe that our current cash and cash equivalents, cash flow from operations, debt incurred under our secured revolving credit facilities and other short- and long term loans, and the proceeds from this offering will be sufficient to meet our anticipated regular working capital requirements and our needs for capital expenditures for at least the next 12 months. We may, however, require additional cash resources to fund the development of our new processing facility or to respond to changing business conditions or other future developments, including any new investments or acquisitions we may decide to pursue.

Since we are currently a holding company, we do not generate cash from operations in order to fund our expenses.  Restrictions on the ability of our subsidiaries to pay us cash dividends may make it impracticable for us to use such dividends as a means of funding the expenses of ANFI.  For a further discussion on our ability to issue and receive dividends, see “Dividend Policy.”  However, in the event that ANFI requires additional cash resources, we may conduct certain international operations or transactions through ANFI using transfer pricing principles that involve Amira India or its trading affiliates, or seek third-party sources of financing in the form of debt or equity.  In addition, $             million of the net proceeds of this offering will remain with ANFI outside of India, which may be used for future working capital requirements.

The following table sets forth the summary of our cash flows for the periods indicated:

(Amount in $ million)

	Fiscal Year Ended March 31,
	2010	2011	2012
Net cash from/(used in) operating activities	$(37.8)	$1.5	$19.9
Net cash from/(used in) investing activities	(4.9)	(1.2)	(1.0)
Net cash from/(used in) financing activities	41.9	7.4	(15.7)
Net increase/(decrease) in cash and cash equivalents	(0.8)	7.7	3.2
Cash and cash equivalents at beginning of period	1.0	0.5	8.2
Effect of exchange rate fluctuations on cash held	0.2	0.0	(3.0)
Cash and cash equivalents at end of period	0.4	8.2	8.4

Net Cash Generated From/(Used In) Operating Activities

Net cash generated from operating activities increased to $19.9 million in fiscal 2012 from $1.5 million in fiscal 2011. Generally, factors that affect our earnings include, among others, sales price and volume, costs and productivity, which similarly also affect our cash flows provided by (or used by) operations. While management of working capital, including timing of collections and payments, affects operating results only indirectly, its impact on working capital and cash flows provided by operating activities can be significant.

The increase in cash flows provided by operations for the year ended March 31, 2012 was predominantly due to an increase in revenue, which increased our profit before tax to $16 million in fiscal 2012 from $9.4 million in fiscal 2011. Non-cash items like depreciation were higher in fiscal 2012 from fiscal 2011, and adding such items back further increased our cash from operating activities.

Cash flows provided by operating activities increased to $1.5 million in fiscal 2011 from $(37.8) million in fiscal 2010, predominantly due to a significant increase in inventory purchases towards the end of fiscal 2010 in anticipation of the launch in fiscal 2011 of a new milling plant with a capacity of 12 metric tons per hour, resulting in higher working capital in fiscal 2010 compared to fiscal 2011.

Revenue growth in fiscal 2011 increased our profit before tax to $9.4 million from $8.0 million in fiscal 2010, resulting in higher operating cash in fiscal 2011 compared to fiscal 2010. Additionally, non-cash items such as depreciation (due to plant capitalization) and unrealized gains on fair valuation of financial assets were higher in fiscal 2011 than fiscal 2010. Adding such non-cash items back further increased the cash from operating activities in fiscal 2011 compared to 2010.

Net Cash Generated From/(Used In) Investing Activities

In fiscal 2012, cash used in investing activities was $1.0 million. We used $0.9 million to purchase tangible and intangible assets during the year. We also used $0.2 million to purchase short term investments during fiscal 2012. The total cash used during the year was offset by $0.3 million in interest received during fiscal 2012 on short term deposits.

In fiscal 2011, cash used in investing activities was $1.2 million. We invested $1.7 million on property, plant and equipment during the year, most of which was spent on construction of the new milling plant at our processing facility. We also used $0.4 million to purchase short term and long term investments which were mainly comprised of security deposits placed with public sector organizations and term deposits with banks against credit facilities. The total cash used during the year was slightly offset by $0.2 million in interest received during fiscal 2011 on short term deposits.

In fiscal 2010, cash used in investing activities was $4.9 million. We began construction of the new milling plant at our processing facility in fiscal 2010, which contributed to a significant part of the total outflow of $5.2 million on property, plant and equipment. We used $0.4 million to purchase short term investments, and realized $0.6 million from the sale of short term investments.

Net Cash Generated From/(Used In) Financing Activities

In fiscal 2012, we received $3.7 million and $0.2 million from short term and long term debt. This cash position allowed us to repay debt of $2.4 million and pay $17.2 million in interest on total debt of $141.8 million, which resulted in net outflow of $15.7 million from financing activities in fiscal 2012.

In fiscal 2011, we received $11.4 million and $18.3 million from short term and long term debt, part of which has been used to pay $14.5 million interest on total debt of $161.0 million resulting in net outflow of $7.4 million from financing activities in fiscal 2011.

In fiscal 2010, we received a $5.5 million equity investment from Amira Enterprises Limited, an affiliate of Mr. Chanana, our Chairman and Chief Executive Officer. We also borrowed $45.6 million under our secured revolving credit facilities to support and supply our new milling plant with additional inventory, as discussed above. We used $9.1 million to pay interest on our secured revolving credit facilities during the year.

Contractual Obligations

The following is a summary of our contractual obligations and other commitments as of March 31, 2012:

(Amount in $ million)

	Payments due by period
	Total	Less than 1 year	1-2 years	2-5 years	More than 5 years
Long Term Debt Obligations	9.7	2.3	2.2	4.6	0.6
Capital (Finance) Lease Obligations	—	—	—	—	—
Operating Lease Obligations	0.3	0.3	—	—	—
Purchase Obligations	—	—	—	—	—
Short Term Debt Obligations	132.1	132.1	—	—	—
Total	142.1	134.7	2.2	4.6	0.6

Inflation

Our results of operations and financial condition have historically not been significantly affected by inflation because we were able to pass most, if not all, increases in raw materials prices on to our customers through price increases on our products.

Off-Balance Sheet Arrangements

As of March 31, 2012, we had no off-balance sheet arrangements.

Critical Accounting Policies and Estimates

Critical accounting policies are those that are most important to the presentation of our financial condition, results of operations and cash flows, and require management to make difficult, subjective or complex judgments and estimates about matters that are inherently uncertain.

Management bases its estimates on historical experience and other assumptions that it believes are reasonable, the results of which form the basis for making judgments about the reported carrying values of assets and liabilities and the reported amounts of revenue and expenses that may not be readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We also have other policies that are considered key accounting policies, such as the policy for revenue recognition, expense recognition. However, these other policies, which are discussed in the notes to our audited consolidated financial statements, do not meet the definition of critical accounting estimates, because they do not generally require estimates to be made or judgments that are difficult or subjective.

We believe the following are the critical accounting policies and related judgments and estimates used in the preparation of our audited consolidated financial statements. Our management has discussed the application of these critical accounting estimates with our board of directors. For more information on each of these policies, see “Note 5—Summary of Significant Accounting Policies” in the notes to our audited consolidated financial statements.

Foreign currency translation

Our audited consolidated financial statements are presented in U.S. dollars. Although the functional currency of Amira India, through which we conduct all our operations, is Rupees, we chose the U.S. dollar as our reporting currency because the functional currency of ANFI is the U.S. dollar, and in order to maintain the comparability of our financial results with other market participants. The functional currencies of ANFI, Amira India and our other direct and indirect subsidiaries have been determined on the basis of the primary economic environment in which each of them operates.

A currency other than the functional currency is a foreign currency.  Foreign currency transactions are translated into the functional currency of the respective group entity, using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange on the date of the statement of financial position. Foreign exchange gains and losses resulting from the settlement of such transactions and from the re-measurement of monetary items at year-end exchange rates are recognized in consolidated statements of other comprehensive income. Non-monetary items measured at historical cost are translated using the exchange rates at the date of the transaction.

For purposes of our audited consolidated financial statements, all assets, liabilities and transactions of our direct and indirect subsidiaries with a functional currency other than the U.S. dollar (our reporting currency) are translated into U.S. dollars upon consolidation. The functional currency of those subsidiaries has remained unchanged during the reporting periods.

On consolidation, assets and liabilities have been translated into the U.S. dollar at the closing rate at the statement of financial position date. Income and expenses have been translated into our reporting currency at the average rate over the reporting period. Exchange differences are recognized in the “Currency translation reserve” in equity.

Revenue

Revenue is recognized to the extent that it is probable that economic benefits will flow to us and the revenue can be reliably measured. Revenue is measured at the fair value of consideration received, excluding discounts, rebates, and sales tax or duty. Revenue from sale of goods is recognized when the significant risks and rewards of ownership of goods have passed to the buyer, usually upon delivery of goods.

Inventory

Inventory is valued at the lower of cost and net realizable value.

Raw materials, stores and spares, packaging materials and purchased finished goods

Inventory costs are comprised of purchase price, expenses incurred to bring inventory to its present location and related taxes net of tax credits available, if any.  Cost of closing inventory is determined on a first in first out basis (and includes storage costs and interest as paddy is required to be stored for a substantial period of time for natural ageing process).  Storage costs and borrowing costs incurred to store inventory or borrow money to pay for our inventories are added to the costs of closing inventory.  Storage costs are incurred because we store Basmati paddy for a substantial period of time prior to sale in order to enhance its value.

Manufactured finished goods and work in progress

Inventory costs may also include direct materials and manufacturing expenses incurred to bring inventories to their present location and condition. Cost of closing inventory includes interest as rice is required to be stored for a substantial period of time for the natural ageing process.

Cost of material

Cost of material includes paddy cost, cost of semi-finished rice purchased for further processing and cost of traded goods.

Property, plant and equipment

Property, plant and equipment are stated at cost of acquisition less accumulated depreciation and accumulated impairment provisions, if any.

An item of property, plant and equipment is no longer recognized upon disposal or when no future economic benefits are expected from its use or disposal. Any resulting gain or loss (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the profit and loss in the consolidated income statement within “Other Income” in the year the asset is derecognized.

The asset’s residual values, useful lives and methods are reviewed by management, and adjusted if appropriate, at each reporting date. Depreciation on property, plant and equipment is charged to income on a systematic basis over the useful life of assets as estimated by our management. Depreciation is computed using the straight line method of depreciation.

Debt costs

Debt costs primarily comprise interest on our debt. Debt costs directly attributable to the acquisition, construction or production of a qualifying asset are capitalized during the period of time that is necessary to complete and prepare the asset for its intended use or sale. Other debt costs are expensed in the period in which they are incurred and reported in “Finance costs”.

Provisions, contingent liabilities and contingent assets

Provisions

Provisions are recognized when present obligations as a result of a past event will probably lead to an outflow of economic resources from us and amounts can be reliably estimated. Timing or the amount of the outflow may still be uncertain. A present obligation arises from the presence of a legal or constructive commitment that has resulted from past events. Provisions are not recognized for future operating losses. Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the reporting date, including the risks and uncertainties associated with the present obligation. Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. Provisions are discounted to their present values, where the time value of money is material. Any reimbursement that we can be virtually certain to collect from a third party with respect to the obligation is recognized as a separate asset. However, this asset may not exceed the amount of the related provision. All provisions are reviewed at each reporting date and adjusted to reflect the current best estimate.

Contingent liabilities

Where the possible outflow of economic resources as a result of present obligations is considered improbable or where the amount of the obligation cannot be determined reliably, no liability is recognized.

Estimation uncertainty

When preparing the consolidated financial statements, management undertakes a number of judgments, estimates and assumptions about recognition and measurement of assets, liabilities, income and expenses. The actual results may differ from the judgments, estimates and assumptions made by management, and may be materially different from the estimated results. Information about significant judgments, estimates and assumptions that have the most significant effect on recognition and measurement of assets, liabilities, income and expenses are discussed below.

Significant Management Judgments Regarding the Foregoing Financial Statement Elements

Determination of functional currency of individual entities

Following the guidance under IAS 21, the effects of changes in foreign exchange rates, the functional currency of each individual entity is determined to be the currency of the primary economic environment in which the entity operates. We believe that each individual entity’s functional currency reflects the transactions, events and conditions under which the entity conducts its business.

Inventories

We utilize the accounting policy of capitalizing borrowing cost as raw material and finished goods that are stored for a substantial period of time.

IAS 23 Borrowing Cost allows (not mandate) us to apply IAS 23 on inventory produced in a large quantity on a repetitive basis. We believe it is more appropriate to apply IAS 23 to the valuation of paddy and rice inventory that is stored for a substantial period of time for the natural ageing process needed for the desired level of quality.

Estimates

Fair value of financial instruments

Management applies valuation techniques to determine the fair value of financial instruments where active market quotes are not available. This requires management to develop estimates and assumptions based on market inputs, using observable data that market participants would use in pricing the instrument. Where such data is not observable, management uses its best estimate.

Recent Accounting Pronouncements

Summarized in the paragraphs below are standards, interpretations or amendments that will be applicable for our transactions but are not yet effective. These have not been adopted early and accordingly, have not been considered in the preparation of our consolidated financial statements.

Management anticipates we will adopt all of these pronouncements in the first accounting period beginning after the effective date of each of the pronouncements. Based on our current business model and accounting policies, management does not expect material changes to the recognition and measurement principles on our consolidated financial statements when these Standards/Interpretations become effective. Information on the new standards, amendments and interpretations that are expected to be relevant to our consolidated financial statements is provided below.

IFRS 9 Financial Instruments (issued 28 October 2010 and amendments issued thereafter)

The IASB aims to replace IAS 39 Financial Instruments: Recognition and Measurement in its entirety, with the replacement standard to be effective for annual periods beginning January 1, 2015. We have yet to assess the impact of this new standard on our consolidated financial statements. However, we do not expect to implement IFRS 9 until all of its chapters have been published and they can comprehensively assess the impact of all changes.

Consolidation Standards

A package of consolidation standards are effective for annual periods beginning on or after January 1, 2013. Information on these new standards is presented below. These amendments are not expected to have any impact on the entities being consolidated and our method of consolidation. However we have yet to evaluate any additional disclosure requirements that may arise because of these amendments.

•         IFRS 10 Consolidated Financial Statements (IFRS 10)

IFRS 10 supersedes IAS 27 Consolidated and Separate Financial Statements (IAS 27) and SIC 12 Consolidation — Special Purpose Entities. It revised the definition of control together with accompanying guidance to identify an interest in a subsidiary. However, the requirements and mechanics of consolidation and the accounting for any non-controlling interests and changes in control remain the same.

•         IFRS 11 Joint Arrangements

IFRS 11 supersedes IAS 31 Interests in Joint Ventures (IAS 31). It aligns more closely the accounting by the investors with their rights and obligations relating to the joint arrangement. In addition, IAS 31’s option of using proportionate consolidation for joint ventures has been eliminated. IFRS 11 now requires the use of the equity accounting method, which is currently used for investments in associates.

•   IFRS 12 Disclosure of Interest in Other Entities (IFRS 12) (issued May 12, 2011) (effective from January 1,   2013)

IFRS 12 integrates and makes consistent the disclosure requirements for various types of investments, including unconsolidated structured entities. It introduces new disclosure requirements about the risks to which an entity is exposed from its involvement with structured entities.

•            Consequential amendments to IAS 27 Consolidated and Separate Financial Statements and IAS 28 Investments in Associates and Joint Ventures

IAS 27 now only deals with separate financial statements. IAS 28 brings investments in joint ventures into its scope. However, IAS 28’s equity accounting methodology remains unchanged.

IFRS 13 Fair Value Measurement

IFRS 13 does not affect which items are required to be fair-valued, but clarifies the definition of fair value and provides related guidance and enhanced disclosures about fair value measurements. It is applicable for annual periods beginning on or after January 1, 2013. We have yet to assess the impact of this new standard.

Amendment to IAS 1 Presentation of Financial Statements (issued June 16, 2011)

The IAS 1 Amendments require an entity to group items presented in consolidated statements of other comprehensive income into those that, in accordance with other IFRSs:

(a)   Will not be reclassified subsequently to profit or loss and

(b)   Will be reclassified subsequently to profit or loss when specific conditions are met.

The IAS 1 Amendments are applicable for annual periods beginning on or after July 1, 2012. We expect this will change the current presentation of items in the consolidated statements of other comprehensive income; however, it will not affect the measurement or recognition of such items.

Amendments to IAS 19 Employee Benefits (IAS 19 Amendments)

The IAS 19 Amendments include a number of targeted improvements throughout the Standard. The main changes relate to defined benefit plans. They:

•                  eliminate the “corridor method”, requiring entities to recognize all gains and losses arising in the reporting period.

•                  streamline the presentation of changes in plan assets and liabilities.

•                  enhance the disclosure requirements, including information about the characteristics of defined benefit plans and the risks that entities are exposed to through participation in them.

The amended version of IAS 19 is effective for financial years beginning on or after January 1, 2013. The Company’s assessment is that the impact of this amendment is not likely to have significant impact.

Quantitative and Qualitative Disclosure about Market Risks

We are exposed to various financial risks. These risks are categorized into market risk, credit risk and liquidity risk. Our risk management is coordinated by our board of directors and focuses on securing long term and short term cash flows. We do not engage in trading of financial assets for speculative purposes.

Market Risk Analysis

Market risk is the risk that changes in market prices will have an effect on our income or value of the financial assets and liabilities. We are exposed to various types of market risks which result from its operating and investing activities. The most significant financial risks to which we are exposed are described below.

Currency risk (foreign exchange risk)

We operate internationally and a significant portion of the business is transacted in the U.S. dollar and consequently we are exposed to foreign exchange risk through its sales in the United States and elsewhere, and purchases from overseas suppliers in various foreign currencies. The exchange rate risk primarily arises from foreign exchange receivables, payables and foreign currency loans. A significant portion of our revenue is in the U.S. dollar while a significant portion of our costs are in Rupees.

The exchange rate between the Rupee and the U.S. dollar has fluctuated significantly in recent years and may continue to fluctuate in the future. Appreciation of the Rupee against the U.S. dollar can adversely affect our results of operations. We also have exposure to foreign currency exchange risk from other currencies, such as the Euro, but we consider the impact of any fluctuation in these currencies to be insignificant. Further, Amira C Foods International DMCC, whose functional currency is the U.S. dollar, has significant foreign currency transactions denominated in United Arab Emirates Dirham (AED). There is no risk of change in the same, as the exchange rate between the U.S. dollar and the AED is fixed at $1 = AED 3.6735.

We evaluate exchange rate exposure arising from these transactions and enter into foreign currency derivative instruments to mitigate such exposure. We follow established risk management policies, including the use of derivatives like foreign exchange forward contracts to hedge forecasted cash flows denominated in foreign currency.

As of March 31, 2010, 2011 and 2012, every 1% increase or decrease in the exchange rate of the Rupee with the U.S. dollar would have resulted in a $353,210, $852,500, and $1,661,811 increase or decrease in the Company’s profit before tax, respectively.

The below table presents non-derivative financial instruments which are exposed to currency risk as of March 31, 2010, 2011 and 2012:

(Amount in $)

March 31, 2010	U.S. Dollars	Other Currencies
Trade receivables	6,755,915	110,730
Intercompany receivables	5,842,030	—
Cash and cash equivalents	54	—
Loans and borrowings	(13,863,048)	—
Trade payables	(11,715,907)	—
Total	(12,980,956)	110,730

March 31, 2011	U.S. Dollars	Other Currencies
Trade receivables	17,175,049	—
Intercompany receivables	6,268,579	—
Cash and cash equivalents	5,916,499	—
Trade payables	—	—
Total	29,360,127	—

March 31, 2012	U.S. Dollars	Other Currencies
Trade receivables	10,176,419	422
Intercompany receivables	19,466,796	—
Cash and cash equivalents	5,718	12,639
Trade payables	(201,355)	(13,992)
Total	29,447,578	(931)

As of March 31, 2010, 2011 and 2012, every 1% increase or decrease of the respective foreign currencies compared to functional currency of the Company would impact our profit before tax by $128,702, $293,601 and $294,466, respectively.

There are no long term exposures in foreign currency denominated financial asset and liabilities as of each reporting date.

Interest rate sensitivity

Our results of operations are subject to fluctuations in interest rates because we maintain substantial levels of short term indebtedness in the form of secured revolving credit facilities, which are subject to floating interest rates, to fulfill our capital requirements. As of March 31, 2011 and 2012, we had $161.0 million and $141.8 million of total indebtedness, of which more than 90% had floating rates of interest. The sensitivity analyses below have been determined based on the exposure to interest rates for non-derivative financial instruments at the balance sheet date. For floating rate liabilities, the analysis is prepared assuming the amount of liability outstanding at the balance sheet date was outstanding for the whole year.

In computing the sensitivity analysis, we have assumed a change of 100 basis points in the interest rate. The movement in the interest rate will lead to an increase or decrease in the profit before tax of $1,339,594, $1,545,186 and $1,473,052 in the years ended March 31, 2010, 2011 and 2012, respectively.

The sensitivity analyses provided are hypothetical only and should be used with caution as the impacts provided are not necessarily indicative of the actual impacts that would be experienced because our actual exposure to market rates changes as our portfolio of debt changes. In addition, the effect of a change in a particular market variable on fair values or cash flows is calculated without considering interrelationships between the various market rates or mitigating actions that we would take. The changes in valuations are estimates of the impact of changes in market variables and are not a prediction of future events or anticipated gains or losses.

Price risk sensitivity

We are exposed to price risk in respect of our listed equity securities and investment in mutual funds. These investments are held long term and are designated as available for sale financial assets and therefore do not impact the profit and loss in our audited consolidated income statement. Further, the amount of investment is not material. Accordingly, sensitivity towards the change in price is not presented.

Credit Risk Analysis

Credit risk refers to the risk of default by the counterparty to a financial instrument to meet its contractual obligation resulting in a financial loss to us.

Trade receivables

Trade receivables are unsecured and are derived from revenue earned from customers. Credit risk in trade receivables is managed through monitoring of creditworthiness of the customers and by granting credit approvals in the normal course of the business. An analysis of age of trade receivables at each reporting date is summarized as follows:

(Amount in $)

	March 31,	March 31, 2011		March 31, 2012
	2010	Gross	Impairment	Gross	Impairment
Not past due	26,425,547	45,293,274	19,494	15,749,980	—
Past due less than three months	2,817,850	6,964,316	—	16,779,206	—
Past due more than three months but not more than six months	630,524	361,595	220	1,415,622	—
Past due more than six months but not more than one year	156,269	1,261,797	—	1,096,352	33,472
More than one year	757,112	844,447	83,943	2,245,804	78,079
Total	30,787,302	54,725,429	103,657	37,286,964	111,551

Trade receivables are impaired in full when recoverability is considered doubtful based on estimates made by management. There were no trade receivables that were impaired as of the year ended March 31, 2010, however $103,657 and $111,551 of trade receivables were impaired in the fiscal years ended March 31, 2011 and 2012, respectively. We have considered that all the above financial assets that are not impaired and past due for each March 31 reporting dates under review are of good credit quality.

Receivables from our top five customers amounted to $22.1 million, $37.8 million and $19.7 million, respectively, constituting 59.0%, 74.2% and 79.2% of net trade receivables for the years ended March 31, 2012, March 31, 2011 and March 31, 2010, respectively.

Of these, receivables from the top two customers for the year ended March 31, 2012 were $7.2 million and $6.5 million (March 31, 2011: $10.5 million and $8.1 million, respectively, March 31, 2010: $6.5 million and $6.0 million, respectively), representing 37.0% of the net receivables as at March 31, 2012 (March 31, 2011: 36.5%, March 31, 2010: 50.2%). We consider the credit quality of these trade receivables to be good. No collateral is held for trade receivables.

The maximum exposure to credit risk in other financial assets is summarized as follows:

Credit risk relating to cash and cash equivalents and derivative financial instruments is considered negligible because our counterparties are banks. We consider the credit quality of deposits with such banks to be good, and we review these banking relationships on an ongoing basis. We do not view our pledged term deposits and other current assets as being subject to significant credit risk since those assets are held at banks that are majority-owned by the Government of India and subject to the regulatory oversight of the Reserve Bank of India.

Security deposits are primarily comprised of deposits made with customers who are public sector organizations. Such deposits were given as part of our contracts with such organizations.

We do not hold any security in respect of the above financial assets.  There are no impairment provisions as at each reporting date against these financial assets. We consider all the above financial assets that are not impaired and past due as at the reporting date under review to be of good credit quality.

Liquidity Risk Analysis

Our liquidity needs are monitored on the basis of monthly and yearly projections. We manage our liquidity needs by continuously monitoring cash flows from customers and by maintaining adequate cash and cash equivalents. Net cash requirements are compared to available cash in order to determine any shortfalls.

Our short term liquidity requirements consist mainly of debt, payables to various trade creditors, other current liabilities, and lease obligations received arising during the normal course of business as of each reporting date. We maintain a sufficient balance in cash and cash equivalents to meet our short term liquidity requirements. We assess long term liquidity requirements on a periodic basis and manage them through internal accruals and through our ability to negotiate long term debt facilities. Our non-current liabilities include vehicle loans and accrued salaries.

As at each reporting date, our liabilities having contractual maturities are summarized as follows:

(Amount in $)

	Current		Non- current
March 31, 2010	Within 6 months	6-12 months	1-5 years	More than 5 years
Debt	139,842,284	92,535	100,436	—
Trade payables	41,066,957	—	—	—
Other current liabilities	952,899	—	—	—
Lease obligation	334,776	—	—	—
Total	182,196,916	92,535	100,436	—

(Amount in $)

	Current		Non- current
March 31, 2011	Within 6 months	6-12 months	1-5 years	More than 5 years
Debt	149,176,177	1,754,595	11,603,819	2,125,236
Trade payables	47,669,620	—	—	—
Other current liabilities	1,216,547	—	—	—
Lease obligation	353,540	—	—	—
Total	198,415,884	1,754,595	11,603,819	2,125,236

(Amount in $)

	Current		Non- current
March 31, 2012	Within 6 months	6-12 months	1-5 years	More than 5 years
Debt	133,563,219	1,795,257	8,399,449	661,844
Trade payables	21,302,059	—	—	—
Other current liabilities	10,913,655	—	—	—
Lease obligation	274,457	—	—	—
Total	166,053,390	1,795,257	8,399,449	661,844

The above reflects the gross cash out flows, not discounted at the current values, thereby these values will differ as compared to the carrying values of the liabilities at the balance sheet date.

Non-IFRS Financial Measure

In evaluating our business, we consider and use EBITDA, a non-IFRS measure as a supplemental measure to review and assess our operating performance. The presentation of this non-IFRS financial measure is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with IFRS. We define EBITDA as profit for the year plus finance costs, income tax expense and depreciation and amortization. We use EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis, as measures for planning and forecasting overall expectations and for evaluating actual results against such expectations and as performance evaluation metrics, including as part of assessing and administering our executive and employee incentive compensation programs.

We believe that the use of this non-IFRS measure facilitates investors’ assessment of our operating performance from period to period and from company to company by backing out potential differences caused by variations in items such as capital structures (affecting relative finance or interest expenses), the book amortization of intangibles (affecting relative amortization expenses), the age and book value of property and equipment (affecting relative depreciation expenses) and other non-cash expenses (affecting one-time transition charges). We also present this non-IFRS measure because we believe this non-IFRS measure is frequently used by securities analysts, investors and other interested parties as measures of the financial performance of companies in our industry.

This non-IFRS financial measure is not defined under IFRS and is not presented in accordance with IFRS. This non-IFRS financial measure has limitations as an analytical tool, and when assessing our operating performance, investors should not consider it in isolation, or as a substitute for profit (loss) or other consolidated statements of operation data prepared in accordance with IFRS. Some of these limitations include, but are not limited to:

•                  it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•                  it does not reflect changes in, or cash requirements for, our working capital needs;

•                  it does not reflect the finance or interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•                  it does not reflect income taxes or the cash requirements for any tax payments;

•                  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and adjusted net profit and EBITDA do not reflect any cash requirements for such replacements;

•                  other companies may calculate EBITDA differently than we do, limiting the usefulness of this non-IFRS measure as a comparative measure.

We compensate for these limitations by relying primarily on our IFRS results and using EBITDA only as a supplemental measure. The following is a reconciliation of profit for the year to EBITDA:

(Amount in $)

	Year Ended March 31,
	2010	2011	2012
Profit for the year (after tax)	5,222,606	6,411,649	11,944,238
Finance costs	12,670,922	19,676,559	21,786,007
Income tax expense	2,767,534	2,948,276	4,137,422
Depreciation and amortization	844,626	1,915,934	2,089,738

EBITDA	21,505,687	30,952,419	39,957,405

INDUSTRY

According to the IRRI, rice is the largest single use of land for producing food in the world and is the main dietary staple for half the world’s population.  The FAO estimates that rice provides more than one fifth of the calories consumed by humans worldwide. Unlike other staples, rice is gluten-free and so is uniquely beneficial to those with gluten allergies. Rice is a healthy, natural food that is low in fat, cholesterol and sodium and is a good source of vitamins and minerals such as thiamine, niacin, iron, riboflavin, vitamin D, calcium and fiber. Indian rice is not genetically-modified.

Overview of Packaged Rice Industry

Sales of packaged rice in emerging markets are growing faster than in developed nations, according to Euromonitor. According to Euromonitor, between 2011 and 2016, the EMEA, Asia Pacific, Eastern European and Latin American packaged rice markets are expected to increase at a CAGR of 8.6%, 6.6%, 4.2% and 7.6%, respectively. The packaged rice market in North America and Australasia is expected to grow at a respective CAGR of 2.5% and 3.7%, respectively, according to Euromonitor.  We believe the higher growth in emerging markets can primarily be attributed to the shift towards modern retail outlets and convenience shopping, especially in urban locations. We believe the value growth in all of these markets also benefit from consumers increasingly seeking health and wellness products, which command premium pricing. As a result, we and other companies are increasingly offering new rice varieties with fortified multi-grain and organic features, and varieties with other specific healthy and natural functionalities.

Overview of Global Rice Industry

According to the IRRI, rice is the primary staple food consumed in most countries and is the cereal grain with the highest level of human consumption in the world. The global rice market represented approximately $240 billion in value in 2010, according to statistics from FAO, based on benchmark rice export prices for the international rice trade. Propelled by growing consumption demand, world production of rice has more than tripled over the last few decades, from 151 million metric tons of milled rice in 1961 to an estimated 480.1 million metric tons of milled rice in 2011, according to CRISIL Research and the FAO. Rice production is concentrated in Asia, which provided approximately 90% of estimated global production in CY 2011. The top ten producers of rice worldwide in 2011 were China (28.1%), India (21.5%), Indonesia (9.1%), Bangladesh (7.0%), Vietnam (5.9%), Thailand (4.4%), Burma (4.2%), the Philippines (2.4%), Brazil (1.9%) and Japan (1.5%), according to FAO.  Asia is also the largest consumer of rice, and many Asian countries produce enough rice to match their domestic consumption needs. The top ten importers of rice worldwide in 2011 were Indonesia, Nigeria, Bangladesh, China, the Philippines, the European Union, Saudi Arabia, Iraq, Iran, and the Ivory Coast, according to FAO. Consumption growth is largely due to a rising population in Asia and increased consumption patterns in certain non-Asian rice-consuming countries, mostly in the Western Hemisphere and EMEA. Increased consumption of rice in developed markets such as the United States and the United Kingdom can be partly attributed to growing populations of high rice-consuming Hispanic and Asian ethnic groups in these markets, driven both by immigration and higher fertility rates and, to a lesser degree, increased awareness by the general population of the impact of diet on health. Furthermore, we believe consumers of rice in developing countries around the world are increasingly turning from purchasing non-branded rice from traditional retail stores to buying branded, packaged rice products from larger, modern retailers.

According to the IRRI, the world’s annual rough rice production will have to increase markedly over the next thirty years to keep up with population growth and income induced demand for food. As a result, global rice prices are expected to increase in the future both as a result of rapidly increasing global rice demand and slowing global supply, which is expected to be largely caused by slower than historical yield growth and limited ability to expand growing areas in most producing countries. In recent history, there was an unusual spike in rice prices in 2008, caused by the November 2007 imposition of export curbs in various countries aiming to contain domestic food price inflation, and the sizeable procurement by countries like Bangladesh and the Philippines to compensate for losses caused by floods and reconstitute rice reserves. Rice prices have since normalized.

Rice Industry in India

The Indian rice industry was valued at approximately $40 billion in wholesale prices in fiscal 2011, with Indian consumption estimated at approximately 91 million metric tons of milled rice in fiscal 2011 and exports at 2.3 million metric tons, based on CRISIL Research. From fiscal 2006 to 2011, the Indian rice industry has grown in value at a CAGR of 10.5%, according to CRISIL Research. Industry sources expect growth to continue in India, with marginal increases in production and continuous growth in demand due to population growth, increasing purchasing power of the Indian population and inflation.

Production Trends

Rice is the largest produced staple in India and, according to CRISIL Research, contributed approximately 39% of total food grain production by volume and 9.5% of overall agricultural exports by value from India in fiscal 2011. Several varieties of rice are cultivated based on their differential response to climatic factors, such as temperature, rainfall, sunlight and fertilizer. India’s rice production has grown to 95.0 million metric tons in fiscal 2011 from 85.0 million metric tons in fiscal 2001, according to CRISIL Research. According to CRISIL Research, this increase is due to the introduction of high yielding rice varieties responsive to higher doses of fertilizers coupled with improvements in farming methods. India’s major rice growing regions include West Bengal, Punjab and Uttar Pradesh, which represented 16.0%, 12.6% and 12.1% of total production in India in fiscal 2010, respectively, based on research by CRISIL Research and data provided by the Government of India.

Consumption Trends

Rice serves as the staple food for approximately 65% of India’s population in fiscal 2011, according to CRISIL Research. The rapid historical population growth in India and increasing income levels has driven the growth in demand for and consumption of rice. The other factors impacting rice consumption have been price trends of competing products, procurement programs of the Government of India and the availability of rice based on monsoon effects on growing patterns.

Export Trends

India is the third largest exporter of rice following Thailand and Vietnam, with an 11.4% share of world exports in 2011, according to FAO estimates. Indian exports of Basmati rice have increased overall by volume at a CAGR of 20.2% since fiscal 2007 to reach 2.2 million metric tons in fiscal 2011, according to CRISIL Research. We believe these increases were due to increasing international demand and insufficient supply to support export growth. Indian exports peaked at 6.3 million metric tons in fiscal 2007 before decreasing to 2.3 million metric tons in fiscal 2011 following the Government of India’s ban on the export of non-Basmati rice beginning in October 2007, which was enacted to ensure the availability of rice domestically. In February 2011, the Government of India began to ease the ban and allowed the export of three specific varieties of non-Basmati rice after imposing quantitative restrictions and a minimum export price. Finally, in September 2011, the Government of India permitted the export of all non-Basmati rice due to surplus production and increasing inventory stock. This, combined with the decline in rice production by leading rice exporting nations such Thailand, Vietnam and Pakistan, is expected to lead to India’s rice exports reaching approximately 5 million metric tons in fiscal 2012, according to CRISIL Research.

Price Trends

Within the Indian wholesale market, the average price of rice has increased at a CAGR of 9.5% since fiscal 2007 to reach an average $434 per metric ton in fiscal 2011, according to CRISIL Research. Meanwhile, export prices for Basmati rice, which commands premium pricing, have increased at the higher CAGR of 15.9% in the same time period to reach $1,064 per metric ton in fiscal 2011. Pricing is affected by other factors including weather, Government of India policies (e.g., changes in minimum support prices and minimum export prices), prices of other staples, seasonal cycles and the demand and supply balance.

Basmati Rice

The Indian Basmati rice industry was valued at approximately $4 billion in wholesale prices in fiscal 2011, according to CRISIL Research. Basmati rice has been grown for centuries exclusively in the foothills of the

Himalayas in certain parts of the Indian sub-continent and is recognized worldwide as a premium variety due to its longer length, pure white color, nut-like flavor and appealing aroma. The word Basmati means the “queen of fragrance” or the “perfumed one.”  As it is cooked, the Basmati grain elongates to 2 to 2.5 times the original size of the grain and attains its characteristic shape and consistency.  Basmati rice is considered to be higher quality when it is aged at least 10 to 14 months, which enhances its length and flavor when cooked.  Its unique taste, aroma, shape and texture have historically elicited premium pricing.

The characteristics of Basmati rice result not only from starting with Basmati paddy strains, but also the soil and climate of the Himalayan foothill regions where it is grown and the manner in which it is processed and aged before sale, much like the qualities of Champagne purportedly come not only from the grapes used to make it, but the soil and climate in the Champagne region of France. Although in fiscal 2011, the Basmati rice industry only contributed 4.7% of the overall Indian rice production by volume, it constituted approximately 10% of the total Indian rice industry by value, according to CRISIL Research. While the overall Indian rice industry grew in value at the rate of 10.5% annually during the period from fiscal 2006 to 2011, consumption of Basmati rice in India grew in volume at a rate of 25.0% during the same period, according to CRISIL Research.

Production Trends in Basmati Rice

Globally, Basmati rice contributes 1.5% of total rice production, of which 65% to 70% is produced in India and 30% to 35% is produced in Pakistan, according to CRISIL Research. The Indian Basmati rice market was valued at approximately $4 billion in fiscal 2011, of which 45% to 50% relates to Indian consumption and 50% to 55% relates to international sales, according to CRISIL Research. While Basmati rice producers in India have managed to move up the value chain by improving quality and branding, the growth of the industry in Pakistan has been relatively moderate. As a result, India remains the world’s largest Basmati rice supplier.

Indian Consumption Trends in Basmati Rice

The Indian Basmati rice market was valued at approximately $4 billion in fiscal 2011, of which 45% to 50% relates to domestic consumption and 50% to 55% relates to exports, according to CRISIL Research. Consumption of Basmati rice in India is estimated to have grown at a CAGR of 25.0% to 1.5 million metric tons in fiscal 2011 from less than 0.5 million metric tons in fiscal 2006, according to CRISIL Research. The domestic annual consumption of Basmati rice is currently small compared to India’s overall rice consumption of approximately 91 million metric tons in fiscal 2011, according to CRISIL Research. In the Indian market, Basmati is considered a high-value product and is generally only consumed on special occasions. However, with India’s increasing middle-class population, rising purchasing power, the accompanying lifestyle changes and the increasing penetration of modern trade there, the consumption of Basmati rice in India has grown at a rapid pace and is expected to continue to grow 12% to 15% annually over fiscal 2012 to fiscal 2016, according to CRISIL Research.

Basmati Export Trends

Basmati export pricing grew at a 15.9% CAGR to $1,064 per metric ton in fiscal 2011 from $588 per metric ton in fiscal 2007, according to CRISIL Research. Despite the strong growth in prices, international sales of Basmati rice also grew at a CAGR of 20.2% in volume and 39.5% in value between fiscal 2007 and 2011, according to CRISIL Research. The strong growth in India’s exports have been primarily due to increasing demand from traditional and new export markets and the advent of new types of Basmati rice selectively produced for premium characteristics.

In fiscal 2011, approximately 80% of India’s total Basmati rice exports were to the Gulf countries, including Saudi Arabia, the UAE, and Kuwait. Export sales to European and North American countries such as the U.K., Italy, the United States and Canada have also increased in recent years and Indian exporters are increasingly seeking to create trade relationships with new markets such as Mexico and China. However, the share of total Basmati rice exports to these potential markets are expected to remain small over the next five years, compared with exports to traditional export markets such as EMEA, which are expected to remain steady due to such countries’ proximity to India and high overall demand. Competition from Pakistan, the only other Basmati rice producer, is expected to remain moderate as Pakistan has less land to cultivate paddy. Therefore, we believe that Indian Basmati rice exports will continue to grow faster than Pakistani rice exports over the next four to five years.

BUSINESS

Overview

We are a leading global provider of packaged Indian specialty rice, with sales in over 40 countries today. We generate the majority of our revenue through the sale of Basmati rice, a premium long-grain rice grown only in certain regions of the Indian sub-continent, under our flagship Amira brand as well as under other third party brands. Our fourth generation leadership has leveraged nearly a century of experience to take the Amira brand global in recent years. We recently launched new lines of Amira branded products such as ready-to-eat snacks to complement our packaged rice offerings and we also sell bulk commodities to large international and regional trading firms.

We sell our products, primarily in emerging markets, through a broad distribution network.  We launched our flagship Amira brand in 2008 and now sell our branded products in more than 25 countries. In emerging markets, our customer channels include traditional retail, which we define as small, privately-owned independent stores, typically at a single location, and modern trade retailers, which we define as large supermarkets typically in a mall or on a commercial street and usually part of a chain of stores. We sell our Amira branded products to Indian retailers such as Bharti Wal-Mart, Big Bazaar, Metro Cash & Carry, Spar, Spencer’s Retail, Star Bazaar (Tesco in India) and Total. We also sell in both emerging and developed markets to global retailers such as Carrefour, Costco, Jetro Restaurant Depot, Lulu’s and Smart & Final, and through the foodservice channel. Since 2010, Amira India has been recognized each year by the World Economic Forum as a Global Growth Company, an invitation-only community consisting of approximately 300 of the world’s fastest-growing corporations, including companies such as illycaffe SpA and Intralinks. In 2010 and 2011, Inc. India, a leading Indian business magazine, identified Amira India as one of India’s fastest growing mid-sized companies.

The global rice market represented approximately $240 billion in value in 2010, according to statistics from FAO, based on benchmark rice export prices for the international rice trade. The Indian rice industry was valued at approximately $40 billion in wholesale prices in fiscal 2011, within which the Indian Basmati rice segment is large and growing and was valued at approximately $4 billion in the same year, according to CRISIL Research. Volume sales of Basmati rice in India have increased at a 25.0% CAGR between fiscal 2006 and 2011, while Indian Basmati rice exports increased at a 20.2% CAGR between fiscal 2007 and 2011. International sales of Indian Basmati rice have also benefited from favorable pricing trends and have grown at a 39.5% CAGR in value sales between fiscal 2007 and 2011. We expect to continue to benefit from this significant growth in global demand for Basmati and other specialty rice, which we believe will outpace the growth of the overall rice industry.

The growth of the Amira brand is the foundation of our strategy for expansion within our markets and the brand has gained significant traction with customers in markets where we sell our products as a trusted standard of premium quality. At the end of 2011, Planman Marcom, an Indian marketing and communications company, identified the Amira brand as a PowerBrand, one of the most powerful brands in India.  Based on a multi-stage survey of 10,000 consumers in 22 cities across India, Amira was one of 81 brands identified as a PowerBrand out of a total of 3,000 brands surveyed, and one of only six food-sector PowerBrands, along with such other brands as United Breweries, Britannia, Dabur, Godrej and Tata.

We participate across the entire rice supply chain from the procurement of paddy to its storage, aging, processing, packaging, distribution and marketing. We have long-standing relationships with local Indian paddy farmers and a large network of procurement agents which allow us to consistently source high-quality paddy at a fair price. We operate a state-of-the-art, fully-automated and integrated processing and milling facility that is strategically located in the vicinity of the key Basmati rice paddy producing regions of northern India. The facility spans a covered area of 310,221 square feet, with a processing capacity of 24 metric tons of paddy per hour.

In fiscal 2010, 2011 and 2012, our revenue was $201.7 million, $255.0 million and $329.0 million, respectively, representing a CAGR of 27.7%. In fiscal 2010, 2011 and 2012, our EBITDA, or profit for the year plus finance costs, income tax expense and depreciation and amortization, was $21.5 million, $31.0 million and $40.0 million, respectively, representing a CAGR of 36.3%.

Our Strengths

Our competitive strengths have contributed to our strong track record and we believe will enable us to capitalize on future growth opportunities:

•                  A Global Leader in the Attractive Packaged Specialty Rice Industry, and Primarily Basmati Rice.  We are a leading global provider of packaged specialty rice, and primarily Basmati rice, a specialty long-grain rice grown only in certain regions of the Indian sub-continent and known for its long-grain and appealing aroma. Our leadership in the Basmati segment represents a distinct competitive advantage, since Basmati is a premium rice variety that generally commands higher prices and is more profitable compared with other types of rice. The Basmati segment continues to experience significant growth in India and internationally compared to the overall rice industry.

•                  Strong and Growing Presence in over 40 Countries around the World, Primarily in Emerging Markets.  In addition to our well-established business in India, our products are sold in over 40 countries worldwide. We have a branded presence in over 25 of these countries, which is a cornerstone of our global brand-building strategy. Our international markets are primarily comprised of high-growth emerging markets. Amira India has been recognized by the World Economic Forum as a Global Growth Company, an invitation-only community consisting of approximately 300 of the world’s fastest-growing companies, including illycaffe SpA and Intralinks.

•                  Successful Track Record of Brand-Building and Product Innovation. We launched our flagship Amira brand in 2008 and have since rapidly expanded the presence of our Amira branded products to more than 25 countries.  The Amira brand is recognized by Planman Marcom as one of only six food Power Brands in our Indian market, based on a survey of Indian consumers, along with such other brands as United Breweries, Britannia, Dabur, Godrej and Tata. In 2010 and 2011, Inc. India, a leading Indian business magazine, identified Amira India as one of India’s fastest growing mid-sized companies. We believe that our brand leadership in the Indian rice market is particularly advantageous, given the underlying strength of Indian demographic and economic trends. India’s rapidly growing middle class is expected to propel growth in the modern trade channel, which is our core focus area that we expect will outgrow the overall market. In addition to our focus on marketing, we are consistently growing our Amira branded presence by introducing new products, such as ready-to-eat snacks and edible oil, to drive further growth.  We have successfully tailored our strategy to local market requirements and continuously focus on strengthening our brand and rolling out new value-added products.

•                  Well-Established Relationships Resulting in Deep Understanding of Consumer Preferences.  Since launching international third party branded sales over 30 years ago, we believe we have built strong relationships with large international and regional customers who market our products under their own brand through their own distribution networks regionally and around the world.  These relationships have provided us a deep understanding of consumer preferences in numerous markets worldwide, and we have subsequently launched our new Amira branded products in many of these markets.  Our ability to consistently deliver large quantities of high-quality products globally in a timely manner has been essential to our success in the third party branded business.  We have established relationships with a number of retailers such as Bharti Wal-Mart, Big Bazaar, Metro Cash & Carry, Spar, Spencer’s Retail, Star Bazaar (Tesco in India) and Total in India, Carrefour, Costco, Jetro Restaurant Depot, Lulu’s and Smart & Final globally, as well as institutions and distributors.

•                  Superior Supply Chain Capabilities from Procurement to Distribution. Our long-standing relationships with local Indian paddy farmers and a network of procurement agents allow us to source paddy of consistently high quality.  Our modern processing plant in Gurgaon, India is strategically located in the vicinity of the key Basmati rice paddy producing regions of northern India with access to developed infrastructure and transportation systems.  Our processing facility includes state-of-the-art grading and packaging units, along with a modern in-house laboratory for quality assurance, and meets the highest international quality standards. In India, our direct sales team and network of 62 distributors provide us with a high degree of control over our product offerings. We have a strong and growing international presence through our company-owned distribution centers and 23 international distributors.

•                  Strong Management Team with Significant Ownership and Track Record of Success. As a family owned and managed business that has operated since 1915, we have nearly a century of experience in the food business. In 2006, our Chairman and Chief Executive Officer, Mr. Karan A. Chanana, assumed responsibility for our operations. Under Mr. Chanana’s leadership, we have transitioned from a family owned and managed business to an international, professionally-managed business, and in 2008 we launched the Amira branded strategy to enhance our growth. Our management team has significant experience in the rice industry and broad knowledge about paddy procurement, processing and marketing activities, with an average of six years with us and 12 years in the industry. In fiscal 2010, 2011 and 2012, our revenue was $201.7 million, $255.0 million and $329.0 million, respectively, representing a CAGR of 27.7%. In fiscal 2010, 2011 and 2012, our profit for the year was $5.2 million, $6.4 million and $11.9 million, respectively, representing a CAGR of 51.2%. In fiscal 2010, 2011 and 2012, our EBITDA was $21.5 million, $31.0 million and $40.0 million, respectively, representing a CAGR of 36.3%.

Our Strategy

Our goal is to be the leading rice brand globally. Key elements of our growth strategy to achieve this goal include:

•                  Accelerate Focus on Global Brand Building and Increasing Value-Added Offering. We believe that consumers recognize our brand and associate it with high quality, premium and authentic specialty rice.  We successfully expanded the Amira brand across more than 25 countries within only three years of its launch, and we are investing resources to further establish our brand with the consumer as the standard for high-quality Basmati rice.  In addition to penetrating markets with our Amira branded rice offerings, we continue to develop new products in attractive categories to increase our relevance with consumers and drive further growth.

•                  Strengthen our Distribution Footprint in India to Capitalize on Attractive Demographic and Economic Trends.  We believe that the increase in purchasing power resulting from population growth and an expanding middle class in India will create additional demand for our Basmati rice and value-added product offerings across all distribution channels. Our 62 Indian distributors currently provide us access to both traditional and modern trade retailers throughout India, and we have an average of six distributors per state.  We plan to increase our concentration of Indian distributors to an average of nine per state throughout India in the next five years to significantly increase our access to all channels.  In addition, we plan to set up additional company-owned distribution centers to target modern trade retailers in 15 major cities in India, which we expect will result in greater market penetration and higher margins.

•                  Further Develop Relationships with Key Retailers to Capture Significant Growth in Indian Modern Trade.  According to Planet Retail, there is significant growth potential for modern retail in India, which in 2010 accounted for only approximately 9% of Indian retail trade, and is expected to grow at a 17.0% CAGR through 2020.  The Government of India has recently taken various initiatives to promote foreign direct investment, which would accelerate the development of the modern retail trade in India. A key focus for us is to continue building relationships with modern trade retailers. We employ a dedicated sales team focused on promoting our products with retailers on a region-by-region basis, which allows us to grow alongside modern trade as it broadly penetrates the Indian retail landscape.

•                  Leverage Our Experience in International Markets to Enhance Amira Branded Penetration.  Consistent with our historical branded growth strategy, we plan to leverage the success of our third party branded products in international markets to further penetrate our Amira branded product offerings.  From our existing international operations, we gain a deep understanding of end markets and consumer preferences, which helps us to shape our strategy for branded products.  We intend to either launch or increase our Amira branded presence in Saudi Arabia, Nigeria, France and Senegal, among other countries.

•                  Expand into New High-Growth Markets.  We expect to continue to increase our international sales, which were 66.0% of our revenue in fiscal 2012, by expanding into new high-growth markets. We plan to expand our sales into more than 25 additional countries in the next five years.  We are currently focusing on the UK, the Philippines, Bahrain and Jordan, among other countries, which we chose based on our sophisticated framework for evaluating new markets which takes into account market data collected by us, our local distributors and market research agencies.

•                  Increase Processing Capacity and Operating Efficiencies to Capture Long term Growth Opportunities and Drive Margin Expansion.  We constructed what we believe was the first automated rice processing facility calibrated for Basmati rice in India in 1995, which we believe remains one of the most sophisticated rice processing plants in India today.  We intend to complete construction of a state-of-the-art processing facility in Haryana, India by fiscal 2015 using some of the proceeds of this offering, which we believe will more than double our processing capacity.  This will enable us to meet processing capacity demands in our business over the coming years and is also expected to drive margin expansion.

History

Our business was originally founded in 1915 by the Chanana family as an agricultural commodities and salt trading business. Prior to 1947, we were one of the largest suppliers of grain to the British Indian Army. Following the partition of India and Pakistan, our business was re-located in New Delhi, India and expanded to include the trade and supply of lentils and other legumes to Indian government agencies. Throughout the 1960s and 1970s, we focused on the processing and distribution of legumes. In 1978, we first established an international business division which imported legumes. In 1985, we began to process and distribute Basmati rice in India and internationally. In 1995, we constructed what we believe was the first automated rice plant in India which has been continuously upgraded to increase capacity. In 2006, our Chairman and Chief Executive Officer, Karan A. Chanana, assumed responsibility for our operations. Under Mr. Chanana’s leadership, we have transitioned from a family owned and managed business to an international, professionally managed business, and in 2008 we launched the Amira branded strategy to enhance our growth into the retail channel.

Our Products

We are primarily engaged in the business of processing, distributing and marketing packaged Indian specialty rice, primarily Basmati. We also provide ready-to-eat snacks and edible oils, and are launching numerous additional rice, dairy and snack products.  Our product focus is what we refer to as “Food Connect,” or the bond and cultural connection that food creates between people. We are also engaged in the institutional sale of bulk commodities to large international and regional trading firms.

Amira Branded Products

Our Amira branded products were formally launched in 2008 and currently consist of several rice varieties and ready-to-eat snacks across more than 25 international markets.

Category	Brand/Product Line	Product Features

Premium Basmati Rice

•    Amira Pure Traditional Basmati Rice

•    Amira Indigo Extra Long Grain Basmati Rice

•    Amira Goodlength Basmati Rice

•    Amira Good Health Brown Basmati

•    Amira Traditional Basmati Rice—New Crop

•    Amira Fuzion New Age Basmati Rice*

•    Amira Sameena Basmati Rice**

•    Amira Pure Traditional Organic White Basmati Rice**

•    Amira Good Health Whole Grain Pure and Organic Basmati Rice**

• Consists of the finest grains of aromatic Basmati • Aged for a minimum of 12 months • At least doubles in size when cooked • Rich taste and fragrant aroma

Category	Brand/Product Line	Product Features

Value Basmati Rice

•    Amira Daily Fresh Basmati Rice

•    Amira Goodlength Day to Day

•    Amira Goodlength Everyday Basmati Rice

•    Amira Goodlength Broken Basmati Products

•    Amira Parboiled Basmati Products

•    Amira Banquet Rice

•    Consist of different types of high-quality rice such as a mix of Basmati rice varieties or a mix of broken rice

•    Value alternative commonly used as an “everyday” Basmati and by restaurant or catering companies

Other Specialty Rice and Value Add Meals	• Amira Thai Jasmine Rice • Amira Sharbati Aromatic Long Grain Rice • Amira Kheer Rice* • Amira Khichdi Rice*

•    Thai Jasmine rice is sourced from Thailand and has a fragrant aroma and chewy texture

•    Sharbati Aromatic Long Grain Rice is an everyday rice for daily consumption and is often purchased by foodservice customers

•    Amira Kheer Rice is formulated for rice pudding

•    Amira Khichdi Rice is formulated for Indian and South Asian comfort food and is also used as infant and toddler food

Ready-To-Eat Snacks	• Amira Navratan Mix* • Amira Aloo Bhujia* • Amira Zabardast Slims* • Amira Bikaneri Bhujia* • Amira Khatta Meetha** • Amira Shahi Mix**	• Crunchy, Indian-style ready-to-eat snacks • Popular among ethnic population • Mix of dried vegetables, nuts and legumes

Oil	• Palmolein • Pure Vegetable Cooking Oil** • Vegetable Ghee (clarified butter)** • Shortening** • Margarine**	• Oils used in food preparation • Shortening and margarine can be customized and packaged to customer specifications

Dairy Products	• Amira Full Cream Milk Powder and Amira Skimmed Milk Powder ADPI Extra Grade** • Demineralised Whey Powder — 90%** • Amira Lactose Edible Grade** • Amira Sweetened Condensed Milk**	• Used for cooking, as powdered milk, and as nutritional supplements added to drinks

*                 Newly Launched Product

**          Product Under Development

We offer all of our products in an array of packages to meet different market needs. We continuously evaluate our existing products for quality, taste, nutritional value and cost and make improvements where possible. Additionally, we develop new and innovative products where we see market opportunity.  For example, our newly launched Khichdi Rice is formulated for the preparation of khichdi, a comfort food which is consumed across the diverse states of India and South Asian expatriate communities in international markets, and Kheer Rice is formulated for the preparation of rice pudding and is the first of its category in the market.

We offer several types of rice, including our Good Health Brown Basmati, which is low-fat, cholesterol-free, high in fiber, and rich in vitamin B and manganese, and our Parboiled Basmati Products, which have 80% of the nutrients found in brown rice. In addition, we offer brown and white organic rice which is processed from paddy grown without pesticides and packaged in organic paper.

Third party Branded Products

We sell a number of varieties of Basmati and non-Basmati packaged rice to many large international and regional customers, such as Euricom Spa, Indonesia’s Business State Logistics Agency (Bulog), Platinum Corp. FZE, the Seychelles State Trading Corporation Limited and SGS International Rice Co. Inc. (Goya), who market them under their own brand through their own distribution networks. This business is primarily focused on emerging markets where the retail channel is highly fragmented. The following table shows examples of our third party branded rice products.

Category	Third party Brand/Country	Product Features

Third party Basmati Rice	• Euricom Brown Basmati Rice, Italy • Mahe Regular White Basmati Rice (Economy), Seychelles • Mahe Premium White Basmati Rice (Premium), Seychelles • Goya, Indian White Basmati Rice, USA	• Consists of the finest grains of pure traditional aromatic Indian Basmati • Available in brown, white and parboiled rice • Rich taste and fragrant aroma

Third party Non-Basmati Rice	• Bulog Non-Basmati Rice, Indonesia • Platinum Corp. FZE Non-Basmati Parboiled Rice, Nigeria	• Non-Basmati white rice which is between 10% and 100% broken and may be parboiled

Institutional Products

Our institutional business primarily consists of the opportunistic sale of bulk commodities, including maize, sugar, soybean meal, onion, potato and millet. We sell these products to large international and regional trading firms.

Production

Our Basmati rice operations include procurement, inspection, cleaning, drying, parboiling, storage and aging, processing, sorting, packaging, branding and distribution. We purchase our non-Basmati rice from other rice processors, and contract with third parties to produce and package our snacks and edible oils.

Paddy and Semi-Processed Rice Procurement

Paddy procurement

The primary raw material that we use in producing Basmati rice is Basmati paddy. Rice seed is typically planted in flooded fields in the early spring and, after it matures, water is drained from the fields and the crop is harvested. The harvested grain is referred to as “paddy.” In India, Basmati paddy is typically harvested between September and March. Basmati paddy available during this period is generally of superior quality compared to paddy available during the off-season, although we also purchase small quantities of paddy in the off-season to supplement our annual procurement and to benefit from lower paddy prices.

Our Basmati procurement team purchases paddy to be stored for aging and processing throughout the year from the major Basmati paddy production centers, including the Indian states of Haryana, Punjab, Rajasthan, Uttarakhand, and Western Uttar Pradesh, either directly at the organized and government regulated agricultural produce markets in India known as “mandis,” or through licensed procurement agents.  Licensed procurement agents, or “pucca artiyas,” evaluate, test and purchase paddy on our behalf at mandis. We have long-standing relationships with procurement agents for sourcing paddy and are knowledgeable about and experienced with local areas and farmers.

Our ability to procure adequate quantities and good quality paddy is affected by crop conditions. For example, yields of paddy could decrease and the price of paddy could increase due to inadequate or delayed monsoons or heavy rains and high winds. We believe paddy is generally available at reasonable, stable prices. We have not encountered any processing interruptions due to paddy shortages since we commenced our Basmati operations in 1985.

Semi-processed rice procurement

Semi-processed rice procurement is done through approved vendors. These vendors are sourced through approved brokers with whom we have a historic relationship. Vendors or suppliers are millers who have bought and aged non-Basmati rice. We purchase the semi-processed rice, ship the product into our rice mill and then finish, pack, and sell the product to our customers and distributors.

Paddy Drying, Parboiling, Storage and Aging

After the paddy is tested and then unloaded at our processing facility, it is pre-cleaned and dried to prevent deterioration. After it has been dried, some of our paddy is parboiled.  Parboiling involves soaking the paddy in water, steaming it before removing the husk, and further hydrating, heating and drying it.  Parboiling improves the nutritional profile of Basmati rice, causing it to retain more nutrients than regular milled Basmati rice, and changes its texture so that it has a fluffier consistency.  After it has been dried, and where appropriate, parboiled, we store and age the paddy for six to seven months in our warehouses or open plinths.  Aging dehydrates the Basmati paddy, which results in its rice grains elongating more when cooked.

Processing and Additional Storage and Aging

Prior to further processing, the paddy is cleaned again to remove any residual dust or impurities and foreign materials.  The paddy is then milled using a rice huller to remove the paddy’s outer and inner husk. Once the husk has been removed, the resulting rice is polished and the broken rice is removed and retained. We sell broken Basmati rice as Amira branded “Every Day” Basmati rice at an economical price compared to full grain Basmati rice. Byproducts produced as a result of processing the paddy are husk, bran and broken rice, which we further process and sort to produce other Amira branded rice products such as Kheer and Kichdi rice and Amira Goodlength Day to Day rice.  Once the paddy products and the broken rice have been removed, the remaining rice is sorted by color and graded.  Basmati rice is hygienically aged in our warehouses for an additional four to six months. Finally, our rice and rice products are packaged in our processing facility and prepared for shipment.

Inspection

All paddy is checked for quality at the time of purchase and prior to loading it on the trucks that transport them to our processing facility. Further, the paddy bags are sample checked on arrival at storage locations to ensure that the paddy meets the quality specifications based on our purchase. We have a fully equipped laboratory that checks quality at various stages of paddy procurement and rice processing.  In addition, after the rice has been processed, we inspect the rice to ensure that it meets our and our customers’ quality standards. We have implemented strong measures throughout processing to ensure product quality and food safety. Our standardized processing, product grading standards, monitoring and testing systems help to ensure consistent adherence to our quality control and food safety policies.   We have also received an ISO: 9001:2008 quality management accreditation for our rice processing facility, which has been renewed yearly and is currently valid until December 2012.

Principal Operating Facilities

As of March 31, 2012, our material properties consist of one office and one processing facility in India, three international offices in Malaysia, Dubai, and the United States, 11 warehouse facilities in India, and one warehouse facility in the United States. We own our processing facility and lease the other properties.

Our processing facility is located in Gurgaon, Haryana, India, which is near New Delhi. We presently have a total installed hourly milling capacity of 24 metric tons of paddy per hour across a covered area of 310,221 square feet. We plan to use part of the proceeds of this offering to expand our milling and sorting capacity from 24 metric tons per hour as of March 31, 2012 to approximately 60 metric tons per hour by fiscal 2015 with the addition of a new milling plant located in Haryana, India, which we expect will provide additional milling and sorting capacity of 48 metric tons per hour. We plan to close down the oldest two of the three milling plants at our existing facility, which together have a milling and sorting capacity of 12 metric tons per hour.

Certifications

Certifications are not compulsory in the rice industry.  However, some of our customers require us to have one or more internationally-recognized certifications.  We have received an ISO 9001:2008 quality system certification and an ISO 22000:2005 food safety management certification for our rice processing facility, and a HACCP (Hazard Analysis & Critical Control Points) accreditation. In addition, our facilities have received certifications from BRC Global Standards, the U.S. Food and Drug Administration, SGS Group, an international company which provides health and safety certifications, and are Kosher certified and have received a certificate of approval for the export of Basmati rice by the Export Inspection Council of India.

Sales, Marketing and Distribution

As of March 31, 2012, we had 56 employees working exclusively in sales, marketing and distribution. We divide these personnel across different geographic regions in India and the rest of the world. 36 of them are focused on sales and marketing to the Indian market, and 20 of them are focused on sales and marketing internationally. We plan to open additional company-owned distribution centers in 15 major cities in India to target modern trade retailers, which we expect will result in greater market penetration and higher margins. We support our sales force using a marketing strategy including extensive media advertising in both Indian and international markets. We use television, radio and print advertisements to reach our end users in order to promote the Amira brand name.

Our products also reach our Indian customers through our network of 62 regional distributors. Our products reach our international customers through our network of 23 third party international distributors in 17 countries, who coordinate regional marketing, sales and distribution, including five distributors in the United States.

Customers

Customers for our Amira branded products include Indian retailers such as Bharti Wal-Mart, Big Bazaar, Metro Cash & Carry, Spar, Spencer’s Retail, Star Bazaar (Tesco India), and Total and global retailers such as Carrefour, Costco, Jetro Restaurant Depot, Lulu’s, and Smart & Final, and through the foodservice channel. Our third party branded products are sold to many international and regional customers in more than 40 countries, such as Indonesia’s Business State Logistics Agency (Bulog), Platinum Corp. FZE, and SGS International Rice Co. Inc. (Goya), who market them under their own brands through their own distribution networks. Our institutional products are sold to large international and regional trading firms.  Sales to our top five customers and distributors collectively accounted for 57.7%, 50.5% and 46.6% of our revenue in fiscal 2010, 2011 and 2012, respectively. No single customer or distributor accounted for over 26% of our revenue during fiscal 2010, 18% of our revenue during fiscal 2011 or 27% of our revenue during fiscal 2012. Our other retail customers in India consist of small, privately owned independent stores, typically at a single location, which we refer to as traditional retail, that we access through our distribution network.

Competition

The rice industry in India is highly fragmented and intensely competitive. Competition in the rice markets is principally on the basis of product selection, product quality, reliability of supply, processing capacity, brand recognition, distribution capability and pricing. With respect to our Basmati rice, we compete with various types of competitors in the fragmented and unorganized Basmati rice market, including other large Indian distributors and national rice brands to smaller businesses in India and around the world. Internationally, our major competitors are leading Indian overseas Basmati rice companies. Basmati rice has historically only been grown successfully in the Indian states of Haryana, Uttar Pradesh, Uttaranchal and Punjab, Rajasthan, Jammu and Kashmir, and in a part of the Punjab region located in Pakistan which enjoy the climatic conditions required to successfully grow Basmati rice.  A type of rice similar to Basmati is grown and sold as Basmati rice from California and Texas, among other places.  According to Euromonitor, in the global packaged rice landscape, the top 10 brands only accounted for 9.1% of market share by value in 2010.

Intellectual Property

We protect our intellectual property through copyright and trademark laws. Our intellectual property includes the registered trademarks “Amira,” Goodlength,” and “Daily Fresh” under the Indian Trade Marks Act, 1999. The registration of a trademark is valid for ten years but can be renewed. In addition, we have applied for the registration of the “Amira Food Connect” logo, the “Amira Pure” label and “Amira” across certain other product categories. The registration of any trademark in India is a time-consuming process, and there can be no assurance that any such registration will be granted. Further, we have obtained copyright protection for certain of our intellectual property, which include our “Amira” label and logo, under the Indian Copyright Act, 1957. While registration is not a prerequisite for acquiring or enforcing copyrights, registration creates a presumption favoring the ownership of the registered owner.

We have also registered, or are in the process of registering, trade names internationally in 59 countries, including in the United States.

Employees

As of March 31, 2010, 2011 and 2012, we had 211, 210 and 226 full time employees, respectively. As of March 31, 2012, we had 33 employees working in our accounting and finance department, 56 working in sales, marketing and distribution, and 115 working at our processing facility. We have entered into employment agreements with all of our full-time employees that provide for termination of their employment upon delivery of two months’ severance or notice, and that prohibit them from soliciting any of our other employees during or after their employment. There is a registered trade union comprising a small number of workers at the processing facility. We consider our relations with our employees to be amicable.

Insurance

We currently maintain commercial general liability insurance and property insurance. We also have liability insurance for our directors and officers.

Legal Proceedings

On April 4, 2012, a vessel carrying rice owned by Amira C Foods International DMCC with a market value of approximately $10 million arrived at the Port of Subic Bay, a free trade zone located in the Republic of the Philippines for purposes of temporary warehousing and transshipment.  Amira C Foods International DMCC engaged Metro Eastern Trading Corp., or Metro Eastern, a “locator”, or customs broker, duly authorized and regulated by the Subic Bay Port Authority to unload, warehouse, and transship the vessel’s cargo.  On May 15, 2012, the Collector of Customs, or the COC, in the Port of Subic Bay issued a warrant of seizure and detention to Metro Eastern with respect to the shipment alleging violation of certain sections of the Tariff and Customs Code of the Philippines.  On June 8, 2012, Amira C Foods International DMCC filed a position paper with the COC as an intervenor, or legal owner of the goods, arguing that the COC lacks jurisdiction over the goods because they were never imported into the Philippines, but only transshipped into the Port of Subic free trade zone.  On June 15, 2012, Amira C Foods International DMCC’s legal counsel received an undated decision from the COC issued against Metro Eastern, upholding the seizure of the rice shipment and forfeiture of the goods to the Philippines on grounds that the shipment was imported into the Philippines without a valid import permit.  Both Metro Eastern and Amira C Foods International DMCC as intervenor have since appealed this decision with the COC, which appeal is still pending.  We intend to continue seeking the reversal of this decision with the COC, and if necessary, the Court of Tax Appeals of the Philippines and higher courts.  We believe there are several grounds for this decision to be reversed on appeal, including that all goods located in the Port of Subic Bay are outside of the legal jurisdiction of the COC, and that the shipment was landed there solely for purposes of transshipment and not for importation into the Philippines.

An order dated November 10, 2010 has been passed against Amira India by the Department of Commerce, Ministry of Commerce and Industry of the Government of India. This order prohibits Amira India from entering into transactions with certain public sector undertakings, or PSUs, of the Department of Commerce. The basis of the prohibition was the claim that Amira India had appropriated all the profits from the export of non-Basmati rice to Ghana and Comoros, in 2008 and 2009, under a specific relaxation notification issued by the Director General of Foreign Trade while the PSUs were only paid a fixed trading margin of the total value of the export. According to the Government of India, the profits should have inured to the benefit of the PSU, acting as exporter, and Amira India should have merely acted as a shipper. Amira India was alleged to have colluded with PSU employees and the foreign governments to deprive the PSUs of the profits. Amira India appealed this determination to the High Court of Delhi and the High Court of Delhi subsequently reversed the order on the grounds that it was issued without a hearing or issuance of a show cause notice. The Department of Commerce responded by issuing a show cause notice in April 2011, providing a hearing to Amira India, and reinstating the prohibition, through an order passed in April 2011. Amira India has responded by filing another appeal with the High Court of Delhi. The matter is pending and is currently at the stage of final arguments. The order also stated that the matter was referred to India’s Central Bureau of Investigation, or CBI. Amira India has not received any notice or other requests for information from the CBI. Since the Department of Commerce has not requested monetary damages and we do not currently do business with PSUs, we do not believe that this proceeding will materially affect our business unless the Government of India reinstates the ban against the export of non-Basmati rice other than through PSUs.

Further, Amira India is involved in ordinary course government tax audits from time to time, which typically include assessment proceedings being carried out in relation to tax returns filed for previous years, resulting in further tax demands by relevant taxation authorities, including due to the disallowance of certain claimed deductions. The aggregate additional and unpaid tax liability which Amira India may be required to pay, pursuant to such proceedings, is estimated to be approximately $400,000, excluding any penalties that may be levied by the tax authorities.

On November 23, 2010, Amira India, along with its directors and certain key officials, was subjected to search and survey proceedings by the Indian income tax authority under the Income Tax Act, 1961. Certain of Amira India’s records and documents were seized and Amira India paid $256,739 to the income tax authority as additional tax. In February 2012, Amira India received notices under the Income Tax Act, 1961 directing it to furnish income statements for each fiscal year during the period beginning April 1, 2004 and ending March 31, 2012. Amira India is in the process of complying with various procedural requirements in this regard and we do not believe that it will be required to pay any material additional amount.

In August 2011, the DED imposed a fine and prohibition on a distributor/retailer of our “Amira” branded products in the UAE, on the basis of a complaint made by Arab & India Spices LLC, which alleged that our “Amira” branded products infringed an existing trademark “Ameera” registered in the name of Arab & India Spices LLC in the UAE. In order to amicably resolve this issue, Amira India and Arab & India Spices LLC commenced negotiations for settlement in August 2011, and Arab & India Spices LLC issued a letter to the DED, informing them of the settlement negotiations and requesting that legal proceedings instituted by the DED in this regard be withdrawn. While the negotiations are still ongoing, we may not be able to reach a final settlement with Arab & India Spices LLC, which could impair our ability to sell our “Amira” branded products in the UAE. However, there is no existing monetary claim against Amira India in this matter.

We are subject to litigation in the normal course of our business. Except as set forth above, we are not currently, and have not been in the recent past, subject to any legal, arbitration or government proceedings (including proceedings pending or known to be contemplated) that we believe will have a significant effect on our financial position or profitability.

Seasonality of our Business

Our revenue is typically higher from October through March than from April through September. We procure most of our Basmati paddy between September and March. Our business requires a significant amount of working capital primarily due to the fact that a significant amount of time passes between when we purchase Basmati paddy and sell finished Basmati rice. Our average combined holding period of processed rice and paddy was 18 months and 11 months for the fiscal years 2011 and 2012. Accordingly, we maintain substantial levels of working capital indebtedness that is secured by this inventory.

Government Regulations Applicable to Our Business in India

The following description is a summary of the material regulations and policies, which are applicable to our business in India.

Regulations Related to Agricultural Produce and Exports

The Government of India, under the Foreign Trade (Development & Regulation) Act, 1992, or the Foreign Trade Act, together with the Foreign Trade Policy, provides for development and regulation of foreign trade by facilitating imports into, and augmenting exports from India, as a part of which it sets the minimum export price of goods, including Basmati and non-Basmati rice, from time to time. While the MEP for Basmati rice was terminated in July 2012, the Government of India may in the future reinstitute an MEP for Basmati rice. The Foreign Trade Act empowers the Director General of Foreign Trade to advise the Government of India in formulation of export and import policy and to implement such policy. The Foreign Trade Act prohibits any person from importing or exporting any goods without an importer-exporter code number, granted by the Director General of Foreign Trade or an officer authorized by the Director General of Foreign Trade.

The Indian Ministry of Agriculture has established the Commission for Agricultural Costs and Prices, or CACP, to advise it on the price policy of major agricultural commodities. The CACP provides recommendations in relation to the minimum fixed price of major agricultural produce, such as paddy, every year. These prices are announced by the Government of India with a view to ensure compensatory prices to farmers for their produce.

Further, agriculture produce market committee legislations have been enacted by various Indian state governments for better regulation of the purchase, sale, storage and processing of agricultural produce, including rice, and the establishment of established market areas for such produce known as “mandies”, each governed by a market committee, within the respective state. Under the legislation, only persons with valid licenses are permitted to purchase, sell, store or process agricultural produce on behalf of buyers and sellers.

In addition to the above policies of the Government of India, the following are some of the important regulations that apply to our business in India:

Agricultural Produce (Grading and Marking) Act, 1937

The Agricultural Produce (Grading and Marking) Act, 1937, or the APGM Act, was enacted to provide for the grading and marking of agricultural and other produce. The APGM Act gives powers to the Government of India to make rules for fixing the quality of agricultural produce. It provides powers of entry, inspection and search and seizure to the inspecting authorities and penalties for violating the provisions of the AGPM Act.

The Export (Quality Control and Inspection) Act, 1963

The Export (Quality Control and Inspection) Act, 1963, or the Export Quality Act, was enacted for the further development of an export trade from India through quality control and inspection. The Export Quality Act provides for establishment of export inspection council to advise the Government of India regarding measures for quality control and inspection for commodities intended for export. The Export Quality Act authorizes the Government of India to identify commodities subject to quality control and inspection and specify the type of quality control or inspection applicable, and the agencies authorized to conduct quality control or inspection. The Government of India also has power to obtain information from exporters, inspect their premises and seize commodities. The Export Quality Act also provides for fines and penalties in case of non-compliance.

The Agricultural and Processed Food Products Export Development Authority Act, 1985

The Agricultural and Processed Food Products Export Development Authority Act provides for the establishment of the Agricultural and Processed Food Products Export Development Authority for the purpose of promotion and development of industries engaged in the export of certain scheduled products, including cereal products, and registration of and filing of returns by persons exporting the scheduled products. Under this act, the Government of

India also has the authority to prohibit, restrict or otherwise regulate the import and export of the scheduled products.

The Export of Basmati Rice (Quality Control and Inspection) Rules, 2003

In exercise of powers conferred under the Export Quality Act, the Government of India has adopted the Export of Basmati Rice (Quality Control and Inspection) Rules, 2003, or the Basmati Rice Rules. The Basmati Rice Rules provide for inspection of Basmati rice by the Export Inspection Council to ascertain conformity with quality specifications prescribed by the Government of India. An exporter intending to export a consignment of Basmati rice is required to register the contract with the Agricultural and Processed Food Products Export Development Authority along with a declaration that adequate quality control has been exercised. On satisfying itself that adequate quality controls have been exercised, the agency issues a certificate declaring the consignment as export worthy.

In 2007, the Government of India banned the export of non-Basmati rice. However, pursuant to a notification (No. 71 (RE-2010)/2009-2014) dated September 9, 2011, issued by the Ministry of Commerce and Industry of the Government of India, non-Basmati rice can again be exported from India, subject to certain conditions specified in the notification.

Regulations Related to Food Quality

The Food Safety and Standards Act, 2006

The Food Safety and Standards Act, 2006, or the FSS Act, provides for the establishment of the Food Safety and Standards Authority of India, or the Food Authority, which establishes food safety standards and the manufacture, storage, distribution, sale and import of food. The Food Authority is also required to provide scientific advice and technical support to the Government of India and Indian state governments in framing the policy and rules relating to food safety and nutrition. The FSS Act also sets forth requirements relating to the license and registration of food businesses, general principles for food safety, responsibilities of food business operators and liability of manufacturers and sellers, and provides for adjudicated of such issues by the Food Safety Appellate Tribunal.

Environmental Regulations

Our business in India is subject to various environmental laws and regulations. Compliance with relevant environmental laws is the responsibility of the occupier or operator of the facilities. Our operations require various environmental and other permits covering, among other things, water use and discharges, waste disposal and air and other emissions. Major environmental laws applicable to our operations are set forth below.

The Environment (Protection) Act, 1986

The Environment (Protection) Act, 1986, or the EPA, is an umbrella legislation which encompasses various environment protection laws in India. The EPA grants the Government of India the power to take any measures it deems necessary or expedient for protecting and improving the quality of the environment and preventing and controlling pollution. Penalties for violation of the EPA include imprisonment, payment of a fine, or both.

Under the EPA and the Environment (Protection) Rules, 1986, as amended, the Government of India has issued a notification (S.O. 1533(E)) dated September 14, 2006, or the EIA Notification, which requires that prior approval of the Ministry of Environment and Forests, or the MoEF, or the State Environment Impact Assessment Authority, or the SEIAA, as the case may be, be obtained for the establishment of any new project and for expansion or modernization of existing projects specified in the EIA Notification. The EIA Notification states that obtaining of prior environment clearance includes four stages: screening, scoping, public consultation and appraisal.

An application for environment clearance is made after the prospective project or activity site has been identified, but prior to commencing construction activity or other land preparation. Certain projects which require approval from the SEIAA may not require an EIA report. For projects that require preparation of an EIA report, public consultation involving public hearing and written responses is conducted by the State Pollution Control Board, prior to submission of a final EIA report. The environmental clearance (for commencement of the project) is valid for up to five years for all projects (other than mining projects). This period may be extended by the concerned regulator for up to five years.

The Water (Prevention and Control of Pollution) Act, 1974

The Water (Prevention and Control of Pollution) Act, 1974, or the Water Act, aims to prevent and control water pollution and to maintain or restore water purity. The Water Act provides for one central pollution control board, as well as various state pollution control boards, to be formed to implement its provisions. The Water Act debars any person from establishing any industry, operation or process or any treatment and disposal system likely to discharge sewage or other pollution into a water body, without prior consent of the State Pollution Control Board.

The Air (Prevention and Control of Pollution) Act, 1981

The Air (Prevention and Control of Pollution) Act, 1981, or the Air Act, aims to prevent, control and abate air pollution, and stipulates that no person shall, without prior consent of the State Pollution Control Board, establish or operate any industrial plant which emits air pollutants in an air pollution control area. The Central Pollution Control Board and State Pollution Control Board constituted under the Water Act perform similar functions under the Air Act as well. Not all provisions of the Air Act apply automatically to all parts of India, and the State Pollution Control Board must notify an area as an “air pollution control area” before the restrictions under the Air Act apply.

The Hazardous Wastes (Management, Handling and Transboundary Movement) Rules, 2008

The Hazardous Wastes (Management, Handling and Transboundary Movement) Rules, 2008, or the Hazardous Wastes Rules, regulate the collection, reception, treatment, storage and disposal of hazardous waste by imposing an obligation on every occupier and operator of a facility generating hazardous waste to dispose of such waste without harming the environment. Every occupier and operator of a facility generating hazardous waste must obtain approval from the applicable State Pollution Control Board.

The occupier is liable for damages caused to the environment resulting from the improper handling and disposal of hazardous waste and must pay any fine that may be levied by the respective State Pollution Control Board.

Foreign Investment Regulations

Pursuant to the Consolidated Foreign Direct Investment policy (effective from April 10, 2012) issued by the Department of Industrial Policy and Promotion of the Government of India, 100% foreign direct investment is allowed in services related to agricultural and related sectors.

MANAGEMENT

Directors and Officers

The following discussion sets forth information regarding our directors and officers as of the date of this prospectus, and two director nominees that will be nominated and elected directors effective upon completion of this offering. Our board of directors consists of only one class. All of the directors will serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Our board of directors is authorized to appoint officers as it deems appropriate.  Provided below is a brief description of our directors’ and officers’ business experience during the past five years.

Name	Age	Position
Karan A. Chanana	39	Chairman of the Board of Directors and Chief Executive Officer
Ritesh Suneja	29	Chief Financial Officer
Protik Guha	42	Chief Operating Officer and Secretary
Sanjay Chanana	40	Director
Bimal Kishore Raizada	68	Independent Director
Neal Cravens(1)	59	Director Nominee
Daniel I. Malina	53	Director Nominee

(1) Messrs. Cravens, and Malina will be nominated and elected as a directors effective upon completion of this offering.

Karan A. Chanana has been our Chief Executive Officer and Chairman of the board of directors since February 2012 and has been a director of Amira India since 1994. Mr. Chanana is also the Chairman for the Food Processing Value Addition Council of the Associate Chamber of Commerce and Industry of India, a member of the board of directors of the Agricultural and Processed Food Products Export Development Authority under the Ministry of Commerce of India, a member of various committees of the Confederation of Indian Industries, including the Agricultural Committee.  Mr. Chanana received a Bachelor of Commerce from the University of Delhi in 1993.

Ritesh Suneja has been our Chief Financial Officer since April 2012. Mr. Suneja acted as Chief Financial Officer of AES Corporation with respect to its operations in India, where his responsibilities included management of AES Corporation’s thermal, wind and solar business and also been on the advisory board on the South Asia Clean Energy Investment Fund. Mr. Suneja was Capital markets and International GAAP manager at Ernst & Young in India and also worked as a manager in assurance practice at Deloitte LLP in the U.K. Mr. Suneja has also worked in the head office of Punjab National Bank, the second largest public sector bank of India. In connection with these positions, Mr. Suneja has participated in audits, SOX reviews, due diligence and transaction support activities and has given technical trainings on IFRS and U.S. GAAP in addition to Indian GAAP. Mr. Suneja received a Bachelor of Commerce from Delhi University, a degree in Chartered Accountancy and also holds a diploma in Information Systems Audits from the Institute of Chartered Accountants of India. Mr. Suneja attained a Masters of Business Administration with a specialty in finance from the Symbiosis Institute of Management Studies in September 2006 and is also a member of the Indian Institute of Bankers.

Protik Guha has been our Chief Operating Officer since February 2012 and our Secretary since August 2012.  He has also been the chief executive officer of Amira India since May 2011, executive director of Amira India from August 2009 to May 2011 and vice president of Amira India from January 2007 to August 2009. Mr.

Guha’s responsibilities at Amira India included sales, marketing and overseeing the company in the Indian and international markets.  Mr. Guha received a Bachelor’s degree from the University of Delhi in 1990 and an executive post-graduate degree in Export Management from the Indian Institute of Foreign Trade, New Delhi, in 1995.

Sanjay Chanana has been a member of our board of directors since August 2012, and has been president and chief executive officer of Amira C Foods International DMCC since May 2012. Mr. Chanana brings to the company over 20 years of experience working with multinational companies like Altria (formerly Philip Morris), Bata and Nestle. In 2007, Mr. Chanana founded the Middle East office of Double A International, a paper and stationery manufacturer, where he served as General Manager until March 2012. He previously also served on the board of directors of the joint venture Interpack, a paper manufacturer based in Russia, from 1991 to 1994. Mr. Chanana received a Bachelor’s degree in physics, chemistry and mathematics from Delhi University and a Master’s degree in Management from the Asian Institute of Management, Philippines.

Bimal Kishore Raizada has been a member of our board of directors since March 2012. From 1973 until his retirement in 2003, Mr. Raizada worked at Ranbaxy Laboratories Ltd., where he ultimately was responsible for the company’s worldwide non-human health business and oversaw the management of Ranbaxy Super Religare Laboratories Limited. Mr. Raizada represented Ranbaxy within numerous industry associations, including the Confederation of Indian Industry, the Federation of Indian Chambers of Commerce and Industry, the Indian Pharmaceutical Association, and the Organization of Pharmaceutical Producers of India.  Mr. Raizada acted as a corporate advisor to Ranbaxy with respect to pharmaceutical regulations, pricing, management and policy from 2006 until 2008. From 2008 until 2009, Mr. Raizada worked as managing director of Marsing and Company Ltd., a pharmaceutical company. Since 2011, Mr. Raizada has worked as managing director of Zenotech Laboratories Ltd., a manufacturer of oncological and biotechnological drugs. Mr. Raizada has served as a director of Hikal Ltd, P I Industries Ltd., PNB Housing Finance Ltd., and Zenotech Laboratories Ltd., each a public company in India. Mr. Raizada was a member of the Corporate Management group of Ranbaxy Laboratories Ltd. from 1975 until his retirement 2003, where he was involved in government relations, policy and communications and interacted with the Ministries of Finance, Chemicals, Commerce, Health and Science, and Technology in India. Mr. Raizada received a Bachelor of Commerce from the Shri Ram College of Commerce of the University of Delhi and is a chartered accountant in the U.K. and India.

Neal Cravens will become a member of our board of directors upon the completion of this offering. From September 8, 2009 through March 20, 2012, Mr. Cravens served as the chief financial officer of Cott Corporation, a leading supplier of private label carbonated soft drinks distributing to Canada, the United States, Mexico, the United Kingdom and Europe.  From late 2007 to early 2009, he served as the chief financial officer of Advantage Sales and Marketing LLC, a consumer products broker.  From late 2004 to early 2006, Mr. Cravens was a senior vice president of finance at Warner Music Group.  Mr. Cravens also held a variety of roles from 1978 through 2000 at Seagram Company Ltd., the beverage, consumer products, and media entertainment company, including senior vice president of finance, chief accounting officer and vice president of planning, mergers and acquisitions. He also served as executive vice president and chief financial officer of Seagram’s Tropicana and Universal Music Group divisions. While at Seagram, Mr. Cravens had responsibility for SEC reporting, managing credit facilities, conducting equity and debt financings, strategic planning and M&A and was involved in many transactions.  Mr. Cravens received a Bachelor’s degree from the University of Kentucky in 1974 and a M.B.A. from the University of Kentucky in 1976.

Daniel I. Malina will become a member of our board of directors upon the completion of this offering. Since 2011, Mr. Malina has served as chief executive officer of 4054 Strategic Solutions, LLC, a company that provides strategic, mergers and acquisitions, branding and innovation consulting services.  Since 2011, Mr. Malina has also been operating advisor at Thomas H. Lee Partners, a private equity firm. From 1998 to 2010, Mr. Malina was senior vice president of corporate development at General Mills Inc., where he led the development of the company’s strategy, acquisitions and a venture fund. Prior to joining General Mills Inc., Mr. Malina was Vice President of Corporate Development at RR Donnelley and held multiple corporate and operating roles at Bell & Howell and United States Gypsum Company. Mr. Malina is a director of Captek Softgel International Inc., Russky Products (a Russian food products manufacturer, and is on the board of the University of Minnesota School of Technology and Leadership. Mr. Malina received a Bachelor of Arts degree in Economics and an M.B.A. from Loyola University of Chicago.

None of our officers and directors are related, except Karan A. Chanana and Sanjay Chanana, who are cousins.

Employment Agreements

Employment Agreement with Karan A. Chanana

Our indirect subsidiary, Amira C Foods International DMCC, has entered into an employment agreement that provided for the appointment and employment of Karan A. Chanana as Chairman of Amira C Foods International DMCC, which has an initial term of two years, expiring in February 2014, and is automatically renewable in the absence of an election by either party to terminate. Such agreement provides for an initial annual base salary of $432,000. Mr. Chanana is eligible to receive a discretionary annual bonus of $351,000 and is entitled to reimbursement of business and travel expenses and certain personal expenses incurred in India, including annual living expenses of $120,000. Upon the expiration or termination of the agreement, Mr. Chanana is entitled to all accrued but unpaid vacation pay, if he has been employed for more than a year. Additionally, if the termination does not arise from the fault of Mr. Chanana, he is entitled to receive 21 days of service benefits for each year of service.

On June 14, 2012, ANFI entered into an agreement with Mr. Chanana that provided for the appointment and employment of Mr. Chanana for the position of Chairman and Chief Executive Officer of ANFI, such agreement to take effect upon the completion of this offering.  When it becomes effective, this agreement will replace Mr. Chanana’s agreement with Amira C Foods International DMCC. The agreement provides for an initial annual base salary of $432,000, subject to annual review by the board of directors. Mr. Chanana is eligible to receive a discretionary annual target bonus of $351,000 if certain performance objectives are met, such objectives to be mutually agreed upon by both parties within 45 days after the start of each fiscal year. Additionally, upon the closing of this offering, Mr. Chanana will be granted an option pursuant to our contemplated 2012 Omnibus Incentive Plan to purchase such number of ordinary shares of ANFI equal to one percent (1%) of ANFI’s fully diluted outstanding ordinary shares on the date this offering is consummated, with an exercise price equal to the per share offering price. The options will vest in 48 equal and consecutive monthly installments commencing on the first month anniversary date of this offering.

Pursuant to the terms of the employment agreement, Mr. Chanana is entitled to receive or participate in all employee benefit programs and perquisites applicable to senior executives. Mr. Chanana is entitled to reimbursement of business expenses and certain personal expenses incurred in India.  We shall also provide and maintain adequate director’s and officers’ liability insurance coverage for Mr. Chanana.

Under his employment agreement, Mr. Chanana is entitled to receive payments and other benefits upon the termination of his employment. These payments and other benefits are described below under “—Potential payments upon termination of employment or a change of control.”

Potential payments upon termination of employment or a change of control

Mr. Chanana is currently entitled to receive certain benefits in connection with a termination of employment or a change in control of us. The employment agreement requires specific payments and benefits to be provided to Mr. Chanana in the event of termination of employment under the circumstances described below. The following is a description of the payments and benefits that we will owe to Mr. Chanana upon termination.

Termination Without Cause or for Good Reason not in Connection with a Change in Control.  If we terminate Mr. Chanana’s employment without cause or Mr. Chanana terminates his employment for good reason, then Mr. Chanana is entitled to receive the following payments and benefits:

•      an amount equal to his unpaid base salary earned through the date of termination and any unpaid bonus earned for the preceding year;

•      an amount equal to any business expenses that were previously incurred but not reimbursed and are otherwise eligible for reimbursement;

•      any accrued but unused vacation pay and any payments or benefits payable to him or his spouse or other dependents under any other company employee plan or program;

•      an amount equal to the bonus amount that would have been earned by him for the year in which the termination occurs if his employment had not terminated, prorated for the number of days elapsed since the beginning of that year, payable when the bonus for such year would otherwise have been paid;

•      an amount equal to a multiple (the “severance multiplier”) of (a) his highest annual rate of base salary during the preceding 24 months, plus (b) his target bonus award for the calendar year in which the termination occurs (or, if greater, the actual short term incentive award earned by him for the preceding calendar year). The severance multiplier is the greater of (i) 365 days or (ii) the number of days from and including the day after the termination date through the last day of the then-current term of the employment agreement, in each case, divided by 365, for payments and benefits payable in the event of a termination without cause or for good reason. However, the severance multiplier is 1.0 plus the above-mentioned multiple, if we terminate Mr. Chanana’s employment without cause at the request of an acquiror or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or he terminates his employment for good reason within two years after a change in control;

•      immediate vesting of his option award to purchase  ordinary shares granted under the terms of his employment agreement and any outstanding long term incentive awards;

•      continued participation by him and his spouse or other dependents in our group health plan, at the same benefit and contribution levels in effect immediately before the termination for 24 months or, if sooner, until similar coverage is obtained under a new employer’s plan. If continued coverage is not permitted by our plan or applicable law, we will pay the cost of continuation coverage to the extent any of these persons elects and is entitled to receive continuation coverage; and

•      continued receipt for 24 months of those employee benefit programs or perquisites made available to him during the 12 months preceding the termination. If continued receipt of such employee benefit programs or perquisites is not permitted by the applicable benefit plan or applicable law, we will pay the cost of continuation coverage to the extent any of these persons elects and is entitled to receive continuation coverage.

Under the employment agreement, Mr. Chanana is deemed to have been terminated without cause if he is terminated for any reason other than: (1) a commission of any felony or misdemeanor (other than minor traffic violations or offenses of a comparable magnitude not involving dishonesty, fraud or breach of trust); or (2)  a breach of any of his material obligations under the employment agreement, subject to a 30 day cure period if such breach is curable by Mr. Chanana.

Mr. Chanana is deemed to have terminated his employment for good reason if the termination follows: (1) a breach by ANFI of any of its material obligations under the employment agreement; or (2) a relocation of his principal place of employment of more than 50 miles.

For example, in the event we terminate Mr. Chanana without cause or Mr. Chanana terminates his employment for good reason, the cash payments that would be payable to Mr. Chanana (assuming the termination date is 548 days, or approximately 18 months, following his initial employment date, and based on compensation received in fiscal 2012) would be the sum of:

•      $0 (assuming all base salary earned through the date of termination and any unpaid bonus earned for the preceding year has been paid in full);

•      $0 (assuming any business expenses that were previously incurred have been reimbursed);

•      $0 (assuming no accrued but unused vacation pay is owed);

•      approximately $216,000 (the bonus amount that would have been earned by Mr. Chanana for the year in which the termination occurs if his employment had not terminated, prorated for the number of days elapsed since the beginning of that year); and

•      $783,000 (Mr. Chanana’s highest annual rate of base salary during the preceding 24 months ($432,000), plus his target bonus award for the calendar year in which the termination occurs ($351,000), multiplied by 1.0 (365 days divided by 365)), or

$1,566,000 (the amount above multiplied by 2.0) if we terminate Mr. Chanana’s employment without cause at the request of an acquiror or otherwise in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or he terminates his employment for good reason within two years after a change in control.

Accordingly, under the above scenarios, the total cash payment that would be payable to Mr. Chanana is approximately $999,000 or, if the termination is in connection with a change in control as described above, the total cash payment that would be payable to Mr. Chanana is approximately $1,782,000.

Termination in Connection with a Change in Control.  If we terminate Mr. Chanana’s employment in contemplation of a change in control in the period beginning six months prior to the date of a change in control, or he terminates his employment for good reason within two years after a change in control, then he is entitled to receive the payments and benefits described above, except that the severance multiple is 1.0 plus the above-mentioned multiple. Accordingly, under the above scenario, the total cash payment that would be payable to Mr. Chanana is approximately $1,782,000. Under the employment agreement, a change in control is defined as: (1) the acquisition of 40% or more of our ordinary shares, except in connection with a consolidation, merger or reorganization where (a) the shareholders of ANFI immediately prior to the transaction own at least a majority of the voting securities of the surviving entity, (b) a majority of the directors of the surviving entity were directors of ANFI prior to the transaction, and (c) no person, subject to certain exceptions, beneficially owns more than 50% of the voting securities of the surviving entity; (2) the completion of a consolidation, merger or reorganization, unless (a) the shareholders of ANFI immediately prior to the transaction own at least a majority of the voting securities of the surviving entity, (b) a majority of the directors of the surviving entity were directors of ANFI prior to the transaction, or (c) no person, entity, or group, subject to certain exceptions, beneficially owns more than a majority of the voting securities of the surviving entity; (3) a change in a majority of the members of our board, without the approval of the then incumbent members of the board; or (4) the shareholders approve the complete liquidation or dissolution of ANFI, or a sale or other disposition of all or substantially all of the assets of ANFI.

Termination Due to Death or Disability.  If Mr. Chanana’s employment terminates due to death or is terminated by us due to disability, he (or his beneficiary) is entitled to receive:

•      a lump-sum payment in an amount equal to (a) his base salary for six months, plus (b) an amount equal to the bonus amount that would have been earned by him for the year in which the termination occurs if his employment had not terminated, prorated for the number of days elapsed since the beginning of that year, payable when the bonus for such year would otherwise have been paid; and

•      continued participation by him and his spouse or other dependents in our group health plan, at the same benefit and contribution levels in effect immediately before the termination for 24 months or, if sooner, until similar coverage is obtained under a new employer’s plan. If continued coverage is not permitted by our plan or applicable law, we will pay the cost of continuation coverage to the extent any of these persons elects and is entitled to receive continuation coverage.

Obligations of Mr. Chanana.  Payment and benefits under the employment agreement are subject to compliance by Mr. Chanana with the restrictive covenants in the agreement, including non-disclosure, non-competition and non-solicitation covenants. The non-competition and non-solicitation covenants expire on the second anniversary of the termination of Mr. Chanana’s employment. The non-disclosure covenant does not expire. If Mr. Chanana violates any of these or other covenants or obligations contained in the agreement, we will be entitled to recover all costs and fees incurred to enforce its rights under the agreement and is not restricted from pursuing other available remedies for such breach.

Employment Agreement with Ritesh Suneja

Amira India entered into an employment agreement with Ritesh Suneja, our Chief Financial Officer, with effect from April 3, 2012. Pursuant to the agreement, Mr. Suneja is entitled to $81,008, including $3,600 of performance-based discretionary bonus, each year. In the event Mr. Suneja’s employment is terminated by Amira India, he is entitled to two months’ severance.

Employment Agreement with Protik Guha

Amira India entered into an employment agreement with Protik Guha, our Chief Operating Officer, on May 13, 2011, as amended on October 18, 2011. Mr. Guha is entitled to $83,184 each year. In the event Mr. Guha’s employment is terminated by Amira India, he is entitled to two months’ severance.

Equity Benefit Plans

Our board of directors and existing shareholders have adopted and approved the 2012 Omnibus Incentive Plan, or 2012 Plan. The 2012 Plan will become effective on the date of this prospectus and is a comprehensive incentive compensation plan under which we can grant equity-based and other incentive awards to officers, employees and directors of, and consultants and advisers to, ANFI and our subsidiaries. The purpose of the 2012 Plan is to help us attract, motivate and retain such persons and thereby enhance shareholder value.

Administration. Upon effectiveness, the 2012 Plan will be administered by the compensation committee of the board of directors, which upon completion of this offering consists of Bimal Kishore Raizada, Neal Cravens and              , who are each (i) “Outside Directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, (ii) “non-employee directors” within the meaning of Rule 16b-3, or Non-Employee Directors, and (iii) “independent” for purposes of any applicable listing requirements; provided, however, that the board of directors or the Committee may delegate to a committee of one or more members of the Board of Directors who are not (x) Outside Directors, the authority to grant awards to eligible persons who are not (A) then “covered employees” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such award, or (B) persons with respect to whom we wish to comply with the requirements of Section 162(m) of the Code, and/or (y) Non-Employee Directors, the authority to grant awards to eligible persons who are not then subject to the requirements of Section 16 of the Exchange Act. If a member of the compensation committee is eligible to receive an award under the 2012 Plan, such committee member shall have no authority hereunder with respect to his or her own award. Among other things, the compensation committee has complete discretion, subject to the terms of the 2012 Plan, to determine the employees, non-employee directors and non-employee consultants to be granted an award under the 2012 Plan, the type of award to be granted, the number of ordinary shares subject to each award, the exercise price under each option and base price for each SAR (as defined below), the term of each award, the vesting schedule for an award, whether to accelerate vesting, the value of the ordinary shares underlying the award, and the required withholdings, if any. The compensation committee is also authorized to construe the award agreements, and may prescribe rules relating to the 2012 Plan.

Grant of Awards; Ordinary Shares Available for Awards. The 2012 Plan provides for the grant of awards which are distribution equivalent rights, incentive share options, non-qualified share options, performance shares, performance units, restricted ordinary shares, restricted share units, share appreciation rights, or SARs, tandem share appreciation rights, unrestricted ordinary shares or any combination of the foregoing, to key management employees and nonemployee directors of, and nonemployee consultants of, ANFI or any of its subsidiaries (each a “participant”) (however, solely our employees or employees of our subsidiaries are eligible for awards which are incentive share options). We have reserved a total of              ordinary shares for issuance as or under awards to be made under the 2012 Plan. To the extent that an award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its holder terminate, any ordinary shares subject to such award shall again be available for the grant of a new award. The 2012 Plan shall continue in effect, unless sooner terminated, until the tenth (10th) anniversary of the date on which it is adopted by the board of directors (except as to awards outstanding on that date). The board of directors in its discretion may terminate the 2012 Plan at any time with respect to any ordinary shares for which awards have not theretofore been granted; provided, however, that the

2012 Plan’s termination shall not materially and adversely impair the rights of a holder with respect to any award theretofore granted without the consent of the holder. The number of ordinary shares for which awards which are options or SARs may be granted to a participant under the 2012 Plan during any calendar year is limited to            .

Future new hires, non-employee directors and additional non-employee consultants would be eligible to participate in the 2012 Plan as well. The number of awards to be granted to officers, non-employee directors, employees and non-employee consultants cannot be determined at this time as the grant of awards is dependent upon various factors such as hiring requirements and job performance.

Options. The term of each option shall be as specified in the option agreement; provided, however, that except for options which are incentive share options, or ISOs, granted to an employee who owns or is deemed to own (by reason of the attribution rules applicable under Code Section 424(d)) more than 10% of the combined voting power of all classes of our ordinary shares or the capital stock of our subsidiaries (a “ten percent shareholder”), no option shall be exercisable after the expiration of ten (10) years from the date of its grant.

The price at which an ordinary share may be purchased upon exercise of an option shall be determined by the compensation committee; provided, however, that such option price (i) shall not be less than the fair market value of ordinary shares on the date such option is granted, and (ii) shall be subject to adjustment as provided in the 2012 Plan. The compensation committee or the board of directors shall determine the time or times at which or the circumstances under which an option may be exercised in whole or in part, the time or times at which options shall cease to be or become exercisable following termination of the option holder’s employment or upon other conditions, the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, and the methods by or forms in which ordinary shares will be delivered or deemed to be delivered to participants who exercise options.

Options which are ISOs shall comply in all respects with Section 422 of the Code. In the case of ISOs granted to a ten percent shareholder, the per share exercise price under such ISO (to the extent required by the Code at the time of grant) shall be no less than 110% of the fair market value of a share on the date such ISO is granted. The term of an ISO may not exceed 10 years (5 years in the case of an ISO granted to a ten percent shareholder). ISOs may solely be granted to employees. In addition, the aggregate fair market value of the shares subject to an ISO (determined at the time of grant) which are exercisable for the first time by an employee during any calendar year may not exceed $100,000.

Restricted Share Awards. A restricted share award is a grant or sale of ordinary shares to the participant, subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the compensation committee or the board of directors may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise, as the compensation committee or the board of directors may determine at the date of grant or purchase or thereafter. Except to the extent restricted under the terms of the 2012 Plan and any agreement relating to the restricted share award, a participant who is granted or has purchased restricted shares shall have all of the rights of a shareholder, including the right to vote the restricted shares and the right to receive dividends thereon (subject to any mandatory reinvestment or other requirement imposed by the compensation committee or the board of directors). During the restricted period applicable to the restricted shares, subject to certain exceptions, the restricted shares may not be sold, transferred, pledged, hypothecated, or otherwise disposed of by the participant.

Unrestricted Share Awards. Pursuant to the terms of the applicable unrestricted share award agreement, a holder may be awarded (or sold) ordinary shares which are not subject to restrictions, in consideration for past services rendered thereby to us or an affiliate or for other valid consideration.

Restricted Share Units Awards. The compensation committee shall set forth in the applicable restricted share unit award agreement the individual service-based or performance-based vesting requirement which the holder would be required to satisfy before the holder would become entitled to payment and the number of units awarded to the Holder. Such payment shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such award, the compensation committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a restricted share unit shall be entitled to receive a cash payment equal to the fair market value of an ordinary share, or one (1) ordinary share, as determined in the sole discretion of the compensation committee and as set forth in the restricted share unit award agreement, for each restricted share unit subject to such restricted share unit award, if and to the extent the applicable vesting requirement is satisfied. Such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the restricted share unit first becomes vested.

Performance Unit Awards. The compensation committee shall set forth in the applicable performance unit award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or ANFI would be required to satisfy before the holder would become entitled to payment, the number of units awarded to the holder and the dollar value assigned to each such unit. Such payment shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code. At the time of such award, the compensation committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance unit shall be entitled to receive a cash payment equal to the dollar value assigned to such unit under the applicable performance unit award agreement if the holder and/or ANFI satisfy (or partially satisfy, if applicable under the applicable performance unit award agreement) the performance goals and objectives set forth in such performance unit award agreement. If achieved, such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of ANFI’s fiscal year to which such performance goals and objectives relate.

Performance Share Awards. The compensation committee shall set forth in the applicable performance share award agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the holder and/or ANFI would be required to satisfy before the holder would become entitled to the receipt of ordinary shares pursuant to such holder’s performance share award and the number of shares of ordinary shares subject to such performance share award. Such payment shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such goals and objectives are achieved, the distribution of such ordinary shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of our fiscal year to which such goals and objectives relate. At the time of such award, the compensation committee may, in its sole discretion, prescribe additional terms and conditions or restrictions. The holder of a performance share award shall have no rights as an ANFI shareholder until such time, if any, as the holder actually receives ordinary shares pursuant to the performance share award.

Distribution Equivalent Rights. The compensation committee shall set forth in the applicable distribution equivalent rights award agreement the terms and conditions, if any, including whether the holder is to receive credits currently in cash, is to have such credits reinvested (at fair market value determined as of the date of reinvestment) in additional ordinary shares or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such award becomes vested, the distribution of such cash or ordinary shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the holder’s interest in the award vests. Distribution equivalent rights awards may be settled in cash or in ordinary shares, as set forth in the applicable distribution equivalent rights award agreement. A distribution equivalent rights award may, but need not be, awarded in tandem with another award, whereby, if so awarded, such distribution equivalent rights award shall expire, terminate or be forfeited by the holder, as applicable, under the same conditions as under such other award. The distribution equivalent rights award agreement for a distribution equivalent rights award may provide for the crediting of interest on a distribution rights award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest was credited), at a rate set forth in the applicable distribution equivalent rights award agreement, on the amount of cash payable thereunder.

Share Appreciation Rights. A SAR provides the participant to whom it is granted the right to receive, upon its exercise, the excess of (A) the fair market value of the number of ordinary shares subject to the SAR on the date of exercise, over (B) the product of the number of ordinary shares subject to the SAR multiplied by the base value under the SAR, as determined by the compensation committee or the board of directors. The base value of a SAR shall not be less than the fair market value of an ordinary share on the date of grant. If the compensation committee grants a share appreciation right which is intended to be a tandem SAR, additional restrictions apply.

Recapitalization or Reorganization. Subject to certain restrictions, the 2012 Plan provides for the adjustment of ordinary shares underlying awards previously granted if, and whenever, prior to the expiration or distribution to the holder of ordinary shares underlying an award theretofore granted, we shall effect a subdivision or consolidation of our ordinary shares or the payment of a share dividend on ordinary shares without receipt of consideration by us. If we recapitalize or otherwise change our capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted award, the holder shall be entitled to receive (or entitled to purchase, if applicable) under such award, in lieu of the number of ordinary shares then covered by such award, the number and class of shares and securities to which the holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the holder had been the holder of record of the number of ordinary shares then covered by such award. The 2012 Plan also provides for the adjustment of shares underlying awards previously granted by the board of directors in the event of changes to the outstanding ordinary shares by reason of extraordinary cash dividend, reorganization, mergers, consolidations, combinations, split ups, spin offs, exchanges or other relevant changes in capitalization occurring after the date of the grant of any award, subject to certain restrictions.

Amendment and Termination. The 2012 Plan shall continue in effect, unless sooner terminated pursuant to its terms, until the tenth (10th) anniversary of the date on which it is adopted by the board of directors (except as to awards outstanding on that date). The board of directors may terminate the 2012 Plan at any time with respect to any shares for which awards have not theretofore been granted; provided, however, that the 2012 Plan’s termination shall not materially and adversely impair the rights of a holder with respect to any award theretofore granted without the consent of the holder. The board of directors shall have the right to alter or amend the 2012 Plan or any part hereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of our shareholders at which a quorum representing a majority of our ordinary shares entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the 2012 Plan may (i) materially increase the benefits accruing to holders, (ii) except as otherwise expressly provided in the 2012 Plan, materially increase the number of ordinary shares subject to the 2012 Plan or the individual award agreements, (iii) materially modify the requirements for participation, or (iv) amend, modify or suspend certain repricing prohibitions or amendment and termination provisions as specified therein. In addition, no change in any award theretofore granted may be made which would materially and adversely impair the rights of a holder with respect to such award without the consent of the holder (unless such change is required in order to cause the benefits under the 2012 Plan to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code or to exempt the 2012 Plan or any Award from Section 409A of the Code).

As of August 23, 2012, no awards had been granted under the 2012 Plan.

Certain Federal Income Tax Consequences of the 2012 Plan

The following is a general summary of the federal income tax consequences under current tax law to us and to participants in the 2012 Plan who are individual citizens or residents of the United States for federal income tax purposes, or U.S. Participants, of share options which are NQSOs, restricted shares, SARs, dividend equivalent rights, restricted share units, performance shares, performance units and unrestricted share awards. It does not purport to cover all of the special rules that may apply, including special rules relating to limitations on our ability to deduct certain compensation, special rules relating to deferred compensation, golden parachutes, participants subject to Section 16(b) of the Exchange Act or the exercise of a share option with previously — acquired ordinary shares.  This summary assumes that U.S. Participants will hold their ordinary shares as capital assets within the meaning of Section 1221 of the Code.  In addition, this summary does not address the foreign, state or local income or other tax consequences, or any U.S. federal non-income tax consequences, inherent in the acquisition, ownership, vesting, exercise, termination or disposition of an award under the 2012 Plan, or ordinary shares issued pursuant thereto.  Participants are urged to consult with their own tax advisors concerning the tax consequences to them of an award under the 2012 Plan or ordinary shares issued thereto pursuant to the 2012 Plan.

A U.S. Participant generally does not recognize taxable income upon the grant of an NQSO. Upon the exercise of an NQSO, the U.S. Participant generally recognizes ordinary income in an amount equal to the excess, if any, of the fair market value of the shares acquired on the date of exercise over the exercise price thereof, and the Company will generally be entitled to a deduction for such amount at that time. If the U.S. Participant later sells shares acquired pursuant to the exercise of an NQSO, the U.S. Participant recognizes a long-term or short-term capital gain or loss, depending on the period for which the shares were held thereby. A long-term capital gain is generally subject to more favorable tax treatment than ordinary income or a short-term capital gain.  The deductibility of capital losses is subject to certain limitations.

A U.S. Participant generally does not recognize income upon the grant of a SAR. The U.S. Participant recognizes ordinary compensation income upon exercise of the SAR equal to the increase in the value of the underlying shares, and we will generally be entitled to a deduction for such amount.

A U.S. Participant generally does not recognize income on the receipt of a performance shares award, performance units award, restricted share units award, unrestricted share award or dividend equivalent rights award until a cash payment or a distribution of shares is received thereby. At such time, the U.S. Participant recognizes ordinary compensation income equal to the excess, if any, of the fair market value of the shares received over any amount paid for the shares thereby, and we are generally entitled to deduct such amount at such time.

A U.S. Participant who receives a restricted share award generally recognizes ordinary compensation income equal to the excess, if any, of fair market value of such shares at the time the restriction lapses over any amount paid thereby for the shares. Alternatively, the U.S. Participant may elect to be taxed on the fair market value of such shares at the time of this grant. The Company is generally entitled to a deduction at the same time and in the same amount as the income is required to be included by the U.S. Participant.

Committees of the Board and Board Practices

Audit Committee

Upon the completion of this offering, our audit committee will consist of Bimal Kishore Raizada, Neal Cravens and             .  Mr. Raizada will be the chair of the audit committee. Each of these individuals satisfies the “independence” requirements of the New York Stock Exchange. The audit committee will oversee our accounting and financial reporting processes and the audits of our financial statements. The audit committee will be responsible for, among other things:

•                  selecting the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•                  reviewing and approving all proposed related-party transactions;

•                  discussing the annual audited financial statements with management and the independent auditors;

•                  annually reviewing and reassessing the adequacy of our audit committee charter;

•                  meeting separately and periodically with management and the independent auditors;

•                  reviewing such other matters that are specifically delegated to our audit committee by our board of directors from time to time; and

•                  reporting regularly to the full board of directors.

Compensation Committee

Upon the completion of this offering, our compensation committee will consist of Bimal Kishore Raizada, Neal Cravens and             . Each of these individuals satisfies the “independence” requirements of the New York Stock Exchange.  Our compensation committee will assist our board in reviewing and approving the compensation structure of our directors and officers, including all forms of compensation to be provided to our directors and officers.  The compensation committee will be responsible for, among other things:

•                  reviewing and determining the compensation package for our senior executives;

•                  reviewing and making recommendations to our board with respect to the compensation of our directors;

•                  reviewing and approving officer and director indemnification and insurance matters;

•                  reviewing and approving any employee loan in an amount equal to or greater than $20,000; and

•                  reviewing periodically and approving any long term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Corporate Governance and Nominating Committee

Upon the completion of this offering, our corporate governance and nominating committee will consist of Bimal Kishore Raizada,                 and Daniel Malina. Each of these individuals satisfies the “independence” requirements of the New York Stock Exchange. The corporate governance and nominating committee will assist the board in identifying individuals qualified to become our directors and in determining the composition of the board and its committees. The corporate governance and nominating committee will be responsible for, among other things:

•                  identifying and recommending to the board nominees for election or re-election to the board;

•                  making appointments to fill any vacancy on our board;

•                  reviewing annually with the board the current composition of the board in light of the characteristics of independence, age, skills, experience and availability of service to us;

•                  identifying and recommending to the board any director to serve as a member of the board’s committees;

•                  advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any corrective action to be taken; and

•                  monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Ethics

We will adopt a Code of Conduct for all employees and a Code of Ethics that applies to our principal executive officer, our principal financial and accounting officer and our other senior financial officers. The Code of Conduct and Code of Ethics will be intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. A printed copy of the Code of Conduct and Code of Ethics will be obtainable free of charge by writing to 29E, A.U. Tower; Jumeirah Lake Towers; Dubai, UAE.

Directors’ Duties

Under BVI law, our directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and in what the director believes are the best interests of our company. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a responsible director would exercise in the same circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors are required to exercise their powers for a proper purpose and must not act or agree to the company acting in a manner that contravenes our memorandum and articles of association or the BVI Act.

Directors’ Interests in Transactions

Pursuant to the BVI Act and the company’s memorandum and articles of association, a director of a company who has an interest in a transaction and who has declared such interest to the other directors, may (a) vote on a matter relating to the transaction, (b) attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum, and (c) sign a document on behalf of the company, or do any other thing in his capacity as a director, that relates to the transaction.

Limitation on Liability and Indemnification of Officers and Directors

Our memorandum and articles of association provide that, subject to certain limitations, the company may indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnification may only take place if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful and is, in the absence of fraud, sufficient for the purposes of the memorandum and articles of association, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

We have entered, and expect to continue to enter, into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that the provisions in our memorandum and articles of association, indemnification agreements, and officers’ and directors’ liability insurance described in further detail below are necessary to attract and retain talented and experienced officers and directors.

Our memorandum and articles of association permits us to purchase and maintain insurance on behalf of any officer or director who at the request of the company is or was serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability as provided in the memorandum and articles of association. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Qualification

A director is not required to hold shares as a qualification to office.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company.  None of our directors currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Compensation

Director Compensation

Mr. Bimal Raizada will receive cash compensation of $50,000 for each calendar year of his service as a director and cash compensation of $5,250 for each calendar year of service as chairman of the Audit Committee, each on a pro-rated basis.

Commencing upon the consummation of this offering, each of Neal Cravens,                 and Daniel Malina will receive cash compensation of $55,000 and that number of ordinary shares having a value of $55,000 based on the fair market value of such ordinary shares on the grant date for each calendar year of service as a director, each on a pro-rated basis. We will have the option to repurchase such ordinary shares at cost, and this option will lapse with respect to 1/36th of such ordinary shares each month after the grant date (such that the repurchase option shall fully lapse on the third anniversary of the grant).  In the event that either Mr. Cravens,                 or Malina ceases to be a director, we will repurchase all of the respective ordinary shares that remain subject to repurchase under the option.

In addition, Mr. Raizada will receive cash compensation of $3,125 for each year of his service as chairman of the Compensation Committee, and Mr. Raizada will receive cash compensation of $3,125 for each year of his service as chairman of the Nominating Committee, each on a pro-rated basis.

We did not pay any compensation to any of our directors for their services as directors of ANFI during fiscal 2012.

Officer Compensation

The following table sets forth all of the compensation paid by us or our significant subsidiaries in fiscal 2012 to each of our officers for such person’s service as an officer (including contingent or deferred compensation accrued during fiscal 2012):

Name and Principal Position	Salary ($)	Bonus ($)	Options ($)	Total ($)
Karan A. Chanana	242,617	—	—	242,617
Ritesh Suneja(1)	—	—	—	—
Protik Guha	72,679	—	—	72,679

(1) Mr. Suneja became our Chief Financial Officer in April 2012.

Retirement Benefits

During fiscal 2012, we accrued $67,179 for post-employment benefits through defined contribution and defined benefit plans for our employees and directors.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares, as of the date of this prospectus for:

•                  each person known to us to own beneficially more than 5% of our ordinary shares;

•                  each of our directors and officers who beneficially own our ordinary shares; and

•                  all of our directors and officers as a group.

Beneficial ownership includes voting or investment power with respect to the securities. The number of shares set forth below assumes the effectiveness of a   -for-     stock split of our ordinary shares which will take place immediately prior to the consummation of this offering. Except as indicated below, and subject to applicable community property laws, the persons named in the table have or share the voting and investment power with respect to all shares shown as beneficially owned by them.  The number of our ordinary shares used in calculating the percentage for each listed person includes any options exercisable by such person within 60 days after the date of this prospectus. Percentage of beneficial ownership is based on                            ordinary shares outstanding prior to this offering and                       shares outstanding after completion of this offering (assuming the effectiveness of a   -for-     stock split of our ordinary shares), and further assuming that the underwriters do not exercise their over-allotment option. The underwriters may choose to exercise the over-allotment option in full, in part or not at all.

Unless otherwise noted below, the address of each director and executive officer shown in the table below is 54, Prakriti Marg, M.G. Road; New Delhi 110030 India.

Name of Beneficial Owner	Beneficial Ownership of our Ordinary Shares (1)	Percentage of Class Prior to this Offering (1)	Percentage of Class Following this Offering (1)
Karan A. Chanana(1)	—	100%		%
Ritesh Suneja	—	—	—
Protik Guha	—	—	—
Bimal Raizada(2)	—	—	—
All directors and officers as a group (four persons)		100%		%

(1)         Karan A. Chanana’s business address is 29E, A.U. Tower; Jumeirah Lake Towers Dubai, UAE.

(2)         Bimal Raizada’s business address is L 32/7 DLF City II, Gurgaon 122 002, India.

RELATED PARTY TRANSACTIONS

Our Related-Party Transaction Policies

We have conducted our related-party transactions on normal commercial terms that are fair and reasonable and in the interests of our shareholders as a whole.  We believe that the terms of our related-party transactions are comparable to the terms we could obtain from independent third parties.  Subsequent to this offering, we expect that our related-party transactions will continue to be conducted on the same basis.  However, upon the completion of this offering, our related-party transactions will be subject to the review and approval of the audit committee of our board of directors.  The charter of our audit committee as adopted by our board of directors provides that we may not enter into any related-party transaction unless and until it has been approved by the audit committee.

Transactions During the Fiscal Years Ended March 31, 2010, 2011 and 2012

We and our subsidiaries have entered into transactions with certain related parties, primarily with entities controlled by or where significant influence is exercised by Karan A. Chanana, our Chairman and Chief Executive Officer, or his family members. These transactions, which include loans and advances, issuances of securities, and purchases and sales of goods and raw materials, were conducted in the normal course of operations and are transacted at the exchange amount agreed to by the related parties. The aggregate amounts and nature of related transactions conducted in the fiscal years ended March 31, 2010, 2011 and 2012, including interest incurred, are summarized as follows:

(Amount in $ million)

Transactions during the year ended	March 31, 2010	March 31, 2011	March 31, 2012
Loans received	1.2	0.4	0.8
Loans repaid	0.1	0.3	0.9
Advances made	2.8	3.2	1.0
Advances received	0.3	1.0	0.3
Contributed rent	—	—	.0036
Issuance of unregistered securities	5.5	—	—
Purchases of goods	0.3	2.6	8.7
Sales of goods	9.5	3.4	4.2

Loans and advances

We received an aggregate of $2.4 million in loans from Mr. Chanana over the course of fiscal 2010, 2011 and 2012, of which $1.3 million has been repaid. These loans were primarily short term loans for working capital. As of March 31, 2012, $1.1 million remains outstanding. These loans are unsecured, have no fixed terms of repayment, and bear interest at a weighted average rate of zero in fiscal 2010, and 11.6% in fiscal 2011 and 2012.

Our subsidiaries advanced an aggregate of $7.0 million to entities controlled by affiliates of Mr. Chanana and his family members over the course of fiscal 2010, 2011 and 2012. These advances were for trade purposes, which have generally been settled through delivery of goods during the fiscal year in which they were made. As of March 31, 2012, $2.3 million remains outstanding in respect of advances not yet settled. No loans or advances are outstanding from Mr. Chanana or from any affiliates controlled by him.

Contributed rent

Contributed rent relates to rent paid by Amira India to Karan A. Chanana and Anil Chanana, Karan A. Chanana’s father, as lessors. Amira India leases its corporate and registered offices in India from Karan A. Chanana and Anil Chanana, respectively. The leases are effective for a period of 11 months, subject to renewal on mutually acceptable terms.

Issuance of unregistered securities

During the fiscal year ended March 31, 2010, Amira India issued an aggregate of 2,299,615 equity shares to Amira Enterprises Limited, an affiliate of Mr. Chanana. Of this amount, 765,000 shares were issued at a per share price of $1.24, for an aggregate consideration of $1.1 million, and 1,534,615 shares were issued at a per share price of $2.31, for an aggregate consideration of $4.4 million.

Purchases and sales of goods

During fiscal 2010, 2011 and 2012, our subsidiaries sold and purchased rice, semi-finished rice and palm oil to and from certain affiliates of Mr. Chanana. Purchases totaled $0.3 million, $2.4 million and $8.5 million in fiscal 2010, 2011 and 2012, respectively. Sales to affiliates of rice and palm oil during fiscal 2010, 2011 and 2012 totaled $8.9 million, $3.4 million and $4.2 million, respectively.

Personal guarantees

Mr. Chanana and Anita Daing have issued personal guarantees in favor of Canara Bank, the lead bank of a consortium of 10 banks that granted Amira India its outstanding secured revolving credit facilities. Under these personal guarantees, Mr. Chanana and Ms. Daing have guaranteed the repayment of the secured revolving credit facilities, up to a sum of $140.1 million, along with any applicable interest and other charges due to the consortium. In the event that Amira India defaults in its payment obligations, Canara Bank has the right to demand such payment from the Mr. Chanana and/or Ms. Daing, who are obligated under the terms of the personal guarantees to make such payment.

Additionally, personal guarantees containing similar terms have been issued by Mr. Chanana and Ms. Daing in favor of Bank of Baroda and ICICI Bank for amounts not exceeding $26.8 million and $4.5 million, respectively, guaranteeing repayment of the term loan facilities availed by Amira India from these banks.

ANFI will indemnify its directors and officers, including Mr. Chanana, as permitted by its amended and restated memorandum and articles of association and pursuant to indemnification agreements entered into with such directors and officers, as described in “Management—Limitation on Liability and Indemnification of Officers and Directors.” Such indemnification will include indemnification for Mr. Chanana’s personal guarantees described above.

DESCRIPTION OF SHARE CAPITAL

General

ANFI is a BVI business company (company number 1696278) incorporated on February 20, 2012 and our affairs are governed by the provisions of our memorandum and articles of association, as amended and restated from time to time, the BVI Act and the common law of the BVI.

Our amended and restated memorandum and articles of association that will be in effect upon the completion of this offering authorizes the issuance of an unlimited number of ordinary shares, $0.001 par value per share, and an unlimited number of preferred shares, $0.001 par value per share.  As of the date of this prospectus, 100,000 ordinary shares were issued and outstanding, and no preferred shares were issued and outstanding.  Upon the completion of this offering, we will have                   ordinary shares outstanding, assuming the underwriters do not exercise their over-allotment for additional shares, and no preferred shares issued and outstanding.

The following description of our share capital is qualified in its entirety by reference to our amended and restated memorandum and articles of association that will be in effect upon the completion of this offering, which has been filed as an exhibit to the registration statement of which this prospectus is a part.

Memorandum and Articles of Association

The following discussion describes our amended and restated memorandum and articles of association that will be in effect upon the completion of this offering

Objects and Purposes, Register, and Shareholders. Our objects and purposes are unlimited. Our register of shareholders will be maintained by our transfer agent, Continental Stock & Trust Company. Under the BVI Act, a BVI company may treat the registered holder of a share as the only person entitled to (a) exercise any voting rights attaching to the share, (b) receive notices, (c) receive a distribution in respect of the share and (d) exercise other rights and powers attaching to the share.  Consequently, as a matter of BVI law, where a shareholder’s shares are registered in the name of a nominee such as Cede & Co, the nominee is entitled to receive notices, receive distributions and exercise rights in respect of any such ordinary shares registered in its name.  The beneficial owners of the ordinary shares registered in a nominee’s name will therefore be reliant on their contractual arrangements with the nominee in order to receive notices and dividends and ensure the nominee exercises voting rights in respect of the ordinary shares in accordance with their directions.

Directors’ Powers. Under the BVI Act, subject to any limitations in a company’s memorandum and articles of association, a company’s business and affairs are managed by, or under the supervision of, its directors, and directors generally have all powers necessary to manage a company. A director must disclose any material interest he has on any proposal, arrangement or contract. An interested director may vote on a transaction in which he has an interest.  The directors may cause us to borrow money or mortgage or charge our property or uncalled capital to issue debentures, debenture stock, and securities whenever money is borrowed or as security for any debt, liability or obligation of us or any third party.

Rights, Preferences and Restrictions of Ordinary Shares. Subject to the restrictions described under the section titled “Dividend Policy” above, our directors may authorize dividends at such time and in such amount as they determine. Each ordinary share is entitled to one vote. There are no cumulative voting rights. In the event of a liquidation or winding up of the company, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. There are no sinking fund provisions applicable to our ordinary shares. Holders of our ordinary shares have no pre-emptive rights. Subject to the provisions of the BVI Act, we may repurchase our ordinary shares in certain circumstances.

Rights Preferences and Restrictions of Preferred Shares. Our memorandum and articles of association authorizes our board of directors to create and to issue up to five classes of preferred shares without shareholder approval with such designation, rights and preferences as may be determined by our board of directors.  We have five classes of preferred shares to give us flexibility as to the terms on which each class is issued since, under BVI law, all shares of a single class must be issued with the same rights and obligations. Our board of directors is empowered, without shareholder approval, to issue such preferred shares with dividend, liquidation, redemption, voting or other rights which could harm the voting power or other rights of the holders of ordinary shares or another class of preferred shares. Although we do not currently intend to issue any preferred shares, we may do so in the future.

Variation of the Rights of Shareholders. As permitted by the BVI Act and our memorandum of association, we may vary the rights attached to any class of shares only with the consent of not less than a majority of the votes of shareholders of that class who being so entitled attend and vote at the meeting of that class, except where a greater majority is required under our memorandum and articles of association or the BVI Act. A greater majority is required in relation to a scheme of arrangement and may be required in relation to a plan of arrangement, as described under “Summary of Significant Provisions of BVI Law — Mergers, Consolidations and Similar Arrangements” below. For these purposes, the creation, designation or issuance of preferred shares with rights and privileges ranking equal to or in priority to an existing class of ordinary or preferred shares is deemed not to be a variation of the rights of such existing class and may be effected by resolution of directors without shareholder approval.

Shareholder Meetings. Our directors may call a meeting of shareholders whenever they see fit. Our shareholders may requisition our directors to hold a meeting upon the written request of shareholders entitled to exercise at least 30% of the voting rights. Under BVI law, the memorandum and articles of association may be amended to decrease but not increase the required percentage to call a meeting above 30%. At least ten days’ and not more than 120 days’ notice of such meeting is required. A meeting of shareholders held in contravention of this notice requirement is valid if shareholders holding not less than a 90%  majority of the total number of ordinary shares entitled to vote on all matters to be considered at the meeting have waived notice of the meeting and for this purpose presence at the meeting is deemed to constitute a waiver. A majority of the shares entitled to vote at the meeting, present in person or by proxy, forms a quorum.

Our memorandum and articles of association establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. However, our memorandum and articles of association may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. Any proposed business other than the nomination of persons for election to our board of directors must constitute a proper matter for stockholder action pursuant to the notice of meeting delivered to us. For notice to be timely, it must be received by our secretary not later than 90 nor earlier than 120 calendar days prior to the first anniversary of the previous year’s annual meeting (or if the date of the annual meeting is advanced more than 30 calendar days or delayed by more than 60 calendar days from such anniversary date, not later than 90 nor earlier than 120 calendar days prior to such meeting or the 10th calendar day after public disclosure of the date of such meeting is first made). These provisions may also discourage or deter a potential acquiror from conducting a solicitation of votes from other shareholders to elect the acquiror’s own slate of directors or otherwise attempting to obtain control of our company.

Our amended and restated memorandum and articles of association provide that we will hold an annual shareholders’ meeting during each fiscal year, as required by the rules of the New York Stock Exchange.

Dividends. Subject to the BVI Act and our memorandum and articles of association, our directors may declare dividends at a time and amount they think fit if they are satisfied, on reasonable grounds, that, immediately after distribution of the dividend, the value of our assets will exceed our liabilities and we will be able to pay our debts as they fall due. There is no further BVI restriction on the amount of funds which may be distributed by us by dividend, including all amounts paid by way of the subscription price for shares regardless of whether such amounts may be wholly or partially treated as share capital or share premium under certain accounting principles. Shareholder approval is not required to pay dividends under BVI law. No dividend shall carry interest against us.

Rights of Non-Resident or Foreign Shareholders and Disclosure of Substantial Shareholdings. There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Untraceable Shareholders. Under our memorandum and articles of association, we are entitled to sell any shares of a shareholder who is untraceable, as long as: (a) all checks, not being less than three in total number, for any sums payable in cash to the holder of such shares have remained uncashed for a period of 12 years; (b) we have not during that time or before the expiry of the three-month period referred to in (c) below received any indication of the existence of the shareholder or person entitled to such shares by death, bankruptcy or operation of law; and (c) upon expiration of the 12-year period, we have caused an advertisement to be published in newspapers, giving notice of our intention to sell these shares, and a period of three months or such shorter period has elapsed since the date of such advertisement. The net proceeds of any such sale shall belong to us, and when we receive these net proceeds we shall become indebted to the former shareholder for an amount equal to such net proceeds.

Transfer of Shares. Subject to any applicable restrictions set forth in our memorandum and articles of association, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in any other form which our directors may approve. Our memorandum and articles of association also state that shares may be transferred by means of a system utilized for the purposes of holding and transferring ordinary shares, or a “Relevant System,” and that the operator of the Relevant System (and any other person necessary to ensure the Relevant System is effective to transfer Shares) shall act as agent of the Shareholders for the purposes of the transfer of any Shares transferred by means of the Relevant System.

Anti-takeover Provisions. Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including but not limited to provisions that:

•                  authorize our board of directors without shareholder approval to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares by amending the memorandum and articles of association

•                  require advance notice requirements from shareholders nominating directors for election at a shareholder meeting

•                  prohibit shareholders from acting by written consent;

•                  prohibit shareholders from cumulating votes in the election of directors; and

•                  enable directors to be removed by shareholders only for cause.

We have applied to list our ordinary shares on the New York Stock Exchange under the symbol “ANFI.”

Summary of Certain Significant Provisions of BVI Law

As noted below, the BVI Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of some of the other significant provisions of the BVI Act applicable to us.

Mergers, Consolidations and Similar Arrangements. The BVI Act provides for mergers as that expression is understood under U.S. corporate law. Under the BVI Act, two or more companies may either merge into one of such existing companies, or the surviving company, or consolidate with both existing companies ceasing to exist and forming a new company, or the consolidated company. The procedure for a merger or consolidation between the company and another company (which need not be a BVI company, and which may be the company’s parent, but need not be) is set out in the BVI Act. The directors of the BVI company or BVI companies which are to merge or consolidate must approve a written plan of merger or consolidation which must also be approved by a resolution of a majority of the shareholders who are entitled to vote and actually vote at a quorate meeting of shareholders or by written resolution of the shareholders of the BVI company or BVI companies which are to merge. A foreign company which is able under the laws of its foreign jurisdiction to participate in the merger or consolidation is required by the BVI Act to comply with the laws of that foreign jurisdiction in relation to the merger or consolidation. The company must then execute articles of merger or consolidation, containing certain prescribed details. The plan and articles of merger or consolidation are then filed with the Registrar of Corporate Affairs in the BVI, or the Registrar. The Registrar then registers the articles of merger or consolidation and any amendment to the memorandum and articles of the surviving company in a merger or the memorandum and articles of association of the new consolidated company in a consolidation and issue a certificate of merger or consolidation (which is conclusive evidence of compliance with all requirements of the BVI Act in respect of the merger or consolidation). The merger is effective on the date that the articles of merger are registered with the Registrar or on such subsequent date, not exceeding thirty days, as is stated in the articles of merger or consolidation.

As soon as a merger becomes effective: (a) the surviving company or consolidated company (so far as is consistent with its amended memorandum and articles, as amended or established by the articles of merger or consolidation) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies; (b) the amended memorandum and articles of any surviving company are automatically amended to the extent, if any, that changes to its amended memorandum and articles are contained in the articles of merger; (c) assets of every description, including choses-in-action and the business of each of the constituent companies, immediately vest in the surviving company or consolidated company; (d) the surviving company or consolidated company is liable for all claims, debts, liabilities and obligations of each of the constituent companies; (e) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any shareholder, director, officer or agent thereof, is released or impaired by the merger; and (f) no proceedings, whether civil or criminal, pending at the time of a merger by or against a constituent company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by the merger; but: (i) the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or consolidated company or against the shareholder, director, officer or agent thereof; as the case may be; or (ii) the surviving company or consolidated company may be substituted in the proceedings for a constituent company. The Registrar shall strike off the register of companies each constituent company that is not the surviving company in the case of a merger and all constituent companies in the case of a consolidation.

If the directors determine it to be in the best interests of the company, it is also possible for a merger to be approved as a court approved plan of arrangement or scheme or arrangement in accordance with the BVI Act. The convening of the necessary shareholders meetings and subsequently the arrangement must be authorized by the BVI court. A scheme of arrangement requires the approval of 75% of the shareholders of each class who vote in person or by proxy at meetings of the holders of each class. If the effect of the scheme is different in relation to different shareholders, it may be necessary for them to vote separately in relation to the scheme, with it being required to secure the requisite approval level of each separate voting group. Under a plan of arrangement, a BVI court may determine what shareholder approvals are required and the manner of obtaining the approval.

Continuation into a Jurisdiction Outside the BVI. The BVI Act and our memorandum and articles of association provide that the company may by a resolution of directors or by a resolution of shareholders continue as a company incorporated under the laws of a jurisdiction outside the BVI in the manner provided under those laws. Where a company is continued under the laws of a jurisdiction outside the BVI, (a) the company continues to be liable for all of its claims, debts, liabilities and obligations that existed prior to its continuation, (b) no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against the company or against any shareholder, director, officer or agent thereof, is released or impaired by its continuation as a company under the laws of the jurisdiction outside the BVI, (c) no proceedings, whether civil or criminal, pending by or against the company, or against any shareholder, director, officer or agent thereof, are abated or discontinued by its continuation as a company under the laws of the jurisdiction outside the BVI, but the proceedings may be enforced, prosecuted, settled or compromised by or against the company or against the shareholder, director, officer or agent thereof, as the case may be; and (d) service of process may continue to be effected on the registered agent of the company in the BVI in respect of any claim, debt, liability or obligation of the company during its existence as a company under the BVI Act

Poison Pill Defenses. Under the BVI Act, there are no provisions which specifically prevent the issuance of preferred shares or any such other “poison pill” measures. The memorandum and articles of association of the company authorize the directors to issue preferred shares. Therefore, the directors without the approval of the holders of ordinary shares may issue preferred shares that have characteristics that may be deemed to be anti-takeover. Additionally, such a designation of shares may be used in connection with plans that are poison pill plans. However, as noted above under the BVI Act, a director in the exercise of his powers and performance of his duties is required to act honestly and in good faith in what the director believes to be the best interests of the company.

Directors. Our directors are appointed by resolution of shareholders to hold office until their successors are elected and qualified, or until their earlier death, resignation or removal. The directors may by resolution of directors appoint a replacement director to fill a casual vacancy arising on the removal, resignation, disqualification or death of any director or to fill newly created vacancies resulting from an increase in the authorised number of directors.

Our memorandum and articles of association prohibit cumulative voting for such elections.

There are no share ownership qualifications for directors.

Meetings of our board of directors may be convened at any time deemed necessary by any of our directors. A meeting of our board of directors will be competent to make lawful and binding decisions if at least a majority of the directors are present or represented. At any meeting of our directors, each director, whether by his or her presence or by his or her alternate, is entitled to one vote. Questions arising at a meeting of our board of directors are required to be decided by simple majority votes of the directors present or represented at the meeting. In the case of an equality of votes, the chairman of the meeting shall have a second or deciding vote. Our board of directors also may pass resolutions without a meeting by unanimous written consent.

Indemnification of Directors. Our memorandum and articles of association provide that, subject to certain limitations, the company may indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings.

Such indemnification may only take place if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful is, in the absence of fraud, sufficient for the purposes of the memorandum and articles of association, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

Directors and Conflicts of Interest. As noted in the table above, pursuant to the BVI Act and the company’s memorandum and articles of association, a director of a company who has an interest in a transaction and who has declared such interest to the other directors, may:

(a)                                 vote on a matter relating to the transaction;

(b)                                 attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

(c)                                  sign a document on behalf of the company, or do any other thing in his capacity as a director, that relates to the transaction.

Shareholders’ Suits. The enforcement of the company’s rights will ordinarily be a matter for its directors.

In certain limited circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a company engages in, or proposes to engage in, conduct that contravenes the provisions of the BVI Act or the memorandum or articles of association of the company, the BVI Court may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the BVI Act or the memorandum or articles.

Furthermore, pursuant to section 184I(1) of the BVI Act a shareholder of a company who considers that the affairs of the company have been, are being or are likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI Court for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.

The BVI Act provides for a series of remedies available to shareholders. Where a company incorporated under the BVI Act conducts some activity which breaches the BVI Act or the company’s memorandum and articles of association, the court can issue a restraining or compliance order. Under the BVI Act, a shareholder of a company may bring an action against the company for breach of a duty owed by the company to him as a shareholder. A shareholder also may, with the permission of the BVI court, bring an action or intervene in a matter in the name of the company, in certain circumstances. Such actions are known as derivative actions. As noted above, the BVI court may only grant permission to bring a derivative action where the following circumstances apply:

•                  the company does not intend to bring, diligently continue or defend or discontinue proceedings; and

•                  it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.

When considering whether to grant leave, the BVI court is also required to have regard to the following matters:

•                  whether the shareholder is acting in good faith;

•                  whether a derivative action is in the company’s best interests, taking into account the directors’ views on commercial matters;

•                  whether the action is likely to proceed;

•                  the costs of the proceedings; and

•                  whether an alternative remedy is available.

Any shareholder of a company may apply to BVI court under the Insolvency Act, 2003 of the BVI, or the Insolvency Act, for the appointment of a liquidator to liquidate the company and the court may appoint a liquidator for the company if it is of the opinion that it is just and equitable to do so.

Appraisal Rights. The BVI Act provides that any shareholder of a company is entitled to payment of the fair value of his shares upon dissenting from any of the following: (a) a merger if the company is a constituent company, unless the company is the surviving company and the shareholder continues to hold the same or similar shares; (b) a consolidation if the company is a constituent company; (c) any sale, transfer, lease, exchange or other disposition of more than 50% in value of the assets or business of the company if not made in the usual or regular course of the business carried on by the company but not including: (i) a disposition pursuant to an order of the court having jurisdiction in the matter, (ii) a disposition for money on terms requiring all or substantially all net proceeds to be distributed to the shareholders in accordance with their respective interest within one year after the date of disposition, or (iii) a transfer pursuant to the power of the directors to transfer assets for the protection thereof; (d) a compulsory redemption of 10%, or fewer of the issued shares of the company required by the holders of 90%, or more of the shares of the company pursuant to the terms of the Act; and (e) an arrangement, if permitted by the BVI court.

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the company’s memorandum and articles of association. There are common law rights for the protection of shareholders that may be invoked, largely derived from English common law. Under the general English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to seek to have the affairs of the company conducted properly according to law and the constituent documents of the corporation. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following:

•                  a company is acting or proposing to act illegally or beyond the scope of its authority;

•                  the act complained of, although not beyond the scope of the authority, could only be effected if duly authorized by more than the number of votes which have actually been obtained;

•                  the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

•                  those who control the company are perpetrating a “fraud on the minority.”

Share Repurchases and Redemptions. As permitted by the BVI Act and our memorandum and articles of association, shares may be repurchased, redeemed or otherwise acquired by us. Depending on the circumstances of the redemption or repurchase, our directors may need to determine that immediately following the redemption or repurchase we will be able to satisfy our debts as they fall due and the value of our assets exceeds our liabilities. Our directors may only exercise this power on our behalf, subject to the BVI Act, our memorandum and articles of association and to any applicable requirements imposed from time to time by the SEC, the New York Stock Exchange or any other stock exchange on which our securities are listed.

Inspection of Books and Records. Under the BVI Act, shareholders of the general public, on payment of a nominal fee, can obtain copies of the public records of a company available at the office of the Registrar which will include the company’s certificate of incorporation, its memorandum and articles of association (with any amendments) and records of license fees paid to date and will also disclose any articles of dissolution, articles of merger and a register of charges given by the company if the company has elected to file such a register.

Under the BVI Act, a shareholder of a BVI company is entitled, on giving written notice to the company, to inspect:

(a)                                 the memorandum and articles of association;

(b)                                 the register of shareholders;

(c)                                  the register of directors; and

(d)                                 the minutes of meetings and resolutions of shareholders and of those classes of shares of which he is a shareholder.

In addition, a shareholder may make copies of or take extracts from the documents and records referred to in (a) through (d) above.

However, subject to the memorandum and articles of association, the directors may, if they are satisfied that it would be contrary to the company’s interests to allow a shareholder to inspect any document, or part of any document, specified in (b), (c) or (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.

Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to the court for an order that he should be permitted to inspect the document or to inspect the document without limitation.

Dissolution; Winding Up. As permitted by the BVI Act and our memorandum and articles of association, we may be voluntarily liquidated under Part XII of the BVI Act by resolution of directors and resolution of shareholders if we have no liabilities or we are able to pay our debts as they fall due.

We also may be wound up in circumstances where we are insolvent in accordance with the terms of the Insolvency Act.

Anti-Money Laundering Laws. In order to comply with legislation or regulations aimed at the prevention of money laundering we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we also may delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person. We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

If any person resident in the BVI knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to their attention in the course of their business the person will be required to report his belief or suspicion to the Financial Investigation Agency of the BVI, pursuant to the Proceeds of Criminal Conduct Act 1997 (as amended). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Exchange controls. We know of no BVI laws, decrees, regulations or other legislation that limit the import or export of capital or the payment of dividends to shareholders holders who do not reside in the BVI.

Material Differences in BVI Law and our Amended and Restated Memorandum and Articles of Association and Delaware Law

Our corporate affairs are governed by our amended and restated memorandum and articles of association and the provisions of applicable BVI law, including the BVI Act and BVI common law. The BVI Act differs from laws applicable to U.S. corporations and their stockholders. The following table provides a comparison between certain statutory provisions of the BVI Act (together with the provisions of our memorandum and articles of association) and the Delaware General Corporation Law relating to shareholders’ rights.

BVI	Delaware

Shareholder Meetings

• Held at a time and place as determined by the directors	• May be held at such time or place as designated in the charter or the by-laws, or if not so designated, as determined by the board of directors

• May be held inside or outside the BVI	• May be held inside or outside Delaware

•                  Under our memorandum and articles of association, a copy of the notice of any meeting shall be given not fewer than ten days and not more than 120 days before the date of the proposed meeting to those persons whose names appear in the register of shareholders on the date the notice is given and are entitled to vote at the meeting.

•                  Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

Shareholder’s Voting Rights

• Any person authorized to vote may be represented at a meeting by a proxy who may speak and vote on behalf of the shareholder	• Any person authorized to vote may authorize another person or persons to act for him by proxy

• Quorum is fixed by our memorandum and articles of association, to consist of the holder or holders present in person or by proxy	• The charter or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares

entitled to exercise at least a majority in aggregate of the voting rights of the classes or series of shares entitled to vote as a class or series thereon	entitled to vote at a meeting. In the absence of such specifications, a majority of shares shall constitute a quorum

•                  Under our memorandum and articles of association, subject to any rights or restrictions attached to any shares, at any general meeting on a show of hands every shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy shall have one vote and on a poll every shareholder present in person (or, in the case of a shareholder being a corporation, by its duly appointed representative) or by proxy shall have one vote for each share which such shareholder is the holder. Voting at any meeting of the shareholders is by show of hands unless a poll is demanded. A poll may be demanded by shareholders present in person or by proxy if the shareholder disputes the outcome of the vote on a proposed resolution and the chairman shall cause a poll to be taken.

•                  Changes in the rights attaching to any class of shares as set forth in the memorandum and articles of association require approval of not less than a majority of the issued and outstanding shares of that class who are entitled to attend and vote at the meeting of the class, except where a greater percentage is required under our memorandum and articles of association or the BVI Act, provided that for these purposes the creation, designation or issue of preferred shares with rights and privileges ranking in priority or equal to an existing class of preferred or ordinary shares shall be deemed not to be a variation of the rights of such existing class.

• Except as provided in the charter documents, changes in the rights of shareholders as set forth in the charter documents require approval of a majority of its shareholders

• Our memorandum and articles of association prohibit cumulative voting in the election of directors	• The memorandum and articles of association may provide for cumulative voting

•                  All other matters to be decided upon by the shareholders require a majority vote of shareholders who being so entitled attend and vote at the general meeting, unless the BVI Act requires a higher majority. Our memorandum and articles of association also may be amended by resolution of directors without shareholder approval, including to create the rights, preferences, designations and limitations attaching to any blank check preferred shares.

Directors

• Board must consist of at least one member	• Board must consist of at least one member

• Maximum and minimum number of directors can be changed by a resolution of directors	• Number of board members shall be fixed by the by-laws, unless the charter fixes the number of directors, in which case a Change in the number shall be made only by amendment of the charter

•                  Directors are appointed by resolution of shareholders to hold office until their successors are elected and qualified, or until their earlier death, resignation or removal. The directors may by resolution of directors appoint a replacement director to fill a casual vacancy arising on the removal, resignation, disqualification or death of any director or to fill newly created vacancies resulting from an increase in the authorised number of directors (as described under “Directors” above). However, the directors may by resolution appoint a replacement director to fill a casual vacancy arising on the resignation, disqualification or death of a director. The replacement director will then hold office until the next annual general meeting

• Directors do not have to be independent	• Directors do not have to be independent

Fiduciary Duties

• Directors and officers owe fiduciary duties at both common law and under statute as follows:	• Directors and officers must act in good faith, with the care of a prudent person, and in the best interest of the corporation.

• Duty to act honestly and in good faith in what the director believes to be in the best interests of the company;	• Directors and officers must refrain from self-dealing, usurping corporate opportunities and receiving improper personal benefits.

• Duty to exercise powers for a proper purpose and directors shall not act, or agree to act, in a matter that contravenes the BVI Act or the memorandum and articles of association;

• Duty to exercise the care, diligence and skill that a responsible director would exercise in the circumstances taking into account, without limitation:

• the nature of the company; • the nature of the decision; and • the position of the director and the nature of the responsibilities undertaken by him.

•                  The BVI Act provides that, a director of a company shall, immediately after becoming aware of the fact that he is interested in a transaction entered into, or to be entered into, by the company, discloses the interest to the board of the company. However, the failure of a director to disclose that interest does not affect the validity of a transaction entered into by the director or the company, so long as the transaction was not required to be disclosed because the transaction is between the company and the director himself and is in the ordinary course of business and on usual terms and conditions. Additionally, the failure of a director to disclose an interest does not affect the validity of the transaction entered into by the company if (a) the material facts of the interest of the director in the transaction are known by the shareholders and the transaction is approved or ratified by a resolution of shareholders entitled to vote at a meeting of shareholders or (b) the company received fair value for the transaction.

• Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction.

•                  Pursuant to the BVI Act, and the company’s memorandum and articles of association, so long as a director has disclosed any interests in a transaction entered into or to be entered into by the company to the board he/she may:

• Directors may vote on a matter in which they have an interest so long as the director has disclosed any interests in the transaction.

• vote on a matter relating to the transaction;

• attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

• sign a document on behalf of the company, or do any other thing in his capacity as a director, that relates to the transaction.

Shareholder’s Derivative Actions

Generally speaking, the company is the proper plaintiff in any action. A shareholder may, with the permission of	• In any derivative suit instituted by a shareholder of a corporation, it shall be averred in the the BVI court, bring an action or intervene in a matter in the name of the company, in certain circumstances. Such actions are known as derivative actions. The BVI court may only grant permission to bring a derivative action where the following circumstances apply:

complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

• the company does not intend to bring, diligently continue or defend or discontinue the proceedings; and	• Complaint shall set forth with particularity the efforts of the plaintiff to obtain the action by the board or the reasons for not making such effort.

• it is in the interests of the company that the conduct of the proceedings not be left to the directors or to the determination of the shareholders as a whole.	• Such action shall not be dismissed or compromised without the approval of the Chancery Court.

When considering whether to grant leave, the BVI Court is also required to have regard to the following matters:

•                  whether the shareholder is acting in good faith;

•                  whether a derivative action is in the interests of the company, taking into account the directors’ views on commercial matters;

•                  whether the action is likely to succeed;

•                  the costs of the proceedings in relation to the relief likely to be obtained; and

•                  whether another alternative remedy to the derivative action is available.

•                  If we were a Delaware corporation, a shareholder whose shares were canceled in connection with our dissolution, would not be able to bring a derivative action against us after the ordinary shares have been cancelled.

TAXATION

The following summary of the material BVI, Indian and U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change.  This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws. As used in this summary, references to “the company,” “we,” “us” and “our” refer to ANFI.

BVI Taxation

The BVI government will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the company or its shareholders (who are not tax residents in the BVI).

The company and all distributions, interest and other amounts paid by the company to persons who are not tax residents in the BVI will not be subject to any income, withholding or capital gains taxes in the BVI, with respect to the shares in the company owned by them and dividends received on such shares, nor will they be subject to any estate or inheritance taxes in the BVI.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable in the BVI by persons who are not tax resident in the BVI with respect to any shares, debt obligations or other securities of the company.

Subject to the payment of stamp duty on any acquisition of real property in the BVI by us (and in respect of certain transactions in respect of the shares, debt obligations or other securities of incorporated companies owning real property in the BVI), all instruments relating to transactions in respect of the shares, debt obligations or other securities of the company and all instruments relating to other transactions relating to the business of the company are exempt from the payment of stamp duty in the BVI.

There are currently no withholding taxes or exchange control regulations in the BVI applicable to the company or its security holders.

There is no income tax treaty or convention currently in effect between the United States and the BVI, although a Tax Information Exchange Agreement is in force.

Indian Taxation

In the opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co., the following is a summary of the material Indian tax consequences relating to the acquisition, ownership and disposition of our ordinary shares covered by this prospectus.

The discussion contained herein is based on the applicable tax laws of India as in effect on the date hereof and is subject to possible changes in Indian law that may come into effect after such date. The information set forth below is intended to be a general discussion only. Prospective investors should consult their own tax advisers as to the consequences of purchasing our ordinary shares, including, without limitation, the consequences of the receipt of dividends paid on our ordinary shares and the sale, transfer or other disposition of our ordinary shares.

Based on the fact that ANFI is considered for Indian income tax purposes as a company domiciled abroad, any dividend income in respect of its ordinary shares will not be subject to any withholding or deduction in respect of Indian income tax laws. However, dividend payments to us by Amira India are subject to withholding of dividend distribution tax in India, at an effective rate of 16.61%, including applicable cess (Indian education tax) and surcharge.

Pursuant to recent amendments to the Indian Income Tax Act, 1961, as amended, income arising directly or indirectly through the sale of a capital asset, including any share or interest in a company or entity registered or incorporated outside India, will be liable to tax in India, if such share or interest derives, directly or indirectly, its value substantially from assets located in India and whether or not the seller of such share or interest has a residence, place of business, business connection, or any other presence in India. The amendments do not currently define the term “substantially,” and they also do not deal with the interplay between a tax treaty and the amendments to the Indian Income Tax Act, 1961, as amended, and the existing Double Taxation Avoidance Agreements, or DTAAs, that India has entered into with countries such as the United States, United Kingdom and Canada, in case of an indirect transfer. Accordingly, the implications of the recent amendments are presently unclear.

U.S. Federal Income Taxation

General

In the opinion of Loeb & Loeb LLP, the following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our ordinary shares covered by this prospectus.  The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•                  a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our ordinary shares is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This summary is based on the the Code, its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that purchase ordinary shares pursuant to this offering and own and hold our ordinary shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code, and does not discuss the alternative minimum tax. In addition, this discussion does not address U.S. federal income tax consequences to holders that are subject to special rules, including:

•                  financial institutions or financial services entities;

•                  broker-dealers;

•                  persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•                  tax-exempt entities (including private foundations);

•                  governments or agencies or instrumentalities thereof;

•                  insurance companies;

•                  individual retirement accounts or other tax-deferred accounts;

•                  regulated investment companies;

•                  real estate investment trusts;

•                  certain expatriates or former long term residents of the United States;

•                  persons that directly, indirectly or constructively own 5% or more of our voting shares;

•                  persons that acquired our ordinary shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•                  persons that hold our ordinary shares as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; or

•                  persons whose functional currency is not the U.S. dollar.

This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws, or, except as discussed herein, any tax reporting obligations applicable to a holder of our ordinary shares. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our ordinary shares through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our ordinary shares, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners in partnerships that hold our ordinary shares should consult their tax advisors.  This discussion also assumes that any distribution made (or deemed made) by us in respect of our ordinary shares and any consideration received (or deemed received) by a holder in connection with the sale or other disposition of our ordinary shares will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service, or the IRS, as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, future legislation, regulations, administrative rulings or court decisions may affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR ORDINARY SHARES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company, or PFIC, rules discussed below, a U.S. Holder generally will be required to include in gross income as dividend income the amount of any cash distribution paid on our ordinary shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Such dividend generally will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other U.S. corporations. The portion of such cash distribution, if any, in excess of such earnings and profits will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its ordinary shares.  Any remaining excess will be treated as gain from the sale or exchange of such ordinary shares.

With respect to non-corporate U.S. Holders for taxable years beginning before January 1, 2013, such dividends may be subject to U.S. federal income tax at the lower applicable long term capital gains tax rate (see “—Taxation on the Sale or Other Taxable Disposition of Ordinary Shares” below) provided that (1) our ordinary shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under published IRS authority, shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently include the New York Stock Exchange. Although we have applied to list our ordinary shares on the New York Stock Exchange, we cannot guarantee the application will be approved or, if approved, such shares will continue to be listed and traded on the New York Stock Exchange. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to our ordinary shares.  For taxable years beginning on or after January 1, 2013, the U.S. federal income tax rate applicable to such dividends currently is scheduled to return to the marginal U.S. federal income tax rates generally applicable to ordinary income.

Taxation on the Sale or Other Taxable Disposition of Ordinary Shares

Upon a sale or other taxable disposition of our ordinary shares, and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in the ordinary shares.

The U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the U.S. federal income tax rate on ordinary income, except that long term capital gains recognized by non-corporate U.S. Holders generally are subject to U.S. federal income tax at a maximum rate of 15% for taxable years beginning before January 1, 2013 (but currently scheduled to increase to 20% for taxable years beginning on or after January 1, 2013). Capital gain or loss will constitute long term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares exceeds one year. As a result, non-corporate U.S. Holders that are on a calendar year and purchase ordinary shares pursuant to this offering are not expected to qualify for the 15% maximum rate on long term capital gains on a disposition of our ordinary shares under current law. The deductibility of capital losses is subject to various limitations.

If an Indian tax applies to any income arising from the sale of our ordinary shares by a U.S. Holder, such tax should be treated as a foreign tax eligible for a deduction from such holder’s U.S. federal taxable income or a foreign tax credit against such holder’s U.S. federal income tax liability (subject to applicable conditions and limitations). In addition, if such Indian tax applies to any such income, a U.S. Holder may be entitled to certain benefits under the Convention between the Government of the United States of America and the Government of the Republic of India for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the “U.S.-India Tax Treaty”), if such holder is considered a resident of the United States for purposes of, and otherwise meets the requirements of, the U.S.-India Tax Treaty. U.S. Holders should consult their own tax advisors regarding the deduction or credit for any such Indian tax and their eligibility for the benefits of the U.S.-India Tax Treaty.

Additional Taxes After 2012

For taxable years beginning on or after January 1, 2013, U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, cash dividends on, and capital gains from the sale or other taxable disposition of, our ordinary shares, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our ordinary shares.

Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own, directly or indirectly, at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own, directly or indirectly, at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on the expected composition (and estimated values) of the assets and the nature of the income of us and our subsidiaries after the completion of this offering, we do not anticipate that we will be treated as a PFIC for our current taxable year or in the foreseeable future.  However, our actual PFIC status for our current taxable year or any subsequent taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our ordinary shares and such U.S. Holder did not make either a timely qualified electing fund, or QEF, election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our ordinary shares, or a mark-to-market election, each as described below, such holder generally will be subject to special rules with respect to:

•                  any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares; and

•                  any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

•                  the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares;

•                  the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we qualified as a PFIC, will be taxed as ordinary income;

•                  the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•                  the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are determined to be a PFIC, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our ordinary shares by making a timely QEF election to include in income its pro rata share of our net capital gains (as long term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us.  Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election.  However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future, or of the required information to be provided.

If a U.S. Holder has made a QEF election with respect to our ordinary shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described below), any gain recognized on the sale or other taxable disposition of our ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, U.S. Holders of a QEF are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income generally should not be taxable as a dividend to those U.S. Holders. The adjusted tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, an initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder who held our ordinary shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any of our taxable years that end within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) our ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the holder makes a “purging election” with respect to such ordinary shares. The purging election generally creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election generally will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder generally will increase the adjusted tax basis in its ordinary shares by the gain recognized and also will have a new holding period in its ordinary shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns ordinary shares in a PFIC that are treated as “marketable stock” for U.S. federal income tax purposes, the U.S. Holder may make a mark-to-market election with respect to such ordinary shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) our ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above with respect to its ordinary shares. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted tax basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s adjusted tax basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares will be treated as ordinary income.

The mark-to-market election is available only for shares that are regularly traded on a national securities exchange that is registered with the SEC, including the New York Stock Exchange, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value.  Although we have applied to list our ordinary shares on the New York Stock Exchange, we cannot guarantee the application will be approved, or, if approved, such shares will continue to be listed and traded on the New York Stock Exchange. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances.

If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder otherwise were deemed to have disposed of an interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower- tier PFIC.  However, there is no assurance that we will have timely knowledge of the status of any such lower-tier PFIC, or that we will be able to cause the lower-tier PFIC to provide the required information.  A mark-to-market election would not be available with respect to such a lower-tier PFIC.  U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) ordinary shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ordinary shares should consult their own tax advisors concerning the application of the PFIC rules to our ordinary shares under their particular circumstances.

Non-U.S. Holders

Cash dividends paid to a Non-U.S. Holder with respect to our ordinary shares generally will not be subject to U.S. federal income tax, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of our ordinary shares unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Cash dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to U.S. federal income tax (but not the Medicare contribution tax) at the U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes will apply to cash distributions made on our ordinary shares within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our ordinary shares by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. Pursuant to recently enacted legislation, certain information concerning a U.S. Holder’s adjusted tax basis in its ordinary shares and adjustments to that tax basis and whether any gain or loss with respect to such ordinary shares is long term or short term also may be required to be reported to the IRS, and certain holders may be required to file an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to report their interest in our ordinary shares.

In addition, backup withholding of U.S. federal income tax at a rate of 28% for taxable years beginning before January 1, 2013 (but currently scheduled to increase to 31% for taxable years beginning on or after January 1, 2013), generally will apply to dividends paid on our ordinary shares to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of our ordinary shares by a U.S. Holder (other than an exempt recipient), in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been any public market for our ordinary shares, and we make no prediction as to the effect, if any, that market sales of our ordinary shares or the availability of our ordinary shares for sale will have on the market price of ordinary shares prevailing from time to time. Nevertheless, sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares and could impair our future ability to raise capital through the sale of equity securities.

Upon the completion of this offering, we will have an aggregate of      ordinary shares outstanding, assuming no exercise of the underwriters’ over-allotment option. Of the outstanding ordinary shares, all of the      ordinary shares sold in this offering, plus any additional ordinary shares sold upon exercise of the underwriters’ over-allotment option, will be freely tradable, except that any ordinary shares purchased by “affiliates” (as that term is defined in Rule 144 under the Securities Act), may only be sold in compliance with the limitations described below. After this offering,     ordinary shares will be deemed “restricted securities” as defined in Rule 144.  Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701, promulgated under the Securities Act, which rules are summarized below.

As a result of the contractual restrictions described below and the provisions of Rule 144 and Rule 701, the restricted shares will be available for sale in the public market as follows:       ordinary shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus, subject to extension in certain circumstances.

Lock-up Agreements

Our executive officers, directors and all holders of our outstanding ordinary shares immediately prior to the completion of this offering have entered into lock-up agreements that generally provide that these holders will not offer, pledge, sell, agree to sell, directly or indirectly, or otherwise dispose of any ordinary shares or any securities convertible into or exchangeable for ordinary shares without the prior written consent of UBS Securities LLC and Deutsche Bank Securities Inc. for a period of 180 days from the date of this prospectus, subject to certain exceptions.

The 180 day restricted period described above is subject to extension such that, in the event that either, if prior to the expiration of the 180 day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180 day restricted period, then the restrictions on offers, pledges, sales, agreements to sell or other dispositions of ordinary shares or securities convertible into or exchangeable or exercisable for ordinary shares described above shall continue to apply until the expiration of the date that is 15 calendar days plus three business days after the date on which the issuance of the earnings release occurs.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144.  If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•                  1% of the number of ordinary shares then outstanding, which will equal approximately     shares immediately after this offering; or

•                  the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering are entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirement.

UNDERWRITING

We are offering the ordinary shares described in this prospectus through the underwriters named below. UBS Securities LLC and Deutsche Bank Securities Inc. are acting as joint book-running managers of this offering and the representatives of the underwriters.  We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase, at the initial public offering price less the underwriting discount set forth on the cover of this prospectus, the number of our ordinary shares listed next to its name in the following table:

Underwriters	Number of Shares
UBS Securities LLC
Deutsche Bank Securities Inc.
Total

The underwriting agreement provides that the underwriters must buy all of the ordinary shares if they buy any of them. However, the underwriters are not required to take or pay for the ordinary shares covered by the underwriters’ over-allotment option described below.  The underwriters’ obligation to purchase the ordinary shares is subject to certain conditions precedent, including the absence of a material adverse change in our business, approval for listing the ordinary shares on the New York Stock Exchange, and the receipt of certain certificates, legal opinions and letters from us, our counsel and our independent auditors. In the event of default by any underwriter, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

Our ordinary shares are offered subject to a number of conditions, including:

•                  receipt and acceptance of our ordinary shares by the underwriters, and

•                  the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-Allotment Option

We have granted the underwriters an option to buy up to an aggregate of       additional ordinary shares. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional ordinary shares approximately in proportion to the amounts specified in the table above.

Commissions and Discounts

Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount of up to $    per ordinary share from the public offering price. Sales of ordinary shares made outside the United States may be made by affiliates of the underwriters. If all the ordinary shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the ordinary shares at the prices and upon the terms stated therein.

The following table shows the per ordinary share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional ordinary shares.

	No exercise	Full exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $             , including a consulting fee payable for services rendered in connection with this offering and our corporate reorganization discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Corporate Reorganization” to Shree Capital Advisors Ltd., a consulting and advisory firm, equal to approximately 2.0% of the total size of this offering and the reimbursement of all expenses incurred in connection with such engagement. Mr. Rahul Nayar is a managing director of Shree Capital Advisors Ltd. and is the brother-in-law of Mr. Chanana, our Chairman and Chief Executive Officer.

No Sales of Similar Securities

We, our executive officers, directors and the holders of substantially all of our ordinary shares have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, or publicly disclose the intention to make any offer, sale, pledge or disposition or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or such other securities, whether any such transaction is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise. These restrictions will be in effect for a period of 180 days after the date of this prospectus, subject to extension in the circumstances described in the paragraph below. At any time and without public notice, UBS Securities LLC and Deutsche Bank Securities Inc., may, in their sole discretion, release some or all of the securities from these lock-up agreements.

Notwithstanding the foregoing, if prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release.

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

New York Stock Exchange Listing

We have applied to list our ordinary shares on the New York Stock Exchange under the symbol “ANFI.”

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our ordinary shares, including:

•                  stabilizing transactions;

•                  short sales;

•                  purchases to cover positions created by short sales;

•                  imposition of penalty bids; and

•                  syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our ordinary shares while this offering is in progress. These transactions may also include making short sales of our ordinary shares, which involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in this offering, and purchasing ordinary shares on the open market to cover positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing ordinary shares in the open market. In making this determination, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the over-allotment option.

Naked short sales are short sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased ordinary shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our ordinary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Determination of Offering Price

Prior to this offering, there was no public market for our ordinary shares. The initial public offering price will be determined by negotiation by us and the representative of the underwriters. The principal factors to be considered in determining the initial public offering price include:

•                  the information set forth in this prospectus and otherwise available to the representative;

•                  our history and prospects and the history of, and prospects for, the industry in which we compete;

•                  our past and present financial performance and an assessment of our management;

•                  our prospects for future earnings and the present state of our development;

•                  the general condition of the securities markets at the time of this offering;

•                  the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

•                  other factors deemed relevant by the underwriters and us.

Affiliations

Certain of the underwriters and their affiliates may in the future from time to time provide, investment banking and other financing, trading, banking, research, transfer agent and trustee services to us or our subsidiaries, for which they may in the future receive, customary fees and expenses.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)         to any legal entity which is a qualified investor as defined under the Prospectus Directive;

(b)         by the Managers to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of Lead Bookrunner for any such offer; or

(c)          in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to prospective investors in United Kingdom

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to prospective investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the shares.

The shares are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to persons who do not require disclosure under Part 6D.2 of the Corporations Act 2001 (Australia) and who are wholesale clients for the purposes of section 761G of the Corporations Act 2001 (Australia). By submitting an application for our shares, you represent and warrant to us that you are a person who does not require disclosure under Part 6D.2 and who is a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our shares shall be deemed to be made to such recipient and no applications for our shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our shares you undertake to us that, for a period of 12 months from the date of issue of the shares, you will not transfer any interest in the securities to any person in Australia other than to a person who does not require disclosure under Part 6D.2 and who is a wholesale client.

Notice to prospective investors in Hong Kong

The contents of this prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this prospectus, you should obtain independent professional advice.  Please note that (i) our shares may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to prospective investors in Japan

Our shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and our shares will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our shares may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our securities are subscribed or purchased under Section 275 by a relevant person which is:

(a)         a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)         a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired our shares pursuant to an offer made under Section 275 except:

(1)         to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2)         where no consideration is or will be given for the transfer;

(3)         where the transfer is by operation of law; or

(4)         as specified in Section 276(7) of the SFA.

Notice to prospective investors in Switzerland

This prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations, or CO, and the shares will not be listed on the SIX Swiss Exchange. Therefore, this prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to prospective investors in Qatar

The shares described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to prospective investors in Saudi Arabia

No offering, whether directly or indirectly, will be made to an investor in the Kingdom of Saudi Arabia unless such offering is in accordance with the applicable laws of the Kingdom of Saudi Arabia and the rules and regulations of the Capital Market Authority, including the Capital Market Law of the Kingdom of Saudi Arabia. The shares will not be marketed or sold in the Kingdom of Saudi Arabia by us or the underwriters.

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Office of Securities Regulation issued by the Capital Market Authority. The Saudi Arabian Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the shares offered hereby should conduct their own due diligence on the accuracy of the information relating to the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Notice to prospective investors in the United Arab Emirates

This offering has not been approved or licensed by the Central Bank of the UAE, Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority, or the DFSA, a regulatory authority of the Dubai International Financial Centre, or the DIFC. The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The shares may not be offered to the public in the UAE and/or any of the free zones.

The shares may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

LEGAL MATTERS

Legal matters with respect to United States law will be passed upon for us by Loeb & Loeb LLP, New York, New York, which has provided an opinion to us related to the tax disclosure contained in this prospectus under the caption “Taxation—U.S. Federal Income Taxation,” which opinion is filed as an exhibit to the registration statement to which this prospectus forms a part. The validity of the ordinary shares and other legal matters in connection with this offering with respect to BVI law will be passed upon for us by Walkers, Tortola, British Virgin Islands. Legal matters in connection with this offering with respect to Indian law will be passed upon for us by Amarchand & Mangaldas & Suresh A. Shroff & Co., New Delhi, India, which has provided an opinion to us related to the tax disclosure contained in this prospectus under the caption “Taxation—Indian Taxation,” which opinion is filed as an exhibit to the registration statement to which this prospectus forms a part. Skadden Arps, Slate, Meagher & Flom LLP, New York, New York, has acted as counsel to the underwriters in this offering. Legal matters with respect to Indian law will be passed upon for the underwriters by Luthra & Luthra Law Offices, New Delhi, India.

EXPERTS

Our audited consolidated financial statements in this prospectus and elsewhere in the registration statement have been included in reliance upon the report of Grant Thornton India LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to our ordinary shares offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules that are part of the registration statement. For further information about us and about the ordinary shares, you should refer to our registration statement and its exhibits. This prospectus summarizes the content of contracts and other documents to which we refer you. Since this prospectus may not contain all of the information that is important to you, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

Upon the completion of this offering, we will become subject to periodic reporting and other information requirements of the Exchange Act as applicable to foreign private issuers and will file reports, including annual reports on Form 20 F, and other information with the SEC. As we are a foreign private issuer, we are exempt from some of the Exchange Act reporting requirements, the rules prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

EXPENSES RELATING TO THIS OFFERING

The following table sets forth the main estimated expenses in connection with this offering, other than the underwriting discounts and commissions, which we will be required to pay:

U.S. SEC registration fee	$
Financial Industry Regulatory Authority filing fee	5,500
New York Stock Exchange listing fee
Legal fees and expenses
Accounting fees and expenses
Printing fees
Other fees and expenses
Total	$

All amounts are estimated, except the U.S. SEC registration fee, the New York Stock Exchange listing fee and the FINRA filing fee.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd.)

We have audited the accompanying consolidated statements of financial position of Amira Pure Foods Private Limited, (predecessor to Amira Nature Foods Ltd.), and subsidiaries (collectively “the Company”) as of March 31, 2012, 2011, 2010 and April 1, 2009 and the related consolidated income statements, consolidated statements of other comprehensive income, consolidated statements of changes in equity, and consolidated statements of cash flows for each of the three years in the period ended March 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Amira Pure Foods Private Limited (predecessor to Amira Nature Foods Ltd.) and subsidiaries as of March 31, 2012, 2011, 2010 and April 1, 2009 and the results of their operations and their cash flows for each of three years ended March 31, 2012, in conformity with International Financial Reporting Standards as issued by International Accounting Standards Board.

/s/ Grant Thornton India LLP

Grant Thornton India LLP

New Delhi, India

June 15, 2012

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

Consolidated statements of financial position

		As at
	Notes	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
ASSETS
Non-current
Intangible assets	6	$58,803	$405,526	$410,110	$360,578
Property, plant and equipment	7	12,592,461	30,037,554	30,531,756	25,520,950
Other long term assets	8	535,685	748,479	327,825	580,168
Non-current assets		$13,186,949	$31,191,559	$31,269,691	$26,461,696

Current
Inventories	9	$77,843,505	$145,998,721	$143,171,658	$141,620,690
Trade receivables	10	24,997,199	30,787,302	54,621,772	37,175,413
Derivative financial instruments		—	895,624	1,838,365	2,239,129
Prepayments	11	1,741,717	5,082,478	7,159,907	6,965,302
Current tax assets (net)		—	—	260,748	—
Other current assets	12	3,127,026	4,657,005	8,603,245	9,222,351
Cash and cash equivalents	13	972,636	456,269	8,200,695	8,368,256
Current assets		108,682,083	187,877,399	223,856,390	$205,591,141
Total assets		$121,869,032	$219,068,958	$255,126,081	$232,052,837

EQUITY AND LIABILITIES
Equity
Share capital	14	$2,047,425	$2,546,542	$2,546,542	$2,546,542
Securities premium		3,717,956	8,757,684	8,757,683	8,757,683
Reserve for available for sale financial assets		(103,757)	(11,844)	15,523	(31,712)
Currency translation reserve		—	3,275,426	3,085,147	(2,419,710)
Actuarial loss)/ gain reserve		(9,714)	(16,463)	(15,146)	12,380
Capital redemption reserve		385,983	385,983	385,982	385,983
Retained earnings		12,854,810	18,077,416	24,489,065	36,433,303
Total equity		$18,892,703	$33,014,744	$39,264,796	$45,684,469

Liabilities
Non-current liabilities
Employee benefit obligations	20	$56,478	$83,149	$119,377	$178,497
Debt	17	157,115	91,765	10,747,705	7,344,938
Deferred tax liabilities	18	951,153	2,567,586	4,173,694	4,821,503
Total non-current liabilities		$1,164,746	$2,742,500	$15,040,776	$12,344,938

Current liabilities
Trade payables	15	$14,779,612	$41,066,957	$47,669,620	$21,302,059
Debt	17	79,945,978	139,915,517	150,257,913	134,410,915
Current tax liabilities(net)		1,368,130	164,821	—	1,942,637
Derivative financial instruments		3,229,346	—	—	—
Advances received against subscription of shares	16	1,019,844	—	—	—
Other current liabilities	15	1,468,673	2,164,419	2,892,976	16,367,819
Current liabilities		$101,811,583	$183,311,714	$200,820,509	$174,023,430
Total liabilities		$102,976,329	$186,054,214	$215,861,285	$186,368,368
Total equity and liabilities		$121,869,032	$219,068,958	$255,126,081	$232,052,837

(The accompanying notes are an integral part of these consolidated financial statements)

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

Consolidated income statements

		For the year ended
	Notes	March 31, 2010	March 31, 2011	March 31, 2012
Revenue		$201,663,883	$255,011,121	$328,979,799
Other income	19	1,834,506	2,147,141	637,383
Cost of material		(210,580,278)	(234,707,437)	(270,259,623)
Change in inventory of finished goods		37,612,653	28,688,934	6,667,730
Employee expenses	20	(1,925,734)	(2,413,584)	(2,844,454)
Depreciation and amortization		(844,626)	(1,915,934)	(2,089,738)
Freight, forwarding and handling expenses		(5,282,320)	(10,775,383)	(13,990,863)
Other expenses	21	(7,282,069)	(9,771,151)	(10,568,202)
		$15,196,015	$26,263,707	$36,532,032
Finance costs	22	(12,670,922)	(19,676,559)	(21,786,007)
Finance income	22	72,770	164,853	303,036
Other financial items	23	5,392,277	2,607,924	1,032,599
Profit before tax		$7,990,140	$9,359,925	$16,081,660
Income tax expense	18	(2,767,534)	(2,948,276)	(4,137,422)
Profit for the year attributable to equity shareholders		$5,222,606	$6,411,649	$11,944,238
Earnings per share
-Basic and diluted earnings per share	24	$0.47	$0.49	$0.92

(The accompanying notes are an integral part of these consolidated financial statements)

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

Consolidated statements of other comprehensive income (loss)

	For the year ended
	March 31, 2010	March 31, 2011	March 31, 2012
Profit for the year	$5,222,606	$6,411,649	$11,944,238
Other comprehensive income
Available for sale financial assets
-Current year gains	159,738	72,316	(47,016)
-Reclassification to profit and loss	(22,107)	(31,805)	(22,905)
-Income tax	(45,718)	(13,144)	22,686
Actuarial gain/(loss) reserve
-Current year gains/(loss)	(10,106)	1,949	40,747
-Income tax	3,357	(632)	(13,221)
Exchange differences on translation of foreign operations	3,275,426	(190,279)	(5,504,857)
Other comprehensive income (loss) for the year, net of tax	$3,360,590	$(161,595)	$(5,524,566)
Total comprehensive income for the year attributable to equity shareholders	$8,583,196	$6,250,054	$6,419,672

(The accompanying notes are an integral part of these consolidated financial statements)

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

Consolidated statements of change in equity

Equity attributable to shareholders of the Group

	Share Capital			Reserve for available for	Currency	Actuarial	Capital		Total
	No. of shares	Amount	Securities premium	sale financial assets	translation reserve	gain/(loss) reserve	redemption reserve	Retained earnings	attributable to shareholders
Balance as at April 1, 2009	10,680,360	$2,047,425	$3,717,956	$(103,757)	$—	$(9,714)	$385,983	$12,854,810	$18,892,703
Issue of shares	2,299,615	499,117	5,039,727	—	—	—	—	—	5,538,844
Transactions with owners	2,299,615	499,117	5,039,727	—	—	—	—	—	5,538,844
Profit for the year	—	—	—	—	—	—	—	5,222,606	5,222,606
Other comprehensive income:
Currency translation adjustment	—	—	—	—	3,275,426	—	—	—	3,275,426
Current year gains(net of taxes)	—	—	—	91,913	—	(6,749)	—	—	85,164
Total comprehensive income for the year	—	—	—	91,913	3,275,426	(6,749)	—	5,222,606	8,583,196
Balance as at March 31, 2010	12,979,975	$2,546,542	$8,757,683	$(11,844)	$(3,275,426)	$16,463	$385,983	$18,077,416	$33,014,743
Transactions with owners	—	—	—	—	—	—	—	—	—
Profit for the year	—	—	—	—	—	—	—	6,411,649	6,411,649
Other comprehensive income:
Currency translation adjustment	—	—	—	—	(190,279)	—	—	—	(190,279)
Current year gains(net of taxes)	—	—	—	27,367	—	1,317	—	—	28,684
Total comprehensive income for the year	—	—	—	27,367	(190,279)	1,317	—	6,411,649	$6,250,054
Balance as at March 31, 2011	12,979,975	$2,546,542	$8,757,683	$15,523	$3,085,147	$(15,146)	$385,983	$24,489,065	$39,264,797
Transactions with owners	—	—	—	—	—	—	—	—	—
Profit for the year	—	—	—	—	—	—	—	11,944,238	11,944,238
Other comprehensive income:						—
Currency translation adjustment	—	—	—	—	(5,504,857)	—	—	—	(5,504,857)
Current year gains(net of taxes)	—	—	—	(47,235)	—	27,526	—	—	(19,709)
Total comprehensive income for the year	—	—	—	(47,235)	(5,504,857)	27,526	—	11,944,238	$6,419,672
Balance as at March 31, 2012	$12,979,975	$2,546,542	$8,757,683	$(31,712)	$(2,419,710)	$12,380	$385,983	$36,433,303	$45,684,469

(The accompanying notes are an integral part of these consolidated financial statements)

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

Consolidated statements of cash flows

		For the year ended
	Notes	March 31, 2010	March 31, 2011	March 31, 2012
(A) Cash flow from operating activities
Profit before tax		$7,990,140	$9,359,925	$16,081,660
Adjustments for non-cash items	27	(3,969,338)	1,088,243	3,125,793
Changes in operating assets and liabilities	27	(48,384,869)	(21,904,408)	(15,744,410)
Adjustment for non-operating expenses	27	9,393,783	14,773,573	16,943,347
		$(34,970,284)	$3,317,333	$20,406,390
Taxes paid		(2,766,862)	(1,771,923)	(512,071)
Net cash generated from/(used in) operating activities		$(37,737,146)	$1,545,410	$19,894,319

(B) Cash flow from investing activities
Purchase of property, plant and equipment		$(5,162,790)	$(1,742,906)	$(858,941)
Purchase of intangible assets		(342,627)	(52,477)	(51,745)
Proceeds from sale of property, plant and equipment		458,099	31,727	8,241
Proceeds from the sale of short term investments		587,220	49,564	78,504
Net (addition)/deletion of long term assets		(121,382)	408,865	(288,300)
Purchase of short term investments		(411,783)	(87,215)	(183,031)
Interest income		72,770	164,852	303,036
Net cash used in investing activities		$(4,920,493)	$(1,227,590)	$(992,236)

(C) Cash flows from financing activities
Proceeds from issue of shares		5,538,844	—	—
Proceeds from short term debt		45,623,559	11,420,194	$3,687,642
Proceeds from long term debt		74,484	18,340,340	245,295
Repayment of long term debt		(160,190)	(7,794,436)	(2,428,149)
Interest paid		(9,164,486)	(14,557,840)	(17,248,517)
Net cash generated from/(used in) financing activities		$41,912,211	$7,408,258	$(15,743,729)
Net increase/(decrease) in cash and cash equivalents		$(745,428)	$7,726,078	$3,158,354
Cash and cash equivalents at the beginning of the year		972,636	456,269	8,200,695
Effect of change in exchange rate on cash and cash equivalents		229,061	18,348	(2,990,793)
Cash and cash equivalents at the end of the year (refer to note 13 for details of Cash and cash equivalents)		$456,269	$8,200,695	$8,368,256

(The accompanying notes are an integral part of these consolidated financial statements)

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

Notes to the consolidated financial statements

1.              Nature of operations

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd) (“APFPL” or “the Company”) and its subsidiaries (hereinafter together referred to as “Amira” or “the Group”) are engaged primarily in the business of processing and trading packaged Indian specialty rice, primarily basmati rice, and other food products. The Group sells goods to international buyers (located in Asia Pacific, Europe, and the Middle East and North Africa, or “MENA”, and North America) and distributors and retail chains in India. The Group’s rice processing plant is located in Gurgaon, India.

APFPL is the Group’s ultimate parent company. APFPL is a “Company limited by shares”, which was incorporated on December 20, 1993 and is domiciled in India. The registered office of the Company is located at B-1/E-28, Mohan Co-operative Industrial Estate, New Delhi - 110044.

The Group is intending to restructure its business to create a holding company outside India for the purpose of making an initial public offering in United States of America (“USA”) and thereafter list its shares on the New York Stock Exchange in the United States. As part of the restructuring plan, the Group incorporated Amira Nature Foods Ltd, (“Amira BVI”) in the British Virgin Islands on February 20, 2012 whose shares will be offered and listed in the above referred offering.  Prior to this offering Amira BVI has had no business operations and all of its shares are held by the majority shareholders of the Group.  Immediately prior to the filing and distribution of the preliminary prospectus containing a price range for this offering, Amira BVI’s wholly owned Mauritius subsidiary will enter into a share subscription agreement with APFPL requiring APFPL to issue to the Mauritian company such number of equity shares that enable Amira BVI to have control over the Group. Accordingly, APFPL is considered to be the predecessor to Amira BVI, and APFPL’s consolidated financial statements are being included in the registration statement of Amira BVI. Following this offering, the Group’s financial statements will be consolidated with that of Amira BVI.

2.              General information and statement of compliance with IFRS

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standard Board (“IASB”). These are the Group’s first financial statements prepared in accordance with IFRS (see note 3 for explanation of the transition to IFRS).

3.              Transition to IFRS

The Group comprises several entities (as further described in note 5.2) some of which present financial statements in accordance with the respective local Generally Accepted Accounting Principles (“GAAP”) applicable in countries in which these entities operate. These are the first IFRS financial statements of the Group as defined under IFRS 1: First-time Adoption of International Financial Reporting Standards (“IFRS 1”) and accordingly, the conversion from the respective local GAAP to IFRS has been done in accordance with the requirements of IFRS 1. However, as the Group has previously not prepared consolidated financial statements, reconciliations from the previous GAAP have not been presented in accordance with paragraph 28 of IFRS 1.

For the purpose of these consolidated financial statements, the effective date of transition to IFRS is April 1, 2009. As required by IFRS 1, the Group has applied all IFRS standards and interpretations that are effective for the first IFRS consolidated financial statements for the year ended March 31, 2012, consistently and retrospectively for all years presented. The resulting differences between the IFRS carrying amounts and the carrying amounts of the assets and liabilities in the respective local GAAP financial statements (where presented) as at April 1, 2009, are recognized directly in “retained earnings” in equity at the date of transition to IFRS, except for revaluation of investment in mutual funds/securities which are recorded separately in Available for sale reserve. However, IFRS 1 provides mandatory and optional exemptions of which the Group has applied the following, on transition to IFRS in these consolidated financial statements.

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

Retirement benefit obligations

The Group has applied the exemption under IFRS 1 relating to the disclosure of the present value of defined benefit obligations for the current and previous four annual periods. In accordance with the exemption such disclosure has been made only for the accounting periods prospectively from the date of transition to IFRS, (i.e. April 1, 2009).

Currency translation reserve

The Group has deemed the foreign currency translation differences at the date of transition to be zero. After the date of transition, translation differences arising on translation of foreign operations are recognized in consolidated statements of other comprehensive income and included in a separate “currency translation reserve” within equity.

Estimates

The Group has used estimates under IFRS that are consistent with those applied under previous GAAP (with adjustment for accounting policy differences).

4.              Standards issued but not yet effective

Summarised in the paragraphs below are standards, interpretations or amendments that have been issued prior to the date of approval of these consolidated financial statements and will be applicable for transactions in the Group but are not yet effective. These have not been adopted early by the Group and accordingly, have not been considered in the preparation of the consolidated financial statements of the Group.

Management anticipates that all of these pronouncements will be adopted by the Group in the first accounting period beginning after the effective date of each of the pronouncements. Information on the new standards, interpretations and amendments that are expected to be relevant to the Group’s consolidated financial statements is provided below.

•         IFRS 9 Financial Instruments

The IASB aims to replace IAS 39 Financial Instruments: Recognition and Measurement in its entirety, with the replacement standard to be effective for annual periods beginning January 1, 2015. Management has yet to assess the impact of this new standard on the Group’s consolidated financial statements. However, management does not expect to implement IFRS 9 until all of its chapters have been published and can comprehensively assess the impact of all changes.

Consolidation Standards

A package of consolidation standards are effective for annual periods beginning on or after January 1, 2013. Information on these new standards is presented below. These amendments are not expected to have any impact on the entities being consolidated and method of consolidation for the Group. However management has yet to evaluate any additional disclosure requirements that may arise because of these amendments.

•         IFRS 10 Consolidated Financial Statements

IFRS 10 supersedes IAS 27 Consolidated and Separate Financial Statements (IAS 27) and SIC 12 Consolidation — Special Purpose Entities. IFRS 10 revised the definition of control together with accompanying guidance to identify an interest in a subsidiary. However, the requirements and mechanics of consolidation and the accounting for any non-controlling interests and changes in control remain the same.

•         IFRS 11 Joint Arrangements

IFRS 11 supersedes IAS 31 Interests in Joint Ventures (IAS 31). It aligns more closely the accounting by the investors in joint arrangements with their rights and obligations relating to the joint arrangement. In addition, IAS 31’s option of using proportionate consolidation for joint ventures has been eliminated. IFRS 11 now requires the use of the equity accounting method, which is currently used for investments in associates.

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

•         IFRS 12 Disclosure of interest in other entities

IFRS 12 integrates and makes consistent the disclosure requirements for various types of investments, including unconsolidated structured entities. It introduces new disclosure requirements about the risks to which an entity is exposed from its involvement with structured entities.

•         Consequential amendments to IAS 27 Consolidated and Separate Financial Statements and IAS 28 Investments in Associates and Joint Ventures

IAS 27 now only deals with separate financial statements. IAS 28 brings investments in joint ventures into its scope. However, IAS 28’s equity accounting methodology remains unchanged.

•         IFRS 13 Fair Value Measurement

IFRS 13 does not affect which items are required to be measured by fair-value, but clarifies the definition of fair value and provides related guidance and enhanced disclosures about fair value measurements. It is applicable for annual periods beginning on or after January 1, 2013.  Management has yet to assess the impact of this new standard.

•         Amendment to IAS 1 Presentation of Financial statements

The amendments to IAS 1 require an entity to group items presented in consolidated statements of other comprehensive income into those that, in accordance with other IFRSs:

(a) will not be reclassified subsequently to profit or loss, and

(b) will be reclassified subsequently to profit or loss when specific conditions are met.

The amendments are applicable for annual periods beginning on or after July 1, 2012. Management expects this will change the current presentation of items in consolidated statements of other comprehensive income; however, it will not affect the measurement or recognition of such items.

•         Amendments to IAS 19 Employee Benefits

The amendments to IAS 19 include a number of targeted improvements throughout the Standard. The main changes relate to defined benefit plans. They:

• eliminate the “corridor method,” requiring entities to recognize all gains and losses arising in the reporting period;

• streamline the presentation of changes in plan assets and liabilities; and

• enhance the disclosure requirements, including information about the characteristics of defined benefit plans and the risks that entities are exposed to through participation in them.

The amended version of IAS 19 is effective for financial years beginning on or after January 1, 2013.  Management does not expect that the impact of this amendment to be significant.

5.              Summary of significant accounting policies

5.1.                         Overall considerations

The consolidated financial statements have been prepared on a going concern basis. The significant accounting policies that have been used in the preparation of these consolidated financial statements are summarized below.

5.2.                         Basis of consolidation

The Group’s consolidated financial statements include financial statements of APFPL and all of its subsidiaries for the years ended March 31, 2010, 2011 and 2012. Subsidiaries are all entities over which the Group has the power to

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012 control the financial and operating policies. APFPL obtains and exercises control through more than half of the voting rights or by the power to govern the financial and operating policies of the entity.

Unrealized gains and losses on transactions between Group companies are eliminated. Amounts reported in the financial statements of subsidiaries have been adjusted where necessary to ensure consistency with the accounting policies adopted by the Group.

Subsidiary entities considered for consolidation are as follows:

Name of the Entity	Date of incorporation	Country of Incorporation	Group Shareholding (%)	Parent Company

Amira Foods Pte Limited	September 25, 2007	Singapore	100%	Amira Pure Foods Private Limited
Amira Foods Inc.	October 16, 2008	United States	100%	Amira Pure Foods Private Limited
Amira C Foods International DMCC	November 1, 2009	United Arab Emirates	100%	Amira Pure Foods Private Limited

Amira Foods (Malaysia) SDN. BHD.	May 23, 2008	Malaysia	100%	Amira Foods Pte Limited
Amira G Foods Limited	April 1, 2011	United Kingdom	100%	Amira C Foods International DMCC

5.3.                         Foreign currency translation

The consolidated financial statements are presented in U.S. Dollars. Though the functional currency of the parent company is the Indian Rupee (Rs.), the Group chose U.S. Dollars as its presentation currency to maintain comparability with other market participants.  The functional currency of each entity has been determined on the basis of primary economic environment in which each entity of the Group operates.

A currency other than the functional currency of entities within the Group is a foreign currency.  Foreign currency transactions are translated into the functional currency of the respective Group entity, using the exchange rates prevailing at the dates of the applicable transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the rate of exchange prevailing at the statement of financial position date. Foreign exchange gains and losses resulting from the settlement of such transactions and from the re-measurement of monetary items at year-end exchange rates are recognized in the consolidated income statements. Non-monetary items measured at historical cost are translated using the exchange rates at the date of the applicable transaction.

In the Group’s consolidated financial statements, all assets, liabilities and transactions of Group entities with a functional currency other than U.S. Dollars are translated into U.S. Dollars upon consolidation. The functional currency of the entities in the Group has remained unchanged during the reporting periods.

On consolidation, assets and liabilities have been translated into U.S. Dollars at the closing rate at the statement of financial position date. Income and expenses have been translated into the Group’s presentation currency at the average rate over the reporting period. Exchange differences are recognized in the “Currency Translation Reserve” equity.

5.4.                         Revenue

Revenue is recognized to the extent that it is probable that economic benefits will flow to the Group and the revenue can be reliably measured. Revenue is measured at the fair value of consideration received, excluding discounts, rebates, and taxes. The following specific revenue recognition criteria are also met before revenue is recognized.

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

Sale of goods

Revenue from sale of goods is recognized when the significant risks and rewards of ownership of goods have passed to the buyer, usually on delivery of goods.

Interest and dividend income

Interest income is reported on an accrual basis using the effective interest method. Dividend income is recognized at the time the right to receive payment is established.

5.5.                         Inventory

Inventory is valued at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less estimated cost of completion and selling expenses.

Raw materials, stores and spares, packaging materials and purchased finished goods

Cost comprises purchase price, expenses incurred to bring inventory to its present location and related taxes net of tax credit available, if any, and includes storage cost and interest, as paddy is required to be stored for a substantial period of time for natural ageing process. Cost of closing inventory is determined on a first in first out basis.

Manufactured finished goods and work in progress

Cost includes direct materials and manufacturing expenses incurred to bring inventories to their present location and condition. Cost of closing inventory includes interest, as rice is required to be stored for a substantial period of time for natural ageing process.

5.6.                         Intangible assets

The Intangible assets of the Group consists of trademarks.

Trademarks are capitalized as and when expenditure is made in connection to the same and are amortized on a straight line basis over their estimated useful lives. Residual values and useful lives of intangible assets are reviewed at each reporting date.

Management’s estimate of the useful life of trademarks is 10 years.

5.7.                         Property, plant and equipment

Property, plant and equipment are stated at cost of acquisition less accumulated depreciation and accumulated impairment provisions, if any.

An item of property, plant and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on de-recognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated income statements within “Other Income” in the year the asset is derecognized.

The asset’s residual values, useful lives and methods are reviewed by management, and adjusted if appropriate, at each reporting date.

Depreciation on property, plant and equipment is charged to income on a systematic basis over the useful life of assets as estimated by management.  Depreciation is computed using the straight line method of depreciation.  The useful lives estimated by management are as follows:

Building	25 years
Plant and machinery	3-20 years
Office and equipment	3-6 years
Furniture and fixtures	5-6 years
Vehicles	5 years

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

5.8.                         Leases

Operating Leases are considered to be leases where substantial risks and rewards related to ownership of the leased asset are retained with the lessor.  Payments on operating lease agreements are recognized as an expense on a straight-line basis over the lease term. Associated costs, such as maintenance and insurance, are expensed as incurred.

5.9.                         Impairment testing of intangible assets and property, plant and equipment

For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating units). As a result, some assets are tested individually for impairment and some are tested at the cash-generating unit level.

All individual assets or cash-generating units are reviewed at each reporting date to determine whether there is any indication that those assets or units have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset or unit is estimated in order to determine the extent of the impairment loss, if any.

An impairment loss is recognized for the amount by which the asset’s or cash-generating unit’s carrying amount exceeds its recoverable amount. Recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

An impairment loss is recognized as an expense in the consolidated income statements. Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset in prior years.

5.10.                  Debt costs

Debt costs primarily comprise interest on the Group’s debt. Debt costs directly attributable to the acquisition, construction or production of a qualifying asset are capitalised during the period of time that is necessary to complete and prepare the asset for its intended use or sale. Other debt costs are expensed in the period in which they are incurred and reported in “Finance Costs”. (See note 22.)

5.11.                 Financial assets and financial liabilities

Financial assets and financial liabilities are recognized when the Group becomes a party to the contractual provisions of the financial instrument.

Financial assets are derecognized when the contractual rights to the cash flows from the financial asset expire, or when the financial asset and all substantial risks and rewards are transferred.

A financial liability is derecognized when it is extinguished, discharged, cancelled or expires.

Financial assets and financial liabilities are measured initially at fair value plus transactions costs, except for financial assets and financial liabilities carried at fair value through consolidated statements of other comprehensive income, which are measured initially at fair value. The value of interest free financial assets and financial liabilities with short term maturities are not discounted at initial recognition if the impact is not material.

Financial assets and financial liabilities are measured subsequently as described below.

Financial assets

The Group’s financial assets are classified into the following categories upon initial recognition:

•         Loans and receivables

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

•         Financial assets at fair value through profit or loss

•         Held to maturity investments

•         Available for sale financial assets

The category determines subsequent measurement and whether any resulting income and expense is recognized in the consolidated income statement or in equity. The Group does not have any financial asset falling under the “Held to maturity investment” category.

All financial assets except for those measured at fair value through consolidated statements of other comprehensive income are subject to review for impairment at least at each date of statement of financial position. Financial assets are impaired when there is objective evidence that a financial asset or a group of financial assets is impaired. Different criteria to determine impairment are applied for each category of financial assets, which are described below.

All income and expenses relating to financial assets that are recognized in the consolidated income statements are presented within “Finance Costs”, “Finance Income” or “Other Financial Items”, except for impairment of trade receivables which is presented within “Other Expenses”.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial recognition these are measured at amortized cost using the effective interest method, less provision for impairment. The Group’s cash and cash equivalents and trade and most other receivables fall into this category of financial instruments.

Loans and receivables are considered for impairment when they are past due or when other objective evidence is received that a specific counterparty will default. Impairment of loans and receivables are recognized in the consolidated income statements within “Other Expenses”.

Interest calculated using the effective interest method is recognized in the consolidated income statements.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include financial assets that are either classified as held for trading or that meet certain conditions and are designated at fair value through profit or loss upon initial recognition. All derivative financial instruments fall into this category, except for those designated and effective as hedging instruments, for which the hedge accounting requirements apply. Assets in this category are measured at fair value with gains or losses recognized in the consolidated income statements.

Available for sale financial assets

Available for sale financial assets are non-derivative financial assets that are either designated to this category or do not qualify for inclusion in any of the other categories of financial assets. The Group’s available for sale financial assets include investments in listed securities and mutual funds.

Available for sale financial assets are measured at fair value. Gains and losses are recognized in the consolidated statements of other comprehensive income and reported within the available for sale reserve within equity.  When the asset is disposed of or is determined to be impaired, the cumulative gain or loss recognized in the consolidated statements of other comprehensive income is reclassified from the equity reserve to consolidated income statements and presented as a reclassification adjustment within the consolidated statements of other comprehensive income.

Dividends are recognized in the consolidated income statements.

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

Reversals of impairment losses are recognized in consolidated statements of other comprehensive income, except for financial assets that are debt securities which are recognized in profit or loss only if the reversal can be objectively related to an event occurring after the impairment loss was recognized.

Financial liabilities

The Group’s financial liabilities include debt, trade and other payables and derivative financial instruments.

Financial liabilities are measured subsequently at amortized cost using the effective interest method, except for financial liabilities held for trading or designated at fair value through profit or loss, that are carried subsequently at fair value with gains or losses recognized in the consolidated income statements.

All derivative financial instruments that are not designated and effective as hedging instruments are accounted for at fair value through the consolidated income statements.

All changes in an instrument’s fair value that are reported in the consolidated  income statements are included within “Other Financial Items.”

5.12.                  Income taxes

Tax expense represents the sum of deferred tax and current tax.

Current tax

Calculation of current tax is based on tax rates applicable for the respective years in respective tax jurisdictions. Current income tax assets and/or liabilities comprise those obligations to, or claims from, fiscal authorities relating to the current or prior reporting periods, that are unpaid/un-recovered at the reporting date. Current tax is payable on taxable profit, which differs from the consolidated income statements. Current income tax relating to items directly recognized in equity is recognized in consolidated statements of other comprehensive income and not in the consolidated income statements.

Deferred tax

Deferred income taxes are calculated, without discounting, using the balance sheet liability method on temporary differences between the carrying amounts of assets and liabilities and their tax bases using the tax laws that have been enacted or substantively enacted by the reporting date. However, deferred tax is not provided on the initial recognition of an asset or liability unless the related transaction is a business combination or affects tax or accounting profit. In respect of taxable temporary difference associated with investment in subsidiaries, joint ventures and associates, where the timing of reversal is controllable and are not probable to reverse in foreseeable future, a deferred tax liability is not recognized. Tax losses available to be carried forward and other income tax credits available to the Group are assessed for recognition as deferred tax assets.

Deferred tax liabilities are provided for in full. Deferred tax assets are recognized to the extent that it is probable that they will be able to be utilized against future taxable income.

Deferred tax assets and liabilities are offset only when the Group has a right and intention to set off current tax assets and liabilities from the same taxation authority.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized.

Changes in deferred tax assets or liabilities are recognized as a component of tax income or expense in profit and loss, except where they relate to items that are recognized in consolidated statements of other comprehensive income or directly in equity, in which case the related deferred tax is recognized in consolidated statements of other comprehensive income or equity, respectively.

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

5.13.                  Cash and cash equivalents

Cash and cash equivalents comprise cash on hand, in current accounts and deposit accounts with an original maturity of three months or less that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value.

5.14.                  Equity, reserves and dividend payments

Share capital represents the nominal value of shares that have been issued.

Securities premium includes any premiums received on issue of share capital. Any transaction costs associated with the issuing of shares are deducted from share premium, net of any related income tax benefits.

Dividend distributions payable to equity shareholders are included in other liabilities when the dividends have been approved in a general meeting prior to the reporting date.

5.15.                  Post-employment benefits, short term and long term employee benefits and employee costs

The Group provides post-employment benefits through defined contribution plans as well as defined benefit plans.

Defined contribution plan

A defined contribution plan is a plan under which the Group pays fixed contributions into an independent fund administered by the government. The Group has no legal or constructive obligations to pay further contributions after its payment of the fixed contribution. The Group’s defined contribution plans include contribution to a fund administered by the Indian government called the Provident Fund. The contributions recognised in respect of defined contribution plans are expensed in the period that relevant employee services are received. There are no other obligations other than the contribution payable to the fund.

Defined benefit plan

The defined benefit plans sponsored by the Group define the amount of the benefit that an employee will receive on completion of services by reference to length of service and last drawn salary.

The liability recognized in the statement of financial position for defined benefit plans is the present value of the defined benefit obligation (“DBO”) at the reporting date less the fair value of plan assets, together with adjustments for unrecognized actuarial gains or losses and past service costs.

Management estimates the present value of the DBO annually through valuations by an independent actuary using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows based on management’s assumptions.

The estimate of its benefit obligations is based on standard rates of inflation and mortality. Discount rate is based upon the market yield available on government bonds at the reporting date with a term that matches that of the liabilities and the salary increase taking into account inflation, seniority, promotion and other relevant factors. Actuarial gains and losses are included in other comprehensive income.

Short term employee benefits

Short term benefits comprise employee costs such as salaries, bonuses, and paid annual leave and sick leave are accrued in the year in which the associated services are rendered by employees of the Group.

The liability in respect of compensated absences becoming due or expected to be availed within one year from the reporting date are considered as short term benefits and are recognized at the undiscounted amount of estimated value of benefit expected to be availed by the employees.

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

5.16.                  Provisions and, contingent liabilities

Provisions

Provisions are recognized when present obligations as a result of a past event will probably lead to an outflow of economic resources from the Group and amounts can be estimated reliably. Timing or amount of the outflow may still be uncertain. A present obligation arises from the presence of a legal or constructive commitment that has resulted from past events. Provisions are not recognized for future operating losses. Provisions are measured at the estimated expenditure required to settle the present obligation, based on the most reliable evidence available at the reporting date, including the risks and uncertainties associated with the present obligation. Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. Provisions are discounted to their present values, where the time value of money is material. Any reimbursement that the Group can be virtually certain to collect from a third party with respect to the obligation is recognized as a separate asset. However, this asset may not exceed the amount of the related provision. All provisions are reviewed at each reporting date and adjusted to reflect the current best estimate.

Contingent Liabilities

Where the possible outflow of economic resources as a result of present obligations is considered improbable or where the amount of the obligation cannot be determined reliably, no liability is recognized. The Group’s contingent liabilities have been described in note 28.

5.17.                  Government Grant

The Group receives non-monetary government grants in the form of licenses to import goods without payment of import duty. Such grants are measured at fair value and are recognized when there is reasonable assurance that:

(a)   The entity will comply with the conditions attaching to them; and

(b)   The grants will be received.

Income from such grants is recorded under the heading “Other Income in the Consolidated Statements”.

5.18.                  Estimation uncertainty

When preparing the consolidated financial statements, management undertakes a number of judgments, estimates and assumptions about recognition and measurement of assets, liabilities, income and expenses. The actual results may differ from the judgments, estimates and assumptions made by management, and be materially different from the estimated results. Information about significant judgments, estimates and assumptions that have the most significant effect on recognition and measurement of assets, liabilities, income and expenses are discussed below.

Significant Management Judgment

i.                 Determination of functional currency of individual entities

Following the guidance under IAS 21 The effects of changes in foreign exchange rates, the functional currency of each individual entity is determined to be the currency of the primary economic environment in which the entity operates.  Management considers that the each individual entity’s functional currency reflects the transactions, events and conditions under which the entity conducts its business.

ii.             Deferred tax assets

The assessment of the probability of future taxable income in which deferred tax assets can be utilized is based on the Group’s expected future tax liability, which is adjusted for significant non-taxable income and expenses and specific limits to the use of any unused tax loss or credit. The tax rules in the jurisdictions in which the Group operates are also carefully taken into consideration. If a positive forecast of taxable income indicates the probable use of a deferred tax asset, especially when it can be utilized without a time limit, that deferred tax asset is usually

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012 recognized in full. The recognition of deferred tax assets that are subject to certain legal or economic limits or uncertainties is assessed individually by management based on the specific facts and circumstances.

iii.         Contingent liabilities

Management exercises judgment in assessing its probability of such cases resulting in outflow of resources. Based on its assessment, management has recorded a liability in the financial statements where it believes it is probable that there will be future outflow of resources in respect of the pending contingency. Where the outflow is considered as possible but not probable or it is not possible to reasonably estimate amounts and timing of the outflow, the contingency involved is disclosed in the financial statements. Refer note 28 for contingent liabilities as of the date of the consolidated statements of financial position.

iv.          Inventories

The Group has elected the accounting policy choice of capitalising debt cost as raw material and finished goods are stored for substantial period of time.

IAS 23 Borrowing Cost allows (but does not mandate) the Group to apply IAS 23 on inventory produced in large quantity on repetitive basis.  Management believes it is more appropriate to apply IAS 23 to the valuation of paddy and rice inventory that is stored for a substantial period of time for natural ageing process needed for desired level of quality.

Estimates

i.                 Impairment of assets

An impairment loss is recognized for the amount by which the asset’s or cash-generating unit’s carrying amount exceeds its recoverable amount. To determine the recoverable amount, management estimates expected future cash flows from each cash-generating unit and determines a suitable interest rate in order to calculate the present value of those cash flows. In the process of measuring expected future cash flows management makes assumptions about future gross profits. These assumptions relate to future events and circumstances. In most cases, determining the applicable discount rate involves estimating the appropriate adjustment to market risk and the appropriate adjustment to asset-specific risk factors.

ii.             Useful lives of depreciable assets

Management reviews the useful lives of depreciable assets at each reporting date based on the expected utility of the assets to the Group. Actual results, however, may vary due to technical obsolescence, particularly relating to plant and machinery equipment.

iii.         Defined benefit liability

Management estimates the defined benefit liability  annually through valuations by an independent actuary; however, the actual outcome may vary due to estimation uncertainties. The estimate of its defined benefit liability as at April 1, 2009, and March 31, 2010, 2011 and 2012 are $56,478, $83,149, $119,377 and $178,497, respectively is based on standard rates of inflation and mortality. It also takes into account the Group’s specific anticipation of future salary increases. Discount factors are determined close to each year-end by reference to high quality corporate/government bonds that are denominated in the currency in which the benefits will be paid and that have terms to maturity approximating to the terms of the related defined benefit liability. Estimation uncertainties exist with regard to anticipation of future salary increases which may vary significantly in future appraisals of the Group’s defined benefit obligations (refer to note 20 for details on actuarial assumptions used in determining defined benefit liabilities).

iv.          Fair value of financial instruments

Management applies valuation techniques to determine the fair value of financial instruments where active market quotes are not available. This requires management to develop estimates and assumptions based on market inputs, using observable data that market participants would use in pricing the instrument. Where such data is not observable, management uses its best estimate.

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

6.        Intangible assets

The Group’s intangible assets consists of trademarks. The carrying amounts are as follows:

	Cost	Accumulated amortization	Carrying amount
Balance as at April 1, 2009	$69,252	$10,449	$58,803
-Additions	342,627	22,269
-Translation adjustment	29,206	2,841

Balance as at March 31, 2010	$441,085	$35,559	$405,526
-Additions	52,477	44,689
-Translation adjustment	(3,021)	183
Balance as at March 31, 2011	$490,541	$80,431	$410,110

-Additions	51,745	47,035
-Translation adjustment	(66,730)	(12,488)
Balance as at March 31, 2012	$475,556	$114,978	$360,578

7.        Property, plant and equipment

The Group’s property, plant and equipment comprises land and building, plant and machinery, furniture and fixture, office equipment and vehicles. The carrying amounts are analyzed as follows:

	Building	Freehold land	Plant and machineries	Furniture and fixtures	Office equipment	Vehicles	Total
Cost
Balance as at April 1, 2009	$1,968,227	$3,725,348	$9,445,180	$256,415	$497,948	$894,131	$16,787,249
-Additions	1,274,125		14,217,910	40,994	98,158	324,108	15,955,295
-Disposals	—		(235,469)	—	—	(307,732)	(543,201)
-Translation adjustment	379,894	590,770	2,241,437	42,843	84,004	135,503	3,474,451
Balance as at March 31, 2010	$3,622,246	$4,316,118	$25,669,058	$340,252	$680,110	$1,046,010	$35,673,794
-Additions	445,236	—	2,006,195	43,706	53,111	83,236	2,631,484
-Disposals	—	—	—	—	(639)	(52,773)	(53,412)
-Translation adjustment	(24,659)	(34,980)	(186,989)	(2,296)	(4,736)	(7,065)	(260,725)
Balance as at March 31, 2011	$4,042,823	$4,281,138	$27,488,264	$381,662	$727,846	$1,069,408	$37,991,141
-Additions	75,139	—	143,745	74,261	81,752	345,734	720,631
-Disposals	—	—	(19,552)	—	(691)	(16,917)	(37,160)
-Translation adjustment	(541,095)	(526,376)	(3,365,135)	(54,482)	(148,839)	(143,913)	(4,779,840)
Balance as at March 31, 2012	$3,576,867	$3,754,762	$24,247,322	$401,441	$660,068	$1,254,312	$33,894,772
Depreciation and impairment
Balance as at April 1, 2009	$770,087	—	$2,713,575	$98,101	$343,846	$269,179	$4,194,788
-Depreciation charge for the year	87,389	—	503,682	46,414	89,523	95,350	822,358
-Disposals	—	—	(27,179)	—	—	(57,923)	(85,102)
-Translation adjustment	126,769	—	455,745	18,026	59,128	44,528	704,196
Balance as at March 31, 2010	$984,245	—	$3,645,823	$162,541	$492,497	$351,134	$5,636,240
-Depreciation charge for the year	149,891	—	1,385,567	57,952	91,930	185,906	1,871,246
-Disposals	—	—	—	—	(18)	(21,667)	(21,685)
-Translation adjustment	(6,394)	—	(14,954)	(706)	(2,917)	(1,445)	(26,416)
Balance as at March 31, 2011	$1,127,742	—	$5,016,436	$219,787	$581,492	$513,928	$7,459,385
-Depreciation charge for the year	152,625	—	1,525,288	65,624	80,833	223,215	2,047,585
-Disposals	—	—	(19,552)	—	(114)	(11,387)	(31,053)
-Translation adjustment	(156,016)	—	(753,142)	(32,862)	(85,513)	(74,562)	(1,102,095)
Balance as at March 31, 2012	$1,124,351	—	$5,769,030	$252,549	$576,698	$651,194	$8,373,822
Carrying Value
At April 1, 2009	$1,198,140	$3,725,348	$6,731,605	$158,314	$154,102	$624,952	$12,592,461
At March 31, 2010	2,638,001	4,316,118	22,023,235	177,711	187,613	694,876	30,037,554
At March 31, 2011	2,915,081	4,281,138	22,471,828	161,875	146,354	555,480	30,531,756
At March 31, 2012	$2,452,516	$3,754,762	$18,478,292	$148,892	$83,370	$603,118	$25,520,950

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

The Company has borrowed funds specifically for the installation of additional rice milling production line. The amount of debt cost eligible for capitalization is determined as the actual debt costs incurred on the amount specifically borrowed for the purpose of installation of additional rice milling production line less any investment income on the temporary investment of those debt. Debt cost capitalized amounts to Nil, Nil, $172,884 and Nil as of April 1, 2009, and March 31, 2010, 2011 and 2012, respectively. Plant and machinery includes capital work in progress amounting to $118,971, $5,693,420, $13,343 and $88,021 as of April 1, 2009, and March 31, 2010, 2011 and 2012, respectively, and Building includes capital work in progress amounting to Nil, Nil, $310,074 and Nil as of April 1, 2009, and March 31, 2010, 2011 and 2012, respectively.

Capital commitments in each of the three years have been summarized in note 28 below.

Amount payable towards purchase of property, plant and equipment is $163,285, $10,792,505, $888,577 and Nil as of April 1, 2009, and March 31, 2010, 2011 and 2012, respectively.

8.        Other long term assets

Other long term financial assets comprise the following:

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Security deposits	$72,716	$2,857	$210,998	$321,262
Term deposits	462,969	665,622	116,827	258,906
Total	$535,685	$668,479	$327,825	$580,168

Security deposits

Security deposits primarily include refundable interest free deposit placed with electricity boards. These do not have precise maturity dates but are expected not to mature in a short period of time. In the absence of fixed maturity dates, they are not discounted at fair value at the time of initial recognition. Also management does not expect the impact of discounting and subsequent amortization to be material.

Term deposits

Term deposits represent deposits with banks along with corresponding interest accrued that have been pledged with banks against performance guarantees provided to customers for sales and issue of letter of credit for purchases to meet contractual obligations towards other parties along with accrued interest.

9.        Inventories

Inventories comprise the following:

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Raw material	$27,433,872	$57,862,790	$25,371,703	$17,148,251
Finished goods	50,138,666	87,751,319	116,440,253	123,107,983
Stores, spares and others	270,967	384,612	1,359,702	1,364,456
Total	$77,843,505	$145,998,721	$143,171,658	$141,620,690

No inventory writedowns or reversals are recognized in the periods reported above.

Debt cost has been included in the cost of inventory using weighted average interest rate of 10.68%, 11.90%, 12.59% and 14.02% as of April 1, 2009, and March 31, 2010, 2011 and 2012, respectively.

Borrowing costs capitalized during the years ended March 31, 2010, 2011 and 2012 were $11,478,919, $15,965,739 and $13,014,022, respectively.

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

10.Trade receivables

Trade receivables comprise the following:

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Gross value	$24,997,199	$30,787,302	$54,725,429	$37,286,964
Less: Provision for bad and doubtful debt	—	—	(103,657)	(111,551)
Net trade receivables	$24,997,199	$30,787,302	$54,621,772	$37,175,413

All of the Group’s trade receivables have been reviewed for indicators of impairment. No trade receivable was found to be impaired and accordingly no provision for credit loss has been recorded except for the years ended March 31, 2011 and March 31, 2012.  An analysis of net unimpaired trade receivables that are past due is given in note 32.

11.Prepayments

Prepayments comprise the following:

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Prepaid expenses	$111,414	$267,526	$283,967	$495,422
Advance for purchase of land	262,230	226,079	73,341	63,920
Advance for purchase of vehicle	—	—	99,331	36,427
Advance to suppliers	1,368,073	4,588,873	6,703,268	6,369,533
Total	$1,741,717	$5,082,478	$7,159,907	$6,965,302

12.       Other current assets

Other current assets comprise the following:

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Security deposits	$23,339	$141,142	$1,217,519	$928,496
Advances to employees	33,890	48,986	48,661	56,279
Insurance claim receivable	1,117,557	648,025	650,155	581,702
Import licenses	1,138,052	657,463	624,697	627,280
Term deposits	367,161	1,487,352	5,021,315	5,824,655
Investment in available for sale financial assets	92,121	90,196	136,312	129,654
Input tax credit receivable	315,384	391,648	754,453	684,736
Other receivables	39,522	1,192,193	150,133	389,549
Total	$3,127,026	$4,657,005	$8,603,245	$9,222,351

Security deposits primarily comprise deposits placed with customers being public sector organizations. Such deposits were given as part of contract between the Company and such organizations.

The insurance claim receivable relates to loss of finished goods during transit.

Import licenses are non-monetary government grants received in the form of licenses which can be utilised to import goods without payment of duty or can be sold in the open market.

Term deposits represent deposits with banks, along with corresponding interest accrued, that have been pledged with banks against performance guarantees issued to customers and for debt from bank.

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

13.       Cash and cash equivalents

Cash and cash equivalents comprise the following:

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Cash in hand	$41,667	$104,188	$112,762	$160,153
Cash in current accounts	930,969	352,081	8,087,933	7,853,445
Funds in transit	—	—	—	354,658
Total	$972,636	$456,269	$8,200,695	$8,368,256

14.       Equity

14.1.                  Share capital

The share capital of APFPL consists of equity shares with a par value of Rs. 10 per share. Equity shares represent one vote at the shareholders’ meeting of APFPL and are equally eligible to receive dividends and the repayment of capital. Payment of dividend is at the discretion of the Company.

A summary of the total number of authorized shares of the company as on each reporting date is summarized as follows:

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Equity shares :
Equity shares (face value Rs. 10 per share)	20,000,000	20,000,000	20,000,000	20,000,000
Redeemable preference shares (face value Rs. 100 per share)	500,000	500,000	500,000	500,000

None of the redeemable preference shares has been issued as of March 31, 2012.

14.2.                  Securities premium

Proceeds received in addition to the nominal value of the shares issued have been included in securities premium.

14.3.                  Retained earnings

Retained earnings include current and prior period retained profits.

14.4.                  Capital redemption reserve

The capital redemption reserve represents reserve created by APFPL on redemption of preference shares in earlier years in accordance with the requirements of Companies Act, 1956 applicable in India. These can be utilised for the issue of fully paid bonus shares.

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

15.       Trade and other payables

Trade and other payables are comprised of the following:

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Trade payable
-for purchase of goods	$14,616,327	$30,274,452	$46,781,043	$21,302,059
-for purchase of capital goods	163,285	10,792,505	888,577	—
	$14,779,612	$41,066,957	$47,669,620	$21,302,059
Other current liabilities
Expenses payable	491,141	492,395	973,869	1,027,147
Statutory dues	344,867	347,663	334,790	329,849
Short term employee dues	176,876	249,285	180,279	204,742
Advance received from customers	334,718	863,858	1,341,638	5,124,314
Security deposits	121,071	211,218	62,400	47,607
Bank overdraft	—	—	—	9,634,160
	$1,468,673	$2,164,419	$2,892,976	$16,367,819
Total trade and other payables	$16,248,285	$43,231,376	$50,562,596	$37,669,878

16.Advance received against subscription of shares

The Company had received an advance against subscription of its shares from a related party. The same has been treated as a liability as at April 1, 2009 considering that the number of shares to be issued on application has not been determined as of the reporting date.  The number of shares to be issued against the outstanding advance would be mutually agreed upon amongst both the parties prior to the settlement. This advance was repayable on demand until allotment was to be made by the Company. Subsequently, during the year ended March 31, 2010, this amount was adjusted against shares issued to the related party.

17.Debt

The debt comprises working capital loans, vehicle loans and term loans. These can be classified in the categories mentioned below:

(a)         Non-current debt

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Term loans	$—	$—	$11,722,143	$8,988,738
Vehicle loans	399,091	252,087	635,346	640,760
Total debt	399,091	252,087	12,357,489	9,629,498
Less: Amount reclassified to current debt	(241,976)	(160,322)	(1,609,784)	(2,284,560)
Non-current portion of long term debt from banks	$157,115	$91,765	$10,747,705	$7,344,938

Term loans carry a floating rate of interest and all vehicle loans carry a fixed rate of interest.

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

The weighted average interest rates for each of the reporting periods are as under:

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Term loans	—	—	11.48%	12.36%

Vehicle loans	9.42%	9.69%	9.71%	8.90%

The Group has obtained term loans only during the year ended March 31, 2011. The maturity profile for term loans has been summarized in the table below:

Amount due within	March 31, 2011	March 31, 2012
1 year	$1,434,468	$2,057,475
1-2 years	2,318,185	2,020,389
2-5 years	6,128,431	4,381,166
More than 5 years	1,940,214	630,582
Total	$11,821,298	$9,089,612
Less: Unamortized portion of upfront transaction cost	(99,155)	(100,874)
	$11,722,143	$8,988,738

The maturity profile for vehicle loans at the various reporting dates has been summarized in the table below:

Amount due within	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012

1 year	$241,976	$160,322	$175,316	$227,085
1-2 years	120,302	58,572	200,901	163,122
2-5 years	36,813	33,193	259,129	250,553
More than 5 years	—	—	—	—
Total	$399,091	$252,087	$635,346	$640,760

(b)               Current debt

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Working Capital Debt	$75,734,176	$133,959,386	$142,697,294	$127,498,713
Debt from corporates	3,966,701	4,664,100	4,626,300	3,456,000
Debt from a related party	3,125	1,131,709	1,324,535	1,171,642
	$79,704,002	$139,755,195	$148,648,129	$132,126,355
Add: Amount reclassified from Non-current Debt	241,976	160,322	1,609,784	2,284,560
Total	$79,945,978	$139,915,517	$150,257,913	$134,410,915

Debt from corporates are unsecured and payable on demand.  These loans are without any interest except for loans from two corporates having an aggregate balance of $554,442, Nil, Nil and Nil as at April 1, 2009, and March 31, 2010, 2011 and 2012, respectively, carrying a fixed rates of interest of 11%, compounded daily.

Debt from related party comprises of debt taken from a director of the Company that is payable on demand and carries a fixed rate of interest (11% per annum).

Working capital debt represents credit limits from banks with renewal period not exceeding one year.  The Group’s property, plant and equipment and current assets have been hypothecated as collateral to secure repayment of this debt.  These secured revolving credit facilities carry floating rates of interest.

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

The weighted average interest rates for each of the reporting period for working capital debt and debt from related party are as follows:

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Working Capital Debt	10.28%	10.55%	10.48%	12.13%

Debt from related party	—	—	11.6%	11.6%

18.       Income tax expense

18.1.                  Deferred tax liabilities (net)

Deferred taxes arising from temporary differences are summarized as follows:

	April 1, 2009	Recognized in consolidated statements of other comprehensive income	Recognized in consolidated income statements	March 31, 2010
Intangible Assets	$(2,936)		$(17,533)	$(20,469)
Property, plant and equipment	(981,660)	—	(447,657)	(1,429,317)
Employee benefits	35,854	3,357	8,047	47,258
Unrealized gain/ (loss) on derivatives	1,097,655	—	(1,489,975)	(392,320)
Available for sale reserve	53,427	(45,718)	—	7,709
Inventory	(1,205,898)	—	677,148	(528,750)
Debt	—	—	—	—
Others	52,405	—	(79,255)	(26,850)
Translation impact	—	—	—	(224,847)
Total	$(951,153)	$(42,361)	$(1,349,225)	$(2,567,586)

	March 31, 2010	Recognized in consolidated statements of other comprehensive income	Recognized in consolidated income statements	March 31, 2011
Intangible assets	$(20,469)		$(14,521)	$(34,990)
Property, plant and equipment	(1,429,317)	—	(656,280)	(2,085,597)
Employee benefits	47,258	(632)	22,624	69,250
Unrealized gain/ (loss) on derivatives	(392,320)	—	(298,218)	(690,538)
Available for sale reserve	7,709	(13,144)	—	(5,435)
Inventory	(528,750)	—	(821,116)	(1,349,866)
Debt	—	—	(31,835)	(31,835)
Others	(26,850)	—	203,189	176,339
Translation adjustment	(224,847)	—		(221,022)
Total	$(2,567,586)	$(13,776)	$(1,596,157)	$(4,173,694)

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

	March 31, 2011	Recognized in consolidated statements of other comprehensive income	Recognized in consolidated income statements	March 31, 2012
Intangible Assets	$(34,990)		$(10,013)	$(45,003)
Property, plant and equipment	(2,085,597)	—	90,473	(1,995,124)
Employee benefits	69,250	(13,221)	42,896	98,925
Unrealized (loss) on derivatives	(690,538)	—	(222,794)	(913,332)
Available for sale reserve	(5,435)	22,686	—	17,251
Inventory	(1,349,866)	—	(1,188,208)	(2,538,074)
Debt	(31,835)	—	(5,057)	(36,892)
Others	176,339	—	6,771	183,110
Translation adjustment	(221,022)	—	—	407,636
Total	$(4,173,694)	$9,465	$(1,285,932)	$(4,821,503)

The Group has not created deferred tax assets on unused tax losses amounting to $29,030, $72,236, $256,792 and $556,854 as of April 1, 2009, and March 31, 2010, 2011 and 2012, respectively, in Group entities located in Singapore, Malaysia, and the United States  in the absence of convincing evidence of availability of sufficient taxable profit in these entities in future.

18.2.                  Income tax expense

Income tax is based on tax rate applicable on profit and loss in various jurisdictions in which the Group operates.

Tax expense reported in the consolidated income statement for the years ended March 31, 2010, 2011 and 2012 is as follows:

	March 31, 2010	March 31, 2011	March 31, 2012
Current tax expense	$1,416,738	$1,351,843	$2,584,348
Deferred tax expense	1,349,225	1,596,157	1,285,932
Prior period tax expense	1,571	276	267,142
Tax expense	$2,767,534	$2,948,276	$4,137,422

The effective tax rate applied in each individual entity has not been disclosed in the tax reconciliation. The relationship between the expected tax expense based on the domestic tax rates for each of the legal entities within the Group and the reported tax expense in the consolidated income statements is reconciled as follows:

	March 31, 2010	March 31, 2011	March 31, 2012
Accounting profit for the year before tax	$7,990,140	$9,359,925	$16,081,659
Effective tax at the domestic rates applicable to profits in the country concerned	2,520,638	2,769,957	3,954,271
Non-taxable income	(329)	18,458	13,850
Non allowable expenses	140,628	49,870	64,982
Deferred tax assets not created in the absence of reasonable certainty of future taxable income	43,206	185,673	192,279
Impact of change in tax rate	42,874	(19,360)	6,551
Others adjustment	20,517	(56,322)	(94,511)
Tax expense	$2,767,534	$2,948,276	$4,137,422

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

19.  Other income

Other income comprises the following:

	March 31, 2010	March 31, 2011	March 31, 2012
Income from export benefit	$1,114,239	$2,045,212	$612,485
Insurance claim received	621,858	14,989	—
Miscellaneous income	98,409	86,940	24,898
Total	$1,834,506	$2,147,141	$637,383

20.       Employee benefits

Expense recognized for employees is comprised of the following:

	March 31, 2010	March 31, 2011	March 31, 2012
Wages and salaries including bonus	$1,785,012	$2,223,824	$2,613,523
Gratuity	28,234	45,131	47,569
Compensated absences	43,238	63,185	64,951
Contribution to provident and other funds	25,350	22,800	19,610
Staff welfare expenses	43,900	58,644	98,801
Total	$1,925,734	$2,413,584	$2,844,454

Gratuity

The Group provides gratuity benefit to its employees working in India. The gratuity benefit is a defined benefit plan that, at retirement or termination of employment, provides eligible employees with a lump sum payment, which is a function of the last drawn salary and completed years of service. The defined benefit obligation is calculated annually by an independent actuary using projected unit credit method.

Amount recognized in the consolidated income statements in respect of gratuity cost (defined benefit plan) is as follows:

	March 31, 2010	March 31, 2011	March 31, 2012
Current service cost	$23,264	$31,747	$38,034
Past service cost	—	6,855	—
Interest cost	4,970	6,529	9,535
Expense recognized in the consolidated income statements	$28,234	$45,131	$47,569

The principal assumptions used for the purpose of actuarial valuation are as follows:

	March 31, 2010	March 31, 2011	March 31, 2012
Discount rate	8.00%	8.00%	8.50%

Expected rate of increase in compensation levels	5.50%	5.50%	8.00%

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

Change in present value of defined benefit obligation is summarized below:

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Change in defined benefit obligation
Actuarial value of Balance (Opening balance)	—	$56,479	$83,149	$119,377
Interest cost	5,487	4,970	6,529	9,534
Current Service cost	18,031	23,264	31,747	38,034
Past service cost	—	—	6,855	—
Benefits Paid	—	(1,309)	(10,563)	(8,043)
Actuarial (gain) / loss	(19,037)	(10,106)	1,949	40,747
Translation adjustment	51,997	9,851	(289)	(21,152)
Balance at the end of the year	$56,478	$83,149	$119,377	$178,497

Defined contribution plans

Apart from being covered under the Gratuity plan described above, employees of the Group also participate in a Provident Fund plan in India.

The Provident Fund plan is a defined contribution scheme whereby the Group deposits an amount determined as a fixed percentage of pay to the fund every month. The benefit vests upon commencement of employment. The Group does not have any further obligation in the plan beyond making such contributions.

The Group has contributed $25,350, $22,800 and $19,610 to various defined contribution plans during the years ended March 31, 2010, 2011 and 2012, respectively.

21.       Other expenses

Other expenses comprise the following:

	March 31, 2010	March 31, 2011	March 31, 2012
Insurance	$431,938	$1,156,730	$1,009,862
Communication expenses	185,458	244,943	328,956
Repairs and maintenance	327,247	396,699	578,643
Travel and conveyance	1,375,306	1,412,491	1,285,823
Legal and professional	970,134	749,677	1,115,835
Rent	1,254,674	1,819,457	1,672,657
Power and fuel	828,542	1,285,692	1,205,678
Security expense	178,131	249,083	241,422
Sundry balance written off	5,114	221,140	55,513
Business promotion expenses	781,835	1,354,366	1,629,013
Commission, claims and compensation	171,854	273,000	922,274
Sundries	771,836	607,873	522,526
Total	$7,282,069	$9,771,151	$10,568,202

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

22.       Finance cost and finance income

Finance cost is comprised of the following:

	March 31, 2010	March 31, 2011	March 31, 2012
Bank charges	$1,091,268	$1,890,401	$2,016,027
Interest on debt	9,466,552	14,938,425	17,248,517
Interest to suppliers	2,113,102	2,847,733	2,521,463
Total	$12,670,922	$19,676,559	$21,786,007

Bank charges primarily comprise letter of credit opening charges and other miscellaneous bank charges.

Finance income is comprised of the following:

	March 31, 2010	March 31, 2011	March 31, 2012
Interest on deposit with banks	$71,366	$127,996	$300,620
Other interest received	1,404	36,857	2,416
Total	$72,770	$164,853	$303,036

23.       Other financial items

Other financial items is comprised of the following:

	March 31, 2010	March 31, 2011	March 31, 2012
Net impact of change in exchange rate on non-derivative foreign currency transactions/balance	$572,101	$873,665	$5,801,840
Profit/(Loss) on sale of available for sale financial assets	22,107	(31,805)	(22,905)
Net gain on revaluation/settlement of forward contracts	4,798,069	1,766,064	(4,746,336)
Total	$5,392,277	$2,607,924	$1,032,599

24.       Earnings per share

Basic and diluted earnings per share have been calculated using the profit attributable to shareholders of the parent company (APFPL) as the numerator.

	March 31, 2010	March 31, 2011	March 31, 2012
Profit/(loss) of the year	$5,222,606	$6,411,649	$11,944,238
Weighted average number of shares for calculation of basic and diluted earnings per share	11,078,592	12,979,975	12,979,975
Basic and diluted earnings/(loss) per share	$0.47	$0.49	$0.92

25.       Operating leases as lessee

The Company leases office facility and warehouses under cancellable operating lease agreements. These leases are renewable on a periodic basis at the option of both the lessors and the lessees and the lease rental payments under such leases are $1,216,051, $1,798,736 and $1,669,917 during the years ended March 31, 2010, 2011 and 2012, respectively.  Non-cancellable period of these leases ranges between 1-3 months and total future lease obligation for the non-cancellable period amounts to $106,763, $334,776, $353,540 and $274,457 as at April 1, 2009, and March 31, 2010, 2011 and 2012, respectively.

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

26.       Related party transactions

The Group’s related parties include key management personnel (“KMP”) and enterprises over which KMP are able to exercise significant influence.

26.1.   Transactions with KMP

Transactions during the year	March 31, 2010	March 31, 2011	March 31, 2012
Salaries including bonuses	$241,989	$249,828	$256,121
(Short term employee benefits)
Rent paid	—	—	3,623
Loan received	1,195,044	384,384	812,682
Loan repaid	123,927	314,965	903,229
Interest paid	—	130,471	108,923
Advances made	25,360	40,206	—
Advances received back	—	65,567	—

Outstanding Balances	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Salary payable	$—	$14,869	$14,862	$36,005
Loan payable	3,125	1,131,709	1,324,535	1,171,642
Advance receivable	—	25,360	—	—

All of the above payables and receivables are short term and carry no collateral. Loans payable outstanding as at March 31, 2011 and 2012 carry the interest rate of 11% per annum and balance outstanding as at April 1, 2009, and March 31, 2010 are interest free.

Key management persons have given personal guarantees to banks for term loans and working capital debt obtained by APFPL amounting to $86,393,439, $213,058,906, $383,163,008 and $238,771,200 as of April 1, 2009, and March 31, 2010, 2011 and 2012, respectively.

26.2.   Transactions with enterprises over which KMP are able to exercise significant influence

Transactions during the year	March 31, 2010	March 31, 2011	March 31, 2012
Purchases of goods	$259,196	$2,601,381	$8,747,923
Sales of goods	9,465,413	3,404,222	4,195,405
Advances made	2,756,191	3,185,613	989,826
Advance received against share subscription	4,214,501	—	—
Shares issued against advance	5,538,844	—	—
Advances received back	296,818	975,528	272,260

Outstanding balances	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Trade payable	$63,192	$20,481	$20,315	$29,543
Trade receivable	4,203,013	2,548,565	1,404,267	70,214
Advance against share subscription	1,019,844	—	—	—
Advances receivable	—	2,466,404	3,394,193	2,350,756

Further, APFPL has provided a corporate guarantee to the banks in respect of short term credit facilities obtained by the enterprises over which KMP are able to exercise significant influence in the amount of $5,552,500, $12,161,500 and Nil during the years ended March 31, 2010, 2011 and 2012, respectively.

27.       Cash flow adjustments and changes in operating assets and liabilities

Adjustments to arrive at the operating cash flow before taxes are summarized below:

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

27.1.   Adjustment for non-cash items

	March 31, 2010	March 31, 2011	March 31, 2012
Depreciation and amortization	$844,626	$1,915,934	$2,089,738
Unrealized loss on change in foreign exchange	(411,068)	112,390	1,722,740
Unrealized fair value gains on financial assets recognized in profit and loss in consolidated income statement	(4,402,896)	(940,081)	(686,685)

Total	$(3,969,338)	$1,088,243	$3,125,793

27.2.   Adjustment for non-operating income and expense

	March 31, 2010	March 31, 2011	March 31, 2012
Interest expense	$9,466,553	$14,938,424	$17,248,517
Interest and dividend income	(72,770)	(164,851)	(303,036)
Gain on disposal of equipment	—	—	(2,134)
Total	$9,393,783	$14,773,573	$16,943,347

27.3.   Change in operating assets and liabilities

	March 31, 2010	March 31, 2011	March 31, 2012
Trade payables and other current liabilities	$7,487,363	$6,368,526	$(6,955,675)
Inventories	(53,032,881)	1,604,980	(16,650,002)
Other current assets	(1,070,075)	(4,819,152)	(1,823,138)
Trade receivables	(2,403,613)	(22,960,306)	10,184,837
Other current assets and prepayments	634,337	(2,098,456)	(500,432)
Total	$(48,384,869)	$(21,904,408)	$(15,744,410)

28.       Commitments and contingent liabilities

Commitments

Capital commitments, net of advances amounted to $4,486, $214,274, Nil and $138,735 as of April 1, 2009, and March 31, 2010, 2011 and 2012, respectively.

Contingent liabilities

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Bank guarantees given in respect of loan taken by related parties	$—	$5,552,500	$12,116,500	$—
Sales tax case(1)	99,166	42,920	42,572	37,103
Market fees(2)	89,110	103,241	102,404	89,249
Income tax case(3)	83,232	752,641	746,541	650,639
Total	$271,508	$6,451,302	$13,008,017	$776,991

(1).       Represents sales tax demand received for the years ended March 31, 2005, March 31, 2006 and March 31, 2007 in respect of purchases made from unregistered paddy traders. The case is pending with Sales Tax Tribunal.

(2).       Represents market fees demand raised by Haryana State Agricultural Marketing Board (“HSAMB”) in respect of certain paddy purchases. The case is pending at the Financial Commissioner and Principal Secretary to Government Haryana, Agricultural Department Chandigarh.

(3).       This is aggregate of tax demands issued by Income tax department in India in respect of various years. The Group has been contesting these demands and has received favorable orders in all cases from Income Tax Appellate Tribunal (“ITAT”). Further Income tax department has challenged these orders in Delhi high court.

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

In addition to the above matters, on November 23, 2010 the Company along with its directors and certain key officials were subjected to search/ survey under section 132 and 133 of the Income Tax Act, 1961. During the course of these proceedings, the Income tax authorities have taken custody of certain records and documents of the Company. Pursuant to these proceedings, the Company has paid additional tax of $256,739. The Company has received notices under section 153A and 142(1) of the Act asking management to submit income tax statement for the period beginning from April 1, 2004 to March 31, 2012.  Management is in the process of complying with various procedural requirements in this regard and believes that no further material liability will devolve on the Company as a result of these proceedings.

Management considers that the above liabilities are not probable.

In respect of these contingent liabilities, the Company does not expect any reimbursement from any third party.

29.       Segment reporting

The chief operating decision maker reviews the business as one operating segment. Hence no separate segment information has been furnished herewith.

Entity-wide disclosures

The Group generates its revenue primarily from the sale of rice. An analysis of the Group’s revenue from sales of rice and other products is as follows:

	March 31, 2010%		March 31, 2011%		March 31, 2012%
Rice	$168,589,218	84%	$212,606,851	83%	$295,715,394	90%
Other products	33,069,180	16%	42,388,556	17%	33,264,405	10%
Total	$201,658,398	100%	$254,995,407	100%	$328,979,799	100%

The Group categorizes its revenue by country based on product destination to the external customer, as summarized below:

	March 31, 2010%		March 31, 2011%		March 31, 2012%
India (domicile)	$94,022,697	47%	$97,319,257	38%	$111,966,765	34%
International
Kuwait	50,922,206	25%	42,658,006	17%	86,786,515	26%
United Arab Emirates	12,270,555	6%	7,936,410	3%	34,047,933	11%
Bangladesh	7,602,237	4%	47,984,808	19%	16,476,499	5%
Others	36,846,188	18%	59,112,640	23%	79,702,087	24%
International	107,641,186	53%	157,691,864	62%	217,013,034	66%
Total	$201,663,883	100%	$255,011,121	100%	$328,979,799	100%

During the year ended March 31, 2012, there was one external customer having external sales more than 10% amounting to $86,786,516.  During the year ended March 31, 2011, there were two external customers having external sales more than 10% amounting to $43,958,660 and $42,662,836 and during the year ended March 31, 2010, there were two customers having external sales more than 10% amounting to $20,662,202 and $50,922,817.

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

Non-current assets other than financial instruments located in the entity’s country of domicile and located in all foreign countries in total in which the entity holds assets are provided as follows:

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
India	$12,651,263	$30,306,039	$30,827,587	$25,779,644
International	—	137,041	114,279	101,887
Total	$12,651,263	$30,443,080	$30,941,866	$25,881,531

Financial assets and liabilities

The fair value of financial assets and financial liabilities in each category is as follows:

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Financial assets
Non-current assets
Loans and receivables
Long term financial assets	$462,969	$665,622	$116,827	$258,906
Current assets
Loans and receivables
Trade receivables	24,997,199	30,787,302	54,621,771	37,175,413
Other current assets	1,581,469	3,517,697	7,087,784	7,780,681
Cash and cash equivalents	972,636	456,269	8,200,695	8,368,256
Fair value through profit or loss
Derivative financial instruments	—	895,624	1,838,365	2,239,130
Available for sale financial assets
Investment in listed securities and mutual funds	92,121	90,196	136,312	129,654
Total	$28,106,394	$36,412,710	$72,001,754	$55,952,040
Financial liabilities
Non-current liabilities
Debt	$157,115	$91,765	$10,747,705	$7,344,938
Current liabilities
Financial liabilities measured at amortized cost:
Trade payables	14,779,612	41,066,957	47,669,620	21,302,059
Advances received against subscription of shares	1,019,844	—	—	—
Other current liabilities	789,087	952,899	1,216,547	10,913,655
Debt	79,945,978	139,915,517	150,592,703	134,410,915
Fair value through profit or loss
Derivative financial instruments	3,229,346	—	—	—
Total	$99,920,982	$182,027,138	$210,226,575	$173,971,567

The fair value of cash and cash equivalents, trade receivables, trade payables, current financial liabilities and debt approximate their carrying amount largely due to the short term nature of these instruments.

Investments in liquid and short term mutual funds units and listed shares, which are classified as available-for-sale, derivative financial instruments, recorded at fair value through profit or loss, are recorded at their respective fair values on the reporting dates.

Non-current debt is largely comprised of term loans from banks which carry floating interests. Therefore, the fair value of these term loans approximates their carrying values. Outstanding values of other non-current debt are not

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012 material and therefore, management has not assessed their fair values. Similarly, carrying values of non-current term deposits are not significant and management has not assessed their fair values.

30.       Fair value hierarchy

•                        Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•                        Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

•                        Level 3 — Inputs for the assets or liabilities that are not based on observable market data (unobservable inputs).

No financial assets/liabilities have been valued using level 3 fair value measurements.

The following table presents fair value hierarchy of assets and liabilities measured at fair value on a recurring basis:

		Fair value measurements at reporting date using
March 31, 2012	Total	Level 1	Level 2
Assets
Derivative instruments
Forward contracts	$2,239,129	$—	$2,239,129
Available for sale financial assets
Mutual funds in units	43,143	43,143	—
Listed securities	86,511	86,511	—

		Fair value measurements at reporting date using
March 31, 2011	Total	Level 1	Level 2
Assets
Derivative instruments
Forward contracts	$1,838,365	$—	$1,838,365
Available for sale financial assets
Mutual funds in units	63,821	63,821	—
Listed securities	72,491	72,491	—

		Fair value measurements at reporting date using
March 31, 2010	Total	Level 1	Level 2
Assets
Derivative instruments
Forward contracts	895,624	—	895,624
Available for sale financial assets
Mutual funds in units	22,965	22,965	—
Listed securities	67,231	67,231	—

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

		Fair value measurements at reporting date using
April 1, 2009	Total	Level 1	Level 2
Assets
Available for sale financial assets
Mutual funds in units	$10,831	$10,831	$—
Listed securities	81,290	81,290	—
Liabilities
Derivative instruments
Forward contracts	$3,229,346	—	3,229,346

31.       Financial risk management

The Group is exposed to various financial risks. These risks are categorized into market risk, credit risk and liquidity risk. The Group’s risk management is coordinated by the Board of Directors and focuses on securing long term and short term cash flows. The Group does not engage in trading of financial assets for speculative purposes.

31.1.   Market risk analysis

Market risk is the risk that changes in market prices will have an effect on Group’s income or value of the financial assets and liabilities. The Group is exposed to various types of market risks which result from its operating and investing activities. The most significant financial risks to which the Group is exposed are described below.

Currency Risk (Foreign Exchange Risk)

The Group operates internationally and a significant portion of the business is transacted in U.S. Dollars and consequently the Company is exposed to foreign exchange risk through its sales in the United States and elsewhere, and purchases from overseas suppliers in various foreign currencies. The exchange rate risk primarily arises from foreign exchange receivables, payables and foreign currency loans. A significant portion of revenue is in U.S. Dollars while a significant portion of costs are in Rs.

The exchange rate between the Rs. and U.S. Dollar (the Group has significant exposure in U.S. Dollars) has fluctuated significantly in recent years and may continue to fluctuate in the future. Appreciation of the Rs. against the U.S. Dollar can adversely affect the group’s results of operations. The Group also has exposure to foreign currency exchange risk towards other currencies namely New Zealand dollar and Euro, however, management considers the impact of change in these currencies as insignificant. Further, Amira C Foods International DMCC having a functional currency of U.S. Dollars has significant foreign currency transactions denominated in United Arab Emirates Dirham (AED). There is no risk of change in the same as exchange rate between the U.S. Dollar and AED is fixed at $1 = AED 3.6735.

The Group evaluates exchange rate exposure arising from these transactions and enters into foreign currency derivative instruments to mitigate such exposure. The Company follows established risk management policies, including the use of derivatives like foreign exchange forward contracts to hedge forecasted cash flows denominated in foreign currency.

As at April 1, 2009, and March 31, 2010, 2011 and 2012, every 1% increase / decrease in the exchange rate of Indian Rupee with the U.S. Dollar would result in approximately $464,383, $353,210, $852,500, and $1,661,811 decrease / increase in the Company’s profit before tax, respectively.

The table below presents non-derivative financial instruments which are exposed to currency risk as of April 1, 2009, and March 31, 2010, 2011 and 2012:

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

	$	Others
April 1, 2009
Trade receivables	$11,803,330	$61,511
Cash and cash equivalents	37,731	—
Total	11,841,061	61,511
March 31, 2010
Trade receivables	$6,755,915	$110,730
Intercompany receivables	5,842,030	—
Cash and cash equivalents	54	—
Debt	(13,863,048)	—
Trade payables	(11,715,907)	—
Total	$(12,980,956)	$110,730
March 31, 2011
Trade receivables	$17,175,049	$—
Intercompany receivables	6,268,579	—
Cash and cash equivalents	5,916,499	—
Total	$29,360,127	$—
March 31, 2012
Trade receivables	$10,176,419	$422
Intercompany receivables	19,466,796	—
Cash and cash equivalents	5,718	12,639
Trade payables	(201,355)	(13,992)
Total	$29,447,578	$(931)

As at March 31, 2010, 2011 and 2012, every 1% increase/ decrease of the respective foreign currencies compared to the functional currency of the Company would impact our profit before tax by approximately $128,702, $293,601 and $294,466, respectively.

There are no long term exposures in foreign currency denominated financial asset and liabilities as on each reporting date.

Interest rate sensitivity

The sensitivity analyses below have been determined based on the exposure to interest rates for non-derivative financial instruments at the balance sheet date. For floating rate liabilities, the analysis is prepared assuming the amount of liability outstanding at the balance sheet date was outstanding for the whole year.

In computing the sensitivity analysis, management has assumed a change of one hundred basis points movement in the interest rate. This movement in the interest rate would lead to an increase/fall in the profit before tax by $1,339,594, $1,545,186 and $1,473,052 in the years ended March 31, 2010, 2011 and 2012, respectively.

The sensitivity analyses provided are hypothetical only and should be used with caution as the impacts provided are not necessarily indicative of the actual impacts that would be experienced because the Group’s actual exposure to market rates changes as the Group’s portfolio of debt changes. In addition, the effect of a change in a particular market variable on fair values or cash flows is calculated without considering interrelationships between the various market rates or mitigating actions that would be taken by the Group. The changes in valuations are estimates of the impact of changes in market variables and are not a prediction of future events or anticipated gains or losses

Price Risk Sensitivity

The Group is exposed to price risk in respect of its listed equity securities and investment in mutual funds. These investments are held for long term and are designated as Available for sale financial assets and therefore do not impact the consolidated income statement. Further, the amount of investment is not material. Accordingly, sensitivity towards the change in price is not presented.

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

31.2.   Credit risk analysis

Credit risk refers to the risk of default by the counterparty to a financial instrument to meet its contractual obligation resulting in a financial loss to the Group.

Trade receivables

Trade receivables are unsecured and are derived from revenue earned from customers. Credit risk in trade receivables is managed through monitoring of creditworthiness of the customers and by granting credit approvals in the normal course of the business. An analysis of age of trade receivables at each reporting date is summarized as follows:

	April 1, 2009	March 31, 2010	March 31, 2011		March 31, 2012
			Gross	Impairment	Gross	Impairment
Not past due	$18,345,759	$26,425,547	$45,293,274	$19,494	$15,749,980	—
Past due less than three months	4,894,627	2,817,850	6,964,316	—	16,779,206	—
Past due more than three months but not more than six months	724,709	630,524	361,595	220	1,415,622	—
Past due more than six months but not more than one year	877,715	156,269	1,261,797	—	1,096,352	33,472
More than one year	154,389	757,112	844,447	83,943	2,245,804	78,079
Total	$24,997,199	$30,787,302	$54,725,429	$103,657	$37,286,964	$111,551

Trade receivables are impaired in full when recoverability is considered doubtful based on estimates made by management. Management considers that all the above financial assets that are not impaired and past due for each of the March 31 reporting dates under review are of good credit quality.

Receivables from the top five customers amounted to $13,777,228, $19,691,579, $37,757,016 and $22,113,740 constituting 56.6%, 79.2%, 74.2% and 59.0% of net trade receivables as of April 1, 2009, and March 31, 2010, 2011 and 2012, respectively.

Of the above, receivables from the top two customers are as follows:

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Customer 1	$3,660,930	$6,458,437	$10,503,849	$7,229,035
Customer 2	3,061,273	6,009,642	8,083,881	6457,763
Total	$6,722,203.00	$12,468,079.00	$18,587,730.00	$13,686,798.00
Percentage to total receivables	27.61%	50.16%	36.50%	37.00%

Other financial assets

The maximum exposure to credit risk in other financial assets is summarized as follows:

Credit risk relating to cash and cash equivalents and derivative financial instruments is considered negligible because our counterparties are banks. Management considers the credit quality of deposits with such banks to be good, and it reviews these banking relationships on an ongoing basis.  Management does not view the Group’s pledged term deposits and other current assets as being subject to significant credit risk since those assets are held at banks that are majority-owned by the Government of India and subject to the regulatory oversight of the Reserve Bank of India.

Security deposits are primarily comprised of deposits placed with customers who are public sector organizations. Such deposits were given as part of our contracts with such organizations.

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

The Group does not hold any security in respect of the above financial assets.  There are no impairment provisions as at any reporting date against these financial assets. Management considers that all the above financial assets that are not impaired and past due as at the reporting date under review are of good credit quality.

31.3.   Liquidity risk analysis

The liquidity needs of the Group are monitored on the basis of monthly and yearly projections. The Group manages its liquidity needs by continuously monitoring cash flows from customers and by maintaining adequate cash and cash equivalents. Net cash requirements are compared to available cash in order to determine any shortfalls.

Short term liquidity requirements comprises mainly of sundry creditors, expense payable, employee dues, debt and security deposits received arising during normal course of business as on each reporting date.  The Group maintains sufficient balance in cash and cash equivalents to meet its short term liquidity requirements. Long term liquidity requirement is assessed by management on a periodical basis and is managed through internal accruals and through management’s ability to negotiate long term debt facilities. Non-current liabilities of the Group include vehicle loans and leave encashment.

As at each reporting date, the Group’s liabilities having contractual maturities are summarized as follows:

	Current		Non- current
April 1, 2009	With 6 months	6-12 Months	1-5 Years	More than 5 Years
Debt	$79,885,750	$91,691	$173,364	$—
Trade payables	14,779,612	—	—	—
Other current liabilities	789,087	—	—	—
Derivative instrument — liabilities	3,229,346	—	—	—
Lease obligation	106,763	—	—	—
Short term employee dues	1,019,844	—	—
Total	$99,810,402	$91,691	$173,364	$—

	Current		Non- current
March 31, 2010	Within 6 months	6-12 months	1-5 years	More than 5 years
Debt	$139,842,284	$92,535	$100,436	$—
Trade payables	41,066,957	—	—	—
Other current liabilities	952,899	—	—	—
Lease obligation	334,776	—	—	—
Total	$182,196,916	$92,535	$100,436	$—

	Current		Non- current
March 31, 2011	Within 6 months	6-12 months	1-5 years	More than 5 years
Debt	$149,176,177	$1,754,595	$11,603,819	$2,125,236
Trade payables	47,669,620	—	—	—
Other current liabilities	1,216,547	—	—	—
Lease obligation	353,540	—	—	—
Total	$198,415,884	$1,754,595	$11,603,819	$2,125,236

Amira Pure Foods Private Limited (Predecessor to Amira Nature Foods Ltd)

Consolidated financial statements for the years ended March 31, 2010, 2011 and 2012

	Current		Non- current
March 31, 2012	Within 6 months	6-12 months	1-5 years	More than 5 years
Debt	$133,563,219	$1,795,257	$8,399,449	$661,844
Trade payables	21,302,059	—	—	—
Other current liabilities	10,913,655	—	—	—
Lease obligation	274,457
Total	$166,053,390	$1,795,257	$8,399,449	$661,844

The above contractual maturities reflect the gross cash out flows, not discounted at the current values.  As a result, these values will differ as compared to the carrying values of the liabilities at the balance sheet date.

32.       Capital management policies and procedures

The Group’s capital management objectives are (a) to ensure the Group’s ability to continue as a going concern and (b) to provide an adequate return to shareholders. The Group monitors its gearing ratio (i.e. total debt) in proportion to total debt and equity.  Total debt comprises of all liabilities of the Group. The Group manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets.

	April 1, 2009	March 31, 2010	March 31, 2011	March 31, 2012
Total equity	$18,892,703	$33,014,744	$39,264,796	$45,684,469
Total debt	102,976,329	186,054,214	215,861,285	186,368,368
Overall financing	$121,869,032	$219,068,958	$255,126,081	$232,052,837
Gearing ratio	0.84	0.85	0.85	0.80

33.       Authorisation of financial statements

These consolidated financial statements were approved and authorized for issue by the Board of Directors on June 15, 2012.

AMIRA NATURE FOODS LTD

Ordinary Shares

PROSPECTUS

Joint Book-Running Managers

UBS Investment Bank	Deutsche Bank Securities

Through and including             , 2012 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.         Indemnification of Directors and Officers

Our memorandum and articles of association provide that, subject to certain limitations, the company may indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnification may only take place if the person acted honestly and in good faith with a view to the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that their conduct was unlawful. The decision of the directors as to whether the person acted honestly and in good faith and with a view to the best interests of the company and as to whether the person had no reasonable cause to believe that his conduct was unlawful and is, in the absence of fraud, sufficient for the purposes of the memorandum and articles of association, unless a question of law is involved. The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the person did not act honestly and in good faith and with a view to the best interests of the company or that the person had reasonable cause to believe that his conduct was unlawful.

We have entered, and expect to continue to enter, into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that the provisions in our memorandum and articles of association, indemnification agreements, and officers’ and directors’ liability insurance described in further detail below are necessary to attract and retain talented and experienced officers and directors.

Our memorandum and articles of association permit us to purchase and maintain insurance on behalf of any officer or director who at the request of the company is or was serving as a director or officer of, or in any other capacity is or was acting for, another company or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the company has or would have had the power to indemnify the person against the liability as provided in the memorandum and articles of association. We will purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Item 7.         Recent Sales of Unregistered Securities

On February 20, 2012, we issued 100 ordinary shares, par value $1.00 per share, to Joseph F. Daniels in exchange for $100, and on February 29, 2012, Mr. Daniels transferred all of such shares to Karan A. Chanana for consideration of $1,000. On May 24, 2012, such 100 ordinary shares of par value $1.00 per share were divided into 100,000 ordinary shares of par value $0.001 per share. The original issuance and subsequent transfer were both exempt from the registration requirements of the Securities Act, based on the exemption set forth in Section 4(2) of the Securities Act.

Item 8.         Exhibits and Financial Statement Schedules

(a)                                 Exhibits

Incorporated by reference to the Exhibit Index following Page II-5 hereof.

(b)                                 Financial Statement Schedules

All schedules have been omitted since they are not required or are not applicable or the required information is shown in the audited consolidated financial statements or notes thereto.

Item 9.         Undertakings

The registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The registrant hereby undertakes that:

(1) For purposes of any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 2 to the Registration Statement on Form F-1/A and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in                    , on               , 2012.

AMIRA NATURE FOODS LTD

By:
Name:	Karan A. Chanana
Title:	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

By:
Name:	Ritesh Suneja
Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Karan A. Chanana and Ritesh Suneja, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by the registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Dated:	, 2012	By:
		Name:	Karan A. Chanana
		Title:	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

Dated:	, 2012	By:
		Name:	Ritesh Suneja
		Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

Dated:	, 2012	By:
		Name:	Bimal Raizada
		Title:	Director

Dated:	, 2012	By:
		Name:	Sanjay Chanana
		Title:	Director

Dated:	, 2012	By:
Name:
		Title:	Director

Dated:	, 2012	By:
Name:
		Title:	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Amira Nature Foods Ltd, has signed this registration statement or amendment thereto in New York, New York, United States of America on                , 2012.

Authorized U.S. Representative

Joseph F. Daniels, Esq.

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement*
2.1	Form of Share Exchange Agreement*
3.1	Memorandum and Articles of Association of Amira Nature Foods Ltd**
3.2	Certificate of Name Change**
3.3	Amended and Restated Memorandum and Articles of Association of Amira Nature Foods Ltd
5.1	Opinion of Walkers, counsel to the Registrant, as to the validity of the ordinary shares being offered hereby*
8.1	Opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co., counsel to the Registrant, as to certain tax matters
8.2	Opinion of Loeb & Loeb LLP, counsel to the Registrant, as to certain tax matters
10.1	Employment Agreement, dated May 13, 2011, between Amira C Foods International DMCC and Protik Guha, as amended on October 18, 2011**
10.2	Employment Agreement, dated April 6, 2012, between Amira Pure Foods Private Limited and Ritesh Suneja**
10.3	Employment Agreement, dated May 2, 2012, between Amira C Foods International DMCC and Karan A. Chanana**
10.4	Service Agreement, dated June 14, 2012, between Amira Nature Foods Ltd and Karan A. Chanana**
10.5	[Reserved]
10.6	Offer Letter, dated March 28, 2012, between Amira Nature Foods Ltd and Neal Cravens**
10.7	Offer Letter, dated March 29, 2012, between Amira Nature Foods Ltd and Bimal Kishore Raizada**
10.8	Lease Deed, dated November 24, 2011, between Amira Pure Foods Private Limited and Karan Chanana**
10.9	Lease Deed, dated November 24, 2011, between Amira Pure Foods Private Limited and Anil Chanana**
10.10	Working Capital Consortium Agreement, dated August 16, 2010, by and among Amira Pure Foods Private Limited and certain lenders**
10.11	First Supplement to the Working Capital Consortium Agreement, dated June 15, 2012, by and among Amira Pure Foods Private Limited and certain lenders**
10.12	Personal Guarantee, dated June 15, 2012, issued by Karan A. Chanana in favor of Canara Bank**
10.13	Personal Guarantee, dated June 15, 2012, issued by Anita Daing in favor of Canara Bank**
10.14	Form of Subscription Agreement**
10.15	Form of Indemnification Agreement
10.16	Personal Guarantee issued by Karan A. Chanana in favor of ICICI Bank Limited
10.17	Personal Guarantee issued by Anita Daing in favor of ICICI Bank Limited
10.18	Personal Guarantee, dated July 7, 2010, issued by Karan A. Chanana and Anita Daing in favor of Bank of Baroda
10.19	Loan Agreement, dated April 1, 2010, between Karan A. Chanana and Amira Pure Foods Private Limited
10.20	Loan Agreement, dated April 1, 2011, between Karan A. Chanana and Amira Pure Foods Private Limited
10.21	Loan Agreement, dated April 24, 2012, between Karan A. Chanana and Amira Pure Foods Private Limited
10.22	Offer Letter, dated July 30, 2012, between Amira Nature Foods Ltd and Daniel Malina
10.23	2012 Omnibus Incentive Plan
14.1	Code of Conduct
14.2	Code of Ethics for Executive Officers, Senior Financial Officers and Managers
21.1	List of Subsidiaries**
23.1	Consent of Grant Thornton India LLP, independent registered public accounting firm
23.2	Consent of Walkers (included in Exhibit 5.1)*

23.3	Consent of CRISIL Research**
24.1	Powers of Attorney (included on signature pages)*
99.1	Form of Consent of Neal Cravens**
99.2	Form of Consent of Daniel Malina

*                 To be filed by amendment

**          Previously filed.

Exhibit 3.3

No: 1696728

BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

Amira Nature Foods Ltd

FIRST INCORPORATED THE 20TH DAY OF FEBRUARY, 2012

AMENDED AND RESTATED THE 24TH DAY OF MAY, 2012

AMENDED AND RESTATED THE [   ]TH DAY OF [       ], 2012

Walkers Corporate Services (BVI) Limited

Walkers Chambers, 171 Main Street

Road Town, Tortola VG1110, British Virgin Islands

T +1 284 494 2204  F +1 284 494 5535 www.walkersglobal.com

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

MEMORANDUM OF ASSOCIATION

OF

Amira Nature Foods Ltd

NAME

1.                                      The name of the Company is Amira Nature Foods Ltd (the “Company”).

CHANGE OF NAME

2.                                      The Company may make application to the Registrar of Corporate Affairs in the approved form to change its name in accordance with section 21 of the Act and the change of name takes effect from the date of the certificate of change of name issued by the Registrar of Corporate Affairs. The Company may make such an application to change its name pursuant to a Resolution of Shareholders or a Resolution of Directors.

TYPE OF COMPANY

3.                                      The Company is a company limited by shares.

REGISTERED OFFICE AND REGISTERED AGENT

4.                                      The first Registered Office of the Company will be situate at the offices of Walkers Corporate Services (BVI) Limited, Walkers Chambers, 171 Main Street, Road Town, Tortola VG1110, British Virgin Islands.

5.                                      The first Registered Agent of the Company will be Walkers Corporate Services (BVI) Limited of Walkers Chambers, 171 Main Street, Road Town, Tortola VG1110, British Virgin Islands.

6.                                      The Company may, by Resolution of Shareholders or by Resolution of Directors, change the location of its Registered Office or change its Registered Agent and any such changes shall take effect on the registration by the Registrar of Corporate Affairs of a notice of change, filed by the existing Registered Agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.

LIMITATIONS ON BUSINESS OF COMPANY

7.                                      The business and activities of the Company are limited to those businesses and activities which it is not prohibited from engaging in under any law for the time being in force in the British Virgin Islands.

8.                                      Subject to the Act, any other enactment and this Memorandum (including, without limitation, paragraph 7 immediately above of this Memorandum) and the Articles, the Company has:

(a)                                 full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b)                                 for the purposes of paragraph (a) immediately above, full rights, powers and privileges.

NUMBER, CLASSES AND PAR VALUE OF SHARES

9.                                      The Company is authorised to issue an unlimited number of shares consisting of six classes of shares as follows:

(a)                                 Ordinary Shares of US$0.001 par value (“Ordinary Shares”);

(b)                                 Class A Preferred Shares of US$0.001 par value (“Class A Preferred Shares”);

(c)                                  Class B Preferred Shares of US$0.001 par value (“Class B Preferred Shares”);

(d)                                 Class C Preferred Shares of US$0.001 par value (“Class C Preferred Shares”);

(e)                                  Class D Preferred Shares of US$0.001 par value (“Class D Preferred Shares”); and

(f)                                   Class E Preferred Shares of US$0.001 par value (“Class E Preferred Shares” and together with the Class A Preferred Shares, the Class B Preferred Shares, Class C Preferred Shares and the Class D Preferred Shares being referred to as the “Preferred Shares”).

RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS OF SHARES

10.                               Each Ordinary Share in the Company confers upon the Shareholder subject to the other provisions of the Memorandum and Articles, including the rights attached to any Preferred Shares, (unless waived by such Shareholder):

(a)                                 the right to one vote at a meeting of the Shareholders of the Company or on any Resolution of Shareholders;

(b)                                 the right to an equal share in any dividend paid by the Company; and

(c)                                  the right to an equal share in the distribution of the surplus assets of the Company on its liquidation.

11.                               The rights, privileges, restrictions and conditions attaching to each Class or Series of the Preferred Shares shall be stated in the Memorandum and Articles, which shall be amended prior to their issue in accordance with paragraph 21 accordingly to set out and designate such rights, privileges, restrictions and conditions of such Preferred Shares. Without prejudice to the generality of the foregoing, such rights, privileges, restrictions and conditions may include:

(a)                                 the number of Shares and Series constituting that Class and the distinctive designation of that Class;

(b)                              the dividend rights and rate of the Preferred Shares of that Class, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and whether they shall be payable in preference to, or in relation to, the dividends payable on any other Class or Classes of Shares, including other Classes of Preferred Shares or the Ordinary Shares;

(c)                                  whether that Class shall have voting rights, and, if so, the terms of such voting rights;

(d)                                 whether that Class shall have conversion or exchange rights and privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Directors shall determine;

(e)                                  whether or not the Preferred Shares of that Class shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting Shares for redemption if less than all Preferred Shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount maybe less than the market value and which may vary under different conditions and at different dates;

(f)                                   whether that class shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of Preferred Shares of that class, and, if so, the terms and amounts of such sinking fund;

(g)                                  the right of the Preferred Shares of that Class to the benefit of conditions and restrictions upon the creation of indebtedness of the Company or any subsidiary, upon the issue of any additional Preferred Shares (including additional Preferred Shares of such Class of any other Class) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition or any subsidiary of any outstanding Preferred Shares;

(h)                                 the right of the Preferred Shares of that Class in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and whether such rights be in preference to, or in relation to, the comparable rights or any other Class or Classes of Preferred Shares; and

(i)                                     any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of that class.

12.                               Without prejudice to the other provisions of the Memorandum and Articles including paragraphs 11 and 21, the Directors have the authority and the power by Resolution of Directors to amend the Memorandum and Articles:

(a)                                 to authorise and create additional Classes and Series with such designations, powers, preferences, rights, qualifications, limitations and restrictions, if any, as the Directors may by Resolution of Directors determine; and

(b)                                 to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions, if any, appertaining to any and all Classes and Series that may be authorised to be issued under this Memorandum.

13.                               For the purposes of section 9 of the Act, any rights, privileges, restrictions and conditions attaching to any of the Shares as provided for in the Articles are deemed to be set out and stated in full in this Memorandum.

FRACTIONAL SHARES

14.                               The Company may issue Fractional Shares.  A Fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same

Class. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

VARIATION OF CLASS RIGHTS AND PRIVILEGES

15.                               Subject to paragraph 16, if at any time, there are different Classes or Series of Shares in issue, unless otherwise provided by the terms of issue of the Shares of that Class or Series, the rights and privileges attaching to any such Class or Series of Shares may, whether or not the Company is being wound up, be varied only with the sanction of a resolution passed by the holders of a majority of the issued Shares of that Class or Series, at least and of the holders of a majority of the issued Shares of any other Class or Series of Shares which may be adversely affected by such variation.

RIGHTS AND PRIVILEGES NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

16.                               The rights, privileges, restrictions and conditions conferred upon the Shareholder of any Class issued with preferred or other rights and privileges including the Ordinary Shares and any Class of Preferred Shares shall, unless otherwise expressly provided by the terms of issue of the Shares of that Class, be deemed not to be varied by the creation or issue of further Shares ranking pari passu therewith or in any respect in priority thereto, including the creation or issue of any Preferred Shares ranking pari passu or in priority in any respect to any such Class, including for the avoidance of doubt the Ordinary Shares or any Class of Preferred Shares. For the avoidance of doubt, no Resolution of Shareholders, or resolution of a majority of the holders of a Class or Series of Shares pursuant to paragraph 15, is required for the Memorandum and Articles to be amended to create or designate the rights, privileges, restrictions and conditions of Preferred Shares or any other Class or Series of Shares pursuant to paragraph 11 or paragraph 12 or otherwise, including where any right, orivilege, restriction or condition of such Shares ranks in priority to or pari pasu pari passu with any existing Class or Series of Shares.

NO BEARER SHARES

17.                               The Company is not authorised to issue bearer shares and all Shares shall be issued as registered shares.

NO EXCHANGE FOR BEARER SHARES

18.                               Shares may not be exchanged for, or converted into, bearer shares.

TRANSFERS OF SHARES

19.                               Subject to the provisions of the Memorandum and the Articles, Shares in the Company may be transferred.

AMENDMENT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

20.                               The Company may amend its Memorandum or Articles, including for the avoidance of doubt to create or designate the rights, privileges, restrictions and conditions attaching to any Preferred Shares, by a Resolution of Shareholders or by a Resolution of Directors except that the Directors have no power to amend the Memorandum or the Articles:

(a)                                 to restrict the rights or powers of the Shareholders to amend the Memorandum or the Articles;

(b)                                 to change the percentage of Shareholders required to pass a resolution to amend the Memorandum or the Articles;

(c)                                  to amend Articles 20, 62, 71 or 77 of the Articles; and

(d)                                 in circumstances where the Memorandum or the Articles cannot be amended by the Shareholders.

DEFINITIONS

21.                               Words used in this Memorandum and not defined herein shall have the meanings set out in the Articles.

SHAREHOLDER LIABILITY

22.                               The liability of a Shareholder to the Company, as shareholder, is limited to:

(a)                                 any amount unpaid on a Share held by the Shareholder;

(b)                                 (where applicable) any liability expressly provided for in this Memorandum or the Articles; and

(c)                                  any liability to repay a distribution under section 58(1) of the Act.

23.                               A Shareholder has no liability, as a Shareholder, for the liabilities of the Company.

SEPARATE LEGAL ENTITY AND PERPETUAL EXISTENCE

24.                               In accordance with section 27 of the Act, the Company is a legal entity in its own right separate from its Shareholders and continues in existence until it is dissolved.

EFFECT OF MEMORANDUM AND ARTICLES OF ASSOCIATION

25.                               In accordance with section 11(1) of the Act, this Memorandum and the Articles are binding as between:

(a)                                 the Company and each Shareholder of the Company; and

(b)                                 each Shareholder of the Company.

26.                               In accordance with section 11(2) of the Act, the Company, the board of Directors, each Director and each Shareholder of the Company has the rights, powers, duties and obligations set out in the Act except to the extent that they are negated or modified, as permitted by the Act, by this Memorandum or the Articles.

27.                               In accordance with section 11(3) of the Act, this Memorandum and the Articles have no effect to the extent that they contravene or are inconsistent with the Act.

We, Walkers Corporate Services (BVI) Limited of Walkers Chambers, 171 Main Street, Road Town, Tortola VG1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign our name to this Memorandum of Association this 20th day of February, 2012.

Incorporator

Sgd: Sabinah Clement

Sabinah Clement

For and on behalf of

Walkers Corporate Services (BVI) Limited

TERRITORY OF THE BRITISH VIRGIN ISLANDS

BVI BUSINESS COMPANIES ACT, 2004

ARTICLES OF ASSOCIATION

OF

Amira Natire Foods Ltd

The following shall comprise the Articles of Association of Amira Nature Foods Ltd (the “Company”).

INTERPRETATION

1.                                      In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Act” means the BVI Business Companies Act, 2004, including any modification, amendment, extension, re-enactment or renewal thereof and any regulations made thereunder;

“Articles” means these articles of association of the Company, as amended and/or restated from time to time;

“Annual Shareholders’ Meeting” means an annual meeting of the Shareholders as required by the rules of the New York Stock Exchange and designated as such in the notice of meeting in relation to such Annual Shareholders Meeting sent to Shareholders;

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company;

“Class A Preferred Shares” has the meaning ascribed to it in paragraph 9;

“Class B Preferred Shares” has the meaning ascribed to it in paragraph 9;

“Class C Preferred Shares” has the meaning ascribed to it in paragraph 9;

“Class D Preferred Shares” has the meaning ascribed to it in paragraph 9;

“Class E Preferred Shares” has the meaning ascribed to it in paragraph 9;

[“Designated Stock Exchange” means the Over-the-Counter Bulletin Board, the Global Select System, Global System or the Capital Market of the Nasdaq Stock Market Inc., the American Stock Exchange or the New York Stock Exchange;]

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof, and “Director” means any one of them;

“Distribution” means, in relation to a distribution by the Company to a Shareholder:

(a)                                 the direct or indirect transfer of an asset, other than Shares, to or for the benefit of the Shareholder; or

(b)                                 the incurring of a debt to or for the benefit of the Shareholder,

in relation to the Shares held by the Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of Shares, a transfer of indebtedness or otherwise, and includes a dividend;

“Fractional Share” means a fraction of a Share;

“Memorandum” means the memorandum of association of the Company, as amended and/or restated from time to time;

“Officer” means any natural person or corporation appointed by the Directors as an officer of the Company and may include a chairman of the board of Directors, a vice chairman of the board of Directors, a president, one or more vice presidents, secretaries and treasurers and such other officers as may from time to time be deemed desirable but shall exclude any auditor appointed by the Company;

“Ordinary Shares” has the meaning ascribed to it in paragraph 9;

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires;

“Preferred Shares” has the meaning ascribed to it in paragraph 9;

“Relevant System” means a system utilised for the purposes of holding and transferring Shares;

“Register of Directors” means the register of the Directors of the Company required to be kept pursuant to the Act;

“Register of Members” means the register of the members of the Company required to be kept pursuant to the Act;

“Registered Agent” means the registered agent of the Company from time to time, as required by the Act;

“Registered Office” means the registered office of the Company from time to time, as required by the Act;

“Resolution of Directors” means a resolution:

(a)                                 approved at a duly convened and constituted meeting of Directors or of a committee of Directors, by the affirmative vote of a simple majority of the Directors present at such meeting who voted and did not abstain; or

(b)                                 consented to in writing or by telex, telegram, cable, facsimile or other written electronic communications by all of the Directors or all of the members of a committee of Directors, as the case may be, in one or more instruments each signed by one or more of the Directors and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed, and where a Director is given more than one vote in any circumstances, he shall in the circumstances be counted for the purposes of establishing a majority, by the number of votes he casts;

“Resolution of Shareholders” means a resolution passed by a simple majority, or such larger majority as may be specified in the Memorandum or the Articles or is required by law, of the votes attaching to the Shares of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a meeting of Shareholders of the Company.

“Seal” means the common seal of the Company;

“Secretary” means any natural person or corporation appointed by the Directors to perform any of the duties of the secretary of the Company;

“Secuities Exchange Act of 1934” means the Securities Exchange Act of 1934 of the United States of America, as amended;

“Series” means a division of a Class as may from time to time be issued by the Company;

“Share” means a share in the Company issued subject to and in accordance with the provisions of the Act, the Memorandum and these Articles. All references to “Shares” herein shall be deemed to be Shares of any or all Classes or Series as the context may require.  For the avoidance of doubt in these Articles the expression “Share” shall include any Fractional Share;

“Share Certificate” means a certificate in respect of a Share in the Company;

“Shareholder” means a Person whose name is entered as a holder of one or more Shares in the Register of Members;

“signed” means bearing a signature or representation of a signature affixed by mechanical means;

“Solvency Test” means the solvency test prescribed by section 56 of the Act and set out in Article 124; and

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled.

2.                                      In these Articles, save where the context requires otherwise:

(a)                                 words importing the singular number shall include the plural number and vice versa;

(b)                                 words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)                                  the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)                                 reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(e)                                  reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

(f)                                   references to ‘paragraphs” are to the paragraphs of the Memorandum; and

(g)                                  reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.                                      Subject to the last two preceding Articles, any words defined in the Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.                                      The business of the Company may be commenced at any time after incorporation.

5.                                      The Registered Office shall be at such address in the British Virgin Islands as the Shareholders or Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.                                      The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company.

7.                                      The Directors shall keep, or cause to be kept, the original Register of Members at such place as the Directors may from time to time determine and, in the absence of any such determination, the original Register of Members shall be kept either at the office of the Registered Agent or the office of the Company’s transfer agent.

SHARES

8.                                      Subject Subject to the Act, the Memorandum and these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)                                 issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)                                 grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.                                      Subject to the Memorandum and these Articles and provided that a corresponding amendment is made to paragraph 9 of the Memorandum to reflect the resulting Classes of Shares, the Directors may authorise the division of Shares into any number of Classes and Series and the different Classes and Series shall be authorised, established and designated (or re-designated as the case may be) as determined by a Resolution of Directors or by a Resolution of Shareholders.

10.                               The pre-emption rights set out in section 46 of the Act shall not apply to the Company.

11.                               The Company may insofar as may be permitted by law, pay a commission in any form to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares.  The Company may also pay such brokerage as may be lawful on any issue of Shares.

12.                               The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

13.                               The Company may treat the holder of a Share as named in the Register of Members as the only Person entitled to:

(a)                                 exercise any voting rights attaching to the Share;

(b)                                 receive notices;

(c)                                  receive a Distribution; and

(d)                                 exercise other rights and powers attaching to the Share.

14.                               The Company may, subject to the terms of the Act, the Memorandum and these Articles, issue bonus Shares, partly paid Shares and nil paid Shares.

15.                               Shares may, subject to the terms of the Act and these Articles, be issued for consideration in any form, including money, a promissory note or other written obligation to contribute money or property, real property, personal property (including goodwill and know how), services rendered or a contract for future services.

16.                               When the consideration in respect of the Share has been paid, that Share is for all purposes fully paid, but where the Share is not fully paid on issue the Share is subject to forfeiture in the manner prescribed in these Articles.

17.                               Shares may be issued for such amount of consideration paid in such manner as the Directors may from time to time by Resolution of Directors determine, except that in the case of Shares issued with a par value, the consideration paid or payable shall not be less than the par value.

18.                               Before issuing Shares for a consideration other than money, the Directors shall by a Resolution of Directors state:

(a)                                 the amount to be credited for the issue of the Shares;

(b)                                 their determination of the reasonable present cash value of any non-money consideration for the issue; and

(c)                                  that, in their opinion, the present cash value of the non-money consideration for the issue is not less than the amount to be credited for the issue of the Shares.

19.                               A Share issued by the Company upon conversion of, or in exchange for, another Share or a debt obligation or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other Share, debt obligation or security.

CERTIFICATES

20.                               The Directors shall determine whether and in what circumstances Share Certificates and certificates in respect of any other security of the Company shall be issued. Share Certificates may be signed by a Director, on behalf of any transfer agent of the Company or such other Person who has been duly authorised by a Resolution of Directors (each an “Authorised Person”) or under the Seal, with or without the signature of a Director or an Authorised Person.  The signature of the Director or of the Authorised Person and the Seal may be a facsimile.

21.                               Any Shareholder receiving a Share Certificate for Shares shall indemnify and hold the Company and its Directors and Officers harmless from any loss or liability which it or they may incur by reason of the issue or loss of that Share Certificate. If a Share Certificate for Shares is worn out or lost it may be renewed or replaced on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a Resolution of Directors.

FORFEITURE OF SHARES

22.                               Where Shares are not fully paid on issue or have been issued subject to forfeiture, the following provisions shall apply.

23.                               Written notice of a call specifying a date for payment to be made in respect of a Share shall be served on a Shareholder who defaults in making payment in respect of that Share.

24.                               The written notice referred to in the immediately preceding Article shall:

(a)                                 name a further date not earlier than the expiration of fourteen days from the date of service of the notice on or before which the payment required by the notice is to be made; and

(b)                                 contain a statement that in the event of non-payment at or before the time named in the notice the Shares, or any of them, in respect of which payment is not made will be liable to be forfeited.

25.                               Where a written notice has been issued under these Articles and the requirements have not been complied with, the Directors may at any time before tender of payment forfeit and cancel the Shares to which the notice relates.

26.                               The Company is under no obligation to refund any moneys to the Shareholder whose Shares have been forfeited and cancelled pursuant to these Articles.  Upon forfeiture and cancellation of the Shares the Shareholder is discharged from any further obligation to the Company with respect to the Shares forfeited and cancelled.

TRANSFER OF SHARES

27.                               Subject to the Memorandum and the Articles, Shares may be transferred by a written instrument of transfer.

28.                               The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or where the transfer otherwise imposes a liability to the Company on the transferee, or if so required by the Directors, shall also be executed by or on behalf of the transferee and shall be accompanied by the Share Certificate of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register of Members in respect of the relevant Shares.

29.                               Notwithstanding any other provisions of the Memorandum and Articles, Shares may be transferred by means of a Relevant System and the operator of the Relevant System (and any other person necessary to ensure the Relevant System is effective to transfer Shares) shall act as agent of the Shareholders for the purposes of the transfer of any Shares transferred by means of the Relevant System.

30.                               The Directors may in their absolute discretion decline to register any transfer of Shares which does not comply with the requirements of  Memorandum and .Articles or the Act.

31.                               The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

TRANSMISSION OF SHARES

32.                               The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only Person recognised by the Company as having any title to the Share.

33.                               Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered himself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

34.                               A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered Shareholder, except that he shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF NUMBER OF AUTHORISED SHARES

35.                               The Company may amend the Memorandum to increase or reduce the number of Shares the Company is authorised to issue.

36.                               The Company may:

(a)                                 divide the Shares, including issued Shares, of a Class or Series into a larger number of Shares of the same Class or Series; or

(b)                                 combine the Shares, including issued Shares, of a Class or Series into a smaller number of Shares of the same Class or Series;

provided, however, that where Shares with a par value are divided or combined under (a) or (b) of this Article, the aggregate par value of the new Shares must be equal to the aggregate par value of the original Shares.

REDEMPTION AND PURCHASE OF SHARES

37.                               Subject to any limitations or procedures imposed by the Act, the Memorandum and these Articles, including the Solvency Test where applicable, the Company may purchase, redeem or otherwise acquire its own Shares from one or more or all of the Shareholders:

(a)                                 in accordance with the provisions of the Memorandum and Articles;

(b)                                 in accordance with any other right of the Company to purchase or redeem Shares or any other right of a Shareholder to have his Shares purchased or redeemed or to have his Shares exchanged for money or other property of the Company;

(c)                                  in consideration for a new issue of Share of a different Class or Series;

(d)                                 in such other manner and on such terms as may be determined by the Directors and agreed between the Company and the relevant Shareholder.

38.                               Sections 60, 61 and 62 of the Act shall not apply to the Company. The provisions of Section 176 of the Act shall not apply to the Company.

TREASURY SHARES

39.                               Shares that the Company purchases, redeems or otherwise acquires pursuant to these Articles shall be cancelled immediately or held as Treasury Shares in accordance with the Act and Article 40.

40.                               Shares may only be purchased, redeemed or otherwise acquired and held as Treasury Shares where, when aggregated with the number of Shares of the same Class already held by the Company as Treasury Shares, the total number of Treasury Shares does not exceed 50 percent of the Shares of that Class previously issued by the Company, excluding those Shares that have been cancelled.

41.                               Where and for so long as Shares are held by the Company as Treasury Shares, all rights and obligations attaching to such Shares are suspended and shall not be exercised by or against the Company.

42.                               Treasury Shares may be disposed of by the Company on such terms and conditions as the Company may by Resolution of Directors determine.

MEETINGS OF SHAREHOLDERS

43.                               Subject to the Memorandum and the other provisions of these Articles, the Directors may, whenever they think fit, convene a meeting of Shareholders at such place, date and time as may be determined by the Directors. An Annual Shareholders Meeting shall be held annually at such place, date and time as may be determined by the Directors.

44.                               Nominations of persons for election as Director at an Annual Shareholders Meeting and the proposal of business to be considered by the Shareholders at any meeting of Shareholders may be made by any Shareholder who is entitled to vote at such meeting, and complies with the notice procedures set forth in this Article 44 and Article 50. Without qualification, the Shareholder, in addition to any other applicable requirements, must have given timely notice thereof in writing to the Secretary of the Company and any such proposed business must constitute a proper matter for shareholder action.

45.                               Without prejudice to Article 43, Shareholders’ meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at a meeting of the Shareholders of the Company on the matter for which the meeting is being requested holding at least thirty percent of outstanding Shares entitled to vote in the Company deposited at the Registered Office.  Such requisition shall specify the objects of the meeting, shall bear the name, address and signature of the requisitionists, and shall set forth all information relating to each such Shareholder that must be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required pursuant to Article 50, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934. If the Directors do not convene such meeting for a date not later than ninety days after the record date that has been fixed for the meeting and in any event not later than one hundred twenty days after the receipt of such requisition, then such meeting shall be held at the principal executive office of the Company at 2:00 pm local time on the ninetieth day after the date of such deposit, provided, however, that the Directors may disregard the requisition and not convene the meeting in the event that the Company fails to receive the requisition documents containing the information required by this Article 45 and payment from the requesting Shareholders for all reasonable expenses, as estimated by the Company, incurred by the Company in preparing and mailing notice of any such meeting within ten days of the Company’s notification to the requisitionists of such estimated expenses.

46.                               If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at meetings of the Shareholders of the Company may convene a Shareholders’ meeting in the same manner as nearly as possible as that in which Shareholders’ meetings may be convened by the Directors.

NOTICE OF MEETINGS OF SHAREHOLDERS

47.                               At least ten but not more than one hundred and twenty days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting  and the general nature of the business to be considered at the meeting, shall be given of a meeting of Shareholders in the manner hereinafter provided to such Persons as are, under these Articles, entitled to receive such notices from the Company.

48.                               A meeting of Shareholders held in contravention of the notice requirements set out above is valid if Shareholders holding not less than a ninety percent majority of the:

(a)                                 total number of Shares entitled to vote on all matters to be considered at the meeting; or

(b)                                 votes of each Class of Shares where Shareholders are entitled to vote thereon as a Class together with not less than an absolute majority of the remaining votes,

have waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute a waiver.

49.                               The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

50.                               A Shareholder’s notice to propose business to be considered by the Shareholders at a meeting of Shareholders shall be delivered in a timely manner to the Secretary and shall set forth:

(a)                                 as to each person, if any, whom the Shareholder proposes to nominate for election as a Director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14 of the Secuities Exchange Act of 1934 and the rules and regulations promulgated thereunder, (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected, (iii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such Shareholder and the beneficial owner of the Shares on whose behalf the nomination is made, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K of the Securities Exchange Act of 1934 if the Shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (iv) with respect to each nominee for election or re-election as a Director, include a completed and signed questionnaire, representation and agreement required by Article 51.

(b)                                 (b) if the notice relates to any business (other than the nomination of persons for election as Directors) that the Shareholder proposes to bring before the meeting, (i) a brief description of the business desired to be brought before the meeting, (ii) the reasons for conducting such business at the meeting, (iii) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Memorandum and these Articles, the language of the proposed amendment), (iv) any material interest in such business of such Shareholder and the beneficial owner, if any, on whose behalf the proposal is made, and (v) a description of all agreements, arrangements and understandings between such Shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such Shareholder; and

(c)                                  as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such Shareholder, as they appear on the Register of Members, and of such beneficial owner, if any, (ii)(A) the class or series and number of Shares that are, directly or indirectly, owned beneficially and of record by such Shareholder and by such beneficial owner, (B) any option, warrant, convertible security, share appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of Shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of Shares or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such Shareholder and by such beneficial owner, if any, and any other direct or indirect opportunity held or owned beneficially by such Shareholder and by such beneficial owner, if any, to profit or share in any profit derived from any increase or decrease in the value of Shares of the Company, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such Shareholder or beneficial owner, if any, has a right to vote any Shares of any security of the Company, (D) any short interest in any security of the Company (for purposes of this Article 50, a person shall be deemed to have a short interest in a security if such person directly or indirectly, through a contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any right to dividends on the Shares owned beneficially by such Shareholder or such beneficial owner, if any, which right is separated or separable from the underlying shares, (F) any proportionate interest in Shares or Derivative Instrument held, directly or indirectly, by a general or limited partnership in which such Shareholder or such beneficial owner, if any, is a general partner or with respect to which such Shareholder or such beneficial owner, if any, directly or indirectly, beneficially owns an interest in a general partner, and (G) any performance-related fees (other than an asset-based fee) to which such Shareholder or such beneficial owner, if any, is entitled to base on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, in each case with respect to the information required to be included in the notice pursuant to (A) through (G) above, as of the date of such notice and including, without limitation, any such interests held by members of such Shareholder’s or such beneficial owner’s immediate family sharing the same household (which information shall be supplemented by such Shareholder and such beneficial owner, if any, (y) not later than ten (10) days after the record date for the annual meeting to disclose such ownership as of the record date and (z) ten (10) days before the annual meeting date), (iii) any other information relating to such Shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, (iv) a representation that the Shareholder is a registered holder of Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (v) a representation whether the Shareholder or the beneficial owner, if any, intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding Shares required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from Shareholders in support of such proposal or nomination.

The Company may require any proposed nominee to furnish such other information as it may reasonably require (i) to determine the eligibility of such proposed nominee to serve as a Director, including with respect to qualifications established by any committee of Directors (ii) to determine whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the Company; and (iii) that could be material to a reasonable shareholder’s understanding of the independence and qualifications, or lack thereof, of such nominee.

51.                               To be eligible to be a nominee for election or re-election as a director of the Company, a person must deliver (in accordance with the time periods prescribed for delivery of notice under Article 52 below) to the Secretary at the principal executive offices of the Company a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request) and a written representation and agreement (in the form provided by the Secretary upon written request) that such person (A) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (B) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (C) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and share trading policies and guidelines of the Company.

52.                            To be timely, a Shareholder’s notice must be delivered to the Secretary at the principal executive offices of the Company, in the case of an Annual Shareholders Meeting, not later than the close of business on the ninetieth day nor earlier than the close of business on the one hundred twentieth day prior to the first anniversary of the preceding year’s Annual Shareholders Meeting (provided, however, that in the event that the date of the Annual Shareholders Meeting is more than thirty days before or more than sixty days after such anniversary date, notice by the Shareholder must be so delivered not earlier than the close of business on the one hundred twentieth day prior to such Annual Shareholders Meeting and not later than the close of business on the later of the ninetieth day prior to such Annual Shareholders Meeting or the tenth day following the day on which public announcement of the date of such Annual Shareholders Meeting is first made by the Company), or in the case of another meeting of Shareholders, within one hundred twenty days prior to the meeting and not later than the close of business on the later of the ninetieth day prior to such meeting or the tenth day following the day on which public announcement is first made of the date of the meeting. In no event shall the public announcement of an adjournment or postponement of a meeting of Shareholders commence a new time period (or extend any time period) for the giving of a Shareholder’s notice as described above.

PROCEEDINGS AT SHAREHOLDERS’ MEETINGS

51.                               No business shall be transacted at any Shareholders’ meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the Shares of the Company entitled to vote at the meeting, present in person or by proxy, shall form a quorum.

52.                               If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved.  In any other case it shall stand adjourned to such date as shall be determined by the Directors, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

53.                               If the Directors decide to make such facility available for a specific Shareholders’ meeting or all Shareholders’ meetings of the Company, participation in any Shareholders’ meeting may be by means of a telephone or by other electronic means provided that all Persons participating in such meeting are able to hear each other and such participation shall be deemed to constitute presence in person at the meeting.

54.                               The chairman, if any, of the Directors shall preside as chairman at every Shareholders’ meeting.

55.                               If there is no such chairman, or if at any Shareholders’ meeting he is not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chairman, any Director or Person nominated by the Directors shall preside as chairman, failing which the Shareholders present in person or by proxy shall choose any Person present to be chairman of that meeting.

56.                               The chairman may with the consent of any Shareholders’ meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. It shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

57.                               Except as set forth in Article 45 above, the Directors may cancel or postpone any duly convened Shareholders’ meeting at any time prior to such meeting, except for Shareholders’ meetings requisitioned by the Shareholders in accordance with these Articles for any reason upon notice in writing to Shareholders. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

58.                               At any Shareholders’ meeting a Resolution of Shareholders put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the Chairman or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

59.                               If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

60.                               In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

61.                               A poll demanded on the election of a chairman of the meeting or on a question of adjournment shall be taken forthwith.  A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

VOTES OF SHAREHOLDERS

62.                               Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a Shareholders’ meeting, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which he or the Person represented by proxy is the holder. For the avoidance of doubt, no Shareholder shall have the right to cumulate such Shareholder’s votes for the election of Directors.

63.                               The following shall apply in respect of joint ownership of Shares:

(a)                                 if two or more Persons hold Shares jointly each of them may be present in person or by proxy at a meeting of Shareholders and may speak as a Shareholder;

(b)                                 if only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

(c)                                  if two or more of the joint owners are present in person or by proxy they must vote as one.

64.                               A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by him, whether on a show of hands or on a poll, by the Person or Persons appointed by that court, and any such Person or Persons may vote by proxy.

65.                               No Shareholder shall be entitled to vote at any Shareholders’ meeting unless all calls, if any, or other sums presently payable by him in respect of Shares carrying the right to vote held by him have been paid.

66.                               A Shareholder may be represented at a meeting of Shareholders by a proxy who may speak and vote on behalf of the Shareholder.

67.                               The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an officer or attorney duly authorised.  A proxy need not be a Shareholder.

68.                               An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

69.                               The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

70.                               The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

71.                               An action that may be taken by the Shareholders at a meeting may not be effected by any action by written consent by such Shareholders pursuant to section 88 of the Act.

72.                               If the Company shall have only one Shareholder the provisions herein contained for meetings of the Shareholders shall not apply and in lieu of minutes of a meeting shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Shareholders.  Such a note or memorandum shall constitute sufficient evidence of such resolution for all purposes.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

73.                               Any Shareholder or Director that is a corporation or other entity may by resolution of its directors or other governing body authorise such natural person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or Series or of the Directors or of a committee of Directors, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder or Director.

DIRECTORS

74.                               The maximum number of directors shall be determined from time to time by Resolution of Directors, provided the minimum number of Directors shall be one.

75.                               Directors shall be elected by Resolution of Shareholders to hold office until the next Annual Shareholders Meeting or until their successors are elected and qualified, or until their earlier death, resignation or removal. The Directors may by Resolution of Directors appoint a replacement Director to fill a casual vacancy arising on the removal, resignation, disqualification or death of any Director or to create newly created vacancies resulting from an increase in the authorised number of Directors.

76.                               Subject to these Articles, the Company may appoint any natural person or corporation to be a Director.  The following are disqualified from appointment as a Director:

(a)                                 an individual who is under eighteen years of age;

(b)                                 a person who is a disqualified person within the meaning of section 260(4) of the Insolvency Act (or any successor provision);

(c)                                  a person who is a restricted person within the meaning of section 409 of the Insolvency Act (or any successor provision);

(d)                                 an undischarged bankrupt; and

(e)                                  any other person disqualified by the Memorandum and these Articles.

77.                               A Director may be removed from office only for cause, and in such case only by a Resolution of Shareholders. A resolution passed under this Article may only be passed at a meeting called for the purpose of removing the Director or for purposes including the removal of the Director by Shareholders holding at least a majority of voting power of the Shares entitled to vote.

78.                               A Director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

79.                               The Directors, or if the Shares (or depository receipts therefore) are listed or quoted on a Designated Stock Exchange, and if required by the Designated Stock Exchange, any committee thereof, may, by a Resolution of Directors or Committee, as the case may be, fix the emoluments of Directors with respect to services to be rendered in any capacity to the Company.

80.                               There shall be no shareholding qualification for Directors.

81.                               The Company shall keep a Register of Directors containing:

(a)                                 the names and addresses of the persons who are Directors or who have been nominated as reserve directors of the Company;

(b)                                 the date on which each person whose name is entered in the Register of Directors was appointed as a Director, or nominated as a reserve director, of the Company;

(c)                                  the date on which each person named as a Director ceased to be a Director; and

(d)                                 the date on which the nomination of any person nominated as a reserve director ceased to have effect.

82.                               A copy of the Register of Directors shall be kept at the office of the Registered Agent and the Company may determine by Resolution of Directors to register a copy of such Register of Directors with the Registrar of Corporate Affairs.

ALTERNATE DIRECTORS

83.                               Any Director may in writing appoint another person, who need not be a Director, to be his alternate. Every such alternate shall be entitled to attend meetings in the absence of the Director who appointed him and to vote in the place of the Director. Where the alternate is a Director he shall be entitled to have a separate vote on behalf of the Director he is representing in addition to his own vote.  A Director may at any time in writing revoke the appointment of an alternate appointed by him. Such alternate shall not be an Officer.  The remuneration of such alternate shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

POWERS OF DIRECTORS

84.                               The business and affairs of the Company shall be managed by, or be under the direction or supervision of, the Directors who may pay all expenses incurred preliminary to and in connection with the formation and registration of the Company and may exercise all such powers of the Company as are not by the Act or the Memorandum or the Memorandum and Articles required to be exercised by the Shareholders, subject to any delegation of such powers as may be authorised by the Memorandum and Articles.

85.                               The Directors may, by a Resolution of Directors, appoint any Person, including a person who is a Director, to be an Officer or agent of the Company.  The Resolution of Directors appointing an agent may authorise the agent to appoint one or more substitutes or delegates to exercise some or all of the powers conferred on the agent by the Company.

86.                               Every Officer or agent of the Company has such powers and authority of the Directors, including the power and authority to affix the Seal, as are set forth in these Articles or in the Resolution of Directors appointing the Officer or agent, except that no Officer or agent has any power or authority with respect to the matters requiring a Resolution of Directors under the Act or the Memorandum and Articles or are otherwise not permitted to be delegated under the Act.

87.                               All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company, shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as shall from time to time be determined by Resolution of Directors.

88.                               The Directors may, by a Resolution of Directors, designate one or more committees, each consisting of one or more Directors.

89.                               Each committee of Directors has such powers, and authorities of the Directors, including the power and authority to affix the Seal, as are set forth in the Resolution of Directors establishing the committee, except that no committee has any power or authority:

(a)                                 to amend the Memorandum or these Articles;

(b)                                 to designate committees of Directors;

(c)                                  to delegate powers to a committee of Directors;

(d)                                 to appoint Directors;

(e)                                  to appoint agents;

(f)                                   to approve a plan of merger, consolidation or arrangement; or

(g)                                  to make a declaration of solvency or approve a liquidation plan.

90.                               The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand or otherwise) appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such Person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in him.

BORROWING POWERS OF DIRECTORS

91.                               The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

DUTIES OF DIRECTORS

92.                               Subject to the following Article, the Directors when exercising their powers or performing their duties, shall act honestly and in good faith and in what the Director believes to be in the best interests of the Company.

93.                               Notwithstanding the foregoing:

(a)                                 where the Company is a wholly owned subsidiary, the Directors may, when exercising their powers or performing their duties as Directors, act in a manner which they believe to be in the best interests of the Company’s holding company, even though it may not be in the best interests of the Company; and

(b)                                 where the Company is a subsidiary, but not a wholly owned subsidiary, the Directors may, when exercising their powers or performing their duties, and with the prior agreement of the Shareholders other than the holding company, act in a manner which they believe to be in the best interests of the Company’s holding company, even though it may not be in the best interests of the Company.

PROCEEDINGS OF DIRECTORS

94.                               The Directors may meet together (either within or without the British Virgin Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit.  Questions arising at any meeting shall be decided by a majority of votes.  In case of an equality of votes the chairman shall have a second or casting vote.  A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

95.                               A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or other electronic means provided that all persons participating in such meeting can hear one other and such participation shall be deemed to constitute presence in person at the meeting.

96.                               A Director shall be given not less than three days’ notice of meetings of Directors, but a meeting of Directors held without three days’ notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend, waive notice of the meeting, and for this purpose, the presence of a Director at the meeting shall be deemed to constitute waiver on his part.  The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

97.                               The quorum necessary for the transaction of the business of the Directors shall be a majority of the Directors, except that if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one.  A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

98.                               If the Company shall have only one Director the provisions herein contained for meetings of the Directors shall not apply but such sole Director shall have full power to represent and act for the Company in all matters as are not by the Act or the Memorandum or these Articles required to be exercised by the Shareholders and in lieu of minutes of a meeting shall record in writing and sign a note or memorandum of all matters requiring a Resolution of Directors.  Such a note or memorandum shall constitute sufficient evidence of such resolution for all purposes.

99.                               A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may by a Resolution of Directors determine. Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor to the Company.

100.                        The Directors shall cause the following corporate records to be kept:

(a)                                 minutes of all meetings of Directors, Shareholders, committees of Directors, committees of Officers and committees of Shareholders; and

(b)                                 copies of all resolutions consented to by Directors, Shareholders, Classes of Shareholders, committees of Directors, committees of Officers and committees of Shareholders.

101.                        The books, corporate records and minutes shall be kept at the office of the Registered Agent, at the Company’s principal place of business or at such other place as the Directors determine.

102.                        An action that may be taken by the Directors or a committee of Directors at a meeting may also be taken by a resolution of Directors or a committee of Directors consented to in writing or by telex, telegram, cable, facsimile or other written electronic communication by all of the Directors or all of the members of the committee, as the case may be, without the need for any notice.  The consent may be in the form of counterparts, each counterpart being signed by one or more Directors.

103.                        The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to the memorandum and Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number of Directors, or of summoning a Shareholders’ meeting, but for no other purpose.

104.                        The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chairman of the meeting.

105.                        Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chairman of its meetings.  If no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chairman of the meeting.

106.                        A committee appointed by the Directors may meet and adjourn as it thinks proper.  Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

107.                        All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

OFFICERS

108.                        The Company may by Resolution of Directors appoint Officers at such times as shall be considered necessary or expedient.  Any number of offices may be held by the same person.

109.                        The Officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by Resolution of Directors..

110.                        The emoluments of all Officers shall be fixed by Resolution of Directors.

111.                        The Officers shall hold office until their successors are duly elected and qualified, but any Officer elected or appointed by the Directors may be removed at any time, with or without cause, by Resolution of Directors.  Any vacancy occurring in any office of the Company may be filled by Resolution of Directors.

CONFLICT OF INTERESTS

112.                        A Director shall forthwith after becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the Company, disclose the interest to the board of Directors.

113.                        A Director is not required to comply with Article 112 above, if the transaction is between the Company and the Director and the transaction or proposed transaction is or is to be entered into in the ordinary course of the Company’s business and on usual terms and conditions.

114.                        A Director who is interested in a transaction entered into or to be entered into by the Company may:

(a)                                 vote on a matter relating to the transaction;

(b)                                 attend a meeting of Directors at which the matter relating to the transaction arises and be included among the Directors present at the meeting for the purpose of a quorum; and

(c)                                  sign a document on behalf of the company, or do any other thing in his capacity as a Director, that relates to the transaction.

REGISTER OF CHARGES

115.                        The Company shall maintain at the Registered Office or at the office of the Registered Agent a register of all charges created by the Company showing:

(a)                                 if the charge is a charge created by the Company, the date of its creation or, if the charge is an existing charge on property acquired by the Company, the date on which the property was acquired;

(b)                                 a short description of the liability secured by the charge;

(c)                                  a short description of the property charged;

(d)                                 the name and address of the trustee for the security, or if there is no such trustee, the name and address of the chargee;

(e)                                  unless the charge is a security to bearer, the name and address of the holder of the charge; and

(f)                                   details of any prohibition or restriction, if any, contained in the instrument creating the charge on the power of the Company to create any future charge ranking in priority to or equally with the charge.

THE SEAL

116.                       The Directors shall provide for the safe custody of the Seal.  An imprint of the Seal shall be kept at the office of the Registered Agent.

117.                       The Seal shall not be affixed to any instrument except by the authority of a Resolution of Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more persons as the Directors may appoint for the purpose and every person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

118.                        The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a Resolution of Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal.  The facsimile Seal shall be affixed in the presence of such person or persons as the Directors shall for this purpose appoint and such person or persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more persons as the Directors may appoint for the purpose.

119.                        Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISTRIBUTIONS

120.                        The Company may, from time to time, by a Resolution of Directors authorise a Distribution by the Company at such time, and of such amount, to any Shareholders, as it thinks fit if they are satisfied, on reasonable grounds, that immediately after the Distribution, the Company satisfies the following solvency test:

(a)                                 the value of the Company’s assets will exceed its liabilities; and

(b)                                 the Company will be able to pay its debts as they fall due.

121.                        The Directors may, before making any Distribution, set aside out of the profits of the Company such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select.

122.                       Notice of any Distribution that may have been authorised shall be given to each Shareholder in the manner hereinafter mentioned and all Distributions unclaimed for three years after having been declared may be forfeited by Resolution of Directors for the benefit of the Company.

123.                        No Distribution shall bear interest as against the Company and no Distribution shall be authorised or made on Treasury Shares.

124.                        The Directors may determine in their sole discretion to issue bonus Shares from time to time.

125.                        A division of the issued and outstanding Shares of a Class or Series of Shares into a larger number of Shares of the same Class or Series having a proportionately smaller par value does not constitute the issue of a bonus Share.

126.                        If several Persons are registered as joint holders of any Shares, any one of such Persons may give receipt for any Distribution made in respect of such Shares.

ACCOUNTS AND AUDIT

127.                        The Company shall keep such accounts and records that:

(a)                                 are sufficient to show and explain the Company’s transactions; and

(b)                                 will at any time, enable the financial position of the Company to be determined with reasonable accuracy.

128.                        The books of account shall be kept at the office of the Registered Agent or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

129.                        The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by a Resolution of Directors or by a Resolution of Shareholders.

130.                        The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the financial year end and the accounting principles will be determined by the Directors.

131.                        The auditors of the Company shall not be deemed to be Officers.

NOTICES

132.                        Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at his address as appearing in the Register of Members, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

133.                        Any Shareholder present, either personally or by proxy, at any Shareholders’ meeting shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

134.                        Any notice or other document, if served by:

(a)                                 post, shall be deemed to have been served five days after the time when the letter containing the same is posted;

(b)                                 facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)                                  recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)                                 electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

135.                        Any notice or document delivered or sent by post to or left at the registered address of any Shareholder in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under him) in the Share.

136.                        Notice of every Shareholders’ meeting shall be given to:

(a)                                 all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)                                 every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of Shareholders’ meetings.

INDEMNITY

137.                        Without prejudice to any additional indemnification agreements the Company may enter into in favour of the Directors, subject to the limitations hereinafter provided the Company may indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings any Person (an “Indemnifiable Person”) who:

(a)                                 is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the Person is or was a Director, an Officer, agent or a liquidator of the Company; or

(b)                                 is or was, at the request of the Company, serving as a director, officer, agent or liquidator of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

138.                        The Company may only indemnify an Indemnifiable Person if such Person acted honestly and in good faith and in what the Indemnifiable Person believed to be in the best interests of the Company and, in the case of criminal proceedings, the Indemnifiable Person had no reasonable cause to believe that his conduct was unlawful.

139.                        The decision of the Directors as to whether the Indemnifiable Person acted honestly and in good faith and in what the Indemnifiable Person believed to be in the best interests of the Company and, in the case of criminal proceedings, as to whether such Person had no reasonable cause to believe that his conduct was unlawful, is in the absence of fraud, sufficient for the purposes of these Articles, unless a question of law is involved.

140.                        The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the Indemnifiable Person did not act honestly and in good faith and with a view to the best interests of the Company or that such Person had reasonable cause to believe that his conduct was unlawful.

141.                        Expenses, including legal fees, incurred by an Indemnifiable Person in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the Indemnifiable Person to repay the amount if it shall ultimately be determined that the Indemnifiable Person is not entitled to be indemnified by the Company in accordance with these Articles.

142.                        Expenses, including legal fees, incurred by a former Director, Officer or agent in defending any legal, administrative or investigative proceedings may be paid by the Company in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of the former Director, Officer or agent, as the case may be, to repay the amount if it shall ultimately be determined that the former Director, Officer or agent is not entitled to be indemnified by the Company in accordance with these Articles and upon such other terms and conditions, if any, as the Company deems appropriate.

143.                        The indemnification and advancement of expenses provided by, or granted pursuant to, this section is not exclusive of any other rights to which the Person seeking indemnification or advancement of expenses may be entitled under any agreement, resolution of members, resolution of disinterested Directors or otherwise, both as to acting in the Person’s official capacity and as to acting in another capacity while serving as a Director, if applicable.

144.                        If a Person to be indemnified has been successful in defence of any proceedings described above the Person is entitled to be indemnified against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred by the Person in connection with the proceedings.

INSURANCE

145.                        The Company may purchase and maintain insurance in relation to any person who is or was a Director, or who at the request of the Company is or was serving as a Director of, or in any other capacity is or was acting for another body corporate or a partnership, joint venture, trust or other enterprise, against any liability asserted against the person and incurred by the person in that capacity, whether or not the Company has or would have had the power to indemnify the person against the liability in the preceding Article.

NON-RECOGNITION OF TRUSTS

146.                        Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as required by law) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register of Members, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP

147.                        Subject to the other provisions of the Memorandum and these Articles, if the Company shall be wound up, the liquidator may divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders of different Classes or Series.  The liquidator may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator shall think fit, but so that no Shareholder shall be compelled to accept any asset whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

148.                        These Articles may be amended in the manner prescribed in the Memorandum.

CLOSING OF REGISTER OF MEMBERS OR FIXING RECORD DATE

149.                        For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any Distribution, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not exceed in any case forty days.

150.                        In lieu of or apart from closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any Distribution the Directors may, at or within ninety days prior to the date of declaration of such Distribution, fix a subsequent date as the record date for such determination.

151.                        If the Register of Members is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a Distribution, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such Distribution is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

UNTRACEABLE SHAREHODLERS

152.                        The Company shall be entitled to sell any Shares of a Shareholder or the Shares to which a person is entitled by virtue of transmission on death or bankruptcy or operation of law if and provided that:

(a)                                 all cheques, not being less than three in number, for any sums payable in cash to the holder of such Shares have remained uncashed for a period of 12 years;

(b)                                 the Company has not during that time or before the expiry of the three month period referred to in Article 151(c) below received any indication of the whereabouts or existence of the holder or person entitled to such Shares by death, bankruptcy or operation of law; and

(c)                                  upon expiry of the 12-year period, the Company has caused an advertisement to be published in newspapers, giving notice of its intention to sell such Shares, and a period of three months has elapsed since such advertisement.

The net proceeds of any such sale shall belong to the Company and upon receipt of the Company of such net proceeds the Company shall become indebted to the former Shareholder for an amount equal to such net proceeds.

REGISTRATION BY WAY OF CONTINUATION

153.                        The Company may by Resolution of Directors or by Resolution of Shareholders resolve to be registered by way of continuation in a jurisdiction outside the British Virgin Islands in the manner provided under those laws.  In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Corporate Affairs to deregister the Company in the British Virgin Islands and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

DISCLOSURE

154.                        The Directors, or any service providers (including the Officers, the Secretary and the Registered Agent of the Company) specifically authorised by the Directors, shall be entitled to disclose to any regulatory or judicial authority any information regarding the affairs of the Company including without limitation information contained in the Register of Members and books of the Company.

We, Walkers Corporate Services (BVI) Limited of Walkers Chambers, 171 Main Street, Road Town, Tortola VG1110, British Virgin Islands for the purpose of incorporating a BVI Business Company under the laws of the British Virgin Islands hereby sign our name to these Articles of Association this 20 th day of February, 2012.

Incorporator

Sgd: Sabinah Clement

Sabinah Clement

For and on behalf of

Walkers Corporate Services (BVI) Limited

Exhibit 8.1

[•], 2012

Amira Nature Foods Ltd

29E, A.U. Tower

Jumeirah Lake Towers

Dubai, United Arab Emirates

Re: Registration Statement on Form F-1 of Amira Nature Foods Ltd.

Dear Sirs/ Mesdames:

We have acted as counsel as to matters of Indian law to Amira Nature Foods Ltd (“ANFI”) and are giving this opinion in connection with its Registration Statement on Form F-1 (the “Registration Statement”) filed with the Unites States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), filed on [•], 2012 (Registration Number 333-[•]), as amended through the date hereof.

Based upon such facts and subject to the limitations set forth in the Registration Statement, the statements of law or legal conclusions in the Registration Statement under the caption “Taxation — Indian Taxation” constitute the opinion of Amarchand & Mangaldas & Suresh A. Shroff & Co.

In rendering this opinion, we have reviewed the Registration Statement and such laws of the Republic of India as have been published and made publicly available, all of which are subject to change either prospectively or retroactively. Any such change may affect the conclusions stated herein. We have made no investigation of the laws of any jurisdiction other than the Republic of India and do not express or imply any opinions as to the laws of any jurisdiction other than those of the Republic of India as applicable on the date of this opinion. This opinion is governed by and shall be construed in accordance with Indian law. We assume no obligation to update or supplement this opinion letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur. Our opinion is not binding on the Indian Income Tax Department or a court. The Indian Income Tax Department may disagree with one or more of our conclusions, and a court may sustain the Indian Income Tax Department’s position.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Yours Truly,

Exhibit 8.2

LOEB & LOEB LLP

345 Park Avenue	Direct	212.407.4000
New York, NY 10154-1895	Main	212.407.4000
	Fax	212.407.4990

[Date]

Amira Nature Foods Ltd. 29E, A.U. Tower Jumeirah Lake Towers Dubai, United Arab Emirates	DRAFT

Re:          Registration Statement of Amira Nature Foods Ltd.

Ladies and Gentlemen:

We have acted as United States counsel to Amira Nature Foods Ltd., a British Virgin Islands corporation (the “Company”), in connection with the Registration Statement on Form F-1 under the Securities Act of 1933, as amended (the “Securities Act”), filed on [           ], 2012 (Registration Number [   -      ]), as amended through the date hereof (the “Registration Statement”).

As United States counsel to the Company, we have reviewed the Registration Statement.  In rendering this opinion, we have assumed with your approval the genuineness of all signatures, the legal capacity of all natural persons, the legal authority of all entities, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us.  We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion on the date hereof the statements of United States federal income tax law as set forth in the Registration Statement under the caption “Taxation—United States Federal Income Taxation.”

This opinion is based upon the existing provisions of the Internal Revenue Code, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof.  Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion set forth herein.  Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion.  If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable.  We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

This opinion is issued solely in connection with the original issuance of securities by the Company pursuant to the Registration Statement, and may not be relied on for any other purpose.  This opinion may not be reproduced, quoted, circulated or referred to in any other document, without our prior written consent, which may be withheld in our sole discretion.

Our opinion is not binding on the IRS or a court.  The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

Except as expressly provided herein, we express no opinion with respect to any tax matter.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as United States counsel to the Company under the captions “Taxation—United States Federal Income Taxation” and “Legal Matters” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

Loeb & Loeb LLP

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Exhibit 10.15

AMIRA NATURE FOODS LTD

INDEMNIFICATION AGREEMENT

THIS AGREEMENT is entered into, effective as of                        by and between Amira Nature Foods Ltd (the “Company”), a company incorporated under the laws of the British Virgin Islands (“BVI”) with registered number 1696728, and                                  (“Indemnitee”), effective as of the date that the Registration Statement on Form F-1 related to the initial public offering of the Company’s Ordinary Shares is declared effective by the United States Securities and Exchange Commission.

WHEREAS, it is essential to the Company to retain and attract as directors and officers the most capable persons available;

WHEREAS, Indemnitee is a director and/or officer of the Company;

WHEREAS, both the Company and Indemnitee recognize the increased risk of litigation and other claims currently being asserted against directors and officers of corporations;

WHEREAS, the Amended and Restated Memorandum and Articles of Association of the Company allow the Company to indemnify and advance expenses to its directors and officers, and the Indemnitee has been serving and continues to serve as a director and/or officer of the Company in accordance with the Company’s Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles”); and

WHEREAS, in recognition of the Company’s desire to continue to retain the services of Indemnitee as a director and/or officer of the Company, and of the Indemnitee’s need for (i) substantial protection against personal liability based on Indemnitee’s reliance on the Company’s ability to indemnify the Indemnitee under the aforesaid Memorandum and Articles, (ii) specific contractual assurance that the protection allowed by the Memorandum and Articles will be available to Indemnitee (regardless of, among other things, any amendment to or revocation of the Memorandum and Articles or any change in the composition of the Company’s Board of Directors or acquisition transaction relating to the Company) and (iii) an inducement to continue to provide services to the Company as a director and/or officer, the Company wishes to provide in this Agreement for the indemnification of and the advancing of expenses to Indemnitee to the fullest extent (whether partial or complete) permitted under BVI law and as set forth in this Agreement, and, to the extent insurance is maintained, to provide for the continued coverage of Indemnitee under the Company’s directors’ and officers’ liability insurance policies.

NOW, THEREFORE, in consideration of the above premises and of Indemnitee continuing to serve the Company directly or, at its request, with another enterprise, and intending to be legally bound hereby, the parties agree as follows:

1.                                      Certain Definitions:

(a)                                 “Board” shall mean the Board of Directors of the Company.

(b)                                 “Affiliate” shall mean any corporation or other person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with, the person specified, including, without limitation, with respect to the Company, any direct or indirect subsidiary of the Company.

(c)                                  A “Change in Control” shall be deemed to have occurred if (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “ Exchange Act “)) (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, and other than any person who is “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing 5% or more of the total voting power represented by the Company’s then outstanding Voting Securities on the date that the Company first registers under the Act, or any transferee of such individual if such transferee is a spouse or lineal descendant of the transferee or a trust for the benefit of the individual, his or her spouse or lineal descendants), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board, (iii) the shareholders of the Company approve a merger or consolidation of the Company with any other entity, other than a merger or consolidation that would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (iv) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets.

(d)                                 “Expenses” shall mean any expense, liability or loss, including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties, amounts paid or to be paid in settlement, any interest, assessments or other charges imposed thereon, any federal, state, local or foreign taxes imposed as a result of the actual or deemed receipt of any payments under this Agreement and all other costs and obligations, paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal) or preparing for any of the foregoing in, any Proceeding relating to any Indemnifiable Event.

(e)                                  “Indemnifiable Event” shall mean any event or occurrence that takes place either prior to or after the execution of this Agreement, related to the fact that Indemnitee is or was a director or officer of the Company or an Affiliate of the Company, or while a director or officer is or was serving at the request of the Company or an Affiliate of the Company as a director, officer, employee, trustee, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, employee benefit plan, trust or other enterprise or was a director,

2

officer, employee or agent of a foreign or domestic corporation that was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation, or related to anything done or not done by Indemnitee in any such capacity, whether or not the basis of the Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent of the Company or an Affiliate of the Company, as described above.

(f)                                   “Independent Counsel” shall mean the person or body appointed in connection with Section 3.

(g)                                  “Proceeding” shall mean any threatened, pending or completed action, suit or proceeding or any alternative dispute resolution mechanism (including an action by or in the right of the Company or an Affiliate of the Company) or any inquiry, hearing or investigation, whether conducted by the Company or an Affiliate of the Company or any other party, that Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether civil, criminal, administrative, investigative or other.

(h)                                 “Reviewing Party” shall mean the person or body appointed in accordance with Section 3.

(i)                                     “Voting Securities” shall mean any shares or other securities of the Company that vote generally in the election of directors.

2.                                      Agreement to Indemnify.

(a)                                 General Agreement.  In the event Indemnitee was, is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Proceeding by reason of (or arising in part out of) an Indemnifiable Event, the Company shall indemnify Indemnitee from and against any and all Expenses to the fullest extent permitted by law, as the same exists or may hereafter be amended or interpreted (but in the case of any such amendment or interpretation, only to the extent that such amendment or interpretation permits the Company to provide broader indemnification rights than were permitted prior thereto).  The parties hereto intend that this Agreement shall provide for indemnification in excess of that expressly permitted by statute, including, without limitation, any indemnification provided by the Company’s Memorandum and Articles, vote of its shareholders or disinterested directors or applicable law, but at all times subject to any prohibitions, restrictions and limitations provided by applicable law.

(b)                                 Initiation of Proceeding.  Notwithstanding anything in this Agreement to the contrary, Indemnitee shall not be entitled to indemnification pursuant to this Agreement in connection with any Proceeding initiated by Indemnitee against the Company or any director or officer of the Company, unless (i) the Company has joined in or the Board has consented to the initiation of such Proceeding, (ii) the Proceeding is one to enforce indemnification rights under Section 5, (iii) the Proceeding is instituted after a Change in Control (other than a Change in Control approved by a majority of the directors on the Board who were directors immediately prior to such Change in Control) or (iv) Independent Counsel has approved its initiation.  In all such cases, the Indemnitee shall have acted honestly and in good faith in what the Indemnitee

3

believed to be in the best interests of the Company and, in the case of criminal proceedings, the Indemnitee had no reasonable cause to believe that his conduct was unlawful.

(c)                                  Expense Advances.  If so requested by Indemnitee, the Company shall advance (within thirty (30) days of such request) any and all Expenses to Indemnitee (an “Expense Advance”).  The Indemnitee shall qualify for such Expense Advances upon the execution and delivery to the Company of this Agreement which shall constitute an undertaking providing that the Indemnitee undertakes to repay such Expense Advances if and to the extent that it is ultimately determined by a court of competent jurisdiction in a final judgment, not subject to appeal, that Indemnitee is not entitled to be indemnified by the Company.  Indemnitee’ s obligation to reimburse the Company for Expense Advances shall be unsecured and no interest shall be charged thereon.  This Section 2(c) shall not apply to any claim made by Indemnitee for which indemnity is excluded pursuant to Section 2(b) or 2(f).

(d)                                 Mandatory Indemnification.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any Proceeding relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

(e)                                  Partial Indemnification.  If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

(f)                                   Prohibited Indemnification.  No indemnification pursuant to this Agreement shall be paid by the Company on account of any Proceeding in which a final judgment is rendered against Indemnitee or Indemnitee enters into a settlement, in each case (i) for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or (ii) for which payment is prohibited by law.

3.                                      Reviewing Party.  Prior to any Change in Control, the Reviewing Party shall be any appropriate person or body consisting of a member or members of the Board or any other person or body appointed by the Board who is not a party to the particular Proceeding with respect to which Indemnitee is seeking indemnification; provided that if all members of the Board are parties to the particular Proceeding with respect to which Indemnitee is seeking indemnification, the Independent Counsel referred to below shall become the Reviewing Party; after a Change in Control, the Independent Counsel referred to below shall become the Reviewing Party.  With respect to all matters arising before a Change in Control for which Independent Counsel shall be the Reviewing Party and all matters arising after a Change in Control, in each case concerning the rights of Indemnitee to indemnity payments and Expense Advances under this Agreement or any other agreement or under applicable law or the Company’s Amended and Restated Memorandum and Articles of Association now or hereafter in effect relating to indemnification for Indemnifiable Events, the Company shall seek legal advice only from Independent Counsel selected by Indemnitee and approved by the Company

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(which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed services for the Company or the Indemnitee (other than in connection with indemnification matters) within the last five years.  The Independent Counsel shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or Indemnitee in an action to determine Indemnitee’ s rights under this Agreement.  Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent the Indemnitee should be permitted to be indemnified under applicable law.  The Company agrees to pay the reasonable fees of the Independent Counsel and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities, loss and damages arising out of or relating to this Agreement or the engagement of Independent Counsel pursuant hereto.

4.                                      Indemnification Process and Appeal.

(a)                                 Indemnification Payment.  Indemnitee shall be entitled to indemnification of Expenses, and shall receive payment thereof, from the Company in accordance with this Agreement as soon as practicable after Indemnitee has made written demand on the Company for indemnification, but in no event later than thirty (30) business days after demand, unless the Reviewing Party has given a written opinion to the Company that Indemnitee is not entitled to indemnification under applicable law.  Indemnitee shall cooperate with the Reviewing Party making a determination with respect to Indemnitee’ s entitlement to indemnification, including providing to the Reviewing Party upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to Indemnitee and reasonably necessary to such determination.

(b)                                 Suit to Enforce Rights.  Regardless of any action by the Reviewing Party, if Indemnitee has not received full indemnification within thirty (30) days after making a demand in accordance with Section 4(a), Indemnitee shall have the right to enforce its indemnification rights under this Agreement by commencing litigation in any court in the State of Delaware having subject matter jurisdiction thereof seeking an initial determination by the court or challenging any determination by the Reviewing Party or any aspect thereof.  The Company hereby consents to service of process and to appear in any such proceeding.  Any determination by the Reviewing Party not challenged by the Indemnitee shall be binding on the Company and Indemnitee.  The Company shall be precluded from asserting in any such proceeding that the procedures and presumptions of this Agreement are not valid, binding and enforceable and shall stipulate in any such court that the Company is bound by all the provisions of this Agreement.  The remedy provided for in this Section 4 shall be in addition to any other remedies available to Indemnitee at law or in equity.

(c)                                  Defense to Indemnification, Burden of Proof, and Presumptions.  It shall be a defense to any action brought by Indemnitee against the Company to enforce this Agreement (other than an action brought to enforce a claim for Expenses incurred in defending a Proceeding in advance of its final disposition) that it is not permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed.  In connection with any such action or any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified hereunder, the burden of proving such a defense or determination shall be on the Company.  Neither the failure of the Reviewing Party or the Company (including its

5

Board, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action by Indemnitee that indemnification of the claimant is proper under the circumstances because Indemnitee has met the standard of conduct set forth in applicable law, nor an actual determination by the Reviewing Party or Company (including its Board, independent legal counsel or its shareholders) that the Indemnitee had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct.  For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval), conviction or upon a plea of nolo contendere or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.  For purposes of any determination of good faith under any applicable standard of conduct, Indemnitee shall be deemed to have acted in good faith if Indemnitee’ s action is based on the records or books of account of the Company, including financial statements, or on information supplied to Indemnitee by the officers of the Company in the course of their duties, or on the advice of legal counsel for the Company or the Board or counsel selected by any committee of the Board or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser, investment banker or other expert selected with reasonable care by the Company or the Board or any committee of the Board.  The provisions of the preceding sentence shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct.  The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

5.                                      Indemnification for Expenses Incurred in Enforcing Rights.  The Company shall indemnify Indemnitee against any and all Expenses that are incurred by Indemnitee in connection with any action brought by Indemnitee for

(i)                                     indemnification or advance payment of Expenses by the Company under this Agreement or any other agreement or under applicable law or the Company’s Amended and Restated Memorandum and Articles of Association now or hereafter in effect relating to indemnification for Indemnifiable Events, and/or

(ii)                                  recovery under directors’ and officers’ liability insurance policies maintained by the Company;

but, in each case, only in the event that Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be.  In addition, the Company shall, if so requested by Indemnitee, advance the foregoing Expenses to Indemnitee, subject to and in accordance with Section 2(c).

6.                                      Notification and Defense of Proceeding.

(a)                                 Notice.  Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee shall, if a claim in respect thereof is to be made against the Company under this Agreement, notify the Company of the commencement thereof;

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but the omission so to notify the Company will not relieve the Company from any liability that it may have to Indemnitee, except as provided in Section 6(c).

(b)                                 Defense.  With respect to any Proceeding as to which Indemnitee notifies the Company of the commencement thereof, the Company will be entitled to participate in the Proceeding at its own expense and except as otherwise provided below, to the extent the Company so wishes, it may assume the defense thereof with counsel reasonably satisfactory to Indemnitee.  After notice from the Company to Indemnitee of its election to assume the defense of any Proceeding, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any Expenses subsequently incurred by Indemnitee in connection with the defense of such Proceeding other than reasonable costs of investigation or as otherwise provided below.  Indemnitee shall have the right to employ legal counsel in such Proceeding, but all Expenses related thereto incurred after notice from the Company of its assumption of the defense shall be at Indemnitee’ s expense unless: (i) the employment of legal counsel by Indemnitee has been authorized by the Company, (ii) Indemnitee has reasonably determined that there may be a conflict of interest between Indemnitee and the Company in the defense of the Proceeding, (iii) after a Change in Control, the employment of counsel by Indemnitee has been approved by the Independent Counsel or (iv) the Company shall not in fact have employed counsel to assume the defense of such Proceeding, in each of which cases all Expenses of the Proceeding shall be borne by the Company.  The Company shall not be entitled to assume the defense of any Proceeding brought by or on behalf of the Company, or as to which Indemnitee shall have made the determination provided for in (ii) above or under the circumstances provided for in (iii) and (iv) above.

(c)                                  Settlement of Claims.  The Company shall not be liable to indemnify Indemnitee under this Agreement or otherwise for any amounts paid in settlement of any Proceeding effected without the Company’s written consent, such consent not to be unreasonably withheld; provided, however, that if a Change in Control has occurred, the Company shall be liable for indemnification of Indemnitee for amounts paid in settlement if the Independent Counsel has approved the settlement.  The Company shall not settle any Proceeding in any manner that would impose any penalty or limitation on Indemnitee without Indemnitee’ s written consent.  The Company shall not be liable to indemnify the Indemnitee under this Agreement with regard to any judicial award if the Company was not given a reasonable and timely opportunity as a result of Indemnitees’ failure to provide notice, at its expense, to participate in the defense of such action, and the lack of such notice materially prejudiced the Company’s ability to participate in defense of such action.  The Company’s liability hereunder shall not be excused if participation in the Proceeding by the Company was barred by this Agreement.

7.                                      Establishment of Trust.  In the event of a Change in Control, the Company shall, upon written request by Indemnitee, create a Trust for the benefit of the Indemnitee and from time to time upon written request of Indemnitee shall fund the Trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for, participating in, and/or defending any Proceeding relating to an Indemnifiable Event.  The amount or amounts to be deposited in the Trust pursuant to the foregoing funding obligation shall be determined by the Independent Counsel.  The terms of the Trust shall provide that (i) the Trust shall not be revoked or the principal thereof invaded without the written consent of the Indemnitee, (ii) the Trustee shall

7

advance, within thirty (30) days of a request by the Indemnitee, any and all Expenses to the Indemnitee (and the Indemnitee hereby agrees to reimburse the Trust under the same circumstances for which the Indemnitee would be required to reimburse the Company under Section 2(c) of this Agreement), (iii) the Trust shall continue to be funded by the Company in accordance with the funding obligation set forth above, (iv) the Trustee shall promptly pay to the Indemnitee all amounts for which the Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise no later than thirty (30) days after notice pursuant to Section 4(a) and (v) all unexpended funds in the Trust shall revert to the Company upon a final determination by the Independent Counsel or a court of competent jurisdiction, as the case may be, that the Indemnitee has been fully indemnified under the terms of this Agreement.  The Trustee shall be chosen by the Indemnitee.  Nothing in this Section 7 shall relieve the Company of any of its obligations under this Agreement.  All income earned on the assets held in the Trust shall be reported as income by the Company for federal, state, local and foreign tax purposes.  The Company shall pay all costs of establishing and maintaining the Trust and shall indemnify the Trustee against any and all expenses (including attorneys’ fees), claims, liabilities, loss and damages arising out of or relating to this Agreement or the establishment and maintenance of the Trust.

8.                                      Non-Exclusivity.  The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Company’s Memorandum and Articles, applicable law or otherwise; provided, however, that this Agreement shall supersede any prior indemnification agreement between the Company and the Indemnitee.  To the extent that a change in applicable law (whether by statute or judicial decision) permits greater indemnification than would be afforded currently under the Memorandum and Articles, applicable law or this Agreement, it is the intent of the parties that Indemnitee enjoy by this Agreement the greater benefits so afforded by such change.

9.                                      Liability Insurance.  To the extent the Company maintains an insurance policy or policies providing general and/or directors’ and officers’ liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Company director or officer.

10.                               Period of Limitations.  No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Company or any Affiliate of the Company against Indemnitee, Indemnitee’ s spouse, heirs, executors or personal or legal representatives after the expiration of two (2) years from the date of accrual of such cause of action or such longer period as may be required by state law under the circumstances.  Any claim or cause of action of the Company or its Affiliate shall be extinguished and deemed released unless asserted by the timely filing and notice of a legal action within such period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action, the shorter period shall govern.

11.                               Amendment of this Agreement.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto.  No waiver of any of the provisions of this Agreement shall be binding unless in the form of a writing signed by the party against whom enforcement of the waiver is sought, and no such waiver shall operate as a waiver of any other provisions hereof (whether or not similar), nor shall such waiver

8

constitute a continuing waiver.  Except as specifically provided herein, no failure to exercise or any delay in exercising any right or remedy hereunder shall constitute a waiver thereof.

12.                               Subrogation.  In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

13.                               No Duplication of Payments.  The Company shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise received payment (under any insurance policy, Bylaw or otherwise) of the amounts otherwise indemnifiable hereunder.

14.                               Duration of Agreement.  This Agreement shall continue until and terminate upon the later of (a) ten (10) years after the date that Indemnitee shall have ceased to serve as a director or officer of the Company or (b) one (1) year after the final termination of any Proceeding, including any appeal, then pending in respect of which Indemnitee is granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by Indemnitee pursuant to Section 4(b) of this Agreement relating thereto.

15.                               Binding Effect.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of the Company), assigns, spouses, heirs and personal and legal representatives.  The Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all or a substantial part, of the business and/or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity pertaining to an Indemnifiable Event even though Indemnitee may have ceased to serve in such capacity at the time of any Proceeding.

16.                               Severability.  If any provision (or portion thereof) of this Agreement shall be held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (a) the remaining provisions shall remain enforceable to the fullest extent permitted by law; (b) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, void or unenforceable.

17.                               Contribution.  To the fullest extent permissible under applicable law, whether or not the indemnification provided for in this Agreement is available to Indemnitee for any reason

9

whatsoever, the Company shall pay all or a portion of the amount that would otherwise be incurred by Indemnitee for Expenses in connection with any claim relating to an Indemnifiable Event, as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Company and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of the Company (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

18.                               Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in such State without giving effect to its principles of conflicts of laws.  The Company and Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement may be brought in the Delaware Court of Chancery, (ii) consent to submit to the jurisdiction of the Delaware Court of Chancery for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii)waive any objection to the laying of venue of any such action or proceeding in the Delaware Court of Chancery, and (iv) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Delaware Court of Chancery has been brought in an improper or inconvenient forum.

19.                               Notices.  All notices, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand, against receipt or mailed, postage prepaid, certified or registered mail, return receipt requested and addressed to the Company at:

Amira Nature Foods Ltd
29E, A.U. Tower
Jumeirah Lake Towers
Dubai, UAE

Attention: Chief Executive Officer

and to Indemnitee at:

the address set forth below Indemnitee’ s signature hereto.  Notice of change of address shall be effective only when given in accordance with this Section.  All notices complying with this Section shall be deemed to have been received on the date of hand delivery or on the third business day after mailing.

20.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day specified above.

10

AMIRA NATURE FOODS LTD
a BVI business company

By:
Print Name:
Title:

INDEMNITEE,
an individual

Name:

Address for notices:

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Exhibit 10.16

This stamp paper forms part and parcel of Personal Guarantee of Mr. Karan A. Chanana.

/s/ Karan A. Chanana

GUARANTEE

THIS DEED OF GUARANTEE executed at the placer and on the day, month and year set out in the Schedule hereof by the Guarantors (as defined hereinafter)

in favour of

ICICI BANK LIMITED, a public company incorporated under the Companies Act, 1956 and a banking company within the meaning of the Banking Regulation Act, 1949, having its Registered Office at Landmark, Race Course Circle, Vadodara 390 007 and its corporate office at ICICI Bank Towers, Bandra Kuria Complex, Bandra, Mumbai 400 051 and amongst others, a branch / office specified in the Schedule hereof (hereinafter referred to as the “Bank”, which expression shall, unless it be repugnant to the subject or context thereof, include its successors and assigns).

WHEREAS:

(1)(1) By facility agreement/s made on the day, month and year as indicated in the Schedule hereof entered into between the Bank and the borrower, more specifically described in the Schedule hereof (the “Borrower”) (a copy of which has been made available to the Guarantors), the Bank has agreed to grant / extend to the Borrower and the Borrower has agreed to avail financial assistances / facilities (the “Facilities”, which expression shall include all modifications made thereto / renewals, from time to time) up to the amounts specified in the Schedule hereof, on the terms and conditions contained in the aforesaid facility agreement and the other Transaction Documents.

OR

(2)The borrowers who fulfill the eligibility criteria as prescribed by the Bank from time to time, and sourced by the Guarantor in accordance with the Service Provider Agreement executed between Bank and the Guarantor, (hereinafter collectively and severally referred to as “Borrower”) have approached/applied /shall approach/apply to any of the Bank’s authorized representatives through application(s) in a form as prescribed by Bank, requesting the Bank to grant / extend financial assistances / facilities as approved by Bank/the amount / limit specified in the Schedule hereof (the “Facilities”, which expression shall include all modifications made thereto / renewals, from time to time) to the Borrower for the purposes stated, and subject to the terms and conditions, specified and/or referred to, in such application(s) and the other Transaction Documents, the terms, conditions and provisions whereof have been noted by the Guarantors.

OR

(3)(1) The borrowers, more specifically described in the Schedule hereof (collectively, the “Borrower”), has / have, on the day, month and year as indicated in the Schedule hereof, filled in and submitted to the Bank at its branch / office specified in the Schedule hereof, or to any of the Bank’s authorized representatives, application(s) requesting the Bank to grant / extend financial assistances / facilities not exceeding the amount / limit specified in the Schedule hereof (the “Facilities”, which expression shall include all modifications made thereto / renewals, from time to time) to the Borrower for the purposes stated, and subject to the terms and conditions specified and/or referred to, in such application(s) and the other Transaction Documents, the terms, conditions and provisions whereof have been noted by the Guarantors.

(4)(1a) The Guarantors and the Bank have also entered into (5)Vikas Sahayogi agreement / service provider agreement/ managing & collection agency agreement, on the day, month and year specified in the Schedule hereof (the “Agreement”) for performance of certain functions in relation to the Facilities provided / to be provided to the Borrower.

(1c) One of the conditions of the Facility Documents is that the Facilities together with all interest,

(1)  Applicable when there is a facility agreement executed in relation to the facility

(2)  Applicable in case of FLDG being executed upfront at time of limit set up for the Service Provider/Vikas Sahayogi

(3)  Applicable when an “application” only is available in relation to the facility & no facility agreement is executed

(4)  Applicable when credit franchisee or M & C Agent is giving this guarantee for the borrower’s obligations — delete if not applicable

(5)  Delete whichever is not applicable

commission, costs, charges, expenses and all other monies, including any increase as a result of revaluation / devaluation / fluctuation or otherwise in the rates of exchange of foreign currencies involved, whatsoever stipulated in or payable under the Facility Documents shall be secured by, inter alia, guarantee from the Guarantors.

(ld)(A) The expression “Guarantors” means the persons named in the Schedule hereof; the expression “Guarantors” shall, unless it be repugnant to the subject or as the context may permit or require, include, (i) in the case of a company or a society registered under the applicable laws relating to societies, its successors and permitted assigns, (ii) in the case of a partnership firm within the meaning of the Indian Partnership Act, 1932, any or each of the partners and survivor(s) of them and the partners from time to time (both in their personal capacity and as partners of the firm) and their respective heirs, legal representatives, executors, administrators and permitted assigns, successors of the firm; (iii) in the case of a proprietary concern, the proprietor / proprietress (both in his / her personal capacity and as proprietor / proprietress of the concern) and his / her their respective heirs, legal representatives, executors, administrators and permitted assigns, successors of the concern, (iv) in the case of a joint HUF, the Karta of the joint HUF and any or each of the adult members / coparceners of the joint HUF and the survivor(s) of them and their respective heirs, legal representatives, executors, administrators and permitted assigns, successors, (v) in the case of an individual, his / her / their respective heirs, legal representatives, executors, administrators and permitted assigns, (vi) in the case of a trust, the trust / trustee(s) for the time being, its successors and permitted assigns. The expression “Guarantors” shall, as the subject or context may permit or require, mean any or each of the Guarantors.

(Id)(B) The expression “this Guarantee” shall mean and include this guarantee, the documents in relation to security if any required to be created by the Guarantors, all other related documents; such expression shall also include all amendments made thereto from time to time. (Id)(C) All applications, facility agreement, and the other Transaction Documents are hereinafter referred to as the “Facility Documents”; such expression shall include all amendments made thereto from time to time.

(2)           At the request of the Guarantors, the Bank has agreed to grant / extend the Facilities to the Borrower.

NOW THIS DEED WITNESSETH AS FOLLOWS:

In consideration of the premises, the Guarantors hereby unconditionally, absolutely and irrevocably guarantee to and agree with the Bank as follows:

1.     The Bank shall have the sole discretion to permit drawals by the Borrower under the Facilities at such time, on such conditions and in such manner as the Bank may decide.

2.     The Borrower shall duly and punctually repay / pay the Facilities together with all interest, commission, costs, charges, expenses and all other monies including any increase as a result of revaluation / devaluation / fluctuation or otherwise in the rates of exchange of foreign currencies involved, whatsoever stipulated in or payable under the Facility Documents, and perform and comply with all the other terms, conditions and covenants contained in the Facility Documents.

3.     (a)  In the event of any default on the part of the Borrower in payment / repayment of any of the moneys referred to Clause 2 above, or in the event of any default on the part of the Borrower to comply with or perform any of the terms, conditions and covenants contained in the Facility Documents, the Guarantors shall, upon demand to the Guarantors, forthwith pay to the Bank without demur all/part of the amounts as demanded by the Bank payable by the Borrower under the Facility Documents. Any such demand made by the Bank on the Guarantors shall be final, conclusive and binding notwithstanding any difference or any dispute between the Bank and the Borrower / arbitration or any other legal proceedings, pending before any court, tribunal, arbitrator or any other authority. The enforcement of this Guarantee in part by the Bank, for any reason whatsoever, shall not amount to discharge of the obligations of the Guarantor under this Guarantee to the extent of the balance (unenforced) amount(s) of the Guarantee.

(3)(b)      In the event of failure by the Guarantors to make payment as stated above, the Guarantors shall pay default interest at the same rate/s as specified in relation to the Facilities for the Borrower till receipt of the aforesaid amounts by the Bank to its satisfaction.

4.     The Guarantors shall also indemnify and keep the Bank indemnified against all losses, damages, costs, claims and expenses whatsoever which the Bank may suffer, pay or incur by reason of or in connection with any default on the part of the

3

Borrower and/or the Guarantors in performance of their respective obligations under the Facility Documents and this Guarantee, including legal proceedings taken against the Borrower and/or the Guarantors for recovery of the moneys referred to in Clauses 2 and 3 above.

5.     The Guarantors hereby represent, warrant and confirm that:

(a)   The Guarantors have the competence and power to execute this Guarantee;

(b)   The Guarantors have done all acts, conditions and things required to be done, fulfilled or performed, and all authorisations required or essential for the execution of this Guarantee or for the performance of the Guarantors’ obligations in terms of and under this Guarantee have been done, fulfilled, obtained, effected and performed and are in full force and effect and no such authorisation has been, or is threatened to be, revoked or cancelled;

(c)   This Guarantee has been duly and validly executed by the Guarantors or on behalf of the Guarantors and this Guarantee constitutes legal, valid and binding obligations of the Guarantors;

(d)   The entry into, delivery and performance by the Guarantors of, and the transactions contemplated by, this Guarantee do not and will not conflict : (i) with any law; (ii) with the constitutional documents, if any, of the Guarantors; or (iii) with any document which is binding upon the Guarantors or on any of their assets;

(e)   All amounts payable by the Guarantors under this Guarantee will be made free and clear of and without deduction / withholding for or on account of any tax or levy and without any set off;

(f)    (i)    The execution or entering into by the Guarantors of this Guarantee constitute, and performance of their obligations under this Guarantee will constitute, private and commercial acts done and performed for private and commercial purposes; (ii) The Guarantors are not, will not be entitled to, and will not claim immunity for themselves or any of their assets from suit, execution, attachment or other legal process in any proceedings in relation to this Guarantee;

(g)   The Guarantors’ confirmation on governing law as provided in Clause 24 hereof, is legal, valid and binding on the Guarantors;

(h)   No litigation, arbitration, administrative or other proceedings are pending or threatened against the Guarantors or their assets, which, if adversely determined, might have a Material Adverse Effect in relation to Guarantors;

(i)    (i) All information communicated to or supplied by or on behalf of the Guarantors to the Bank from time to time in form and manner acceptable to the Bank, are true and fair / true, correct and complete in all respects as on the date on which it was communicated or supplied;

(ii)   Nothing has occurred since the date of communication or supply of any information to the Bank which renders such information untrue or misleading in any respect;

(j)    in the event of any disagreement or dispute between the Bank and the Guarantors regarding the materiality or reasonableness of any matter including of any event, occurrence, circumstance, change, fact, information, document, authorisation, proceeding, act, omission, claims, breach, default or otherwise, the opinion of the Bank as to the materiality or reasonableness of any of the foregoing shall be final and binding on the Guarantors.

6.     The Guarantors hereby agree that, without the concurrence of the Guarantors, the Borrower and the Bank shall be at liberty to vary, alter or modify the terms and conditions of the Facility Documents and in particular to defer, postpone or revise the repayment of the Facilities and/or payment of interest and other monies payable by the Borrower to the Bank on such terms and conditions as may be considered necessary by the Bank including any increase in the rate of interest. The Bank shall also be at liberty to absolutely dispense with or release all or any of the security / securities furnished or required to be furnished to the Bank to secure the Facilities and/or the obligations of the Guarantors under this Guarantee. The Guarantors agree that the liability under this Guarantee shall in no manner be affected by any such variations, alterations, modifications, waiver, dispensation with or release of security, and that no further consent of the Guarantors is required for giving effect to any such variation, alteration, modification, waiver, dispensation with, or release of security.

7.     The Bank shall have full liberty, without notice to the Guarantors and without in any way affecting this Guarantee, to exercise at any time and in any manner any power or powers reserved to the Bank under the Facility Documents, to enforce or forbear to enforce payment of the Facilities or any part thereof or interest or other moneys due to the Bank from the Borrower or any of the remedies or securities available to the Bank, to enter into any composition or compound with or to grant time or any other indulgence or facility to the Borrower, to give / grant temporary or extra overdrafts or other advances / credit facilities to the Borrower and to appropriate payments made to it by the Borrower towards repayment / payment of such overdrafts / advances / credit facilities from time to time and the

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Guarantors shall not be entitled to question such appropriation or to require the Bank to appropriate such payments towards previous disbursals under the Facilities so as to reduce the liability of the Guarantors hereunder on account of any such payments AND the Guarantors shall not be released by the exercise by the Bank of their liberty in regard to the matters referred to above or by any act or omission on the part of the Bank or by any other matter or thing whatsoever which under the law relating to sureties would but for this provision have the effect of so releasing the Guarantors AND the Guarantors hereby waive in favour of the Bank so far as may be necessary to give effect to any of the provisions of this Guarantee, all the suretyship and other rights which the Guarantors might otherwise be entitled to enforce. The Guarantors also agree that they will not be entitled to the benefit of subrogation vis-a-vis securities or otherwise until all the monies due to the Bank under the Facilities are fully repaid / paid.

8.     This Guarantee shall be enforceable against the Guarantors notwithstanding that any post-dated cheques, negotiable instruments, security and/or securities comprised in any instrument(s) executed or to be executed in favour of the Bank shall, at the time when the proceedings are taken against the Guarantors on this Guarantee, be outstanding or unrealised or lost.

9.     The Guarantors hereby agree and give consent to the sale, mortgage on prior, pari-passu or subsequent charge basis, release etc., of any of the assets by the Borrower and/or the Guarantors from time to time as may be approved by the Bank or the transfer of any of the assets of the Borrower and/or the Guarantors from one unit to the other or to the release or lease out by the Bank any or whole of the assets charged to the Bank / its trustee / nominee on such terms and conditions as the Bank may deem fit and this may be treated as a standing and continuing consent for each and every individual act of transfer, mortgage, release or lease of any of such assets of the Borrower and/or the Guarantors. The Guarantors hereby declare and agree that no separate consent for each such transfer, mortgage, release or lease any of such assets would be necessary in future.

10.   The Guarantors hereby agree and declare that the Borrower will be free to avail of further loan(s) or other facilities from the Bank or any other person in addition to the Facilities and/or to secure the same during the subsistence of this Guarantee and in that event the guarantee herein contained will not be affected or vitiated in any way whatsoever but will remain in full force and effect and binding on the Guarantors.

11.   The rights of the Bank against the Guarantors shall remain in full force and effect notwithstanding any arrangement which may be reached between the Bank and the other guarantor(s), if any, or notwithstanding the release of that other or others from liability and notwithstanding that any time hereafter the other guarantor(s) may cease for any reason whatsoever to be liable to the Bank, the Bank shall be at liberty to require the performance by the Guarantors of their obligations hereunder to the same extent in all respects as if the Guarantors had at all times been solely liable to perform the said obligations.

12.   To give effect to this Guarantee, the Bank may act as though the Guarantors were the principal debtors to the Bank.

13.   The Guarantors hereby declare and agree that they have not received and shall not, without the prior consent in writing of the Bank receive any security or commission from the Borrower for giving this Guarantee so long any monies remain due and payable by the Borrower to the Bank under the Facility Documents.

14.   The Guarantors shall not in the event of the liquidation / insolvency of the Borrower prove in competition with the Bank in the liquidation / insolvency proceedings.

15.   A certificate in writing signed by a duly authorised official of the Bank shall be conclusive evidence against the Guarantors of the amount for the time being due to the Bank from the Borrower / the Guarantors in any action or proceeding brought on this Guarantee against the Guarantors.

16.   This Guarantee shall not be wholly or partially satisfied or exhausted by any payments made to or settled with the Bank by the Borrower and shall be valid and binding on the Guarantors and operative until repayment in full of all moneys due to the Bank under the Facility Documents.

17.   This Guarantee shall be irrevocable and the obligations of the Guarantors hereunder shall not be conditional on the receipt of any prior notice by the Guarantors or by the Borrower and the demand or notice by the Bank as provided in Clause 23 hereof shall be sufficient notice to or demand on the Guarantors.

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18.         The liability of the Guarantors under this Guarantee shall not be affected by: (i) any change in the constitution or winding up of the Borrower / the Guarantors or any absorption, merger or amalgamation of the Borrower / the Guarantors with any other company, corporation or concern; or (ii) any change in the management of the Borrower / the Guarantors or take over of the management of the Borrower / the Guarantors by Central or State Government or by any other authority; or (iii) acquisition or nationalisation of the Borrower / the Guarantors and/ or of any of its undertaking(s) pursuant to any law; or (iv) any change in the constitution of the Bank; or (v) bankruptcy / insolvency / death of the Guarantors / the Borrower; or (vi) the absence or deficiency of powers on the part of the Guarantors to give guarantees and/or indemnities or any irregularity in the exercise of such powers. The Guarantors undertake not to revoke this Guarantee during the subsistence of the Facilities and the Facility Documents.

19.         This Guarantee shall be a continuing one and shall remain in full force and effect till such time the Borrower repays / pays in full the Facilities together with all interest, commission, costs, charges, expenses and all other monies including any increase as a result of revaluation / devaluation / fluctuation or otherwise in the rates of exchange of foreign currencies involved, whatsoever stipulated in or payable under the Facility Documents.

20.         The Bank and its group companies shall have the paramount right of set-off and lien, irrespective of any other lien or charge, present as well as future, on the’ deposits of any kind and nature (including fixed deposits) held/ balances lying in any accounts of the Guarantors, whether in single name or joint name(s), and on any monies, securities, bonds and all other assets, documents and properties held by / under the control of the Bank and/or its group companies (whether by way of security or otherwise pursuant to any contract entered/ to be entered into by the Guarantors in any capacity), to the extent of all outstanding dues, whatsoever, arising as a result of any of the Bank’s and/or its group companies’ services extended to and/or used by the Guarantors and/or as a result of any other facilities that may be granted by the Bank and/or its group companies to the Guarantors. The Bank and/ or its group companies are entitled without any notice to the Guarantors to settle any indebtedness whatsoever owed by the Guarantors to the Bank and/or its group companies, (whether actual or contingent, or whether primary or collateral, or whether joint and/or several) hereunder or under any other document/ agreement, by adjusting, setting-off any deposit(s) and/or transferring monies lying to the balance of any account(s) held by the Guarantors with the Bank and/or its group companies notwithstanding that the deposit(s)/ balances lying in such account(s) may not be expressed in the same currency as such indebtedness. The Bank’s and its group companies’ rights hereunder shall not be affected by the Guarantors’ bankruptcy, death or winding-up. It shall be the Guarantors’ sole responsibility and liability to settle all disputes/ objections with any such joint account holders.

In addition to the above mentioned right or any other right which the Bank and its group companies may at any time be entitled whether by operation of law, contract or otherwise, the Guarantors authorise the Bank: (a) to combine or consolidate at any time all or any of the accounts and liabilities of the Guarantors with or to any branch of the Bank and/or its group companies; (b) to sell any of the Guarantors’ securities or properties held by the Bank by way of public or private sale without having to institute any judicial proceeding whatsoever and retain/appropriate from the proceeds derived there from the total amounts outstanding to the Bank and/or it group companies from the Guarantors, including costs and expenses in connection with such sale; and (c) in case of cross currency set-off, to convert an obligation in’ one currency to another currency at a rate determined at the sole discretion of the Bank and/or its group companies.

21.         Any admission or acknowledgement in writing given or any part payment made by the Borrower in respect of the Facilities shall be binding on the Guarantors and shall be treated as given on behalf of the Guarantors also.

22.         This Guarantee is in addition to and not by way of limitation of or substitution for, any other guarantee(s) that the Guarantors may have previously given or may hereafter give to the Bank (whether alone or jointly with other parties) and this Guarantee shall not revoke or limit any such other guarantee(s).

23.         Any demand for payment or notice tinder this Guarantee shall be sufficiently given if sent by post to or left at the last known address of the Guarantors and such demand or notice shall be assumed to have reached the addressee in the course of post, if given by post, and no period of limitation shall commence to run in favour of’ the Guarantors until after demand for payment in writing shall have been made or given as aforesaid and in proving such demand / notice when sent by post it shall be sufficiently proved that

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the envelope containing the demand / notice was posted and a certificate by any official of the Bank that to the best of his /her knowledge and belief, the envelope containing the said demand / notice was so posted shall be conclusive as against the Guarantors, even though it was returned unserved on account of refusal of the Guarantors or otherwise.

24.         This Guarantee shall be governed by and construed in accordance with the laws of India.

25.         The Guarantors agree that any legal action or proceedings arising out of this Guarantee may be brought by the Bank, in its absolute discretion, in any competent court, tribunal or other appropriate forum having jurisdiction. The Guarantors shall not exercise any rights which they may have acquired by way of subrogation or otherwise, or take any action or make any claim in competition with an action or a claim of the Bank.

26.         Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of prohibition or unenforceability but shall not invalidate the remaining provisions of this Guarantee or affect such provision in any other jurisdiction.

27.         The Guarantors hereby agree, confirm and undertake that:

(A)      the Bank shall, as the Bank may deem appropriate and necessary, be entitled to disclose all or any : (i) information and data relating to the Guarantors, (ii) information or data relating to this Guarantee or any other securities furnished by the Guarantors in favour of the Bank, (iii) obligations assumed / to be assumed by the Guarantors in relation to the Facilities under this Guarantee or any other securities furnished by the Guarantors for any other credit facility granted / to be granted by the Bank, (iv) default, if any, committed by the Guarantors in discharge of the aforesaid obligations, to Credit Information Bureau (India) Limited (“CIBIL”) and any other agency authorised in this behalf by Reserve Bank of India (“RBI”);

(B)        CIBIL and / or any other agency so authorised may use, process the aforesaid information and data disclosed by the Bank in the manner as deemed fit by them;

(C)        CIBIL and / or any other agency so authorised may furnish for consideration, the processed information and data or products thereof prepared by them, to the Bank / financial institutions and other credit grantors or registered users, as may be specified by RBI in this behalf;

(D)       the information and data furnished by the Guarantors to the Bank from time to time shall be true and correct.

(E)         in case the Guarantors commit a default in payment or repayment of any amounts in respect of the Facilities, the Bank and/or RBI will have an unqualified right to disclose or publish the details of the default and the name of the Guarantors (including its directors) as the case may be, as defaulters, in such manlier and through such medium as the Bank or RBI in their absolute discretion may think fit.

28.         (a) All capitalised terms used but not specifically defined herein shall have the respective meanings ascribed to them in the respective facility agreement/s / application(s).

(b)         A reference to :

an “amendment” includes a supplement, modification, novation, replacement or re-enactment and “amended” is to be construed accordingly;

“authorisation” includes an authorisation, consent, clearance, approval, permission, resolution, licence, exemption, filing and registration;

“law” includes any constitution, statute, law, rule, regulation, ordinance, judgement, order, decree, authorisation, or any published directive, guideline, requirement or governmental restriction having the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, whether in effect as of the date of this Guarantee;

“person” includes an individual, statutory corporation, body corporate, partnership, joint venture, association of persons, Hindu Undivided Family (HUF), societies (including co-operative societies), trust, unincorporated organisation, government (central, state or otherwise), sovereign state, or any agency, department, authority or political subdivision thereof, international organisation, agency or authority (in each case, whether or not having separate legal personality) and shall include their respective successors and assigns and in case of an individual shall include his legal representatives, administrators, executors and heirs and in case of a trust shall include the trustee or the trustees for the time being;

(c)          the singular includes the plural (and vice versa);

(d)         reference to the words “include” or “including” shall be construed without limitation;

(e)          reference to a gender shall include references to the female, male and neuter genders;

(f)            all approvals, permissions, consents or acceptance required from the Bank for any matter shall require the “prior”, “written” approval, permission, consent or acceptance of the Bank;

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29.         A The Guarantors shall create / provide security as may be considered appropriate by the Bank in favour of the Bank / the security trustee / agent nominated by the Bank in such manner and form as the Bank may, in its sole discretion, require as security for performance of the obligations of the Borrower and the Guarantors, in a form and manner satisfactory to the Bank. All such security :

(a)          shall not be discharged by intermediate payment by the Borrower / Guarantors or any settlement of accounts by the Borrower / Guarantors;

(b)         shall be in addition to and not in derogation of any other security which the Bank may at any time hold in respect of the dues of the Borrower / Guarantors;

(c)          shall be available to the Bank until all accounts between the Bank and the Borrower / Guarantors in respect of the Facilities) are discharged in full to the satisfaction of the Bank;

(d)         shall operate as continuing security for all monies, indebtedness and liabilities as specified herein  notwithstanding the existence of a ‘nil’ balance or a credit balance in the Borrower’s account under the Facility Documents at any time or from time to time or at all times or any partial payments or fluctuations of accounts.

29.B In the event the security furnished by the Guarantors is found to be insufficient / incorrect in value the Guarantors shall furnish additional security as may be required by the Bank. Without prejudice to the above, in the event the security furnished by the Guarantors is subsequently found to be of inferior value to that as declared by the Guarantors, the Bank shall be entitled to declare the same as an event of default under the Facility Documents and call for repayment / payment of all amounts in respect of the Facilities.

29.C The Guarantors shall bear all taxes, duties and charges in relation to the transactions contemplated under this Guarantee.

29.D All documents provided by the Guarantors in connection with this Guarantee are genuine. The Bank may at any time, call for or require verification of originals of any / all such copies. Any such copy in possession of the Bank shall be deemed to have been given by the Guarantors.

29.E The Guarantors shall provide such documents and shall do all such acts, deeds and things as may be necessary or required in connection with this Guarantee.

29.F The provisions as are applicable to the Borrower in relation to the assets secured / to be secured by the Borrower, shall be applicable mutatis mutandis to the Guarantors.

30.         Notwithstanding any of the provisions of the Indian Contract Act, 1872 or any other applicable law, or any terms and conditions to the contrary contained in the Facility Documents and/or this Guarantee, the Bank may, at its absolute discretion, appropriate any payments made by the Borrower or Guarantors and any amounts realised by the Bank by enforcement of security or otherwise, towards the dues payable by the Borrower to the Bank under the Facility Documents and/or any other agreements whatsoever between the Borrower and the Bank and in any manner whatsoever. Notwithstanding any such appropriation by the Bank towards settlement of any dues payable by the Borrower to the Bank under any other agreements between the Borrower and the Bank, the Guarantors shall continue to remain liable to the Bank for all outstanding/remaining amounts in respect of the Facility.

The Guarantors acknowledge and confirm that the Guarantors have read and understood all the Facility Documents and this Guarantee as set out and/or referred to in the applications submitted by/on behalf of the Borrower.

31.         In case there are more than one Guarantors, each of the Guarantors shall be jointly and severally liable to the Bank for performance of all obligations under this Guarantee.

32.         The Bank may, at any time, assign or transfer all or any of its rights, benefits and obligations under this Guarantee to any person without any consent of or intimation to the Borrower/s and/or the Guarantors.

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SCHEDULE

1.  PLACE OF EXECUTION

At 54, Prakriti Marg, M.G. Road in the State of Delhi

2.A  DATE OF THIS GUARANTEE

On the                      day of                     , Two Thousand and Ten.

2.B   DATE/S OF THE FACILITY AGREEMENT / APPLICATION(S) AND DETAILS OF THE FACILITIES

(i)  Facility Agreement dated the                      day of                     , Two Thousand and Ten

(ii)  Details of the Facilities :

Working capital (one time STL) facilities up to Overall Limits : Not exceeding in the aggregate Rs 250.0million at any time.

2.D  ADDRESS OF BRANCH / OFFICE OF THE BANK

ICICI BANK LIMITED
Videocon Towers,
E- I Extension, Jhandewalan,
New Delhi - 110055

3.  DETAILS OF THE BORROWER

AMIRA FOODS (INDIA) LIMITED, a company within the meaning of the Companies Act, 1956 and having its Registered Office at B-I/E-28, Mohan Co-Operative Industrial Estate, Matura Road, New Delhi -110044.

The expression “Borrower” shall, unless it be repugnant to the subject or context thereof, include its successors and permitted assigns.

4.  DETAILS OF THE GUARANTORS

Mr. Karan A Chanana, age 38 yrs., son of Mr. Anil Chanana, residing at 36, Prakriti Marg, MG Road, New Delhi -110030,

6.  NON DISPOSAL OF ASSETS

The Guarantors shall not sell, transfer, assign, dispose of, mortgage, charge, pledge or create any lien or in            any way encumber their immoveable and moveable properties, whether as sole or joint owner, more particularly described below, and the immoveable properties to be acquired by the Guarantors in future, whether as sole or joint owner, without the Bank’s prior written consent till the obligations under this Guarantee are discharged in full :

[ LIST OF ASSETS — AS CA CERTIFICATE ATTACHED ]

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7.                                       The Guarantors hereby expressly covenant, declare, represent and undertake that :

(i)                                     The property to be secured (the Secured Property) will be maintained in good order and condition and all necessary repairs, additions and improvements thereto will be made during the currency of the Facility and the Guarantor will ensure that the value of the Secured Property does not diminish.

(ii)                                  The Guarantors shall promptly give written notice to the Bank of:

(a)                                  Any dispute, which might arise between the Guarantors and any person or any governmental body or authority relating to or concerning the Secured Property.

(b)                                 Any distress or execution being levied against the Secured Property.

(c)                                  Any material circumstances affecting the ability of the Guarantors to perform its obligations hereunder.

(iii)                               The Guarantors shall bear all costs of making good any deficit in stamp duty on any document executed by the Guarantors in relation to the Facility/security.

(iv)                              The Secured Property is currently in use/occupation of the Guarantors and the Secured Property shall not be used/occupied by any other person, nor shall any change of use/purpose of use of the Secured Property be permitted without prior written permission of the Bank.

(v)                                 The Guarantors shall ensure that the Secured Property is insured against fire, earthquake, flood, storm, tempest or typhoon and other hazards, as may be required by the Bank, with the Bank being made the sole beneficiary/loss payee/assignee under the policy, for a value as required by the Bank and produce evidence thereof to the Bank/security trustee/agent whenever called upon to do so; and that during the subsistence of this Guarantee, the Guarantors shall ensure that the insurance policy/ies are valid, subsisting and operative by complying with the terms of issue of such insurance policy/ies including the timely payment of the premium for such policy/ies, and agrees to produce the necessary proof/receipts of such validity/subsistence/operativeness to the Bank whenever required.

(vi)                              The Guarantors shall promptly inform the Bank of (a) any additions/proposed additions to or alterations in the Secured Property; and (b) any loss or damage to the Secured Property.

(vii)                           The Guarantors shall ensure the due and punctual compliance with all the terms and conditions of holding the Secured Property and all the rules, regulations, bye-laws, etc., of the concerned co-operative society, association, limited company or any other competent authority, as the case may be, and pay such maintenance and other charges for the upkeep of the Secured Property as also any other dues, etc., as may be payable in respect of the Secured Property and/or of the use thereof.

(viii)                        The Bank/its authorized representatives shall be entitled to carry out inspections of the Secured Property, in sue manner and at such time(s) as the Bank may specify from time to time.

(ix)                                The Secured Property is not included in or affected by any of the schemes of Central/State Government or of the improvement trust or any other public body or local authority or by any alignment, widening or construction of road under any scheme of the Central/State Government or of any Corporation, Municipal Committee, Gram Panchayat, etc.

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8.                                       The Guarantors further agree that unless the Bank shall otherwise previously approve in writing, the Guarantors shall not:

(i)                                     Enter into any agreement or arrangement with any person, institution or government body for the use, occupation or disposal of the Secured Property or any part thereof.

(ii)                                  Change use of the Secured Property provided that if the Secured Property is used for any purpose other than the purpose(s) stated in the applications made by the Borrower, in addition to any other action which the Bank might take, the Bank shall be entitled to charge, in its sole discretion, such higher rate of interest as it might fix in the circumstances of the case.

(iii)                               Amalgamate or merge the Secured Property or any of his other property with any other adjacent property nor shall the Guarantors create any right of way or any other easement on the Secured Property.

(iv)                              Stand surety for anybody or guarantee the repayment of any facility or overdraft or the purchase price of any assets .

(v)                                 Leave India for employment or business or for long term stay abroad so long as any amounts remain outstanding under the Facility together with interest and other dues and charges including prepayment charges as per the rules of the Bank then in force. Whether the stay is long term or not shall be decided solely by the Bank.

(vi)                              Execute any document or other deed, in favour of any person to deal with the Secured Property in any manner.

(vii)                           Effect any oral or other partition of the Secured Property or enter into any family arrangement or use it for the purpose of business.

(viii)                        Save and except with the prior written permission of the Bank not to borrow from any bank/ financial institution/ other sources nor to charge any Secured Property until all amounts in respect of the Facility are paid in full.

IN WITNESS WHEREOF the Guarantors have caused this Guarantee to be executed on the day, month and year hereinabove written in the manner hereinafter appearing.

SIGNED AND DELIVERED by the within named Guarantors,

/s/ Karan A. Chanana
Mr. Karan A Chanana

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Exhibit 10.17

To be signed by Anita Daing

in personal capacity

This stamp paper forms part and parcel of Personal Guarantee of Ms. Anita Daing.

/s/ Anita Diang

GUARANTEE

THIS DEED OF GUARANTEE executed at the place, and on the day, month and year set out in the Schedule hereof by the Guarantors (as defined hereinafter).

in favour of

ICICI BANK LIMITED, a public company incorporated under the Companies Act, 1956 and a banking company within the meaning of the Banking Regulation Act, 1949, having its Registered Office at Landmark, Race Course Circle, Vadodara 390 007 and its corporate office at ICICI Bank Towers, Bandra Kuria Complex, Bandra, Mumbai 400 051 and amongst others, a branch / office specified in the Schedule hereof (hereinafter referred to as the “Bank”, which expression shall, unless it be repugnant to the subject or context thereof, include its successors and assigns).

WHEREAS:

(1)(1) By facility agreement/s made on the day, month and year as indicated in the Schedule hereof entered into between the Bank and the borrower, more specifically described in the Schedule hereof (the “Borrower”) (a copy of which has been made available to the Guarantors), the Bank has agreed to grant / extend to the Borrower and the Borrower has agreed to avail financial assistances / facilities (the “Facilities”, which expression shall include all modifications made thereto / renewals, from time to time) upto the amounts specified in the Schedule hereof, on the terms and conditions contained in the aforesaid facility agreement and the other Transaction Documents.

OR

(2)The borrowers who fulfill the eligibility criteria as prescribed by the Bank from time to time, and sourced by the Guarantor in accordance with the Service Provider Agreement executed between Bank and the Guarantor, (hereinafter collectively and severally referred to as “Borrower”) have approached/applied /shall approach/apply to any of the Bank’s authorized representatives through application(s) in a form as prescribed by Bank, requesting the Bank to grant / extend financial assistances / facilities as approved by Bank/the amount / limit specified in the Schedule hereof (the “Facilities”, which expression shall include all modifications made thereto / renewals, from time to time) to the Borrower for the purposes stated, and subject to the terms and conditions, specified and/or referred to, in such application(s) and the other Transaction Documents, the terms, conditions and provisions whereof have been noted by the Guarantors.

OR

(3)(1) The borrowers, more specifically described in the Schedule hereof (collectively, the “Borrower”), has / have, on the day, month and year as indicated in the Schedule hereof, filled in and submitted to the Bank at its branch / office specified in the Schedule hereof, or to any of the Bank’s authorized representatives, application(s) requesting the Bank to grant / extend financial assistances / facilities not exceeding the amount / limit specified in the Schedule hereof (the “Facilities”, which expression shall include all modifications made thereto / renewals, from time to time) to the Borrower for the purposes stated, and subject to the terms and conditions specified and/or referred to, in such application(s) and the other Transaction Documents, the terms, conditions and provisions whereof have been noted by the Guarantors.

(4)(la) The Guarantors and the Bank have also entered into (5)Vikas Sahayogi agreement / service provider agreement/ managing & collection agency agreement, on the day, month and year specified in the Schedule hereof (the “Agreement”) for performance of certain functions in relation to the Facilities provided / to he provided to the Borrower.

(lc) One of the conditions of the Facility Documents is that the Facilities together with all interest, commission, costs, charges, expenses and all other monies, including any increase as a result of revaluation / devaluation / fluctuation or otherwise in the rates of exchange of foreign currencies involved, whatsoever stipulated in or payable under the Facility Documents shall be secured by, inter alia, guarantee from the Guarantors.

(1)  Applicable when there is a Facility agreement executed in relation to the facility.

(2)  Applicable in case of FLDG being executed upfront at time of limit set up for the Service Provider/Vikas Sahayogi.

(3)  Applicable when an “application” only is available in relation to the facility & no facility agreement is executed.

(4)  Applicable when credit franchisee or M & C Agent is giving this guarantee for the borrower’s obligations — delete if not applicable.

(5)  Delete whichever is not applicable.

(1d)(A) The expression “Guarantors” means the persons named in the Schedule hereof, the expression “Guarantors” shall, unless it be repugnant to the subject or as the context may permit or require, include, (i) in the case of a company or a society registered under the applicable laws relating to societies, its successors and permitted assigns, (ii) in the case of a partnership firm within the meaning of the Indian Partnership Act, 1932, any or each of the partners and survivor(s) of them and the partners from time to time (both in their personal capacity and us partners of the firm) and their respective heirs, legal representatives, executors, administrators and permitted assigns, successors of the firm; (iii) in the case of a proprietary concern, the proprietor / proprietress (both in his / her personal capacity and as proprietor / proprietress of the concern) and his / her their respective heirs, legal representatives, executors, administrators and permitted assigns, successors of the concern, (iv) in the case of a joint HUF, the Karta of the joint HUF and any or each of the adult members / coparceners of the joint HUF and the survivor(s) of them and their respective heirs, legal representatives, executors, administrators and permitted assigns, successors, (v) in the case of an individual, his / her / their respective heirs, legal representatives, executors, administrators and permitted assigns, (vi) in the case of a trust, the trust / trustee(s) for the time being, its successors and permitted assigns. The expression “Guarantors” shall, as the subject or context may permit or require, mean any or each of the Guarantors.

(1d)(B) The expression “this Guarantee” shall mean and include this guarantee, the documents in relation to security if any required to be created by the Guarantors, all other related documents; such expression shall also include all amendments made thereto from time to time.

(1d)(C) All applications, facility agreement, and the other Transaction Documents are hereinafter referred to as the “Facility Documents”; such expression shall include all amendments made thereto from time to time.

(2) At the request of the Guarantors, the Bank has agreed to grant / extend the Facilities to the Borrower.

NOW THIS DEED WITNESSETH AS FOLLOWS:

In consideration of the premises, the Guarantors hereby unconditionally, absolutely and irrevocably guarantee to and agree with the Bank as follows:

1.             The Bank shall have the sole discretion to permit drawals by the Borrower under the Facilities at such time, on such conditions and in such manner as the Bank may decide.

2.             The Borrower shall duly and punctually repay / pay the Facilities together with all interest, commission, costs, charges, expenses and all other monies including any increase as a result of revaluation / devaluation / fluctuation or otherwise in the rates of exchange of foreign currencies involved, whatsoever stipulated in or payable under the Facility Documents, and perform and comply with all the other terms, conditions and covenants contained in the Facility Documents.

3.             (a) In the event of any default on the part of the Borrower in payment / repayment of any of the moneys referred to Clause 2 above, or in the event of any default on the part of the Borrower to comply with or perform any of the terms, conditions and covenants contained in the Facility Documents, the Guarantors shall, upon demand to the Guarantors, forthwith pay to the Bank without demur all/part of the amounts as demanded by the Bank payable by the Borrower under the Facility Documents. Any such demand made by the Bank on the Guarantors shall be final, conclusive and binding notwithstanding any difference or any dispute between the Bank and the Borrower / arbitration or any other legal proceedings, pending before any court, tribunal, arbitrator or any other authority. The enforcement of this Guarantee in part by the Bank, for any reason whatsoever, shall not amount to discharge of the obligations of the Guarantor under this Guarantee to the extent of the balance (unenforced) amount(s) of the Guarantee.

3.             (b) In the event of failure by the Guarantors to make payment as stated above, the Guarantors shall pay default interest at the same rate/s as specified in relation to the Facilities for the Borrower till receipt of the aforesaid amounts by the Bank to its satisfaction.

4.             The Guarantors shall also indemnify and keep the Bank indemnified against all losses, damages, costs, claims and expenses whatsoever which the Bank may suffer, pay or incur by reason of or in connection with any default on the part of the Borrower and/or the Guarantors in performance of their respective obligations under the Facility Documents and this Guarantee, including legal proceedings taken against the Borrower and/or the Guarantors for recovery of the moneys referred to in Clauses 2 and 3 above.

5.             The Guarantors hereby represent, warrant and confirm that:

(a)           The Guarantors have the competence and power to execute this Guarantee;

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(b)           The Guarantors have done all acts, conditions and things required to be done, fulfilled or performed, and all authorisations required or essential for the execution of this Guarantee or for the performance of the Guarantors’ obligations in terms of and under this Guarantee have been done, fulfilled, obtained, effected and performed and are in full force and effect and no such authorisation has been, or is threatened to be, revoked or cancelled;

(c)           This Guarantee has been duly and validly executed by the Guarantors or on behalf of the Guarantors and this Guarantee constitutes legal, valid and binding obligations of the Guarantors;

(d)           The entry into, delivery and performance by the Guarantors of and the transactions contemplated by, this Guarantee do not and will not conflict : (i) with any law; (ii) with the constitutional documents, if any, of the Guarantors; or (iii) with any document which is binding upon the Guarantors or on any of their assets;

(e)           All amounts payable by the Guarantors under this Guarantee will be made free and clear of and without deduction / withholding for or on account of any tax or levy and without any set off,

(f)            (i) The execution or entering into by the Guarantors of this Guarantee constitute, and performance of their obligations under this Guarantee will constitute, private and commercial acts done and performed for private and commercial purposes; (ii) The Guarantors are not, will not be entitled to, and will not claim immunity for themselves or any of their assets from suit, execution, attachment or other legal process in any proceedings in relation to this Guarantee;

(g)           The Guarantors’ confirmation on governing law as provided in Clause 24 hereof, is legal, valid and binding on the Guarantors;

(h)           No litigation, arbitration, administrative or other proceedings are pending or threatened against the Guarantors or their assets, which, if adversely determined, might have a Material Adverse Effect in relation to the Guarantors;

(i)            (i) All information communicated to or supplied by or on behalf of the Guarantors to the Bank from time to time in a form and manner acceptable to the Bank, are true and fair / true, correct and complete in all respects as on the date on which it was communicated or supplied; (ii) Nothing has occurred since the date of communication or supply of any information to the Bank which renders such information untrue or misleading in any respect; (iii) in the event of any disagreement or dispute between the Bank and the Guarantors regarding the materiality or reasonableness of any matter including of any event, occurrence, circumstance, change, fact, information, document, authorisation, proceeding, act, omission, claims, breach, default or otherwise, the opinion of the Bank as to the materiality or reasonableness of any of the foregoing shall be final and binding on the Guarantors.

6.             The Guarantors hereby agree that, without the concurrence of the Guarantors, the Borrower and the Bank shall be at liberty to vary, alter or modify the terms and conditions of the Facility Documents and in particular to defer, postpone or revise the repayment of the Facilities and/or payment of interest and other monies payable by the Borrower to the Bank on such terms and conditions as may be considered necessary by the Bank including any increase in the rate of interest. The Bank shall also he at liberty to absolutely dispense with or release all or any of the security / securities furnished or required to be furnished to the Bank to secure the Facilities and/or the obligations of the Guarantors under this Guarantee. The Guarantors agree that the liability under this Guarantee shall in no manner be affected by any such variations, alterations, modifications, waiver, dispensation with or release of security, and that no further consent of the Guarantors is required for giving effect to any such variation, alteration, modification, waiver, dispensation with, or release of security.

7.             The Bank shall have full liberty, without notice to the Guarantors and without in any way affecting this Guarantee, to exercise at any time and in any manner any power or powers reserved to the Bank under the Facility Documents, to enforce or forbear to enforce payment of the Facilities or any part thereof or interest or other moneys due to the Bank from the Borrower or any of the remedies or securities available to the Bank, to enter into any composition or compound with or to grant time or any other indulgence or facility to the Borrower, to give / grant temporary or extra overdrafts or other advances / credit facilities to the Borrower and to appropriate payments made to it by the Borrower towards repayment / payment of such overdrafts / advances / credit facilities from time to time and the Guarantors shall not be entitled to question such appropriation or to require the Bank to appropriate such payments towards previous disbursals under the Facilities so as to reduce the liability of the Guarantors hereunder on account of any such payments AND the Guarantors shall not be released by the exercise by the Bank of their liberty in regard to the matters referred to above or by any act or

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omission on the part of the Bank or by any other matter or thing whatsoever which under the law relating to sureties would but for this provision have the effect of so releasing the Guarantors AND the Guarantors hereby waive in favour of the Bank so far as may be necessary to give effect to any of the provisions of this Guarantee, all the suretyship and other rights which the Guarantors might otherwise be entitled to enforce. The Guarantors also agree that they will not be entitled to the benefit of subrogation vis-a-vis securities or otherwise until all the monies due to the Bank under the Facilities are fully repaid / paid.

8.             This Guarantee shall be enforceable against the Guarantors notwithstanding that any post-dated cheques, negotiable instruments, security and/or securities comprised in any instrument(s) executed or to be executed in favour of the Bank shall, at the time when the proceedings are taken against the Guarantors on this Guarantee, be outstanding or unrealised or lost.

9.             The Guarantors hereby agree and give consent to the sale, mortgage on prior, pari-passu or subsequent charge basis, release etc., of any of the assets by the Borrower and/or the Guarantors from time to time as may be approved by the Bank or the transfer of any of the assets of the Borrower and/or the Guarantors from one unit to the other or to the release or lease out by the Bank any or whole of the assets charged to the Bank / its trustee / nominee on such terms and conditions as the Bank may deem fit and this may be treated as a standing and continuing consent for each and every individual act of transfer, mortgage, release or lease of any of such assets of the Borrower and/or the Guarantors. The Guarantors hereby declare and agree that no separate consent for each such transfer, mortgage, release or lease any of such assets would be necessary in future.

10.           The Guarantors hereby agree and declare that the Borrower will be free to avail of further loan(s) or other facilities from the Bank or any other person in addition to the Facilities and/or to secure the same during the subsistence of this Guarantee and in that event the guarantee herein contained will not be affected or vitiated in any way whatsoever but will remain in full force and effect and binding on the Guarantors.

11.           The rights of the Bank against the Guarantors shall remain in full force and effect notwithstanding any arrangement which may be reached between the Bank and the other guarantor(s), if any, or notwithstanding the release of that other or others from liability and notwithstanding that any time hereafter the other guarantor(s) may cease for any reason whatsoever to he liable to the Bank, the Bank shall be at liberty to require the performance by the Guarantors of their obligations hereunder to the same extent in all respects as if the Guarantors had at all times been solely liable to perform the said obligations.

12.           To give effect to this Guarantee, the Bank may act as though the Guarantors were the principal debtors to the Bank.

13.           The Guarantors hereby declare and agree that they have not received and shall not, without the prior consent in writing of the Bank receive any security or commission from the Borrower for giving this Guarantee so long any monies rem in due and payable by the Borrower to the Bank under the Facility Documents.

14.           The Guarantors shall not in the event of the liquidation / insolvency of the Borrower prove in competition with the Bank in the liquidation / insolvency proceedings.

15.           A certificate in writing signed by a duly authorised official of the Bank shall he conclusive evidence against the Guarantors of the amount for the time being due to the Bank from the Borrower / the Guarantors in any action or proceeding brought on this Guarantee against the Guarantors.

16.           This Guarantee shall not be wholly or partially satisfied or exhausted by any payments made to or settled with the Bank by the Borrower and shall he valid and binding on the Guarantors and operative until repayment in full of all moneys due to the Bank under the Facility Documents.

17.           This Guarantee shall be irrevocable and the obligations of the Guarantors hereunder shall not he conditional on the receipt of any prior notice by the Guarantors or by the Borrower and the demand or notice by the Bank as provided in Clause 23 hereof shall be sufficient notice to or demand on the Guarantors.

18.           The liability of the Guarantors under this Guarantee shall not be affected by: (i) any change in the constitution or winding up of the Borrower / the Guarantors or any absorption, merger or amalgamation of the Borrower / The Guarantors with any other company, corporation or concern; or (ii) any change in the management of the Borrower / the Guarantors or take over of the management of the Borrower / the Guarantors by Central or State Government or by any other authority; or (iii) acquisition or nationalisation of the Borrower / the Guarantors and / or of any of its undertaking(s) pursuant to any law; or (iv) any change in the

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constitution of the Bank; or (v) bankruptcy / insolvency / death of the Guarantors / the Borrower, or (vi) the absence or deficiency of powers on the part of the Guarantors to give guarantees and/or indemnities or any irregularity in the exercise of such powers. The Guarantors undertake not to revoke this Guarantee during the subsistence of the Facilities and the Facility Documents.

19.           This Guarantee shall be a continuing one and shall remain in full force and effect till such time the Borrower repays / pays in full the Facilities together with all interest, commission, costs, charges, expenses and all other monies including any increase as a result of revaluation / devaluation / fluctuation or otherwise in the rates of exchange of foreign currencies involved, whatsoever stipulated in or payable under the Facility Documents.

20.           The Bank and its group companies shall have the paramount right of set-off and lien, irrespective of any other lien or charge, present as well as future, on the deposits of any kind and nature (including fixed deposits) held/ balances lying m any accounts of the Guarantors, whether in single name or joint name(s), and on any monies, securities, bonds and all other assets, documents and properties held by / under the control of the Bank and/or its group companies (whether by way of security or otherwise pursuant to any contract entered/ to be entered into by the Guarantors in any capacity), to the extent of all outstanding dues, whatsoever, arising as a result of any of the Bank’s and/or its group companies’ services extended to and/or used by the Guarantors and/or as a result of any other facilities that may he granted by the Bank and/or its group companies to the Guarantors. The Bank and/ or its group companies are entitled without any notice to the Guarantors to settle any indebtedness whatsoever owed by the Guarantors to the Bank and/or its group companies, (whether actual or contingent, or whether primary or collateral, or whether joint and/or several) hereunder or under any other document/ agreement, by adjusting, setting-off any deposit(s) and/or transferring monies lying to the balance of any account(s) held by the Guarantors with the Bank and/or its group companies notwithstanding that the deposit(s)/ balances lying in such account(s) may not he expressed in the same currency as such indebtedness. The Bank’s and its group companies’ rights hereunder shall not be affected by the Guarantors’ bankruptcy, death or winding-up. It shall be the Guarantors’ sole responsibility and liability to settle all disputes/ objections with any such joint account holders.

In addition to the above mentioned right or any other right which the Bank and its group companies may at any time be entitled whether by operation of law, contract or otherwise, the Guarantors authorise the Bank: (a) to combine or consolidate at any time all or any of the accounts and liabilities of the Guarantors with or to any branch of the Bank and/or its group companies; (b) to sell any of the Guarantors’ securities or properties held by the Bank by way of public or private sale without having to institute any judicial proceeding whatsoever and retain/appropriate from the proceeds derived there from the total amounts outstanding to the Bank and/or it group companies from the Guarantors, including costs and expenses in connection with such sale; and (c) in case of cross currency set-off, to convert an obligation in one currency to another currency at a rate determined at the sole discretion of the Bank and/or its group companies.

21.           Any admission or acknowledgement in writing given or any part payment made by the Borrower in respect of the Facilities shall be binding on the Guarantors and shall be treated as given on behalf of the Guarantors also.

22.           This Guarantee is in addition to and not by way of limitation of or substitution for, any other guarantee(s) that the Guarantors may have previously given or may hereafter give to the Bank (whether alone or jointly with other parties) and this Guarantee shall not revoke or limit any such other guarantee(s)

23.           Any demand for payment or notice under this Guarantee shall be sufficiently given if sent by post to or left at the last known address of the Guarantors and such demand or notice shall be assumed to have reached the addressee in the course of post, if given by post, and no period of limitation shall commence to run in favour of the Guarantors until after demand for payment in writing shall have been made or given as aforesaid and in proving such demand / notice when sent by post it shall be sufficiently proved that the envelope containing the demand / notice was posted and a certificate by any official of the Bank that to the best of his /her knowledge and belief, the envelope containing the said demand / notice was so posted shall be conclusive as against the Guarantors, even though it was returned unserved on account of refusal of the Guarantors or otherwise.

24.           This Guarantee shall be governed by and construed in accordance with the laws of India.

25.           The Guarantors agree that any legal action or proceedings arising out of this Guarantee may be brought by the Bank, in its absolute discretion, in any

6

competent court, tribunal or other appropriate forum having jurisdiction. The Guarantors shall not exercise any rights which they may have acquired by way of subrogation or otherwise, or take any action or make any claim in competition with an action or a claim of’ the Bank.

26.           Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of prohibition or unenforceability but shall not invalidate the remaining provisions of this Guarantee or affect such provision in any other jurisdiction.

27.           The Guarantors hereby agree, confirm and undertake that: (A) the Bank shall, as the Bank may deem appropriate and necessary, be entitled to disclose all or any : (i) information and data relating to the Guarantors, (ii) information or data relating to this Guarantee or any other securities furnished by the Guarantors in favour of the Bank, (iii) obligations assumed / to be assumed by the Guarantors in relation to the Facilities under this Guarantee or any other securities furnished by the Guarantors for any other credit facility granted / to be granted by the Bank, (iv) default, if any, committed by the Guarantors in discharge of the aforesaid obligations, to Credit Information Bureau (India) Limited (“CIBIL”) and any other agency authorised in this behalf by Reserve Bank of India (“RBI”); (B) CIBIL and / or any other agency so authorised may use, process the aforesaid information and data disclosed by the Bank in the manner as deemed fit by them; (C) CIBIL and / or any other agency so authorised may furnish for consideration, the processed information and data or products thereof prepared by them, to the Bank / financial institutions and other credit grantors or registered users, as may be specified by RBI in this behalf; (D) the information and data furnished by the Guarantors to the Bank from time to time shall be true and correct. (E) in case the Guarantors commit a default in payment or repayment of any amounts in respect of the Facilities, the Bank and/or RBI will have an unqualified right to disclose or publish the details of the default and the name of the Guarantors (including its directors) as the case may be, as defaulters, in such manner and through such medium as the Bank or RBI in their absolute discretion may think fit.

28.           (a) All capitalised terms used but not specifically defined herein shall have the respective meanings ascribed to them in the respective facility agreements / application(s).

(b)           A reference to : an “amendment” includes a supplement, modification, novation, replacement or re-enactment and “amended” is to be construed accordingly; “authorisation” includes an authorisation, consent, clearance, approval, permission, resolution, licence, exemption, filing and registration; “law” includes any constitution, statute, law, rule, regulation, ordinance, judgement, order, decree, authorisation, or any published directive, guideline, requirement or governmental restriction having the force of law, or any determination by, or interpretation of any of the foregoing by, any judicial authority, whether in effect as of the date of this Guarantee; “person” includes an individual, statutory corporation, body corporate, partnership, joint venture, association of persons, Hindu Undivided Family (HUF), societies (including co-operative societies), trust, unincorporated organisation, government (central, state or otherwise), sovereign state, or any agency, department, authority or political subdivision thereof, international organisation, agency or authority (in each case, whether or not having separate legal personality) and shall include their respective successors and assigns and in case of an individual shall include his legal representatives, administrators, executors and heirs and in case of a trust shall include the trustee or the trustees for the time being;

(c)           the singular includes the plural (and vice versa);

(d)           reference to the words “include” or “including” shall be construed without limitation;

(e)           reference to a gender shall include references to the female, male and neuter genders;

(f)            all approvals, permissions, consents or acceptance required from the Bank for any matter shall require the “prior”, “written” approval, permission, consent or acceptance of the Bank;

29A.        The Guarantors shall create / provide security as may be considered appropriate by the Bank in favour of the Bank / the security trustee / agent nominated by the Bank in such manner and form as the Bank may, in its sole discretion, require as security for performance of the obligations of the Borrower and the Guarantors, in a form and manner satisfactory to the Bank. All such security

(a)           shall not be discharged by intermediate payment by the Borrower / Guarantors or any settlement of accounts by the Borrower / Guarantors;

(b)           shall be in addition to and not in derogation of any other security which the Bank may at any time hold in respect of the dues of the Borrower / Guarantors;

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(c)           shall be available to the Bank until all accounts between the Bank and the Borrower / Guarantors in respect of the Facilities) are discharged in full to the satisfaction of the Bank;

(d)           shall operate as continuing security for all monies, indebtedness and liabilities as specified herein notwithstanding the existence of a `nil’ balance or a credit balance in the Borrower’s account under the Facility Documents at any time or from time to time or at all times or any partial payments or fluctuations of accounts.

29.B        In the event the security furnished by the Guarantors is found to he insufficient / incorrect in value the Guarantors shall furnish additional security as may be required by the Bank. Without prejudice to the above, in the event the security furnished by the Guarantors is subsequently found to be of inferior value to that as declared by the Guarantors, the Bank shall be entitled to declare the same as an event of default under the Facility Documents and call for repayment / payment of all amounts in respect of the Facilities.

29.C        The Guarantors shall bear all taxes, duties and charges in relation to the transactions contemplated under this Guarantee.

29.D        All documents provided by the Guarantors in connection with this Guarantee are genuine. The Bank may at any time, call for or require verification of originals of any / all such copies. Any such copy in possession of the Bank shall be deemed to have been given by the Guarantors.

29.E         The Guarantors shall provide such documents and shall do all such acts, deeds and things as may be necessary or required in connection with this Guarantee.

29.F         The provisions as are applicable to the Borrower in relation to the assets secured / to be secured by the Borrower, shall be applicable mutatis mutandis to the Guarantors.

30.           Notwithstanding any of the provisions of the Indian Contract Act, 1872 or any other applicable law, or any terms and conditions to the contrary contained in the Facility Documents and/or this Guarantee, the Bank may, at its absolute discretion, appropriate any payments made by the Burrower or Guarantors and any amounts realised by the Bank by enforcement of security or otherwise, towards the dues payable by the Borrower to the Bank under the Facility Documents and/or any other agreements whatsoever between the Borrower and the Bank and in any manner whatsoever. Notwithstanding any such appropriation by the Bank towards settlement of any dues payable by the Borrower to the Bank under any other agreements between the Borrower and the Bank, the Guarantors shall continue to remain liable to the Bank for all outstanding/remaining amounts in respect of the Facility.

The Guarantors acknowledge and confirm that the Guarantors have read and understood all the Facility Documents and this Guarantee as set out and/or referred to in the applications submitted by/on behalf of the Borrower to the Bank.

31.           In case there are more than one Guarantors, each of the Guarantors shall be jointly and severally liable to the Bank for performance of all obligations under this Guarantee.

32.           The Bank may, at any time, assign or transfer- all or any of its rights, benefits and obligations under this Guarantee to any person without any consent of or intimation to the Borrower/s and /or the Guarantors.

[SCHEDULE]

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SCHEDULE

1.             PLACE OF EXECUTION

At 54, Prakriti Marg, M.G. Road in the State of Delhi

2.A          DATE OF THIS GUARANTEE

On the                          day of                                       , Two Thousand and Ten.

2.B          DATE/S OF THE FACILITY AGREEMENT / APPLICATION(S) AND DETAILS OF THE FACILITIES

(i)            Facility Agreement dated the 25th day of October, Two Thousand and Ten

(ii) (a)      Details of the Facilities :

Working capital (one time STL) facilities upto Overall Limits : Not exceeding in the aggregate Rs 250.0million at any time.

2.D          ADDRESS OF BRANCH / OFFICE OF THE BANK

ICIC1 BANK LIMITED

Videocon Towers,

E- I Extension, Jhandewalan,

New Delhi - 110055

3.             DETAILS OF THE BORROWER

AMIRA FOODS (INDIA) LIMITED, a company within the meaning of the Companies Act, 1956 and having its Registered Office at B-1/E-28, Mohan Co-Operative Industrial Estate, Matura Road, New Delhi -110044.

The expression “Borrower” shall, unless it be repugnant to the subject or context thereof, include its successors and permitted assigns.

4.             DETAILS OF THE GUARANTORS

Ms. Anita Daing, age 56 yrs., wife of Late Mr Dinesh Daing, residing at R-806, New Rajinder Nagar, New Delhi - 110060,

5.             NON DISPOSAL OF ASSETS

The Guarantors shall not sell, transfer, assign, dispose off, mortgage, charge, pledge or create any lien or in any way encumber their immoveable and moveable properties, whether as sole or joint owner, more particularly described below, and the immoveable properties to be acquired by the Guarantors in future, whether as sole or joint owner, without the Bank prior written consent till the obligations under this Guarantee are discharged in full:

[LIST OF ASSETS — AS CA CERTIFICATE ATTACHED]

7.             The Guarantors hereby expressly covenant, declare, represent and undertake that

(i)            The property to be secured (the Secured Property) will be maintained in good order and condition and all necessary repairs, additions and improvements thereto will be made during the currency of the Facility and the Guarantor will ensure that the value of the Secured Property does not diminish.

(ii )          The Guarantors shall promptly give written notice to the Bank of:

(a)           Any dispute, which might arise between the Guarantors and any person or any governmental body or authority relating to or concerning the Secured Property.

(b)           Any distress or execution being levied against the Secured Property.

(c)           Any material circumstances affecting the ability of the Guarantors to perform its obligations hereunder.

(iii)          The Guarantors shall bear all costs of making good any deficit in stamp duty on any document executed by the Guarantors in relation to the Facility/security.

(iv)          The Secured Property is currently in use/occupation of the Guarantors and the Secured Property shall not be used/occupied by any other person, nor shall any change of use/purpose of use of the Secured Property be permitted without prior written permission of the Bank.

(v)           The Guarantors shall ensure that the Secured Property is insured against fire, earthquake, flood, storm, tempest or typhoon and other hazards, as may he required by the Bank, with the Bank being made the sole beneficiary/loss payee/assignee under the policy, for a value as required by the Bank and produce evidence thereof to the Bank/security trustee/agent whenever called upon to do so; and that during the subsistence of this Guarantee, the Guarantors shall ensure that the insurance policy/ies are valid, subsisting and operative by complying with the terms of issue of such insurance policy/ies including the timely payment of the premium for such policy/ies, and agrees to produce the necessary proof/receipts of such validity/subsistence/operativeness to the Bank whenever required.

(vi)          The Guarantors shall promptly inform the Bank of (a) any additions/proposed additions to or alterations in the Secured Property; and (b) any loss or damage to the Secured Property.

(vii)         The Guarantors shall ensure the due and punctual compliance with all the terms and conditions of holding the Secured Property and all the rules, regulations, bye-laws, etc., of the concerned co-operative society, association, limited company or any other competent authority, as the case may be, and pay such maintenance and other charges for the upkeep of the Secured Property as also any other dues, etc., as may be payable in respect of the Secured Property and/or of the use thereof.

(viii)        The Bank/its authorized representatives shall be entitled to carry out inspections of the Secured Properly, m such manner and at such time(s) as the Bank may specify from time to time.

(ix)           The Secured Property is not included in or affected by any of the schemes of Central/State Government or of the improvement trust or any other public body or local authority or by any alignment, widening or construction of road under any scheme of the Central/State Government or of any Corporation, Municipal Committee, Gram Panchayat, etc.

8.             The Guarantors further agree that unless the Bank shall otherwise previously approve in writing, the Guarantors shall not:

(i)            Enter into any agreement or arrangement with any person, institution or government body for the use, occupation or disposal of the Secured Property or any part thereof.

(ii)           Change use of the Secured Property provided that if the Secured Property is used for any purpose other than the purpose(s) stated in the applications made by the Borrower, in addition to any other action which the Bank might take, the Bank shall be entitled to charge, in its sole discretion, such higher rate of interest as it might fix in the circumstances of the case.

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(iii)          Amalgamate or merge the Secured Property or any of his other property with any other adjacent property nor shall the Guarantors create any right of way or any other easement on the Secured Property.

(iv)          Stand surety for anybody or guarantee the repayment of any facility or overdraft or the purchase price of any asset.

(v)           Leave India for employment or business or for long term stay abroad so long as any amounts remain outstanding under the Facility together with interest and other dues and charges including prepayment charges as per the rules of the Bank then in force. Whether the stay is long term or not shall be decided solely by the Bank.

(vi)          Execute any document or other deed, in favour of any person to deal with the Secured Property in any manner.

(vii)         Effect any oral or other partition of the Secured Property or enter into any family arrangement or use it for the purpose of business.

(viii)        Save and except with the prior written permission of the Bank not to borrow from any bank/ financial institution/ other sources nor to charge any Secured Property until all amounts in respect of the Facility are paid in full.

IN WITNESS WHEREOF the Guarantors have caused this Guarantee to be executed on the day, month and year hereinabove written in the manner hereinafter appearing.

SIGNED AND DELIVERED by the within named Guarantors

/s/ Ms. Anita Diang
Ms. ANITA DIANG

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Exhibit 10.18

GENERAL FORM OF GUARANTEE

Place : New Delhi
Date:- 07.07.2010

BANK OF BARODA,
Corporate Financial Services Branch
Bank of Baroda Building,
Sansad Marg, New Delhi- 110 001.

In consideration of Bank of Baroda (hereinafter called “the Bank”) giving credit or accommodation or granting facilities to M/s. Amira Foods (India) Limited, a company incorporated under the Companies Act, 1956 having its Registered Office at B-1/E-28, Mohan Co-operative Industrial Estate, Mathura Road, New Delhi-110 044, by making/opening/continuing Term Loan/Overdraft/Cash Credit/Bank Guarantee account or by discounting purchasing and/or negotiating bills with or without security and /or by giving Trust Receipt facility and / or Opening Letter of Credit/ issuing Guarantees, on terms and conditions that may be settled between the Bank and the said M/s. Amira Foods (India) Limited at any time or from time to time without reference to us, We, Mr. Karan A. Chanana s/o Mr. Anil Chanana and Mrs. Anita Daing D/O Late Sh. Karam Chand Chanana, jointly and severally, hereby agree with and guarantee to the Bank the due payment and discharge on demand of all amounts due and payable to the Bank by M/s. Amira Foods (India) Limited (hereinafter called The “Principal”) at any time and also of all bills, promissory notes or guarantees held by the Bank bearing the Principal’s signature in respect of the said facilities together with interest, banking and other charges that the Bank may in course of its business charge against the Principal together with all relative cost (as between attorney, advocate and client) and expenses Provided Nevertheless that our liability under this Guarantee shall not exceed in the whole the sum of Rs.149.00 Crores (Rupees One Hundred and Forty Nine Crores) apart from and in addition to all interest, banking, law and other charges, costs, and expenses above referred to.

For the consideration aforesaid I/We jointly and severally further agree as follow;

1.             This guarantee shall be continuing security binding me/us and my/our personal representative/s until the expiration of three calendar months from the receipt by the Bank of a notice in writing to discontinue and notwithstanding the discontinuance by or any release or granting of time or indulgence to any one or more of us this guarantee shall remain a continuing security as to the others and if discontinued by notice this guarantee shall nevertheless as to the party or parties giving such notice continue to be available (subject to the aforesaid limit of total amount) for and shall extend to all indebtedness and liabilities of the Principal to the Bank at the date of receipt of such notice whether then certain or contingent and whether then payable forthwith or at some future time or times and also for and to all credits then established by the Bank for the Principal and for and to all credit facilities granted and to all cheques, drafts, bills, notes and negotiable instruments drawn by or for the account of Principal on the Bank and dated or purporting to be dated on or before such date although presented to or paid by the Bank after such date and all guarantees signed by the Principal and delivered to the Bank on or before such date and that in the event of my or any of us dying or becoming under disability the liability of the executors, administrators or legal representative of such person so dying and of his estates shall continue until the expiration of three calendar months from the receipt by the Bank of a written notice given by such legal representative (or the survivors or survivor of me/us) to determine this guarantee. The Bank shall be at liberty on receipt of any such notice as contemplated in this clause at any time within the three calendar months to open a fresh account and/or to grant fresh facilities to the Principal and to appropriate thereto all payments subsequently made to the Bank by the Principal and not expressly appropriated to the old account without prejudice to my/our estates liability to the extent aforesaid. I/We shall not be released from my/your liability in respect of the loan limit / B.P. (Fund based) limit of Rs.75.00 Crores out of total credit limits/facilities of Rs.104.00 Crores covered by this guarantee in the event of any omission delay or default in presentation of bill or in the issue of notices of dishonour on the part of the Bank.

2.             This guarantee is additional and without prejudice to any securities or obligation which the Bank may now or hereafter have from us, from the Principal or from anyone else in respect of any indebtedness or liabilities hereby guaranteed and all rights and remedies in respect thereof are reserved.

3.             This guarantee shall be a continuing guarantee and shall not be considered as wholly or partially satisfied or exhausted by any payments from time to time made to the Bank or any settlement of any account or by reason of the account being brought to a credit at any time or from time to time or its being drawn up to the full extent or exceeding the full extent of the limit from time to time and its being reduced or extinguished and thereafter re-opened. The Guarantee shall continue in force notwithstanding the discharge of the Principal by operation of law or my death or of any one of us and shall cease only on payment of the amount guaranteed hereunder either by me or any of us.

4.             I /We expressly agree that the Bank shall have full discretionary power, without my/our further assent or knowledge and without discharging or in any way affecting my/our liability under this guarantee from time to time AND at any time to negotiate with the Principal and settle and or alter the terms and conditions, to promise, to grant time or indulgence to or not to sue the Principal or any person/s liable with or for Principal, whether as guarantor or otherwise or make any other arrangement with the Principal or any person/s so liable with or for the Principal as the Bank may think fit and to hold over, renew, vary, exchange or release in whole or in part and from time to time any securities held or to be held by the Bank for or on account of the moneys and liabilities intended to be hereby secured or any part thereof. I/We also agree that I/We shall not be discharged from my/our liability by the Bank releasing the Principal debtor or by any of its act or omission the legal consequence of which may be to discharge the Principal debtor or which would, but for this present provision, be inconsistent with my/our rights as surety or by the Bank’s omitting to do any act, which but for this present provision its duty to me/us would have required the Bank to do. I/We hereby consent to each and every of the acts mentioned above as the Bank may think fit. Moreover though as between the Principal debtor and me/us I am/We are sureties only, I/We agree that as between the Bank and me/us, I am/We are Principal debtor(s) jointly with him and accordingly I/We shall not be entitled to any of the rights conferred on sureties by Sections 133, 134, 135, 139 and 141 of the Indian Contract Act. And I/we further expressly agree that the Bank shall also have discretionary power without my/our further assent or knowledge or without discharging or in any way affecting my/our liability under the Guarantee from time to time and at any time to agree to the variations of the terms and conditions of

2

any Letter of Credit that has been and/or may be opened for the benefit of the Principal, to convert a documentary Letter of Credit into clean or open Letter of Credit and vice versa, to convert a revocable Letter of Credit into irrevocable one and vice versa, to vary or after the other terms, as to the nature and amount of credit, war risk, as regards the conditions of advance, the nature of the documents to be tendered, the names of the beneficiaries, the nature, quality, quantity of goods, the country of origin and the conditions regarding port of shipment, certificates of country of origin, nature, quality, quantity, weight or otherwise, the terms of shipment such as F.O.B / C.I.F/ C.F.A S/C.I.F / C.F.R as regards shipments by installments or to convert a contract for shipment by installment into shipment by one lot, the terms of draft as to insurance and the terms thereof, the terms regarding payment and to part with the shipping documents and/or goods covered by such shipping documents negotiated under the said Letter of Credit or a Trust Receipt of the principal or otherwise, and other conditions as may be comprised in the Letter of Credit (Non-fund based) within the limit of Rs.29.00 Crores out of total credit limits/facilities of Rs.104.00 Crores, referred to hereinabove and to release or vary any security granted therefor and for the purpose aforesaid to settle and or alter the terms and conditions to grant time or indulgence to Principal or any person/s liable with or for the Principal whether as Guarantor or otherwise or compound or make any other arrangement with the Principal or any other person so liable with or for the Principal as the Bank may think fit and to hold over, renew, vary, exchange or release in whole or in part and from time to time any securities held or to be held by the Bank for/or on account of the moneys and liabilities intended to be secured hereby or any part thereof. And for all purposes of this claim the Principal is empowered to give consent on my/our behalf and any consent given by the Principal shall be deemed to have been given by me/us and shall bind me/us in all respects as if the same had been expressly given by me/us in writing. The Principal is also hereby empowered to acknowledge the debt/s and/or security/ies for and on behalf of me/us and the said acknowledgment of debt and/or the security/ies shall be valid as against me/us as though they were executed by me/us.

5.             The Bank may recover against me/us to the extent herein before mentioned notwithstanding that the Principal or his agents, partners, directors or officers may have exceeded his or their powers or that the arrangements with the Bank may have been ultra-vires and without being bound to enforce its claim against the Principal or any other person/s or other security held by the Bank. The Bank shall not be bound to inquire into powers of the Principal or his agents or partners, directors or officers purporting to act on behalf of the Principal and all moneys due or liabilities incurred shall be deemed to form part of the present guarantee notwithstanding that the Principal or his agents, partners, directors and officers may have exceeded his or their power or the arrangement with the Bank may have been ultra vires.

6.             I/We waive in the Bank’s favour all or any of my/our rights against the Bank or the Principal as may be necessary to give effect to any of the provisions of this guarantee.

7.             I/We declare that I/We have not received any security from the Principal for the giving of this guarantee and I/We agree that I/We will not so long as any moneys remain owing by the Principal to the Bank or any liability incurred by the Bank remains outstanding, take any security in respect of my/our liability hereunder without first obtaining the Bank’s written consent and I/We agree that in the event of my/our taking any such security, the amount for which I/We am/are to be liable under this guarantee shall be increased by the amount by which dividend payable by the Principal to the Bank on a winding up is thereby diminished. I/We have not received any consideration by way of commission or otherwise for giving this guarantee; nor shall I/We receive any consideration for my/our standing as guarantor/s to the facility/ies above mentioned.

8.             I/We further agree that in respect of my/our liability hereunder the Bank shall have a lien on all securities belonging to me/us now or hereafter held by the Bank and all moneys now or hereafter standing to my/our credit with the Bank on my current or any other account.

9.             And this guarantee shall be applicable to the ultimate balance that may become due to the Bank from the Principal and until repayment of such balance the Bank shall be entitled to retain, realize, or otherwise dispose of in such manner as the Bank may think fit any securities now or hereafter

3

held by the Bank and without any liability to account to me/us for my/our any portion of such securities or of the proceeds thereof until all your claims have been fully satisfied, and in the meantime I/We will not take any steps to enforce any right or claim against the Principal in respect of any moneys paid by me/us to the Bank hereunder. And further that if the Bank should receive payment from the Principal or any person/s on behalf of the Principal or from any security held by the Bank, or if the Principal shall become insolvent or go into liquidation or compound with his creditors, the Bank shall be at liberty, without discharging my/our liability, to make or assent to any compromises, compositions or arrangements or to prove and to rank as creditor in respect of the amount claimable by the Bank or any items thereof, and to receive dividends thereupon and all such payments and dividends received shall be treated as payments in gross and my/our liability shall extend to the ultimate balance after deducting such payments and to the entire exclusion and surrender of all my/our rights as sureties in competition with the Bank, any rule of law or equity to the contrary notwithstanding. And I/We shall not be paying off the sum guaranteed or any part thereof or upon any ground prove or claim to prove in respect of the sum guaranteed or any part thereof or take advantage of any securities held by the Bank until the whole of your claim against the Principal has been satisfied.

10.           A demand in writing shall be deemed to have been duly given to me/us or my/our heirs or assigns by leaving the same at my/our last known address hereunder written and shall be effectual notwithstanding any change of address or notwithstanding notice thereof to the Bank, and such demand if sent by post shall be deemed to be received by me/us or my/our heirs, assigns 24 hours after posting thereof and shall be sufficient if signed by any officer of the Bank and in proving such service it shall be sufficient to prove that the letter containing the demand was properly addressed and put into the Post.

11.           In the event of this guarantee being determined either by notice by me/us or by demand in writing by the Bank, it shall be lawful for the Bank to continue the account of the Principal notwithstanding such determination and my/our liability for the moneys advanced or paid or agreed to be advanced or paid and liabilities or obligations incurred by the Bank at the date when the guarantee is so determined shall remain, notwithstanding any subsequent payment into or out of the cash credit account by or on behalf of the Principal, up to the limit aforesaid.

12.           This guarantee shall not affect or be affected by any other or further securities taken or held by the Bank or by any loss of any collateral or other security nor by the Bank failing to recover by the realisation of collateral securities or otherwise any such sum or sums due from the Principal or any other person/s, or any laches on the Bank’s part, nor shall the Bank be responsible to me/us for any such loss or laches.

13.           Any account settled or stated between the Bank and the Principal or admitted by the Principal shall be accepted by me/us as conclusive evidence. A certificate in writing signed by any officer of the Bank stating the amount at any particular time payable under this guarantee shall be conclusive evidence against me/us.

14.           This guarantee shall be enforceable notwithstanding any change in the name of the Bank and it shall ensure for the benefit of any banking company with which the Bank may become amalgamated or to which the Bank shall assign it.

15.           Should the Principal be a limited company, corporate or unincorporated body, committee, firm, partnership, trustees or debtors on a joint account, the provisions herein before contained shall be construed and take effect where necessary as if words importing the singular number included, also the plural number. This guarantee shall remain effective notwithstanding any death, retirement, change, accession, or addition, as fully as if the person or persons constituting or trading or acting as such body, committee, firm, partnership, trustees or debtor on joint account at the date of the Principal’s default or at any time previously was or were the same as the date hereof.

In the event of there being more than one guarantor the liability of the remaining guarantors shall not be affected or released or given up by time or other indulgence to one or more of the guarantors nor by the

4

death of any one or more of the guarantors until notice shall have been given to the Bank as provided in Clause 1 hereof.

The Bank shall be entitled to fix with the Principal a period for such Loan, Overdraft/Cash-Credit account facility and to alter or extend such a period from time to time. The Bank shall be entitled from time to time to take renewals of hundies, promissory notes or other documents and securities from the Principal. The Bank shall be entitled to take one hundies or promissory note or other documents for the whole amount hereby guaranteed or to split up the amount and take separate documents for each part and take any such documents from the Principal alone or from the Principal and other person/s whose identity may vary from time to time. My/Our liability under this guarantee shall not be discharged or affected in any way by reason of any such or similar acts or dealings.

16.           I/We agree and undertake, assure and confirm that the following is the exhaustive list of my/our legal heirs with his/her/ their full address/es, and the said list is furnished to enable the Bank to take steps for recovery of its due from any one/some/all of them in the event of my /our demise, or of any one or some or all of us during the currency/pendency of such credit facilities extended by the Bank to M/s. Amira Foods (India) Limited (Borrower).

Name of the Borrower/ Guarantors	Age (yrs)	Names of Legal Heirs	Age (yrs)	Relationship with the Borrower / Guarantor	Address	Occupation/ Vocation of legal heirs.

1. Mr. Karan A. Chanana
As per sheet enclosed
2. Mrs. Anita Daing

I/We further agree, undertake and assure that I/we shall promptly inform you in writing of any changes in the above particulars of my/our legal heirs that may be occasioned by birth, death, marriage, etc. and or on account of any amendment change in the general statutes /laws of the country.

17.I/We also hereunder submit the particulars of immovable properties belonging to me/us which have not been charged to the Bank as also not charged to any other Bank/Financial Institution /Creditor as security for financial assistance granted to me/us.

Item No.	Particulars of immovable properties with full address (where situated, etc.)	In whose name the property stands.	Present encumbrance	Whether lease hold or ownership	Present market value (Rs. Lacs)

As per sheet enclosed

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Signature(s) of the Guarantor(s)

/s/ Karan A. Chanana
Karan A. Chanana

/s/Anita Daing
Anita Daing

Name & Address of the Guarantor(s)

1.                                      Mr. Karan A. Chanana s/o Mr. Anil Chanana
R/o 36, Prakriti Marg, Mehrauli-Gurgaon Road,
New Delhi-110 030

2.                                      Mrs. Anita Daing D/o Late Sh. Karam Chand Chanana
R/o 806, New Rajender Nagar, New Delhi - 110060

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Exhibit 10.19

AMIRA FOODS (INDIA) LIMITED

LOAN AGREEMENT

This Agreement is for the period from 1st April 2010 to 31st March 2011 is being made at Amira Foods (India) Limited ( AFIL) on First day of April, 2010 , between:- Mr. Karan A Chanana, Managing Director of AFIL , resident of Plot 36, Prakriti Marg, M.G. Road, New Delhi-110030 (hereinafter called the Part of First PART )

AND

AMIRA FOODS (INDIA) LIMITED, having registered office at B-1/E-28, Mohan Cooperative Industrial Estate, Mathura Road, New Delhi- 110044, India hereinafter called the party of the second part)

WHEREAS the second party is in need of money and seek the from the first party the said money without security. Second part will liable to make repayment of principal amount along with interest thereon on demand made by the first part.

AND WHEREAS, the first part has agreed to lend loan without security to the second part as his will and wish. Interest shall be calculated at the rate of 11% per annum on the daily balances of loan.

In witnesses whereof the parties of this agreement have set their respective hands on the date month and year first above given.

WITNESES:-

1. FIRST PARTY	WITNESSES

	1.	[illegible]
/s/ Karan A Chanana
(Karan A Chanana)	2.	Gurpreet Kaur
		54, Prakriti Marg, M.G. Road
		New Delhi-110030
2. SECOND PARTY

/s/ Rajesh Arora
(Rajesh Arora)

Exhibit 10.20

AMIRA FOODS (INDIA) LIMITED

LOAN AGREEMENT

This Agreement is for the period from 1st April 2011 to 31st March 2012 is being made at Amira Foods ( India) Limited ( AFIL) on First day of April, 2011 , between:- Mr. Karan A Chanana , Chairman and Managing Director of AFIL, resident of 36, Prakriti Marg, M.G. Road, New Delhi-110030 (hereinafter called the Part of First PART )

AND

AMIRA FOODS (INDIA) LIMITED, having registered office at B-1/E-28, Mohan Co-operative Industrial Estate, Mathura Road, New Delhi- 110044, India (hereinafter called the party of the second part)

WHEREAS the second party is in need of money and seek the from the first party the said money without security. Second part will liable to make repayment of principal amount along with interest thereon on demand made by the first part.

AND WHEREAS, the first part has agreed to lend loan without security to the second part as his will and wish. Interest shall be calculated at the rate of 11% per annum on the daily balances of loan.

In witnesses whereof the parties of this agreement have set their respective hands on the date month and year first above given.

WITNESSES:

1. FIRST PARTY	WITNESSES

/s/ Karan A Chanana	1.	/s/ Namita Bhatnasar
(Karan A Chanana)		Namita Bhatnasar

2. SECOND PARTY	2.	/s/ Gurpreet Kaur
		Gurpreet Kaur
/s/ Rajesh Arora
(Rajesh Arora)

Exhibit 10.21

AMIRA PURE FOODS PRIVATE LIMITED

LOAN AGREEMENT

This Agreement is for the period from 1st April 2012 to 31st March 2013 is being made at Amira Pure Foods Private Limited ( APFPL) on 24th day of April, 2012 , between:- Mr. Karan A Chanana Chairman and Director of Amira Pure Foods Private Limited , resident of Palm Jumeirah, Plot No. 550, AL Nabat B 8-707 , Dubai (hereinafter called the Part of First PART )

AND

AMIRA PURE FOODS PRIVATE LIMITED, having registered office at B-1/E-28, Mohan Cooperative Industrial Estate, Mathura Road, New Delhi- 110044, India hereinafter called the party of the second part)

WHEREAS the second party is in need of money and seek from the first party the said money without security.  Second part will be liable to make repayment of principal amount along with interest thereon on demand made by the first part.

AND WHEREAS, the first part has agreed to lend loan without security to the second part as his will and wish. Interest shall be calculated at the rate of 11% per annum on the daily balances of loan.

In witnesses whereof the parties of this agreement have set their respective hands on the date month and year first above given.

WITNESES:-

1. FIRST PARTY	WITNESSES

	1.	Gurpreet Kaur
/s/ Karan A Chanana		Gurpreet Kaur Awand
(Karan A Chanana)		54, Prakriti Marg, M.G. Road
New Delhi-110030

2. SECOND PARTY	2.	Namita Bhatnasar
54, Prakriti Marg.
New Delhi- 110030
/s/ Rajesh Arora
(Rajesh Arora)

Exhibit 10.22

AMIRA NATURE FOODS LTD

29E, A.U. Tower

Jumeirah Lake Towers

Dubai, UAE

July 30, 2012

Daniel Malina

18442 Nicklaus Way

Eden Prairie, MN 55347

Re:                             Director Offer Letter

Dear Mr. Malina:

Amira Nature Foods Ltd, a British Virgin Islands company (the “Company”), is pleased to offer you a position as a member of its Board of Directors (the “Board”).  We are very impressed with your credentials, and we look forward to your future success in this role.

Should you choose to accept this position as a member of the Board, this letter shall constitute an agreement (“Agreement”) between you and the Company and contains all the terms and conditions relating to the services you are to provide.

1.                                      Term.  This Agreement shall have an initial term of one year, beginning on the date of the consummation of the Company’s initial public offering. Your term as director shall continue subject to the provisions in Section  8 below or until your successor is duly elected and qualified.  The position shall be up for re-election each year at the annual shareholders’ meeting and upon re-election, the terms and provisions of this Agreement shall remain in full force and effect.

2.                                      Services.

2.1.                            Duties. You shall render services as a member of the Board in accordance with high professional and ethical standards and in accordance with all applicable laws and rules and regulations pertaining to your performance hereunder.  You shall be required to attend all meetings of the Board called from time to time either in-person or by telephone.  Should you be elected to serve on a committee of the Board, you shall be required to attend such number of meetings of such committee as required by its members pursuant to the charter of such committee or as may be called from time to time.  As an independent director, you may also be required to attend at least one (1) meeting with the other independent directors without the presence of the Company’s officers and non-independent directors.  The services described in this Section 2.1 shall hereinafter be referred to as your “Duties.”

2.2.                            Independence. During the term of your services to the Company hereunder, you shall observe all applicable laws and regulations relating to independent directors of a public company with securities registered under Section 12 of the U.S. Securities Exchange Act of 1934, as amended, as promulgated from to time, and shall not: (1) be an employee of the Company or any parent or subsidiary of the Company; (2) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the Company other than as a director and/or a member of a committee of the Board; (3) be an affiliated person of the Company or any Parent or Subsidiary, as the term “affiliate” is defined in 17 CFR 240.10A-3(e)(1), other than in your capacity as a director and/or a member of a committee of the Board; (4) possess an interest in any transaction with the Company or any parent or subsidiary of the Company, for which disclosure would be required pursuant to 17 CFR 229.404(a), other than in your capacity as a director and/or a member of a committee of the Board; (5) be engaged in a business relationship with the Company or any parent or subsidiary of the Company for which disclosure would be required pursuant to 17 CFR 229.404(b), except that the relevant beneficial interest for purposes of this agreement shall be 5% rather than 10% as set forth in such rule.

2.3.                            Reporting. While this Agreement is in effect, you shall immediately report to the Company in the event: (1) you know or have reason to know or should have known that any of the requirements specified in Section 2.2 hereof is not satisfied or is not going to be satisfied; and (2) you simultaneously serve on an audit committee of any other public company.

3.                                      Services for Others.  You shall be free to represent or perform services for other persons during the term of this Agreement.  You agree, however, that you do not presently perform and do not intend to perform, during the term of this Agreement, similar Duties, consulting, or other services for companies whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing).  Should you propose to perform similar Duties, consulting, or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

4.                                      Compensation.

4.1.                            Cash.  Commencing on the consummation of the Company’s initial public offering, and upon each anniversary thereof that you remain a director, you shall receive cash compensation of $55,000 for each calendar year of service under this Agreement on a pro-rated basis.  If you are appointed chairman of the Audit Committee of the Board, you shall receive $5,250 in cash for each calendar year of such service, and if you are appointed chairman of the Compensation or Nominating Committee of the Board, you shall receive $3,125 in cash for each calendar year of such service.  Notwithstanding the foregoing to the contrary, all fees are subject to approval and/or change as deemed appropriate by the Compensation Committee of the Board.  You shall be reimbursed for reasonable expenses documented and incurred by you in connection with the performance of your Duties (including travel expenses for meetings you attend in-person).

4.2.                            Restricted Share Grant.   Commencing on the consummation of the Company’s initial public offering, and upon each anniversary thereof that you remain a director, you will be granted that number of ordinary shares of the Company (each, a “Restricted Share Grant”), having a value of $55,000 based upon the fair market value of such shares on the date of grant as determined by the Board, and pursuant to the Company’s 2012 Securities Incentive Plan (the “Plan”).  The Company shall deliver to you documents evidencing each Restricted Share Grant.  Each Restricted Share Grant shall be subject to a Company option to repurchase shares subject to the grant at cost (the “Repurchase Option”) that shall lapse with respect to 1/36th of such shares upon the same day as the grant date in each month after the grant date, such that this repurchase option shall fully lapse on the 3rd anniversary of the grant date (provided that you have remained in the service of the Company as a director upon each such date).  Any shares subject to a Restricted Share Grant that remain subject to the Repurchase Option shall be repurchased upon the termination of your status as a director of the Company for any reason.

4.3.                            Service on Board Committee(s).  Should you be named to a committee of the Board, the Compensation Committee of the Board will determine any additional Compensation, if any, for serving on such committee.  However, the Company currently does not plan to provide any additional compensation to members of Committees of the Board other than the chairmen of such committees.

4.4.                            Taxes. You are solely responsible for taxes arising out of any compensation paid by the Company to you under this Agreement, and you understand that you will be issued a U.S.

Treasury form 1099 for any compensation paid to you by the Company, and understand and agree that the Company shall comply with any tax or withholding obligations as required by applicable law from time to time in connection with this Agreement.

5.                                      D&O Insurance Policy. During the term of this Agreement, the Company shall include you as an insured under an officers and directors insurance policy with coverage determined annually by the Company and the Board.

6.                                      No Assignment.  Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7.                                      Confidential Information; Non-Disclosure.  In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

7.1.                            Definition.  For purposes of this Agreement, the term “Confidential Information” means:

a.                                      Any information that the Company possesses that has been created, discovered, or developed by or for the Company, and that has or could have commercial value or utility in the business in which the Company is engaged; or

b.                                      Any information that is related to the business of the Company and is generally not known by non-Company personnel.

c.                                       By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics, and agreements.

7.2.                            Exclusions.  Notwithstanding the foregoing, the term Confidential Information shall not include:

a.                                      Any information that becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

b.                                      Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

c.                                       Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

7.3.                            Documents.  You agree that, without the express prior written consent of the Company, you will not remove from the Company’s premises, any notes, formulas, programs, data, records, machines, or any other documents or items that in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company.  In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items.  You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand, upon termination of this Agreement, or upon your termination or Resignation, as defined in Section 8 herein.

7.4.                            No Disclosure.  You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this Section 7.4 shall survive termination of this Agreement.

8.                                      Termination and Resignation.  Your membership on the Company’s Board may be terminated for any or no reason except as provided in the Company’s Memorandum and Articles of Association. You may also terminate your membership on the Board for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon its acceptance by the Board, provided, however, that if the Board has not acted on such written notice within ten days from its date of delivery, then your Resignation shall upon the tenth day be deemed accepted by the Board.  Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company’s obligations to pay you any cash compensation (or equivalent value in ordinary shares of the Company) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

9.                                      Independent Contractor. You understand, acknowledge and agree that your relationship with the Company is that of an independent contractor and nothing in this Agreement is intended to or should be construed to create a relationship other than that of independent contractor. Nothing in this Agreement shall be construed as a contract of employment/engagement between you and the Company or as a commitment on the part of the Company to retain you in any capacity, for any period of time or under any specific terms or conditions, or to continue your service to the Company beyond any period.

10.                               Governing Law; Consent to Jurisdiction.  All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in the State of New York. The parties hereby consent to the jurisdiction of the courts having jurisdiction over matters arising in New York for any proceeding arising out of or relating to this Agreement. The parties agree that in any such proceeding, each party shall waive, if applicable, inconvenience of forum and right to a jury.

11.                               Entire Agreement; Amendment; Waiver; Counterparts.  This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof.  Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto.  Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement.  The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement.  This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

[Remainder of Page Left Blank Intentionally]

This Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

AMIRA NATURE FOODS LTD

By:	/s/ Karan A. Chanana
Name: Karan A. Chanana
Title: Chief Executive Officer

AGREED AND ACCEPTED:

/s/ Daniel Malina
Name: Daniel Malina

Exhibit 10.23

AMIRA NATURE FOODS LTD

2012 OMNIBUS SECURITIES AND INCENTIVE PLAN

AMIRA NATURE FOODS LTD

2012 OMNIBUS SECURITIES AND INCENTIVE PLAN

AMIRA NATURE FOODS LTD

2012 OMNIBUS SECURITIES AND INCENTIVE PLAN

Table Of Contents (continued)

ii

AMIRA NATURE FOODS LTD

2012 OMNIBUS SECURITIES AND INCENTIVE PLAN

Table Of Contents (continued)

		Page

Section 17.15	No Funding	24
Section 17.16	Headings	25
Section 17.17	Terms of Award Agreements	25

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AMIRA NATURE FOODS LTD

2012 OMNIBUS SECURITIES AND INCENTIVE PLAN

ARTICLE I
PURPOSE

The purpose of this Amira Nature Foods Ltd 2012 Omnibus Securities and Incentive Plan (the “Plan”) is to benefit the shareholders of Amira Nature Foods Ltd, a BVI company (the “Company”), by assisting the Company to attract, retain and provide incentives to key management employees and nonemployee directors of, and nonemployee consultants to, the Company and its Affiliates, and to align the interests of such employees, nonemployee directors and nonemployee consultants with those of the Company’s shareholders. Accordingly, the Plan provides for the granting of Distribution Equivalent Rights, Incentive Share Options, Non-Qualified Share Options, Performance Share Awards, Performance Unit Awards, Restricted Share Awards, Restricted Share Unit Awards, Share Appreciation Rights, Tandem Share Appreciation Rights, Unrestricted Share Awards or any combination of the foregoing, as may be best suited to the circumstances of the particular Employee, Director or Consultant as provided herein.

ARTICLE II
DEFINITIONS

The following definitions shall be applicable throughout the Plan unless the context otherwise requires:

“Affiliate” shall mean any corporation which, with respect to the Company, is a “subsidiary corporation” within the meaning of Section 424(f) of the Code.

“Award” shall mean, individually or collectively, any Distribution Equivalent Right, Option, Performance Share Award, Performance Unit Award, Restricted Share Award, Restricted Share Unit Award, Share Appreciation Right or Unrestricted Share Award.

“Award Agreement” shall mean a written agreement between the Company and the Holder with respect to an Award, setting forth the terms and conditions of the Award, and each of which shall constitute a part of the Plan.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean (i) if the Holder is a party to an employment or similar agreement with the Company or an Affiliate which agreement defines “Cause” (or a similar term) therein, “Cause” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Cause” shall mean termination by the Company or an Affiliate of the employment (or other service relationship) of the Holder by reason of the Holder’s (A) intentional failure to perform reasonably assigned duties, (B) dishonesty or willful misconduct in the performance of the Holder’s duties, (C) involvement in a transaction which is materially adverse to the

Company or an Affiliate, (D) breach of fiduciary duty involving personal profit, (E) willful violation of any law, rule, regulation or court order (other than misdemeanor traffic violations and misdemeanors not involving misuse or misappropriation of money or property), (F) commission of an act of fraud or intentional misappropriation or conversion of any asset or opportunity of the Company or an Affiliate, or (G) material breach of any provision of the Plan or the Holder’s Award Agreement or any other written agreement between the Holder and the Company or an Affiliate, in each case as determined in good faith by the Board, the determination of which shall be final, conclusive and binding on all parties.

“Change of Control” shall mean (i) for a Holder who is a party to an employment or consulting agreement with the Company or an Affiliate which agreement defines “Change of Control” (or a similar term) therein, “Change of Control” shall have the same meaning as provided for in such agreement, or (ii) for a Holder who is not a party to such an agreement, “Change of Control” shall mean the satisfaction of any one or more of the following conditions (and the “Change of Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied):

(a)                                 Any person (as such term is used in paragraphs 13(d) and 14(d)(2) of the Exchange Act, hereinafter in this definition, “Person”), other than the Company or an Affiliate or an employee benefit plan of the Company or an Affiliate, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;

(b)                                 The closing of a merger, consolidation or other business combination (a “Business Combination”) other than a Business Combination in which holders of the Ordinary Shares immediately prior to the Business Combination have substantially the same proportionate ownership of the common stock or ordinary shares, as applicable, of the surviving corporation immediately after the Business Combination as immediately before;

(c)                                  The closing of an agreement for the sale or disposition of all or substantially all of the Company’s assets to any entity that is not an Affiliate;

(d)                                 The approval by the holders of shares of Ordinary Shares of a plan of complete liquidation of the Company other than a liquidation of the Company into any subsidiary or a liquidation a result of which persons who were shareholders of the Company immediately prior to such liquidation have substantially the same proportionate ownership of shares of common stock or ordinary shares, as applicable, of the surviving corporation immediately after such liquidation as immediately before; or

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(e)                                  Within any twenty-four (24) month period, the Incumbent Directors shall cease to constitute at least a majority of the Board or the board of directors of any successor to the Company; provided, however, that any director elected to the Board, or nominated for election, by a majority of the Incumbent Directors then still in office, shall be deemed to be an Incumbent Director for purposes of this paragraph (e), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or “group” other than the Board (including, but not limited to, any such assumption that results from paragraphs (a), (b), (c), or (d) of this definition).

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to occur if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to any section and any regulation under such section.

“Committee” shall mean a committee comprised of not less than three (3) members of the Board who are selected by the Board as provided in Section 4.1.

“Company” shall mean Amira Nature Foods Ltd, a BVI company, and any successor thereto.

“Consultant” shall mean any non-Employee (individual or entity) advisor to the Company or an Affiliate who or which has contracted directly with the Company or an Affiliate to render bona fide consulting or advisory services thereto.

“Director” shall mean a member of the Board or a member of the board of directors of an Affiliate, in either case, who is not an Employee.

“Distribution Equivalent Right” shall mean an Award granted under Article XIII of the Plan which entitles the Holder to receive bookkeeping credits, cash payments and/or Ordinary Share distributions equal in amount to the distributions that would have been made to the Holder had the Holder held a specified number of Ordinary Shares during the period the Holder held the Distribution Equivalent Right.

“Distribution Equivalent Right Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Distribution Equivalent Right Award.

“Effective Date” shall mean [                    ], 2012.

“Employee” shall mean any employee, including officers, of the Company or an Affiliate.

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“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as determined consistent with the applicable requirements of Sections 409A and 422 of the Code, as of any specified date, the closing sales price of the Ordinary Shares for such date (or, in the event that the Ordinary Shares are not traded on such date, on the immediately preceding trading date) on the Nasdaq Stock Market or a domestic or foreign national securities exchange (including London’s Alternative Investment Market) on which the Ordinary Shares may be listed, as reported in The Wall Street Journal or The Financial Times.  If the Ordinary Shares are not listed on the Nasdaq Stock Market or on a national securities exchange, but are quoted on the OTC Bulletin Board or by the National Quotation Bureau, the Fair Market Value of the Ordinary Shares shall be the mean of the bid and asked prices per Ordinary Share for such date.  If the Ordinary Shares are not quoted or listed as set forth above, Fair Market Value shall be determined by the Board in good faith by any fair and reasonable means (which means, with respect to a particular Award grant, may be set forth with greater specificity in the applicable Award Agreement).  The Fair Market Value of property other than Ordinary Shares shall be determined by the Board in good faith by any fair and reasonable means, and consistent with the applicable requirements of Sections 409A and 422 of the Code.

“Family Member” shall mean any child, stepchild, grandchild, parent, stepparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee of the Holder), a trust in which such persons have more than fifty percent (50%) of the beneficial interest, a foundation in which such persons (or the Holder) control the management of assets, and any other entity in which such persons (or the Holder) own more than fifty percent (50%) of the voting interests.

“Holder” shall mean an Employee, Director or Consultant who has been granted an Award or any such individual’s beneficiary, estate or representative, to the extent applicable.

“Incentive Share Option” shall mean an Option which is intended by the Committee to constitute an “incentive stock option” under Section 422 of the Code.

“Incumbent Director” shall mean, with respect to any period of time specified under the Plan for purposes of determining whether or not a Change of Control has occurred, the individuals who were members of the Board at the beginning of such period.

“Non-Qualified Share Option” shall mean an Option which is not an Incentive Share Option.

“Option” shall mean an Award granted under Article VII of the Plan of an option to purchase Ordinary Shares and includes both Incentive Share Options and Non-Qualified Share Options.

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“Option Agreement” shall mean a written agreement between the Company and a Holder with respect to an Option.

“Ordinary Shares” shall mean the ordinary shares, par value $0.001 per share, of the Company.

“Performance Criteria” shall mean the criteria that the Committee selects for purposes of establishing the Performance Goal(s) for a Holder for a Performance Period.

“Performance Goals” shall mean, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria.

“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, selected by the Committee, over which the attainment of one or more Performance Goals or other business objectives shall be measured for purposes of determining a Holder’s right to, and the payment of, a Qualified Performance-Based Award.

“Performance Share Award” shall mean an Award granted under Article XII of the Plan under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) performance goals and/or objectives, Ordinary Shares are paid to the Holder.

“Performance Share Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Share Award.

“Performance Unit” shall mean a Unit awarded to a Holder pursuant to a Performance Unit Award.

“Performance Unit Award” shall mean an Award granted under Article XI of the Plan under which, upon the satisfaction of predetermined individual and/or Company (and/or Affiliate) performance goals and/or objectives, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

“Performance Unit Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Performance Unit Award.

“Plan” shall mean this Amira Nature Foods Ltd 2012 Omnibus Securities and Incentive Plan, as amended from time to time, together with each of the Award Agreements utilized hereunder.

“Qualified Performance-Based Award” shall mean an Award intended to qualify as “performance-based” compensation under Section 162(m) of the Code.

“Restricted Share Award” shall mean an Award granted under Article VIII of the Plan of Ordinary Shares, the transferability of which by the Holder shall be subject to Restrictions.

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“Restricted Share Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Restricted Share Award.

“Restricted Share Unit Award”  shall mean an Award granted under Article X of the Plan under which, upon the satisfaction of predetermined individual service-related vesting requirements, a cash payment shall be made to the Holder, based on the number of Units awarded to the Holder.

“Restricted Share Unit Award Agreement”  shall mean a written agreement between the Company and a Holder with respect to a Restricted Share Unit Award.

“Restriction Period” shall mean the period of time for which Ordinary Shares subject to a Restricted Share Award shall be subject to Restrictions, as set forth in the applicable Restricted Share Award Agreement.

“Restrictions” shall mean forfeiture, transfer and/or other restrictions applicable to Ordinary Shares awarded to an Employee, Director or Consultant under the Plan pursuant to a Restricted Share Award and set forth in a Restricted Share Award Agreement.

“Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such may be amended from time to time, and any successor rule, regulation or statute fulfilling the same or a substantially similar function.

“Share Appreciation Right” shall mean an Award granted under Article XIV of the Plan of a right, granted alone or in connection with a related Option, to receive a payment on the date of exercise.

“Share Appreciation Right Award Agreement” shall mean a written agreement between the Company and a Holder with respect to a Share Appreciation Right.

“Tandem Share Appreciation Right” shall mean a Share Appreciation Right granted in connection with a related Option, the exercise of which shall result in termination of the otherwise entitlement to purchase some or all of the Ordinary Shares under the related Option, all as set forth in Section 14.2.

“Ten Percent Shareholder” shall mean an Employee who, at the time an Option is granted to him or her, owns shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code), within the meaning of Section 422(b)(6) of the Code.

“Total and Permanent Disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, all as described in Section 22(e)(3) of the Code.

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“Units” shall mean bookkeeping units, each of which represents such monetary amount as shall be designated by the Committee in each Performance Unit Award Agreement, or represents one (1) Ordinary Share for purposes of each Restricted Share Unit Award.

“Unrestricted Share Award” shall mean an Award granted under Article IX of the Plan of Ordinary Shares which are not subject to Restrictions.

“Unrestricted Share Award Agreement” shall mean a written agreement between the Company and a Holder with respect to an Unrestricted Share Award.

ARTICLE III
EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the Effective Date, provided that the Plan is approved by the shareholders of the Company within twelve (12) months of such date.

ARTICLE IV
ADMINISTRATION

Section 4.1                                    Composition of Committee.  The Plan shall be administered by the Committee, which shall be appointed by the Board.  The Committee shall consist solely of three (3) or more Directors who are each (i) “outside directors” within the meaning of Section 162(m) of the Code (“Outside Directors”), (ii) “non-employee directors” within the meaning of Rule 16b-3 (“Non-Employee Directors”) and (iii) “independent” for purposes of any applicable listing requirements; provided, however, that the Board or the Committee may delegate to a committee of one or more members of the Board who are not (x) Outside Directors, the authority to grant Awards to eligible persons who are not (A) then “covered employees” within the meaning of Section 162(m) of the Code and are not expected to be “covered employees” at the time of recognition of income resulting from such Award, or (B) persons with respect to whom the Company wishes to comply with the requirements of Section 162(m) of the Code, and/or (y) Non-Employee Directors, the authority to grant Awards to eligible persons who are not then subject to the requirements of Section 16 of the Exchange Act. If a member of the Committee shall be eligible to receive an Award under the Plan, such Committee member shall have no authority hereunder with respect to his or her own Award.

Section 4.2                                    Powers. Subject to the provisions of the Plan, the Committee shall have the sole authority, in its discretion, to make all determinations under the Plan, including but not limited to determining which Employees, Directors or Consultants shall receive an Award, the time or times when an Award shall be made (the date of grant of an Award shall be the date on which the Award is awarded by the Committee), what type of Award shall be granted, the term of an Award, the date or dates on which an Award vests (including acceleration of vesting), the form of any payment to be made pursuant to an Award, the terms and conditions of an Award (including the forfeiture of the Award (and/or any financial gain) if the Holder of the Award violates any applicable restrictive covenant thereof), the Restrictions under a Restricted Share Award and the number of

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Ordinary Shares which may be issued under an Award, all as applicable. In making such determinations the Committee may take into account the nature of the services rendered by the respective Employees, Directors and Consultants, their present and potential contribution to the Company’s (or the Affiliate’s) success and such other factors as the Committee in its discretion shall deem relevant.

Section 4.3                                    Additional Powers.  The Committee shall have such additional powers as are delegated to it under the other provisions of the Plan. Subject to the express provisions of the Plan, the Committee is authorized to construe the Plan and the respective Award Agreements executed hereunder, to prescribe such rules and regulations relating to the Plan as it may deem advisable to carry out the intent of the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Share Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in any Award Agreement in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Article IV shall be conclusive and binding on the Company and all Holders.

Section 4.4                                    Committee Action.  In the absence of specific rules to the contrary, action by the Committee shall require the consent of a majority of the members of the Committee, expressed either orally at a meeting of the Committee or in writing in the absence of a meeting.  No member of the Committee shall have any liability for any good faith action, inaction or determination in connection with the Plan.

ARTICLE V
SHARE SUBJECT TO PLAN AND LIMITATIONS THEREON

Section 5.1                                    Shares Grant and Award Limits.  The Committee may from time to time grant Awards to one or more Employees, Directors and/or Consultants determined by it to be eligible for participation in the Plan in accordance with the provisions of Article VI. Subject to Article XV, the aggregate number of Ordinary Shares that may be issued under the Plan shall not exceed [                         (        )] Ordinary Shares. Shares shall be deemed to have been issued under the Plan solely to the extent actually issued and delivered pursuant to an Award. To the extent that an Award lapses, expires, is canceled, is terminated unexercised or ceases to be exercisable for any reason, or the rights of its Holder terminate, any Ordinary Shares subject to such Award shall again be available for the grant of a new Award. Notwithstanding any provision in the Plan to the contrary, the maximum number of Ordinary Shares that may be subject to Awards of Options under Article VII and/or Share Appreciation Rights under Article XIV, in either or both cases granted to any one Employee during any calendar year, shall be [                             (        )] Ordinary Shares (subject to adjustment in the same manner as provided in Article XV with respect to Ordinary Shares subject to Awards then outstanding). The limitation set forth in the preceding sentence shall be applied in a manner which shall permit compensation generated in connection with the exercise of Options or Share Appreciation Rights to constitute “performance-based” compensation

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for purposes of Section 162(m) of the Code, including, but not limited to, counting against such maximum number of Ordinary Shares, to the extent required under Section 162(m) of the Code, any Ordinary Shares subject to Options or Share Appreciation Rights that are canceled or repriced.

Section 5.2                                    Ordinary Shares Offered.  The Ordinary Shares to be offered pursuant to the grant of an Award may be authorized but unissued Ordinary Shares, Ordinary Shares purchased on the open market or Ordinary Shares previously issued and outstanding and reacquired by the Company.

ARTICLE VI
ELIGIBILITY FOR AWARDS; TERMINATION OF
EMPLOYMENT, DIRECTOR STATUS OR CONSULTANT STATUS

Section 6.1                                    Eligibility.  Awards made under the Plan may be granted solely to persons or entities who, at the time of grant, are Employees, Directors or Consultants. An Award may be granted on more than one occasion to the same Employee, Director or Consultant, and, subject to the limitations set forth in the Plan, such Award may include, a Non-Qualified Share Option, a Restricted Share Award, an Unrestricted Share Award, a Distribution Equivalent Right Award, a Performance Share Award, a Performance Unit Award, a Share Appreciation Right, a Tandem Share Appreciation Right, any combination thereof or, solely for Employees, an Incentive Share Option.

Section 6.2                                    Termination of Employment or Director Status.  Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.4 or 6.5, the following terms and conditions shall apply with respect to the termination of a Holder’s employment with, or status as a Director of, the Company or an Affiliate, as applicable, for any reason, including, without limitation, Total and Permanent Disability or death:

(a)                                 The Holder’s rights, if any, to exercise any then exercisable Non-Qualified Share Options and/or Share Appreciation Rights shall terminate:

(1)                                 If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, ninety (90) days after the date of such termination of employment or after the date of such termination of Director status;

(2)                                 If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such termination of employment or Director status; or

(3)                                 If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Non-Qualified Share Options and Share Appreciation Rights.

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(b)                                 The Holder’s rights, if any, to exercise any then exercisable Incentive Share Option shall terminate:

(1)                                 If such termination is for a reason other than the Holder’s Total and Permanent Disability or death, three (3) months after the date of such termination of employment;

(2)                                 If such termination is on account of the Holder’s Total and Permanent Disability, one (1) year after the date of such termination of employment; or

(3)                                 If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

Upon such applicable date the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in or with respect to any such Incentive Share Options.

(c)                                  If a Holder’s employment with, or status as a Director of, the Company or an Affiliate, as applicable, terminates for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Share Award and/or Restricted Share Unit Award, such Restricted Shares and/or Restricted Share Units shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Shares and/or Restricted Share Units. The immediately preceding sentence to the contrary notwithstanding, the Committee, in its sole discretion, may determine, prior to or within thirty (30) days after the date of such termination of employment or Director status, that all or a portion of any such Holder’s Restricted Shares and/or Restricted Share Units shall not be so canceled and forfeited.

Section 6.3                                    Termination of Consultant Status. Except to the extent inconsistent with the terms of the applicable Award Agreement and/or the provisions of Section 6.4 or 6.5, the following terms and conditions shall apply with respect to the termination of a Holder’s status as a Consultant, for any reason:

(a)                                 The Holder’s rights, if any, to exercise any then exercisable Non-Qualified Share Options and/or Share Appreciation Rights shall terminate:

(1)                                 If such termination is for a reason other than the Holder’s death, ninety (90) days after the date of such termination; or

(2)                                 If such termination is on account of the Holder’s death, one (1) year after the date of the Holder’s death.

(b)                                 If the status of a Holder as a Consultant terminates for any reason prior to the actual or deemed satisfaction and/or lapse of the Restrictions, vesting requirements, terms and conditions applicable to a Restricted Share Award and/or

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Restricted Share Unit Award, such Restricted Shares and/or Restricted Share Units shall immediately be canceled, and the Holder (and such Holder’s estate, designated beneficiary or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Shares and/or Restricted Share Units. The immediately preceding sentence to the contrary notwithstanding, the Committee, in its sole discretion, may determine, prior to or within thirty (30) days after the date of such termination of such a Holder’s status as a Consultant, that all or a portion of any such Holder’s Restricted Shares and/or Restricted Share Units shall not be so canceled and forfeited.

Section 6.4                                    Special Termination Rule. Except to the extent inconsistent with the terms of the applicable Award Agreement, and notwithstanding anything to the contrary contained in this Article VI, if a Holder’s employment with, or status as a Director of, the Company or an Affiliate shall terminate, and if, within ninety (90) days of such termination, such Holder shall become a Consultant, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been a Consultant for the entire period during which such Award or portion thereof had been outstanding. Should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her employment or Director status had terminated until such time as his or her Consultant status shall terminate, in which case his or her Award, as it may have been reduced in connection with the Holder’s becoming a Consultant, shall be treated pursuant to the provisions of Section 6.3; provided, however, that any such Award which is intended to be an Incentive Share Option shall, upon the Holder’s no longer being an Employee, automatically convert to a Non-Qualified Share Option.  Should a Holder’s status as a Consultant terminate, and if, within ninety (90) days of such termination, such Holder shall become an Employee or a Director, such Holder’s rights with respect to any Award or portion thereof granted thereto prior to the date of such termination may be preserved, if and to the extent determined by the Committee in its sole discretion, as if such Holder had been an Employee or a Director, as applicable, for the entire period during which such Award or portion thereof had been outstanding, and, should the Committee effect such determination with respect to such Holder, for all purposes of the Plan, such Holder shall not be treated as if his or her Consultant status had terminated until such time as his or her employment with the Company or an Affiliate, or his or her Director status, as applicable, shall terminate, in which case his or her Award shall be treated pursuant to the provisions of Section 6.2.

Section 6.5                                    Termination for Cause.  Notwithstanding anything in this Article VI or elsewhere in the Plan to the contrary, and unless a Holder’s Award Agreement specifically provides otherwise, should a Holder’s employment, Director status or engagement as a Consultant with or for the Company or an Affiliate be terminated by the Company or Affiliate for Cause, all of such Holder’s then outstanding Awards shall expire immediately and be forfeited in their entirety upon such termination.

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ARTICLE VII
OPTIONS

Section 7.1                                    Option Period.  The term of each Option shall be as specified in the Option Agreement; provided, however, that except as set forth in Section 7.3, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant.

Section 7.2                                    Limitations on Exercise of Option.  An Option shall be exercisable in whole or in such installments and at such times as specified in the Option Agreement.

Section 7.3                                    Special Limitations on Incentive Share Options.  To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Share Option is granted) of Ordinary Shares with respect to which Incentive Share Options are exercisable for the first time by an individual during any calendar year under all plans of the Company and any parent corporation or subsidiary corporation thereof (both as defined in Section 424 of the Code) which provide for the grant of Incentive Share Options exceeds One Hundred Thousand Dollars ($100,000) (or such other individual limit as may be in effect under the Code on the date of grant), the portion of such Incentive Share Options that exceeds such threshold shall be treated as Non-Qualified Share Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Options, which were intended by the Committee to be Incentive Share Options when granted to the Holder, will not constitute Incentive Share Options because of such limitation, and shall notify the Holder of such determination as soon as practicable after such determination. No Incentive Share Option shall be granted to an Employee if, at the time the Incentive Share Option is granted, such Employee is a Ten Percent Shareholder, unless (i) at the time such Incentive Share Option is granted the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Ordinary Shares subject to the Incentive Share Option, and (ii) such Incentive Share Option by its terms is not exercisable after the expiration of five (5) years from the date of grant.  No Incentive Share Option shall be granted more than ten (10) years from the date on which the Plan is approved by the Company’s shareholders.  The designation by the Committee of an Option as an Incentive Share Option shall not guarantee the Holder that the Option will satisfy the applicable requirements for “incentive stock option” status under Section 422 of the Code.

Section 7.4                                    Option Agreement. Each Option shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, but not limited to, provisions intended to qualify an Option as an Incentive Share Option. An Option Agreement may provide for the payment of the Option price, in whole or in part, by the delivery of a number of Ordinary Shares (plus cash if necessary) that have been owned by the Holder for at least six (6) months and having a Fair Market Value equal to such Option price, or such other forms or methods as the Committee may determine from time to time, in each case, subject to such rules and regulations as may be adopted by the Committee. Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2, 6.3, 6.4 and 6.5, as applicable, specify the effect of

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termination of employment, Director status or Consultant status on the exercisability of the Option. Moreover, without limited the generality of the foregoing, an Option Agreement may provide for a “cashless exercise” of the Option, in whole or in part, by (a) establishing procedures whereby the Holder, by a properly-executed written notice, directs (i) an immediate market sale or margin loan as to all or a part of Ordinary Shares to which he is entitled to receive upon exercise of the Option, pursuant to an extension of credit by the Company to the Holder of the Option price, (ii) the delivery of the Ordinary Shares from the Company directly to a brokerage firm and (iii) the delivery of the Option price from sale or margin loan proceeds from the brokerage firm directly to the Company, or (b) reducing the number of Ordinary Shares to be issued upon exercise of the Option by the number of such Shares having an aggregate Fair Market Value equal to the Option price (or portion thereof to be so paid) as of the date of the Option’s exercise.  Each Option Agreement shall, solely to the extent inconsistent with the provisions of Sections 6.2, 6.3, 6.4 and 6.5, as applicable, specify the effect of the termination of the Holder’s employment, Director status or Consultant status on the exercisability of the Option. An Option Agreement may also include provisions relating to (i) subject to the provisions hereof, accelerated vesting of Options, including but not limited to upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made upon a Change of Control resulting from the operation of the Plan or of such Option Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Option Agreements need not be identical.

Section 7.5                                    Option Price and Payment.  The price at which an Ordinary Share may be purchased upon exercise of an Option shall be determined by the Committee; provided, however, that such Option price (i) shall not be less than the Fair Market Value of an Ordinary Share on the date such Option is granted, and (ii) shall be subject to adjustment as provided in Article XV. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company. The Option price for the Option or portion thereof shall be paid in full in the manner prescribed by the Committee as set forth in the Plan and the applicable Option Agreement, which manner, with the consent of the Committee, may include the withholding of Ordinary Shares otherwise issuable in connection with the exercise of the Option, for purposes of Section 7.4(b). Separate share certificates shall be issued by the Company for those Ordinary Shares acquired pursuant to the exercise of an Incentive Share Option and for those Ordinary Shares acquired pursuant to the exercise of a Non-Qualified Share Option.

Section 7.6                                    Shareholder Rights and Privileges. The Holder of an Option shall be entitled to all the privileges and rights of a shareholder of the Company solely with respect to such Ordinary Shares as have been purchased under the Option and for which share certificates have been registered in the Holder’s name.

Section 7.7                                    Options and Rights in Substitution for Stock or Share Options Granted by Other Corporations.  Options may be granted under the Plan from time to

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time in substitution for stock or share options held by individuals employed by entities who become Employees as a result of a merger or consolidation of the employing entity with the Company or any Affiliate, or the acquisition by the Company or an Affiliate of the assets of the employing entity, or the acquisition by the Company or an Affiliate of stock or shares of the employing entity with the result that such employing entity becomes an Affiliate.

Section 7.8                                    Prohibition Against Repricing.  Except to the extent (i) approved in advance by holders of a majority of the shares of the Company entitled to vote generally in the election of directors, or (ii) as a result of any Change of Control or any adjustment as provided in Article XV, the Committee shall not have the power or authority to reduce, whether through amendment or otherwise, the exercise price under any outstanding Option or Share Appreciation right, or to grant any new Award or make any payment of cash in substitution for or upon the cancellation of Options and/or Share Appreciation Rights previously granted.

ARTICLE VIII
RESTRICTED SHARE AWARDS

Section 8.1                                    Restriction Period to be Established by Committee.  At the time a Restricted Share Award is made, the Committee shall establish the Restriction Period applicable to such Award. Each Restricted Share Award may have a different Restriction Period, in the discretion of the Committee. The Restriction Period applicable to a particular Restricted Share Award shall not be changed except as permitted by Section 8.2.

Section 8.2                                    Other Terms and Conditions.  Ordinary Shares awarded pursuant to a Restricted Share Award shall be represented by a share certificate registered in the name of the Holder of such Restricted Share Award. If provided for under the Restricted Share Award Agreement, the Holder shall have the right to vote Ordinary Shares subject thereto and to enjoy all other shareholder rights, including the entitlement to receive dividends on the Ordinary Shares during the Restriction Period, except that (i) the Holder shall not be entitled to delivery of the share certificate until the Restriction Period shall have expired, (ii) the Company shall retain custody of the share certificate during the Restriction Period (with a share power endorsed by the Holder in blank), (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Ordinary Shares during the Restriction Period and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Share Award Agreement shall cause a forfeiture of the Restricted Share Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Share Awards, including, but not limited to, rules pertaining to the effect of termination of employment, Director status or Consultant status prior to expiration of the Restriction Period. Such additional terms, conditions or restrictions shall, to the extent inconsistent with the provisions of Sections 6.2, 6.3 and 6.4, as applicable, be set forth in a Restricted Share Award Agreement made in conjunction with the Award. Such Restricted Share Award Agreement may also include provisions relating to (i) subject to the provisions hereof, accelerated vesting of

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Awards, including but not limited to accelerated vesting upon the occurrence of a Change of Control, (ii) tax matters (including provisions covering any applicable Employee wage withholding requirements and requiring additional “gross-up” payments to Holders to meet any excise taxes or other additional income tax liability imposed as a result of a payment made in connection with a Change of Control resulting from the operation of the Plan or of such Restricted Share Award Agreement) and (iii) any other matters not inconsistent with the terms and provisions of the Plan that the Committee shall in its sole discretion determine. The terms and conditions of the respective Restricted Share Agreements need not be identical.  All Ordinary Shares delivered to a Holder as part of a Restricted Share Award shall be delivered and reported by the Company or the Affiliate, as applicable, to the Holder by no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the Holder’s entitlement to such Ordinary Shares becomes vested.

Section 8.3                                    Payment for Restricted Shares.  The Committee shall determine the amount and form of any payment from a Holder for Ordinary Shares received pursuant to a Restricted Share Award, if any, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Ordinary Shares received pursuant to a Restricted Share Award, except to the extent otherwise required by law.

Section 8.4                                    Restricted Share Award Agreements. At the time any Award is made under this Article VIII, the Company and the Holder shall enter into a Restricted Share Award Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate.

ARTICLE IX
UNRESTRICTED SHARE AWARDS

Pursuant to the terms of the applicable Unrestricted Share Award Agreement, a Holder may be awarded (or sold) Ordinary Shares which are not subject to Restrictions, in consideration for past services rendered thereby to the Company or an Affiliate or for other valid consideration.

ARTICLE X
RESTRICTED SHARE UNIT AWARDS

Section 10.1                             Terms and Conditions.  The Committee shall set forth in the applicable Restricted Share Unit Award Agreement the individual service-based vesting requirement which the Holder would be required to satisfy before the Holder would become entitled to payment pursuant to Section 10.2 and the number of Units awarded to the Holder.  Such payment shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code.  At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Restricted Share Unit Awards, including, but not limited to, rules pertaining to the effect of termination of employment, Director status or Consultant status prior to expiration of the applicable vesting period.  The terms and conditions of the respective Restricted Share Unit Award Agreements need not be identical.

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Section 10.2          Payments.  The Holder of a Restricted Share Unit shall be entitled to receive a cash payment equal to the Fair Market Value of an Ordinary Share, or one (1) Ordinary Share, as determined in the sole discretion of the Committee and as set forth in the Restricted Share Unit Award Agreement, for each Restricted Share Unit subject to such Restricted Share Unit Award, if the Holder satisfies the applicable vesting requirement.  Such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the calendar year in which the Restricted Share Unit first becomes vested.

ARTICLE XI
PERFORMANCE UNIT AWARDS

Section 11.1          Terms and Conditions.  The Committee shall set forth in the applicable Performance Unit Award Agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to payment pursuant to Section 11.2, the number of Units awarded to the Holder and the dollar value assigned to each such Unit.  Such payment shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code.  At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Unit Awards, including, but not limited to, rules pertaining to the effect of termination of employment, Director status or Consultant status prior to expiration of the applicable performance period.  The terms and conditions of the respective Performance Unit Award Agreements need not be identical.

Section 11.2          Payments.  The Holder of a Performance Unit shall be entitled to receive a cash payment equal to the dollar value assigned to such Unit under the applicable Performance Unit Award Agreement if the Holder and/or the Company satisfy (or partially satisfy, if applicable under the applicable Performance Unit Award Agreement) the performance goals and objectives set forth in such Performance Unit Award Agreement.  If achieved, such payment shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such performance goals and objectives relate.

ARTICLE XII
PERFORMANCE SHARE AWARDS

Section 12.1          Terms and Conditions.  The Committee shall set forth in the applicable Performance Share Award Agreement the performance goals and objectives (and the period of time to which such goals and objectives shall apply) which the Holder and/or the Company would be required to satisfy before the Holder would become entitled to the receipt of Ordinary Shares pursuant to such Holder’s Performance Share Award and the number of Ordinary Shares subject to such Performance Share Award.  Such payment shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such goals and objectives are achieved, the distribution of such Common Shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year to which such goals and

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objectives relate.  At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms and conditions or restrictions relating to Performance Share Awards, including, but not limited to, rules pertaining to the effect of termination of the Holder’s employment, Director status or Consultant status prior to the expiration of the applicable performance period.  The terms and conditions of the respective Performance Share Award Agreements need not be identical.

Section 12.2          Shareholder Rights and Privileges.  The Holder of a Performance Share Award shall have no rights as a shareholder of the Company until such time, if any, as the Holder actually receives Ordinary Shares pursuant to the Performance Share Award.

ARTICLE XIII
DISTRIBUTION EQUIVALENT RIGHTS

Section 13.1          Terms and Conditions.  The Committee shall set forth in the applicable Distribution Equivalent Rights Award Agreement the terms and conditions applicable to such Award, including whether the Holder is to receive credits currently in cash, is to have such credits reinvested (at Fair Market Value determined as of the date of reinvestment) in additional Ordinary Shares or is to be entitled to choose among such alternatives. Such receipt shall be subject to a “substantial risk of forfeiture” under Section 409A of the Code and, if such Award becomes vested, the distribution of such cash or Ordinary Shares shall be made no later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which the Holder’s interest in the Award vests. Distribution Equivalent Rights Awards may be settled in cash or in Ordinary Shares, as set forth in the applicable Distribution Equivalent Rights Award Agreement. A Distribution Equivalent Rights Award may, but need not be, awarded in tandem with another Award, whereby, if so awarded, such Distribution Equivalent Rights Award shall expire, terminate or be forfeited by the Holder, as applicable, under the same conditions as under such other Award.

Section 13.2          Interest Equivalents.  The Distribution Equivalent Rights Award Agreement for a Distribution Equivalent Rights Award may provide for the crediting of interest on a Distribution Rights Award to be settled in cash at a future date (but in no event later than by the fifteenth (15th) day of the third (3rd) calendar month next following the end of the Company’s fiscal year in which such interest was credited), at a rate set forth in the applicable Distribution Equivalent Rights Award Agreement, on the amount of cash payable thereunder.

ARTICLE XIV
SHARE APPRECIATION RIGHTS

Section 14.1          Terms and Conditions.  The Committee shall set forth in the applicable Share Appreciation Right Award Agreement the terms and conditions of the Share Appreciation Right, including (i) the base value (the “Base Value”) for the Share Appreciation Right, which for purposes of a Share Appreciation Right which is not a Tandem Share Appreciation Right, shall be not less than the Fair Market Value of an

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Ordinary Share on the date of grant of the Share Appreciation Right, (ii) the number of Ordinary Shares subject to the Share Appreciation Right, (iii) the period during which the Share Appreciation Right may be exercised; provided, however, that no Share Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant, and (iv) any other special rules and/or requirements which the Committee imposes upon the Share Appreciation Right. Upon the exercise of some or all of the portion of a Share Appreciation Right, the Holder shall receive a payment from the Company, in cash or in the form of Ordinary Shares having an equivalent Fair Market Value or in a combination of both, as determined in the sole discretion of the Committee, equal to the product of:

(a)           The excess of (i) the Fair Market Value of an Ordinary Share on the date of exercise, over (ii) the Base Value, multiplied by;

(b)           The number of Ordinary Shares with respect to which the Share Appreciation Right is exercised.

Section 14.2          Tandem Share Appreciation Rights. If the Committee grants a Share Appreciation Right which is intended to be a Tandem Share Appreciation Right, the Tandem Share Appreciation Right shall be granted at the same time as the related Option, and the following special rules shall apply:

(a)           The Base Value shall be equal to or greater than the per Ordinary Share exercise price under the related Option;

(b)           The Tandem Share Appreciation Right may be exercised for all or part of the Ordinary Shares which are subject to the related Option, but solely upon the surrender by the Holder of the Holder’s right to exercise the equivalent portion of the related Option (and when an Ordinary Share is purchased under the related Option, an equivalent portion of the related Tandem Share Appreciation Right shall be cancelled);

(c)           The Tandem Share Appreciation Right shall expire no later than the date of the expiration of the related Option;

(d)           The value of the payment with respect to the Tandem Share Appreciation Right may be no more than one hundred percent (100%) of the difference between the per Ordinary Share exercise price under the related Option and the Fair Market Value of the Ordinary Shares subject to the related Option at the time the Tandem Share Appreciation Right is exercised, multiplied by the number of the Ordinary Shares with respect to which the Tandem Share Appreciation Right is exercised; and

(e)           The Tandem Share Appreciation Right may be exercised solely when the Fair Market Value of the Ordinary Shares subject to the related Option exceeds the per Ordinary Share exercise price under the related Option.

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ARTICLE XV
RECAPITALIZATION OR REORGANIZATION

Section 15.1          Adjustments to Ordinary Shares.  The shares with respect to which Awards may be granted under the Plan are Ordinary Shares as presently constituted; provided, however, that if, and whenever, prior to the expiration or distribution to the Holder of Ordinary Shares underlying an Award theretofore granted, the Company shall effect a subdivision or consolidation of the Ordinary Shares or the payment of an Ordinary Share dividend on Ordinary Shares without receipt of consideration by the Company, the number of Ordinary Shares with respect to which such Award may thereafter be exercised or satisfied, as applicable, (i) in the event of an increase in the number of outstanding Ordinary Shares, shall be proportionately increased, and the purchase price per Ordinary Share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding Ordinary Shares, shall be proportionately reduced, and the purchase price per Ordinary Share shall be proportionately increased. Notwithstanding the foregoing or any other provision of this Article XV, any adjustment made with respect to an Award (x) which is an Incentive Share Option, shall comply with the requirements of Section 424(a) of the Code, and in no event shall any adjustment be made which would render any Incentive Share Option granted under the Plan to be other than an “incentive stock option” for purposes of Section 422 of the Code, and (y) which is a Non-Qualified Share Option, shall comply with the requirements of Section 409A of the Code, and in no event shall any adjustment be made which would render any Non-Qualified Share Option granted under the Plan to become subject to Section 409A of the Code.

Section 15.2          Recapitalization.  If the Company recapitalizes or otherwise changes its capital structure, thereafter upon any exercise or satisfaction, as applicable, of a previously granted Award, the Holder shall be entitled to receive (or entitled to purchase, if applicable) under such Award, in lieu of the number of Ordinary Shares then covered by such Award, the number and class of shares and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of Ordinary Shares then covered by such Award.

Section 15.3          Other Events.  In the event of changes to the outstanding Ordinary Shares by reason of extraordinary cash dividend, reorganization, mergers, consolidations, combinations, split-ups, spin-offs, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for under this Article XV, any outstanding Awards and any Award Agreements evidencing such Awards shall be adjusted by the Board, in such manner as the Board shall deem equitable or appropriate taking into consideration the applicable accounting and tax consequences, as to the number and price of Ordinary Shares or other consideration subject to such Awards. In the event of any adjustment pursuant to Sections 15.1, 15.2 or this Section 15.3, the aggregate number of Ordinary Shares available under the Plan pursuant to Section 5.1 (and the Code Section 162(m) limit set forth therein) may be appropriately adjusted by the Board, the determination of which shall be conclusive.  In addition, the Committee may make provision for a cash payment to a Participant or a person who has

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an outstanding Award.  The number of Ordinary Shares subject to any Award shall be rounded to the nearest whole number.

Section 15.4          Powers Not Affected.  The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board or of the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change of the Company’s capital structure or business, any merger or consolidation of the Company, any issue of debt or equity securities ahead of or affecting Ordinary Shares or the rights thereof, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

Section 15.5          No Adjustment for Certain Awards.  Except as hereinabove expressly provided, the issuance by the Company of shares of any class or securities convertible into shares of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect previously granted Awards, and no adjustment by reason thereof shall be made with respect to the number of Ordinary Shares subject to Awards theretofore granted or the purchase price per Ordinary Share, if applicable.

ARTICLE XVI
AMENDMENT AND TERMINATION OF PLAN

The Plan shall continue in effect, unless sooner terminated pursuant to this Article XVI, until the tenth (10th) anniversary of the date on which it is adopted by the Board (except as to Awards outstanding on that date).  The Board in its discretion may terminate the Plan at any time with respect to any shares for which Awards have not theretofore been granted; provided, however, that the Plan’s termination shall not materially and adversely impair the rights of a Holder with respect to any Award theretofore granted without the consent of the Holder. The Board shall have the right to alter or amend the Plan or any part hereof from time to time; provided, however, that without the approval by a majority of the votes cast at a meeting of shareholders at which a quorum representing a majority of the shares of the Company entitled to vote generally in the election of directors is present in person or by proxy, no amendment or modification of the Plan may (i) materially increase the benefits accruing to Holders, (ii) except as otherwise expressly provided in Article XV, materially increase the number of Ordinary Shares subject to the Plan or the individual Award Agreements specified in Article V, (iii) materially modify the requirements for participation in the Plan, or (iv) amend, modify or suspend Section 7.8 (repricing prohibitions) or this Article XVI.  In addition, no change in any Award theretofore granted may be made which would materially and adversely impair the rights of a Holder with respect to such Award without the consent of the Holder (unless such change is required in order to cause the benefits under the Plan to qualify as “performance-based” compensation within the meaning of Section 162(m) of the Code or to exempt the Plan or any Award from Section 409A of the Code).

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ARTICLE XVII
MISCELLANEOUS

Section 17.1          No Right to Award.  Neither the adoption of the Plan by the Company nor any action of the Board or the Committee shall be deemed to give an Employee, Director or Consultant any right to an Award except as may be evidenced by an Award Agreement duly executed on behalf of the Company, and then solely to the extent and on the terms and conditions expressly set forth therein.

Section 17.2          No Rights Conferred.  Nothing contained in the Plan shall (i) confer upon any Employee any right with respect to continuation of employment with the Company or any Affiliate, (ii) interfere in any way with any right of the Company or any Affiliate to terminate the employment of an Employee at any time, (iii) confer upon any Director any right with respect to continuation of such Director’s membership on the Board, (iv) interfere in any way with any right of the Company or an Affiliate to terminate a Director’s membership on the Board at any time, (v) confer upon any Consultant any right with respect to continuation of his or her consulting engagement with the Company or any Affiliate, or (vi) interfere in any way with any right of the Company or an Affiliate to terminate a Consultant’s consulting engagement with the Company or an Affiliate at any time.

Section 17.3          Other Laws; No Fractional Shares; Withholding.  The Company shall not be obligated by virtue of any provision of the Plan to recognize the exercise of any Award or to otherwise sell or issue Ordinary Shares in violation of any laws, rules or regulations, and any postponement of the exercise or settlement of any Award under this provision shall not extend the term of such Award.  Neither the Company nor its directors or officers shall have any obligation or liability to a Holder with respect to any Award (or Ordinary Shares issuable thereunder) (i) that shall lapse because of such postponement, or (ii) for any failure to comply with the requirements of any applicable law, rules or regulations, including but not limited to any failure to comply with the requirements of Section 409A of this Code.  No fractional Ordinary Shares shall be delivered, nor shall any cash in lieu of fractional Ordinary Shares be paid. The Company shall have the right to deduct in cash (whether under this Plan or otherwise) in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations. In the case of any Award satisfied in the form of Ordinary Shares, no Ordinary Shares shall be issued unless and until arrangements satisfactory to the Company shall have been made to satisfy any tax withholding obligations applicable with respect to such Award. Subject to such terms and conditions as the Committee may impose, the Company shall have the right to retain, or the Committee may, subject to such terms and conditions as it may establish from time to time, permit Holders to elect to tender, Ordinary Shares (including Ordinary Shares issuable in respect of an Award) to satisfy, in whole or in part, the amount required to be withheld.

Section 17.4          No Restriction on Corporate Action.  Nothing contained in the Plan shall be construed to prevent the Company or any Affiliate from taking any corporate action which is deemed by the Company or such Affiliate to be appropriate or

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in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No Employee, Director, Consultant, beneficiary or other person shall have any claim against the Company or any Affiliate as a result of any such action.

Section 17.5          Restrictions on Transfer. No Award under the Plan or any Award Agreement and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Holder except (i) by will or by the laws of descent and distribution, or (ii) except for an Incentive Share Option, by gift to any Family Member of the Holder. An Award may be exercisable during the lifetime of the Holder only by such Holder or by the Holder’s guardian or legal representative unless it has been transferred by gift to a Family Member of the Holder, in which case it shall be exercisable solely by such transferee. Notwithstanding any such transfer, the Holder shall continue to be subject to the withholding requirements provided for under Section 17.3 hereof.

Section 17.6          Beneficiary Designations.  Each Holder may, from time to time, name a beneficiary or beneficiaries (who may be contingent or successive beneficiaries) for purposes of receiving any amount which is payable in connection with an Award under the Plan upon or subsequent to the Holder’s death. Each such beneficiary designation shall serve to revoke all prior beneficiary designations, be in a form prescribed by the Company and be effective solely when filed by the Holder in writing with the Company during the Holder’s lifetime. In the absence of any such written beneficiary designation, for purposes of the Plan, a Holder’s beneficiary shall be the Holder’s estate.

Section 17.7          Rule 16b-3.  It is intended that the Plan and any Award made to a person subject to Section 16 of the Exchange Act shall meet all of the requirements of Rule 16b-3. If any provision of the Plan or of any such Award would disqualify the Plan or such Award under, or would otherwise not comply with the requirements of, Rule 16b-3, such provision or Award shall be construed or deemed to have been amended as necessary to conform to the requirements of Rule 16b-3.

Section 17.8          Section 162(m).  It is intended that the Plan shall comply fully with and meet all the requirements of Section 162(m) of the Code so that Awards hereunder which are made to Holders who are “covered employees” (as defined in Section 162(m) of the Code) shall constitute “performance-based” compensation within the meaning of Section 162(m) of the Code. Any Performance Goal(s) applicable to Qualified Performance-Based Awards shall be objective, shall be established not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based” compensation under Section 162(m) of the Code) and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established.  The Performance Criteria to be utilized under the Plan to establish Performance Goals shall consist of objective tests based on one or more of the following: earnings or earnings per share, cash flow or cash flow per share, operating

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cash flow or operating cash flow per share revenue growth, product revenue growth, financial return ratios (such as return on equity, return on investment and/or return on assets), share price performance, shareholder return, equity and/or value, operating income, operating margins, earnings before interest, taxes, depreciation and amortization, earnings, pre- or post-tax income, economic value added (or an equivalent metric), profit returns and margins, credit quality, sales growth, market share, working capital levels, comparisons with various share market indices, year-end cash, debt reduction, assets under management, operating efficiencies, strategic partnerships or transactions (including co-development, co-marketing, profit sharing, joint venture or other similar arrangements), and/or financing and other capital raising transaction.  Performance criteria may be established on a Company-wide basis or with respect to one or more Company business units or divisions or subsidiaries; and either in absolute terms, relative to the performance of one or more similarly situated companies, or relative to the performance of an index covering a peer group of companies.  When establishing Performance Goals for the applicable Performance Period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations, other unusual or non-recurring items, and the cumulative effects of accounting changes, and as identified in the Company’s financial statements, notes to the Company’s financial statements or management’s discussion and analysis of financial condition and results of operations contained in the Company’s most recent annual report filed with the U.S. Securities and Exchange Commission pursuant to the Exchange Act.  Holders who are “covered employees” (as defined in Section 162(m) of the Code) shall be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee.  If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Section 162(m) of the Code as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Section 162(m) of the Code.  The Committee may postpone the exercising of Awards, the issuance or delivery of Ordinary Shares under any Award or any action permitted under the Plan to prevent the Company or any subsidiary from being denied a federal income tax deduction with respect to any Award other than an Incentive Share Option, provided that such deferral satisfies the requirements of Section 409A of the Code.  For purposes of the requirements of Treasury Regulation Section 1.162-27(e)(4)(i), the maximum amount of compensation that may be paid to any Employee under the Plan for a calendar year shall be [                           Dollars ($                          )].

Section 17.9          Section 409A.  Notwithstanding any other provision of the Plan, the Committee shall have no authority to issue an Award under the Plan with terms and/or conditions which would cause such Award to constitute non-qualified “deferred compensation” under Section 409A of the Code.  Accordingly, by way of example but not limitation, no Option shall be granted under the Plan with a per Ordinary Share Option exercise price which is less than the Fair Market Value of an Ordinary Share on the date of grant of the Option.  Notwithstanding anything herein to the contrary, no Award Agreement shall provide for any deferral feature with respect to an Award which

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constitutes a deferral of compensation under Section 409A of the Code.  The Plan and all Award Agreements are intended to comply with the requirements of Section 409A of the Code (so as to be exempt therefrom) and shall be so interpreted and construed.

Section 17.10       Indemnification.  Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred thereby in connection with or resulting from any claim, action, suit, or proceeding to which such person may be made a party or may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid thereby in settlement thereof, with the Company’s approval, or paid thereby in satisfaction of any judgment in any such action, suit, or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-laws, by contract, as a matter of law, or otherwise.

Section 17.11       Other Plans.  No Award, payment or amount received hereunder shall be taken into account in computing an Employee’s salary or compensation for the purposes of determining any benefits under any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate, unless such other plan specifically provides for the inclusion of such Award, payment or amount received.  Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the Plan.

Section 17.12       Limits of Liability.  Any liability of the Company with respect to an Award shall be based solely upon the contractual obligations created under the Plan and the Award Agreement. None of the Company, any member of the Board nor any member of the Committee shall have any liability to any party for any action taken or not taken, in good faith, in connection with or under the Plan.

Section 17.13       Governing Law.  Except as otherwise provided herein, the Plan shall be construed in accordance with BVI law, without regard to principles of conflicts of law.

Section 17.14       Severability of Provisions.  If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included in the Plan.

Section 17.15       No Funding.  The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to ensure the payment of any Award.

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Section 17.16       Headings. Headings used throughout the Plan are for convenience only and shall not be given legal significance.

Section 17.17       Terms of Award Agreements. Each Award shall be evidenced by an Award Agreement, which Award Agreement, if it provides for the issuance of Ordinary Shares, shall require the Holder to enter into and be bound by the terms of the Company’s Shareholders’ Agreement, if any.  The terms of the Award Agreements utilized under the Plan need not be the same.

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Exhibit 14.1

AMIRA NATURE FOODS LTD

CODE OF CONDUCT

Effective August 2012

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Message from the CEO

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As an industry leader, Amira Nature Foods Ltd has a responsibility to maintain the highest standards of business behavior to ensure our long-term success. While we always strive to maintain high ethical standards in our dealings with each other, our vendors, our partners and our customers, as we prepare to take the company to the next level, we felt it was important to codify our approach to conducting business in the Amira Nature Foods Ltd Code of Conduct, available at the link below.

The Code of Conduct communicates our commitment to the highest standards of corporate governance, and serves as the foundation for everything we do as a company and as individuals as part of this company. This commitment requires that each of us conducts him or herself with the utmost integrity in all company matters. At a high level, this means that we should be honest and forthright in our dealings with others, whether interacting with employees, customers, stockholders, partners, or the many communities in which we conduct our business.

Everyone at Amira Nature Foods Ltd, including all employees, contractors, consultants, officers, and members of our board of directors, are expected to read and abide by the Code of Conduct. The Board of Directors and the Executive Team have already committed to do so and all employees and contractors are expected to do so as well.

The Code of Conduct should be ingrained in every action we take at Amira Nature Foods Ltd. Please take the time to read and understand it.

1.                                      INTRODUCTION

This Code of Conduct (the “Code”) summarizes the ethical standards and key policies that guide the business conduct of Amira Nature Foods Ltd (the “Company”).

The purpose of this Code is to promote ethical conduct and deter wrongdoing. The policies outlined in this Code are designed to ensure that the Company’s employees, including its officers (“employees”), its contractors, and all members of its board of directors (“directors”) act in accordance with not only the letter but also the spirit of the laws and regulations that apply to the Company’s business. The Company expects its employees and directors to exercise good judgment to uphold these standards in their day-to-day activities and to comply with all applicable policies and procedures in the course of their relationship with the Company.

Employees and directors are expected to read the policies set forth in this Code and ensure that they understand and comply with them. All employees and directors are required to abide by the Code. Employees who violate this Code will be subject to disciplinary action. The Code should also be provided to and followed by the Company’s agents and representatives, including consultants. This Code does not cover every issue that may arise, nor do the Company’s numerous policies and procedures. However, this Code does provide general guidelines, together with the Company’s policies and procedures, for exercising good judgment and acting with honesty and integrity. Any questions about the Code or the appropriate course of conduct in a particular situation should be directed to the Company’s Chief Financial Officer. Any violations of laws, rules, regulations or this Code should be reported immediately. Throughout this Code, we refer to employees, but this Code pertains to directors nonetheless. The Company will not allow retaliation against an employee or director for such a report made in good faith.

2.                                      STANDARDS OF CONDUCT

The Company expects all employees and directors to act with the highest standards of integrity and ethical conduct. The Company considers ethical conduct to be conduct that is free from fraud or deception and is characterized by honesty. The Company considers ethical conduct to be conduct conforming to accepted professional standards of conduct. Ethical conduct includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, as discussed below.

3.                                      COMPLIANCE STANDARDS AND PROCEDURES

No code of conduct can replace the thoughtful behavior of an ethical employee or director or provide definitive answers to all questions. Since the Company cannot anticipate every potential situation, certain policies and procedures have been put in place to help employees and directors approach questions or problems as they arise.

A.                                    Seeking Guidance

All employees are encouraged to seek guidance from supervisors, managers or other appropriate personnel when in doubt about the best course of action to take in a particular

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situation. In most instances, questions regarding the Code should be brought to the attention of the legal department or human resources department.

B.                                    Reporting Violations

If an employee knows of or suspects a violation of the Code, or of applicable laws and regulations, he or she must report it immediately to his or her supervisor, or, if the circumstances warrant escalating the matter, to an officer of the Company, including the Company’s Chief Executive Officer, Chief Financial Officer, or Chief Operating Officer, as appropriate. If the situation warrants or requires it, the reporting person’s identity will be kept anonymous to the extent legally permitted and practical. The Company also maintains a hotline reporting system administered by a third party, whereby violations, or suspected violation, can be reported by a toll free number or through the third-party website, and can be reported anonymously, if so desired. The website and toll-free numbers are posted throughout the Company.

Anyone that believes that questionable accounting or auditing conduct or practices have occurred or are occurring should refer to the Company’s policy regarding complaint procedures for accounting and auditing matters.

C.                                    No Retaliation

Any employee who observes possible unethical or illegal conduct is encouraged to report his or her concerns. Reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

Any employees involved in retaliation will be subject to serious disciplinary action by the Company. Furthermore, the Company could be subject to criminal or civil actions for acts of retaliation against employees who “blow the whistle” on U.S. federal securities law violations and other federal offenses.

D.                                    Designated Ethics Officer

The Company’s Chief Financial Officer has been designated as the Company’s Ethics Officer with responsibility for overseeing and monitoring compliance with the Code. The Ethics Officer reports directly to the Chief Executive Officer with respect to these matters and also will make periodic reports to the Company’s Audit Committee or Corporate Governance Committee regarding the implementation and effectiveness of this Code as well as the policies and procedures put in place to ensure compliance with the Code.

E.                                    Investigations

Reported violations will be promptly investigated. The Board of Directors or its designated committee will be responsible for investigating violations and determining appropriate disciplinary action for matters involving members of the Board of Directors or executive officers. The Board of Directors or its designated committee may designate others to

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conduct or manage investigations on its behalf and recommend disciplinary action. Subject to the general authority of the Board of Directors to administer this Code, the Chief Financial Officer will be responsible for investigating violations and determining appropriate disciplinary action for other employees, agents and contractors. The Chief Financial Officer may designate others to conduct or manage investigations on their behalf and recommend disciplinary action. The Board of Directors reserves the right to investigate violations and determine appropriate disciplinary action on its own or to designate others to do so in place of, or in addition to, the Chief Financial Officer. It is imperative that the person reporting the violation not conduct an investigation on his or her own. However, employees and directors are expected to cooperate fully with any investigation made by the Company into reported violations.

F.                                     Discipline/Penalties

Employees who violate the laws or regulations governing the Company’s business, this Code, or any other Company policy, procedure or requirement may be subject to disciplinary action, up to and including termination. Employees who have knowledge of a violation and fail to move promptly to report or correct it, or who direct or approve violations, may also be subject to disciplinary action, up to and including termination.

Furthermore, violations of some provisions of this Code are illegal and may subject the employee or director to civil and criminal liability.

G.                                   Policies and Procedures

Throughout this Code, we refer to various policies of the Company. These policies provide additional guidelines for comply with laws or other requirements for specific situations or for specific areas of conduct. These policies may be posted on the Company’s website or made available by a Company intranet site. In addition, copies of these policies can be obtained through the Human Resources or Law Department.

4.                                      GENERAL COMPLIANCE GUIDELINES

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a process to approach a new question or problem. These are the steps to keep in mind:

•                  Make sure you have all the facts possible. To reach the right solutions, we must be as fully informed as possible.

•                  Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, follow up on it.

•                  Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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•                  Discuss the problem with your manager. This is the basic guidance for all situations. In many cases, your manager will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your manager’s responsibility to help solve problems.

•                  Seek help from Company resources. If you do not feel comfortable approaching your manager with your question, discuss it with the Company’s Human Resources department.

•                  You may report ethical violations in confidence and without fear of retaliation. If you find yourself in a situation that requires that your identity be kept confidential, your anonymity will be protected to the extent possible. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•                  Always ask first, act later when confronted with an ethical issue. If you are unsure of what to do in any situation, seek guidance before you act.

•                  If you are a manager or supervisor, you must make yourself open and approachable by those who work for you, and be receptive should any of them discuss with you a potential problem or issue. In those cases, you need to be supportive and responsive, and help ensure that as a Company, we resolve any legal or ethical issues that may confront our employees in a manner that is appropriate and in keeping with the spirit and intent of this Code.

5.                                      COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Employees are expected to comply with all laws, rules and regulations applicable to the Company and its business, as well as applicable Company policies and procedures. Each employee must acquire appropriate knowledge of the legal requirements relating to his or her duties sufficient to enable him or her to recognize potential problems and to know when to seek advice from the Company’s Chief Financial Officer. Violations of laws, rules and regulations may subject the violator to individual criminal or civil liability, as well as to discipline by the Company. These violations may also subject the Company to civil or criminal liability or the loss of business. Any questions as to the applicability of any law, rule or regulation should be directed to the Company’s Chief Financial Officer.

6.                                      INSIDER TRADING

The Company has established an insider trading policy that provides guidelines to ensure that all employees and directors comply with laws prohibiting insider trading. No employee or director in possession of material, non-public information may trade the Company’s securities (or advise others to trade) from the time they obtain such information until after adequate public disclosure of the information has been made. Employees and directors who knowingly trade Company securities while in possession of material, non-public information or who tip information to others will be subject to appropriate disciplinary action up to and including termination. Insider trading is also a crime.

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Employees and directors also may not trade in stocks of other companies about which they learn material, non-public information through the course of their employment or service.

Any questions as to whether information is material or has been adequately disclosed should be directed to the Company’s Chief Financial Officer. Additional information regarding insider trading can be found in the Company’s insider trading policy.

7.                                      CONFLICTS OF INTEREST

A “conflict of interest” occurs when a person’s private interest interferes in any way — or even appears to interfere — with the interests of the Company as a whole.

A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

Conflicts of interest are prohibited as a matter of Company policy. The mere existence of a relationship with outside firms is not automatically prohibited. Nonetheless, conflicts of interest may not always be clear, so if a question arises, higher levels of management or the Company’s Corporate Governance Committee should be consulted. Any employee who becomes aware of a conflict or a potential conflict should bring it to the attention of a supervisor, manager or other appropriate persons within the Company.

In the interest of clarifying the definition of “conflict of interest,” if any member of the Board of Directors of the Company who is also a partner or employee of an entity that is a holder of ordinary shares, or an employee of an entity that manages such an entity (each, a “Fund”), acquires knowledge of a potential transaction (investment transaction or otherwise) or other matter other than in connection with such individual’s service as a member of the Board of Directors (including, if applicable, in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of a Fund) that may be an opportunity of interest for both the Company and such Fund (a “Corporate Opportunity”), then, provided that such director has acted in good faith, such an event shall be deemed not to be a “conflict of interest” under this policy.

In certain exceptional circumstances, a situation involving a conflict of interest may be permitted. See Section 29 regarding waivers of this Code.

8.                                      NO LOANS TO EXECUTIVE OFFICERS OR DIRECTORS

It is the policy of the Company not to extend or maintain credit, to arrange for the extension of credit, or to renew an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company. Any questions about whether a loan has been made to a director or executive officer in violation of this policy should be directed to the Company’s Chief Financial Officer.

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9.                                      OUTSIDE DIRECTORSHIPS AND OTHER OUTSIDE ACTIVITIES

Although an employee’s activities outside the Company, such as working with another company or organization, are not necessarily a conflict of interest, a conflict could arise depending upon the employee’s position with the Company and the Company’s relationship with the other employer, organization or activity. Outside activities may also be a conflict of interest if they cause, or are perceived to cause, an employee to choose between that interest and the interests of the Company.

An employee may not serve as a director, partner, employee of or consultant to, or otherwise work for or receive compensation for personal services from, any affiliate, customer, partner, supplier, distributor, reseller, licensee or competitor of the Company or any other business entity that does or seeks to do business with the Company. In certain exceptional circumstances, an officer may be permitted to serve as a director of such an entity (but in no circumstances will an employee be permitted to serve as a director of a competitor of the Company). See Section 29 regarding waivers of this Code. Serving in such a capacity for a company that is not an affiliate, customer, partner, supplier, distributor, licensee or competitor of the Company may be permitted, but such activities must be approved in advance by the employee’s supervisor and the Company’s Chief Financial Officer.

Employees are encouraged to serve as a director, trustee or officer of a non-profit organization in their individual capacity and on their own time, but they must obtain prior approval from the Company’s Chief Financial Officer to do so as a representative of the Company.

The guidelines in this Section 9 are not applicable to directors that do not also serve in management positions within the Company.

10.                               CORPORATE OPPORTUNITIES

Employees and directors are prohibited from:

•                  Personally taking for themselves opportunities that are discovered through the use of corporate property, information or position;

•                  Using corporate property, information or position for personal gain; and

•                  Competing with the Company.

In the interest of clarifying the definition of “Competing with the Company,” if any member of the Board of Directors of the Company who is also a partner or employee of a Fund, acquires knowledge of a Corporate Opportunity other than in connection with such individual’s service as a member of the Board of Directors (including, if applicable, such board member acquires such knowledge in such individual’s capacity as a partner or employee of the Fund or the manager or general partner of a Fund), then, provided that such director has acted in good faith, such an event shall be deemed not to be “competing with the Company” under this Section 10.

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Employees and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so in a legal and ethical manner arises.

11.                               FAIR DEALING

The Company seeks to excel while operating fairly and honestly, never through unethical or illegal business practices. Each employee and director should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices.

12.                               CUSTOMER RELATIONSHIPS

Employees must act in a manner that creates value for the Company’s customers and helps to build a relationship based upon trust. The Company and its employees have provided products and services for many years and have built up significant goodwill over that time. This goodwill is one of our most important assets, and Company employees must act to preserve and enhance the Company’s reputation.

13.                               SUPPLIER RELATIONSHIPS

The Company’s suppliers make significant contributions to the Company’s success. To create an environment where the Company’s suppliers have an incentive to work with the Company, suppliers must be confident that they will be treated lawfully and in an ethical manner. The Company’s policy is to purchase supplies based on need, quality, service, price and terms and conditions. The Company’s policy is to select significant suppliers or enter into significant supplier agreements though a competitive bid process where possible. In selecting suppliers, the Company does not discriminate on the basis of race, color, religion, sex, national origin, age, sexual preference, marital status, medical condition, veteran status, physical or mental disability, or any other characteristic protected by federal, state or local law. A supplier to the Company is generally free to sell its products or services to any other party, including Company competitors. In some cases where the products or services have been designed, fabricated, or developed to the Company’s specifications, the agreement between the parties may contain restrictions on sales.

14.                               EXPORT CONTROLS

The Company requires compliance with laws and regulations governing export controls in both the United States and in the countries where the Company conducts its business. A number of countries maintain controls on the destinations to which products may be exported. Some of the strictest export controls are maintained by the United States against countries that the U.S. government considers unfriendly or as supporting international terrorism. The U.S. regulations are complex and apply both to exports from the United States and to exports of products from other countries, when those products contain U.S.-origin components or technology. In some circumstances, an oral presentation containing technical data made to foreign nationals in the United States may constitute an export subject to control. Any questions about export control laws and regulations should be directed to the Company’s Chief Financial Officer.

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15.                               GIFTS AND ENTERTAINMENT

Business gifts and entertainment are designed to build goodwill and sound working relationships among business partners. A problem may arise if:

•                  The receipt by one of our employees of a gift or entertainment would compromise, or could reasonably be viewed as compromising, that person’s ability to make objective and fair business decisions on behalf of the Company; or

•                  The offering by one of our employees of a gift or entertainment would appear to be an attempt to obtain business through improper means or to gain any special advantage in our business relationships, or could reasonably be viewed as such an attempt.

Employees must use good judgment and ensure there is no violation of these principles. No gift or entertainment should be given or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe, payoff or kickback, (5) does not violate any laws or regulations and (6) is not one of a series of small gifts or entertainments that can be construed as part of a larger, expensive gift. As representatives of the Company, all employees should avoid even the appearance of impropriety. Any questions about whether any gifts or proposed gifts are appropriate should be directed to the Company’s Chief Financial Officer.

The Company has also adopted a foreign corrupt practices act compliance policy, which prohibits improper payment to influence foreign officials in order for the Company to be awarded or to maintain business. You should review this policy regarding the specific conditions for gifts and entertainment when you are outside the United States.

16.                               GOVERNMENT BUSINESS

Employees should understand that special requirements might apply when contracting with any governmental body (including national, state, provincial, municipal, or other similar governmental divisions on local jurisdictions). Because government officials are obligated to follow specific codes of conduct and laws, special care must be taken in government procurement. Some key requirements for doing business with government are:

•                  Accurately representing which Company products are covered by government contracts;

•                  Not improperly soliciting or obtaining confidential information, such as sealed competitors’ bids, from government officials prior to the award of a contract;

•                  Hiring present and former government personnel may only occur in compliance with applicable laws and regulations (as well as consulting the Company’s Chief Financial Officer and the Human Resources Department).

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When dealing with public officials, employees and directors must avoid any activity that is or appears illegal or unethical. Promising, offering or giving of favors, gratuities or gifts, including meals, entertainment, transportation, and lodging, to government officials in the various branches of U.S. government, as well as state and local governments, is restricted by law. Employees and directors must obtain pre-approval from the Company’s Chief Financial Officer before providing anything of value to a government official or employee. The foregoing does not apply to lawful personal political contributions.

In addition, the U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Illegal payments to government officials of any country are strictly prohibited. Additional information regarding the Foreign Corrupt Practices Act can be found in the Company’s foreign corrupt practices act compliance and anti-bribery policy.

17.                               POLITICAL CONTRIBUTIONS

It is the Company’s policy to comply fully with all local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. The Company’s funds or assets must not be used for, or be contributed to, political campaigns or political practices under any circumstances without the prior written approval of the Company’s Chief Executive Officer and the Chief Financial Officer and, if required, the Company’s Board of Directors. You should also consult the Company’s foreign corrupt practices act compliance and anti-bribery policy.

18.                               PROTECTION AND PROPER USE OF COMPANY ASSETS

Theft, carelessness and waste have a direct impact on the Company’s profitability. Employees and directors should protect the Company’s assets and ensure their efficient use. All Company assets should be used for legitimate business purposes.

Company assets include intellectual property such as patents, trademarks, copyrights, business and marketing plans, engineering and manufacturing ideas, designs, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information is a violation of Company policy.

19.                               USE OF COMPUTERS AND OTHER EQUIPMENT

The Company strives to furnish employees with the equipment necessary to efficiently and effectively perform their jobs. Employees must care for that equipment and use it responsibly and only for Company business purposes. If employees use Company equipment at their home or off site, precautions must be taken to protect such Company equipment from theft or damage. Employees must immediately return all Company equipment when their employment relationship with the Company ends. While computers and other electronic devices are made accessible to employees to assist them to perform their jobs and to promote our interests, all such computers and electronic devices, whether used entirely or partially on the Company’s premises or with the aid of the Company’s equipment or resources, must remain fully accessible to the Company and will remain the sole and exclusive property of the Company.

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Employees should not maintain any expectation of privacy with respect to any electronic communications made using Company equipment. To the extent permitted by applicable law, the Company retains the right to gain access to any such information, at any time, with or without your knowledge, consent or approval.

20.                               USE OF SOFTWARE

All software used by employees to conduct Company business must be appropriately licensed Employees should never make or use illegal or unauthorized copies of any software, whether in the office, at home, or on the road, since doing so may constitute copyright infringement and may expose the employee and the Company to potential civil and criminal liability. The Company’s information technology department may inspect Company computers periodically to verify that only approved and licensed software has been installed. Any non-licensed/supported software will be removed.

21.                               USE OF ELECTRONIC COMMUNICATIONS

Employees must use electronic communication devices in a legal, ethical, and appropriate manner. Electronic communications devices include smart phones, Blackberries, computers, and any similar devices used for communicating, such as by e-mail, connections to the Internet, intranet and extranet and any other public or private networks, voice mail, video conferencing, facsimiles, telephones or future types of electronic communication. Employees may not post or discuss information concerning Company products or business on the Internet without the prior written consent of a Company executive officer, other than through the normal business procedures established by the Company. It is not possible to identify every standard and rule applicable to the use of electronic communications devices. Employees are therefore encouraged to use sound judgment whenever using any feature of the Company’s communications systems.

22.                               CONFIDENTIALITY

Employees and directors should maintain the confidentiality of confidential, proprietary or other sensitive information entrusted to them by the Company or its customers, partners, distributors and suppliers, except when disclosure is specifically authorized by the other party, the Company, or required by law. Employees must also respect and comply with the confidentiality obligations they may have to prior employers or with other business relationships regarding confidential information of prior employers or received through other business relationships.

Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, partners, distributors and suppliers if disclosed. Any questions about whether information is confidential should be directed to the Company’s Chief Financial Officer.

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23.                               RECORDKEEPING

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the transactions and matters to which they relate and must conform both to applicable legal requirements and to the Company’s system of internal controls. All assets of the Company must be carefully and properly accounted for. The making of false or misleading records or documentation is strictly prohibited. Unrecorded funds or assets should not be maintained.

The Company complies with all laws and regulations regarding the preservation of records. Records should be retained or destroyed only in accordance with the Company’s document retention policies. Any questions about these policies should be directed to the Company’s Chief Financial Officer. You should also consult the Company’s policy on anti-bribery and complying with the Foreign Corrupt Practices Act regarding requirements for proper record-keeping when outside the United States.

24.                               RECORDS ON LEGAL HOLD

A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The Company’s Legal Department determines and identifies what types of Company records or documents are required to be placed under a legal hold and will notify employees if a legal hold is placed on records for which they are responsible. Employees must not destroy, alter or modify records or supporting documents that have been placed under a legal hold under any circumstances. A legal hold remains effective until it is officially released in writing by the Company’s Legal Department. If an employee is unsure whether a document has been placed under a legal hold, such employee should preserve and protect that document while the Legal Department is contacted.

25.                               DISCLOSURE

The information in the Company’s public communications, including filings with the Securities and Exchange Commission, must be full, fair, accurate, timely and understandable. All employees are responsible for acting in furtherance of this policy. In particular, each employee is responsible for complying with the Company’s disclosure controls and procedures and internal controls for financial reporting. Any questions concerning the Company’s disclosure controls and procedures and internal controls for financial reporting should be directed to the Company’s Chief Executive Officer or Chief Financial Officer, as appropriate.

Anyone that believes that questionable accounting or auditing conduct or practices have occurred or are occurring should refer to the Company’s complaint procedures for accounting and auditing matters.

26.                               OUTSIDE COMMUNICATIONS

The Company has established specific policies regarding who may communicate information to the public, the press and the financial analyst communities:

•                  The Company’s Chief Executive Officer, Chief Financial Officer, and investor relations personnel are official spokespeople for financial matters.

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•                  The Company’s Chief Executive Officer and corporate communications personnel are official spokespeople for public comment, press, marketing, technical and other such information.

•                  All communications made to public audiences, including formal communications and presentations made to investors, customers, or the press, require prior approval in accordance with the Company’s established policies for such communications, including review by investor relations or coiporate communications personnel, as applicable, with final review by the Company’s Chief Financial Officer, which will ensure that all necessary review is undertaken.

These designees are the only people who may communicate externally on behalf of the Company. Employees and directors should refer all inquiries or calls from the press to the Coiporate Communications, and from stockholders or from financial analysts to the investor relations department, which will see that the inquiry is directed to the appropriate authority within the Company. The Company’s Chief Executive Officer may also designate other employee to communicate on behalf of the Company for specific situations.

Employees and directors may not publish or make public statements outside the scope of employment with or service to the Company that might be perceived or construed as attributable to the Company without pre-approval from the Company’s Chief Executive Officer. Any such statement must include the Company’s standard disclaimer that the publication or statement represents the views of the specific author and not of the Company.

27.                               DISCRIMINATION AND HARASSMENT

The diversity of the Company’s employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

28.                               HEALTH AND SAFETY

The Company strives to provide each employee with a safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use or possession of illegal drugs in the workplace will not be tolerated.

29.                               AMENDMENT, MODIFICATION AND WAIVER

This Code may be amended or modified by the Board of Directors or a committee of the Board of Directors.

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Any waiver of this Code for a director, executive officer and any financial or accounting officer at the level of the principal accounting officer or controller or above, may be made only by the Corporate Governance and Nominating Committee, and must be promptly disclosed to stockholders if and as required by law or the rules of the stock exchange or over the counter trading system on which the Company’s ordinary shares are traded or quoted. Waivers with respect to other employees or applicable contractors may be made only by the Company’s Chief Executive Officer. Any waiver of this Code with respect to a conflict of interest transaction required to be disclosed pursuant to Item 7.B of Securities and Exchange Commission Form 20-F must be approved in advance by the Company’s Corporate Governance and Nominating Committee.

30.                               SUPPLEMENTS TO THIS CODE

The Company has and will in the future adopt various policies and procedures that will supplement this Code. These policies may be set forth in the Employee Handbook, or distributed in other manners. The topics covered by these policies may address the same topics set forth in this Code, such as anti-bribery, insider-trading, health and safety, discrimination and harassment, and confidentiality, to name a few. Employees are required to comply with these policies as well as this Code, which provides an overall guideline to honest and ethical behavior.

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Exhibit 14.2

AMIRA NATURE FOODS LTD

CODE OF ETHICS
FOR EXECUTIVE OFFICERS AND
SENIOR FINANCIAL OFFICERS AND MANAGERS

Amira Nature Foods Ltd (the “Company”) is committed to conducting its business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law.  This Code of Ethics helps ensure compliance with legal requirements and our standards of business conduct.  Principal executive and senior financial officers and mangers of the Company are expected to read and understand this Code of Ethics, uphold these standards in day-to-day activities, and comply with all applicable policies and procedures due to their important and elevated role in corporate governance.  In this capacity, such persons have been empowered to ensure that stockholders’ interests are appropriately protected and preserved.  This Code of Ethics has therefore been adopted by the Board of Directors of the Company with the intent of preventing any intentional or unintentional transgression by establishing standards for conduct, without unduly interfering with the privacy and freedom of the individuals concerned.  Each person to whom this Code of Ethics is applicable shall receive a copy of the same.  Any amendments to this Code of Ethics shall be furnished similarly to each person to whom this Code of Ethics is applicable.

The provisions of this Code of Ethics shall apply to:  (i) the Company’s Chief Executive Officer and Chief Financial Officer (the “Required Officers”), and (ii) other executive officers and senior financial officers and managers who, in the discretion of the Board of Directors, the Chief Executive Officer or the Chief Financial Officer, should be subject to this Code of Ethics, including persons performing similar functions as the Required Officers (with the Required Officers, the “Senior Leaders”).

At the Company’s discretion, each Senior Leader may be required in connection with his/her annual review to certify that he has read and understood this Code of Ethics and will abide by it.  A form of the certification is attached hereto as Exhibit A.  Any waiver, including an implicit waiver, of this Code may be made only by the Board of Directors and will be promptly disclosed to stockholders as required by law or stock exchange regulation.  The provisions of this Code of Ethics shall be effective as of the effective date of the Company’s initial public offering.

The following standards must be followed by each Senior Leader:

1.                                      Acting honestly, ethically and with integrity, avoiding actual or apparent conflict of interests in personal and professional relationships As a Senior Leader, you must engage in and promote honest and ethical conduct and abide by all other Amira Nature Foods Ltd policies and procedures that govern the conduct of Amira Nature Foods Ltd’s business.  Your leadership responsibilities include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

Effective as of August       , 2012

2.                                      Providing full, fair, accurate, timely and understandable information to assist the Company in providing full and understandable disclosure in reports and documents filed with the Securities and Exchange Commission and in other public communications made by the Company, including (a) all known significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (b) any fraud, whether or not material, that involves management or any employee of the Company with a significant role in internal controls.

3.                                      Complying with applicable federal, state, foreign and local laws, rules and regulations along with any other governmental and regulatory requirements.

4.                                      Promptly communicating to the Board of Directors or the Required Officers, as appropriate, any violation of this Code of Ethics.

5.                                      Adhering to this Code of Ethics and understanding that any non-adherence to this Code of Ethics must be publicly disclosed and may result in disciplinary action up to and including dismissal for cause and/or referral to appropriate authorities.

6.                                      Executing the Certification attached to this Code of Ethics as Exhibit A.

7.                                      Avoid any activity or personal interest that creates or appears to create a conflict between your interests and the interests of Amira Nature Foods Ltd.  A conflict of interest occurs when your private interests interfere in any way with the interests of Amira Nature Foods Ltd as a whole.

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EXHIBIT A

Certification Regarding Code of Ethics for
Executive Officers and Senior Financial Officers and Managers
of Amira Nature Foods Ltd

The undersigned hereby certifies that:

•                                          he or she has read, understood, and will abide by the Amira Nature Foods Ltd Code of Ethics for Executive Officers and Senior Financial Officers and Managers (the “Code of Ethics”).

The undersigned acknowledges and understands that:

•                                          a failure to comply with the Code of Ethics may constitute a violation of federal securities laws and regulations and may subject him or her to civil liabilities and criminal penalties; and

•                                          a failure to observe the provisions and spirit of said Code of Ethics shall be a basis for disciplinary action by Amira Nature Foods Ltd against the undersigned up to and including termination of employment and/or referral to the appropriate government or regulatory authorities.

Name

Print Name

Date

Executive Officers and Senior Financial Officers and Managers
Subject to the Code of Ethics

Chairman, President and Chief Executive Officer

Chief Financial Officer

Chief Operating Officer and Secretary

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 15, 2012 with respect to the consolidated financial statements of Amira Pure Foods Private Limited, predecessor to Amira Nature Foods Ltd., contained in the Amendment No. 2 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Amendment No. 2 to the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton India LLP

New Delhi, India

August 22, 2012

Exhibit 99.2

Form of Consent of Daniel Malina

I hereby consent, pursuant to Rule 438 of the Securities Act of 1933, as amended, to being named as a nominee to the board of directors of Amira Nature Foods Ltd (the “Company”) as contemplated in the Company’s Registration Statement on Form F-1, as the same may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: , 2012
Daniel I. Malina